Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232157

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The board of directors of ChoiceOne Financial Services, Inc. ("ChoiceOne") is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to ChoiceOne shareholders to solicit proxies to vote at a special meeting of ChoiceOne's shareholders to be held on September 18, 2019 at 8:00 a.m. local time, at the Sparta Main Office, 109 E. Division St., Sparta, Michigan 49345, and at any adjournments of the special meeting. The board of directors of County Bank Corp. ("County") is furnishing this joint proxy statement and prospectus and the accompanying form of proxy to County shareholders to solicit proxies to vote at a special meeting of County's shareholders to be held on September 18, 2019, at 8:30 a.m. local time, at 1175 South Lapeer Road, Lapeer, Michigan 48446, and at any adjournments of the special meeting.

ChoiceOne and County entered into an Agreement and Plan of Merger, dated as of March 22, 2019. Under the terms of the merger agreement, County will be merged with and into ChoiceOne, with ChoiceOne as the surviving corporation. The boards of directors of each of ChoiceOne and County have adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby. At the special meetings, each of ChoiceOne shareholders and County shareholders will be asked to approve, among other things, a proposal to approve the merger agreement. Each of the boards of directors of ChoiceOne and County recommends that their respective shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" all of the remaining proposals to be voted on at their respective special meeting as set forth in this joint proxy statement and prospectus.

Completion of the merger is subject to regulatory approval, approval of the merger agreement by ChoiceOne and County shareholders and other customary closing conditions. Upon completion of the merger, County shareholders will be entitled to receive 2.0632 shares of ChoiceOne common stock for each share of County common stock that they own. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger, but is subject to adjustment in certain limited circumstances (such as a stock split or other recapitalization event) to provide the County shareholders the same economic effect as prior to such event. ChoiceOne shareholders will continue to own their existing ChoiceOne shares.

Based on the number of shares of County common stock outstanding as of August 2, 2019, the total number of shares of ChoiceOne common stock expected to be issued in connection with the merger is 3,604,171. ChoiceOne common stock and County common stock are currently quoted for trading on the OTC Pink Market under the symbols "COFS" and "CBNC," respectively. On March 22, 2019, the date of the merger agreement, the closing price per share of ChoiceOne common stock was $24.70 and the closing price per share of County common stock was $45.55. On August 2, 2019, the closing price per share of ChoiceOne common stock was $29.02 and the closing price per share of County common stock was $56.50. We urge you to obtain current market quotations for the shares of ChoiceOne common stock and County common stock.

Your vote is important. Please submit your proxy as soon as possible regardless of whether or not you expect to attend the meeting in person.

Please read this joint proxy statement and prospectus carefully because it contains important information about the merger and the merger agreement. Read carefully the risk factors beginning on page 24. You can also obtain additional information about ChoiceOne from documents that ChoiceOne has filed with the Securities and Exchange Commission at www.sec.gov.

The shares of ChoiceOne common stock to be issued in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. ChoiceOne common stock is subject to investment risks, including possible loss of value.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement and prospectus or determined if this joint proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement and prospectus is dated August 7, 2019 and is first being mailed to ChoiceOne shareholders on or about August 8, 2019 and to County shareholders on or about August 8, 2019.

ChoiceOne Financial Services, Inc.
109 East Division

Sparta, Michigan 49345
(616) 887-7366

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 18, 2019

To the Shareholders of ChoiceOne Financial Services, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of ChoiceOne Financial Services, Inc., a Michigan corporation ("ChoiceOne"), which will be held at the Sparta Main Office, 109 E. Division St., Sparta, Michigan 49345 on September 18, 2019 at 8:00 a.m. local time, for the following purposes:

1.	To vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 22, 2019, by and between County Bank Corp. ("County") and ChoiceOne, as it may be amended from time to time (the "merger agreement"), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part, under which County will merge with and into ChoiceOne (the "merger");

2.	To vote on a proposal to approve an amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of common stock from 7,000,000 to 12,000,000, a copy of which amendment is included as Annex B to the joint proxy statement and prospectus of which this notice is a part;

3.	To vote on a proposal to approve an amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, a copy of which amendment is included as Annex C to the joint proxy statement and prospectus of which this notice is a part;

4.	To cast a non-binding, advisory vote to approve the compensation that may be paid or become payable to ChoiceOne's named executive officers that is based on or otherwise related to the merger (the "ChoiceOne merger-related compensation proposal"); and

5.	To vote on a proposal to adjourn the ChoiceOne special meeting, if necessary or appropriate, to solicit additional proxies in favor of proposals 1 through 3 listed above (the "ChoiceOne adjournment proposal").

We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The ChoiceOne board of directors has fixed the close of business on July 25, 2019 as the record date for the ChoiceOne special meeting. Only ChoiceOne shareholders of record at that time are entitled to receive notice of, and to vote at, the ChoiceOne special meeting or any adjournment of the special meeting.

The ChoiceOne board of directors has adopted the merger agreement and authorized and approved the merger and the other transactions contemplated thereby, and recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal and "FOR" the ChoiceOne adjournment proposal.

Your vote is very important. Whether or not you expect to attend the ChoiceOne special meeting in person, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy, (ii) calling the toll-free number listed on the proxy or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the ChoiceOne special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of ChoiceOne common stock, please contact Thomas L. Lampen at 109 East Division, Sparta, Michigan 49345 or (616) 887-7366.

On behalf of the ChoiceOne Board of Directors, Kelly J. Potes President and Chief Executive Officer

August 7, 2019

Sparta, Michigan

County Bank Corp.

83 West Nepessing Street

Lapeer, Michigan 48446

(810) 664-2977

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 18, 2019

To the Shareholders of County Bank Corp.:

We are pleased to invite you to attend the special meeting of shareholders of County Bank Corp., a Michigan corporation ("County"), which will be held at 1175 South Lapeer Road, Lapeer, Michigan 48446 on September 18, 2019 at 8:30 a.m. local time, for the following purposes:

1.	To vote on a proposal to approve the Agreement and Plan of Merger, dated as of March 22, 2019, by and between ChoiceOne Financial Services, Inc. ("ChoiceOne") and County, as it may be amended from time to time (the "merger agreement"), a copy of which is included as Annex A to the joint proxy statement and prospectus of which this notice is a part, under which County will merge with and into ChoiceOne (the "merger"); and

2.	To vote on a proposal to adjourn the County special meeting, if necessary or appropriate, to solicit additional proxies in favor of proposal 1 listed above (the "County adjournment proposal").

We will also transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The County board of directors has fixed the close of business on July 25, 2019 as the record date for the County special meeting. Only County shareholders of record at that time are entitled to receive notice of, and to vote at, the County special meeting or any adjournment of the special meeting.

The County board of directors has adopted the merger agreement and authorized and approved the merger and the transactions contemplated thereby, and recommends that County shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

Your vote is very important. Whether or not you expect to attend the County special meeting in person, please vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy, (ii) calling the toll-free number listed on the proxy or (iii) submitting your proxy by mail by using the provided self-addressed, stamped envelope.

The enclosed joint proxy statement and prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the County special meeting. We urge you to carefully read the joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement and prospectus, would like additional copies or need help voting your shares of County common stock, please contact Joseph H. Black at (810) 664-2977.

On behalf of the board of directors, Bruce J. Cady Chairman and Chief Executive Officer

August 7, 2019

Lapeer, Michigan

TABLE OF CONTENTS

ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS	1
ADDITIONAL INFORMATION	2
QUESTIONS AND ANSWERS	3
SUMMARY	9
The Companies	9
The Merger	10
Summary Historical Consolidated Financial Data of ChoiceOne	15
Summary Historical Consolidated Financial Data of County	17
Summary Selected Pro Forma Combined Data (Unaudited)	19
Comparative Per Share Data (Unaudited)	20
Comparative Market Prices	21
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
NON-GAAP FINANCIAL MEASURES	23
RISK FACTORS	24
THE CHOICEONE PROPOSALS	29
ChoiceOne Proposal 1 – Approval of the Merger Agreement	29
ChoiceOne Proposal 2 – Approval of the Amendment to ChoiceOne's Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock	29
ChoiceOne Proposal 3 – Approval of the Amendment to ChoiceOne's Articles of Incorporation to Remove Certain Provisions Related to the Number of Directors and Vacancies on the Board of Directors	29
ChoiceOne Proposal 4 – ChoiceOne Merger-Related Compensation Proposal	30
ChoiceOne Proposal 5 – ChoiceOne Adjournment Proposal	31
THE COUNTY PROPOSALS	31
County Proposal 1 – Approval of the Merger Agreement	31
County Proposal 2 – County Adjournment Proposal	31
THE CHOICEONE SPECIAL MEETING	32
Date, Time and Place	32
Purpose of the ChoiceOne Special Meeting	32
Recommendation of the ChoiceOne Board of Directors	32
ChoiceOne Record Date; Shareholders Entitled to Vote	32
Voting by ChoiceOne's Directors and Executive Officers	33
Quorum and Adjournment	33
Required Vote	33
Voting of Proxies by Holders of Record	34
Shares Held in Street Name	34
Attending the Meeting; Voting in Person	35
Revocation of Proxies	35
Solicitation of Proxies	35
THE COUNTY SPECIAL MEETING	36
Date, Time and Place	36
Purpose of the County Special Meeting	36
Recommendations of the County Board of Directors	36
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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	86

ANNEX A –	AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 22, 2019

ANNEX B –	AMENDMENT TO CHOICEONE'S ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

ANNEX C –	AMENDMENT TO CHOICEONE'S ARTICLES OF INCORPORATION TO REMOVE CERTAIN PROVISIONS RELATED TO THE NUMBER OF DIRECTORS AND VACANCIES ON THE BOARD OF DIRECTORS

ANNEX D –	MICHIGAN DISSENTERS' RIGHTS STATUTE

ANNEX E –	OPINION OF PROBANK AUSTIN

ANNEX F –	OPINION OF BOENNING & SCATTERGOOD

ANNEX G -	COUNTY BANK CORP. CONSOLIDATED FINANCIAL STATEMENTS

ANNEX H -	RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

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ABOUT THIS JOINT PROXY STATEMENT AND PROSPECTUS

This joint proxy statement and prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the "SEC") by ChoiceOne, constitutes a prospectus of ChoiceOne under Section 5 of the Securities Act of 1933, as amended (referred to as the "Securities Act"), with respect to the shares of ChoiceOne common stock to be offered to County shareholders in connection with the merger. This joint proxy statement and prospectus also constitutes a proxy statement for ChoiceOne under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of ChoiceOne shareholders and a notice of meeting with respect to the special meeting of County shareholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement and prospectus. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus. You should not assume that the information incorporated by reference into this joint proxy statement and prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement and prospectus to ChoiceOne shareholders or County shareholders nor the issuance by ChoiceOne of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement and prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement and prospectus regarding ChoiceOne has been provided by ChoiceOne and information contained in this joint proxy statement and prospectus regarding County has been provided by County.

All references in this joint proxy statement and prospectus to "ChoiceOne" refer to ChoiceOne Financial Services, Inc. All references in this joint proxy statement and prospectus to "County" refer to County Bank Corp. All references in this joint proxy statement and prospectus to "we," "our" and "us" refer to ChoiceOne and County collectively, unless otherwise indicated or as the context requires.

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ADDITIONAL INFORMATION

This joint proxy statement and prospectus references important business and financial information about ChoiceOne and County from other documents that are not included in or delivered with this joint proxy statement and prospectus. You can obtain any of the documents filed with the SEC by ChoiceOne at no cost from the SEC's website at www.sec.gov. You can also obtain those documents referenced in this joint proxy statement and prospectus free of charge by requesting copies in writing or by telephone from ChoiceOne or County, as applicable, at the respective address or telephone number below:

ChoiceOne Financial Services, Inc. 109 East Division Sparta, Michigan 49345 (616) 887-7366 Attention: Thomas L. Lampen	County Bank Corp. 83 West Nepessing Street Lapeer, Michigan 48446 (810) 664-2977 Attention: Joseph H. Black

Investors may also visit ChoiceOne's or County's website for more information about ChoiceOne or County, respectively. ChoiceOne's website is www.choiceone.com. County's website is www.lakestonebank.com. Information included on these websites is not incorporated by reference into, and does not constitute a part of, this joint proxy statement and prospectus.

If you would like to request any documents, please do so by September 11, 2019 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement and prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page 130.

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QUESTIONS AND ANSWERS

Q:    Why am I receiving this joint proxy statement and prospectus and what will I be asked to vote on?

A:    ChoiceOne and County have agreed to a merger pursuant to the terms of the merger agreement, a copy of which is included in this joint proxy statement and prospectus as Annex A. In order to complete the merger, among other things, ChoiceOne shareholders must approve the merger agreement and an amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, and County shareholders must approve the merger agreement. In addition, while not conditions to the closing of the merger, ChoiceOne shareholders will vote on the proposal to amend the ChoiceOne Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, the ChoiceOne merger-related compensation proposal and the ChoiceOne adjournment proposal and County shareholders will vote on the County adjournment proposal.

ChoiceOne and County will hold separate special meetings of their shareholders to vote on these proposals.

Q:    What will I receive in the merger?

A:    ChoiceOne shareholders: Whether or not the merger is completed, ChoiceOne shareholders will retain the ChoiceOne common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of ChoiceOne common stock in the merger. As part of the merger, the ChoiceOne board of directors expects to declare and pay a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement.

County shareholders: If the merger is completed, County shareholders will be entitled to receive 2.0632 shares of ChoiceOne common stock for each share of County common stock that they hold as of the effective time of the merger, plus cash in lieu of any fractional share of ChoiceOne common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger, but is subject to adjustment in certain limited circumstances (such as a stock split or other recapitalization event) to provide the County shareholders the same economic effect as prior to such event. We urge you to obtain current market quotations for the shares of ChoiceOne common stock and County common stock.

Q:    When and where will the special meetings be held?

A: ChoiceOne shareholders: The special meeting of ChoiceOne shareholders will be held at the Sparta Main Office, 109 E. Division St., Sparta, Michigan 49345, on September 18, 2019, at 8:00 a.m. local time.

County shareholders: The special meeting of County shareholders will be held at 1175 South Lapeer Road, Lapeer, Michigan 48446, on September 18, 2019, at 8:30 a.m. local time.

Q:    Who is entitled to vote at the special meetings?

A: ChoiceOne shareholders: The record date for the ChoiceOne special meeting is July 25, 2019. Only record holders of shares of ChoiceOne common stock at the close of business on such date are entitled to notice of, and to vote at, the ChoiceOne special meeting.

County shareholders: The record date for the County special meeting is July 25, 2019. Only record holders of shares of County common stock at the close of business on such date are entitled to notice of, and to vote at, the County special meeting.

Q:    What constitutes a quorum at the special meetings?

A:    ChoiceOne shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the ChoiceOne special meeting must be present in person or represented by proxy to constitute a quorum. All shares of ChoiceOne common stock represented at the ChoiceOne special meeting, either in person or by proxy,

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including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

County shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the County special meeting must be present in person or represented by proxy to constitute a quorum. All shares of County common stock represented at the County special meeting, either in person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum.

Q:    How many votes do I have?

A:    ChoiceOne shareholders: With respect to each proposal to be presented at the ChoiceOne special meeting, record holders of ChoiceOne common stock are entitled to one vote for each share of ChoiceOne common stock held at the close of business on the ChoiceOne record date.

County shareholders: With respect to each proposal to be presented at the County special meeting, record holders of County common stock are entitled to one vote for each share of County common stock held at the close of business on the County record date.

Q:    What vote is required to approve each proposal?

A:    ChoiceOne shareholders: The proposal to approve the merger agreement and the proposal to amend ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock each require the affirmative vote of a majority of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against the respective proposal.

The proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors requires the affirmative vote of not less than 66 2/3% of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The ChoiceOne merger-related compensation proposal and the ChoiceOne adjournment proposal each require the affirmative vote of a majority of the votes cast on the proposal at the ChoiceOne special meeting (regardless of whether there is a quorum in the case of the ChoiceOne adjournment proposal). Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

County shareholders: The proposal to approve the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of County common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.

The County adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal at the County special meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Q:    How does the ChoiceOne board of directors recommend that ChoiceOne shareholders vote?

A:    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal, and "FOR" the ChoiceOne adjournment proposal.

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Q:    How does the County board of directors recommend that County shareholders vote?

A:    The County board of directors recommends that County shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

Q:    How do I vote if I am a shareholder of record?

A:    ChoiceOne shareholders: If you were a record holder of ChoiceOne common stock at the close of business on the record date for the ChoiceOne special meeting, you may vote in person by attending the ChoiceOne special meeting or you may authorize a proxy to vote by:

  submitting your ChoiceOne proxy by mail by using the provided self-addressed, stamped envelope;
  visiting the internet site listed on the ChoiceOne proxy and following the instructions provided on that site anytime until 11:59 p.m. Eastern Time on September 17, 2019; or
  calling the toll-free number listed on the ChoiceOne proxy and following the instructions provided in the recorded message anytime until 11:59 p.m. Eastern Time on September 17, 2019.

  County shareholders: If you were a record holder of County common stock at the close of business on the record date for the County special meeting, you may vote in person by attending the County special meeting or, you may authorize a proxy to vote by:

    submitting your County proxy by mail by using the provided self-addressed, stamped envelope;
    visiting the internet site listed on the County proxy and following the instructions provided on that site anytime until 11:59 p.m. Eastern Time on September 17, 2019; or
    calling the toll-free number listed on the County proxy and following the instructions provided in the recorded message anytime until 11:59 p.m. Eastern Time on September 17, 2019.

    Q:    My shares are held in "street name" by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

    A:    No. If your shares are held through a stock brokerage account, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." The "record holder" of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement and prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the ChoiceOne special meeting or the County special meeting, as applicable, and a broker non-vote will result.

    Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy directly to ChoiceOne or County or by voting in person at the special meeting unless you first obtain a "legal proxy" from your broker, bank or other nominee.

    Q:    What will happen if I return my proxy without indicating how to vote?

    A:    ChoiceOne shareholders: If you properly complete and sign your proxy but do not indicate how your shares of ChoiceOne common stock should be voted on a proposal, the shares of ChoiceOne common stock represented by your proxy will be voted as the ChoiceOne board of directors recommends and, therefore, "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number

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    of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal, and "FOR" the ChoiceOne adjournment proposal.

    County shareholders: If you properly complete and sign your proxy but do not indicate how your shares of County common stock should be voted on a proposal, the shares of County common stock represented by your proxy will be voted as the County board of directors recommends and, therefore, "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

    Q:    Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

    A:    Yes. If you are the record holder of either ChoiceOne or County common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

      timely delivering a signed written notice of revocation to the Corporate Secretary of ChoiceOne or the Corporate Secretary of County, as applicable;
      timely delivering a new, valid proxy bearing a later date;
      casting a subsequent vote via telephone or the internet; or
      attending the special meeting and voting in person. Simply attending the ChoiceOne special meeting or the County special meeting without voting will not revoke any proxy that you have previously given or change your vote.

    If you hold shares of either ChoiceOne or County in "street name," you must contact your broker, bank or other nominee to change your vote.

    Q:    Do I need to do anything with my shares of common stock other than vote for the proposals at the special meeting?

    A:    ChoiceOne shareholders: If you are a ChoiceOne shareholder, after the merger is completed, you are not required to take any action with respect to your shares of ChoiceOne common stock.

    County shareholders: If you are a County shareholder, after the merger is completed, each share of County common stock that you hold will be converted automatically into the right to receive 2.0632 shares of ChoiceOne common stock, together with cash in lieu of any fractional share. You will receive instructions at that time regarding exchanging your County shares for shares of ChoiceOne common stock. You do not need to take any action at this time. Please do not send your County stock certificates with your proxy.

    Q:    What are the material U.S. federal income tax consequences of the merger to ChoiceOne shareholders and County shareholders?

    A:    ChoiceOne and County intend for the merger to be treated, and the obligation of ChoiceOne and County to consummate the merger is conditioned upon the receipt of an opinion from their respective legal counsel to the effect that the merger will be treated, as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    ChoiceOne shareholders: If you are a ChoiceOne shareholder, you should not recognize gain or loss on the retention of your ChoiceOne common stock pursuant to the merger. If the ChoiceOne board of directors pays a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger, such dividend will be taxable to you to the extent that the dividend is treated as a distribution of ChoiceOne's undistributed current or accumulated earnings and profits (as discussed in greater detail below).

    County shareholders: In general, if you are a County shareholder and the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of your shares of County common stock solely for shares of ChoiceOne

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    common stock pursuant to the merger. However, you generally will recognize gain (or loss) on the receipt of cash in lieu of the receipt of a fractional share of ChoiceOne common stock pursuant to the merger in an amount equal to the difference between the cash received for such fractional share and your tax basis in your shares of County common stock allocable to that fractional share.

    For greater detail, see "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 86.

    The U.S. federal income tax consequences described above may not apply to all holders of County common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

    Q:    What are the material U.S. federal income tax consequences of the special cash dividend to ChoiceOne shareholders?

    A:    The ChoiceOne board of directors expects to declare and pay a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger. It is expected that such distribution, if made, will constitute a dividend for U.S. federal income tax purposes to the extent of a shareholder's allocable share of ChoiceOne's undistributed current or accumulated earnings and profits. Distributions treated as dividends for U.S. federal income tax purposes generally will be taxable as ordinary income to you but may be treated as "qualified dividend income" if certain requirements are met. Qualified dividend income received by individuals and other non-corporate shareholders are currently taxed for federal income tax purposes at a rate not to exceed 20%.

    Distributions received by a ChoiceOne shareholder in excess of such shareholder's allocable portion of undistributed current or accumulated earnings and profits will be treated first a return of capital for U.S. federal income tax purposes to the extent of such shareholder's tax basis in his, her or its shares of ChoiceOne common stock and, as such, will generally not be taxable to that shareholder. Distributions to a ChoiceOne shareholder in excess of his, her or its tax basis in their shares of ChoiceOne common stock and allocable share of ChoiceOne's undistributed current or accumulated earnings and profits will be taxable to such shareholder as capital gain. Any such capital gain will be treated as a long-term capital gain if the ChoiceOne shareholder held his, her or its shares of ChoiceOne common stock for more than one year as of the date that such ChoiceOne shareholder receives the distribution and will generally be subject to a reduced rate of federal income tax.

    See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 86 for a general description of the tax consequences of the pre-closing tax dividend that ChoiceOne may pay. The U.S. federal income tax consequences described above may not apply to all holders of ChoiceOne common stock. Your tax consequences will depend on your individual situation. You should consult your own tax advisor about the particular tax consequences of the merger to you.

    Q:    Are shareholders entitled to dissenters' rights?

    A:    Under Michigan law, holders of County common stock may dissent from the merger and be paid the "fair value" for their shares of County common stock if the merger is approved. To be entitled to this payment, County shareholders must not vote for approval of the merger agreement and must deliver a written notice of dissent to County before the vote of County's shareholders on the merger agreement. County shareholders should read carefully the section of this joint proxy statement and prospectus entitled "Dissenters' Rights."

    Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise.

    Q:    What if I hold shares in both ChoiceOne and County?

    A:    If you are both a ChoiceOne shareholder and a County shareholder, you will receive two separate packages of proxy materials. A vote cast as a ChoiceOne shareholder will not count as a vote cast as a County shareholder, and a vote cast as a County shareholder will not count as a vote cast as a ChoiceOne shareholder. Therefore, please separately submit a proxy for each of your ChoiceOne and County shares.

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    Q:    Who can help answer my questions?

    A:    Shareholders of ChoiceOne or County who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy, or who desire additional copies of this joint proxy statement and prospectus or additional proxies, should contact:

    ChoiceOne Financial Services, Inc.

    109 East Division

    Sparta, Michigan 49345

    (616) 887-7366

    Attention: Thomas L. Lampen

    County Bank Corp.

    83 West Nepessing Street

    Lapeer, Michigan 48446

    (810) 664-2977

    Attention: Joseph H. Black

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    SUMMARY

    The Companies

    ChoiceOne

    ChoiceOne Financial Services, Inc.

    109 East Division

    Sparta, Michigan 49345

    Telephone: (616) 887-7366

    ChoiceOne is a financial holding company incorporated in Michigan in February 1986 and headquartered in Sparta, Michigan. ChoiceOne's business is concentrated in the banking industry segment. ChoiceOne's common stock trades on the OTC Pink Market under the symbol COFS.

    As of March 31, 2019, ChoiceOne had consolidated total assets of $670.4 million, net loans of $397.3 million, total deposits of $564.5 million and total shareholders' equity of $82.7 million. ChoiceOne conducts substantially all of its operations through its subsidiary, ChoiceOne Bank. ChoiceOne Bank's primary market area lies within Kent, Muskegon, Newaygo, and Ottawa counties in Michigan. As of March 31, 2019, ChoiceOne operated fourteen full-service offices to serve these markets.

    More information about ChoiceOne is available by visiting the "Investor Relations" section of its website at www.choiceone.com. Information contained on ChoiceOne's website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For a complete description of ChoiceOne's business, financial condition, results of operations and other important information, please refer to ChoiceOne's filings with the SEC that are incorporated by reference in this document, including its Annual Report on Form 10-K for the year ended December 31, 2018. For instructions on how to find copies of these documents, see "Where You Can Find More Information" beginning on page 130.

    County

    County Bank Corp.

    83 West Nepessing Street

    Lapeer, Michigan 48446

    Telephone: (810) 664-2977

    County is a financial holding company incorporated in Michigan in September 1987 and headquartered in Lapeer, Michigan. County's business is concentrated in the banking industry segment. County's common stock trades on the OTC Pink Market under the symbol CBNC.

    As of March 31, 2019, County had total assets of $636.8 million, total loans of $387.4 million, total deposits of $561.7 million, and total shareholders' equity of $64.1 million. County conducts substantially all of its operations through its wholly-owned subsidiary bank, Lakestone Bank & Trust ("Lakestone Bank"). Lakestone Bank's primary market area lies within Lapeer, Macomb, and St. Clair counties in Michigan. As of March 31, 2019, Lakestone Bank operated 13 full-service offices to serve these markets.

    More information about County is available by visiting County's website at www.lakestonebank.com. Information contained on County's website does not constitute part of, and is not incorporated into, this joint proxy statement and prospectus. For instructions on how to request additional information or documents from County, see "Where You Can Find More Information" beginning on page 130.

9

    The Merger (see page 40)

    Effects of the Merger (see page 40)

    Subject to the terms and conditions of the merger agreement, as of the effective time of the merger, County will be merged with and into ChoiceOne, the separate corporate existence of County shall cease, and ChoiceOne shall be the surviving corporation of the merger.

    Upon completion of the merger, County shareholders will automatically have the right to receive 2.0632 shares (the "exchange ratio") of ChoiceOne common stock for each share of County common stock they hold, plus cash in lieu of any fractional share of ChoiceOne common stock.

    ChoiceOne's Reasons for the Merger and Recommendation of the ChoiceOne Board of Directors (see page 44)

    The board of directors of ChoiceOne supports the merger and believes that it is in the best interests of ChoiceOne and its shareholders. In adopting the merger agreement and recommending approval of the ChoiceOne proposals set forth in this joint proxy statement and prospectus, the ChoiceOne board of directors consulted with members of ChoiceOne management and with ChoiceOne's legal and financial advisors, and also considered a number of factors that the ChoiceOne board of directors viewed as supporting its decisions, including, among other factors, the fact that the merger will allow ChoiceOne to expand its operations into the southeastern region of Michigan and the expectation that the merger will result in approximately 14% earnings per share accretion in the first full year based on fully phased-in cost savings of approximately 10% of the combined expenses of the two companies and a tangible book value earn-back period of approximately 3 years.

    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal, and "FOR" the ChoiceOne adjournment proposal.

    County's Reasons for the Merger and Recommendation of the County Board of Directors (page 47)

    The board of directors of County supports the merger and believes that it is in the best interests of County and its shareholders. The board of directors of County believes that partnering with ChoiceOne will maximize the long-term value of its shareholders' investment in County, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Michigan. The County board of directors considered a number of factors in adopting the merger agreement and recommending its approval by the shareholders of County, including, among other factors, the reputation, competence, business practices, integrity and experience of ChoiceOne and its management.

    The County board of directors recommends that County shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

    Opinion of ChoiceOne's Financial Advisor in Connection with the Merger (see page 50)

    In connection with the adoption of the merger agreement, ChoiceOne's financial advisor, ProBank Austin, delivered a written opinion, dated March 22, 2019, to the ChoiceOne board of directors, based on its analysis and subject to the qualifications described therein, that as of the date of the opinion, the merger consideration to be provided to County is fair, from a financial point of view, to ChoiceOne. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by ProBank Austin in preparing the opinion, is attached as Annex E to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the ChoiceOne board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of ChoiceOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ChoiceOne board of directors in connection with

10

    the merger, and it does not constitute a recommendation to any holder of ChoiceOne common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

    Opinion of County's Financial Advisor in Connection with the Merger (see page 57)

    In connection with the adoption of the merger agreement, County's financial advisor, Boenning & Scattergood, Inc. ("Boenning"), delivered a written opinion, dated March 22, 2019, to the County board of directors, based upon and subject to the analysis and qualifications set forth therein, as of the date of the opinion, the exchange ratio to be received by the holders of County common stock pursuant to the merger is fair, from a financial point of view, to holders of County common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion, is attached as Annex F to this joint proxy statement and prospectus. The opinion was for the information of, and was directed to, the County board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of County to engage in the merger or enter into the merger agreement or constitute a recommendation to the County board of directors in connection with the merger, and it does not constitute a recommendation to any holder of County common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

    Interests of Certain ChoiceOne Directors and Executive Officers in the Merger (see page 62)

    In considering the recommendation of the ChoiceOne board of directors that ChoiceOne shareholders vote to approve the proposals submitted for the ChoiceOne shareholder vote set forth in this joint proxy statement and prospectus, ChoiceOne shareholders should be aware that ChoiceOne's directors and executive officers have interests in the merger that are different from, or in addition to, those of ChoiceOne's shareholders generally. The ChoiceOne board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that it shareholders approve the proposals submitted for the ChoiceOne shareholder vote set forth in this joint proxy statement and prospectus.

    The merger will constitute a "change in control" of ChoiceOne for the purposes of ChoiceOne's stock incentive plan. All unvested stock options and other stock-based awards held by ChoiceOne directors and executive officers will become fully vested as of the effective time of the merger, except for stock-based awards granted in connection with ChoiceOne's 2019 annual compensation cycle.

    The merger agreement provides that, upon completion of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by ChoiceOne. ChoiceOne anticipates that the seven directors designated by ChoiceOne will include members of ChoiceOne's current board of directors, to be determined prior to the effective time of the merger. The merger agreement also provides that, upon completion of the merger, Paul L. Johnson, the Chairman of the ChoiceOne board of directors, will continue to serve as the Chairman of the board of directors of the combined company after the merger and Kelly J. Potes, the President and Chief Executive Officer of ChoiceOne, will continue to serve as the Chief Executive Officer of the combined company after the merger.

    Kelly J. Potes is party to a change in control agreement with ChoiceOne under which Mr. Potes is entitled to certain cash payments upon a change in control and a qualifying termination. In connection with the closing of the merger, it is expected that Kelly J. Potes will enter into an employment agreement with ChoiceOne, which will become effective as of the effective time of the merger and will supersede Mr. Potes' existing change in control agreement with ChoiceOne. It is expected that such employment agreement will contain customary provisions, including those related to salary, severance payments upon the occurrence of certain events, confidentiality and noncompetition and nonsolicitation, and will be substantially similar to the employment agreement entered into between ChoiceOne and Mr. Burke, described below. Mr. Potes is not expected to receive any payments in connection with the merger under his existing change in control agreement or his expected employment agreement.

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    Interests of Certain County Directors and Executive Officers in the Merger (see page 63)

    In considering the recommendation of the County board of directors that County shareholders vote to approve the proposals submitted for the County shareholder vote set forth in this joint proxy statement and prospectus, County shareholders should be aware that County's directors and executive officers have interests in the merger that are different from, or in addition to, those of County's shareholders generally. The County board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that its shareholders approve the proposals submitted for the County shareholder vote set forth in this joint proxy statement and prospectus.

    The merger agreement provides that, upon completion of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by County. County anticipates that the seven directors designated by County will include members of County's current board of directors, to be determined prior to the effective time of the merger. The merger agreement also provides that, upon completion of the merger, Bruce J. Cady, the Chairman and Chief Executive Officer of County will serve as the Vice Chairman of the board of directors of the combined company after the merger and Michael J. Burke, the President and Chief Operating Officer of County, will serve as President of the combined company after the merger.

    County has existing employment agreements with Bruce J. Cady and Michael J. Burke, under which each of Mr. Cady and Mr. Burke is entitled to receive certain payments upon his termination of employment following a change in control. In connection with the merger agreement, Michael J. Burke entered into an employment agreement with ChoiceOne, to become effective as of the effective time of the merger and which will supersede Mr. Burke's existing employment agreement. Also in connection with the merger agreement, Mr. Cady entered into a transition agreement with ChoiceOne, to become effective as of the effective time of the merger and which will supersede Mr. Cady's existing employment agreement.

    Voting by Directors and Executive Officers and Voting Agreements (see page 67)

    At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne directors, executive officers and their affiliates were entitled to vote 256,712 shares of ChoiceOne common stock, or approximately 7.1% of ChoiceOne common stock outstanding on that date. At the close of business on the record date for the County special meeting, County directors, executive officers and their affiliates were entitled to vote 164,922 shares of County common stock, or approximately 9.4% of County common stock outstanding on that date.

    ChoiceOne's and County's directors have entered into voting agreements obligating them to vote their shares in favor of the merger agreement, subject to limited exceptions. At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne directors were entitled to vote 208,352 shares of ChoiceOne common stock, or approximately 5.7% of ChoiceOne common stock outstanding on that date. At the close of business on the record date for the County special meeting, County directors were entitled to vote 164,788 shares of County common stock, or approximately 9.4% of County common stock outstanding on that date.

    Regulatory Approval Required for the Merger (see page 66)

    Approval of the Board of Governors of the Federal Reserve System ("Federal Reserve Board") is required to complete the merger. The application to obtain such approval was filed by ChoiceOne on May 16, 2019, and approval was obtained on July 2, 2019.  If the merger is not completed by October 2, 2019, ChoiceOne and County will be required to seek an extension of the approval.  While ChoiceOne and County are not aware of any reasons why such extension would not be granted, we cannot assure you that any extension of the approval would be obtained or that the granting of any such extension would not involve the imposition of additional conditions on completion of the merger.

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    Conditions to Completion of the Merger (see page 79)

    The obligations of ChoiceOne and County to complete the merger are subject to the satisfaction of outstanding conditions, including:

      the approval of each of the merger agreement and the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of common stock from 7,000,000 to 12,000,000 by holders of a majority of the outstanding shares of ChoiceOne common stock;
      the approval of the merger agreement by holders of a majority of the outstanding shares of County common stock;
      the declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement and prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC for such purpose;
      the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing consummation of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and
      the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have a material adverse effect on the surviving corporation.

    In addition, each of ChoiceOne's and County's obligations to effect the merger is subject to the satisfaction or waiver of additional conditions relating to the accuracy of the other party's representations and warranties, the performance of the other party's covenants, the absence of a material adverse effect on the other party and certain other matters.

    No Solicitation of Alternative Proposals (see page 75)

    If ChoiceOne or County receives an unsolicited acquisition proposal from a third party and the receiving party's board of directors, among other things, determines in good faith (after consultation with its legal and financial advisors) that such unsolicited proposal is or is reasonably likely to result in a superior proposal to the merger, then the receiving party may furnish non-public information to and enter into discussions with that third party regarding the alternative acquisition proposal. Otherwise, the merger agreement generally precludes either ChoiceOne or County from directly soliciting or engaging in discussions or negotiations with a third party with respect to an alternative acquisition proposal.

    Termination of the Merger Agreement (see page 80)

    ChoiceOne and County may mutually agree to terminate the merger agreement at any time, notwithstanding approval of the merger agreement by shareholders. Either company may also terminate the merger agreement if the merger is not consummated by December 31, 2019, subject to certain exceptions. In addition, either ChoiceOne or County may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions and the payment of a termination fee, and in certain other circumstances.

    Termination Fees (see page 82)

    In the event of termination of the merger agreement in connection with a takeover proposal and certain other circumstances, ChoiceOne or County, as the case may be, may be required to pay a termination fee of $3,591,000.

13

    Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend (see page 86)

    ChoiceOne and County expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, then, in general, County shareholders who exchange their County common stock for ChoiceOne common stock will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange. However, County shareholders who receive cash in lieu of any fractional share of ChoiceOne common stock will recognize taxable gain or loss on that exchange in an amount equal to the difference between the cash received for such fractional share and such shareholder's tax basis in its shares of County common stock allocable to that fractional share.

    In addition, as part of the merger, the ChoiceOne board of directors expects to declare and pay a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger. It is expected that such distribution, if made, will constitute a dividend to the extent of a shareholder's allocable share of ChoiceOne's undistributed current or accumulated earnings and profits. Distributions treated as dividends generally will be taxable as ordinary income to you but may qualify to be treated as "qualified dividend income" if certain requirements are met. Qualified dividend income received by individuals and other non-corporate shareholders are currently taxed for federal income tax purposes at a rate not to exceed 20%. Distributions in excess of ChoiceOne's undistributed current or accumulated earnings and profits will represent first a return of capital for U.S. federal income tax purposes to the extent of a ChoiceOne shareholder's tax basis in their shares of ChoiceOne common stock and will generally not be taxable to a ChoiceOne shareholder. Distributions to a ChoiceOne shareholder in excess of their tax basis in their shares of ChoiceOne common stock and in excess of his, her or its allocable share of ChoiceOne's current or accumulated earnings and profits will be taxable to such shareholder as capital gain. Any such capital gain will be treated as a long-term capital gain if the ChoiceOne shareholder held his, her or its shares of ChoiceOne common stock for more than one year as of the date that such ChoiceOne shareholder receives the distribution and will generally be subject to a reduced rate of federal income tax.

    The U.S. federal income tax consequences described above may not apply to all holders of ChoiceOne common stock. Your tax consequences will depend on your individual situation. You are urged to consult your own tax advisor regarding the particular consequences to you of the merger and the special dividend.

    Dissenters' Rights (see page 128)

    Under Michigan law, the holders of County common stock are entitled to dissenters' rights in connection with the merger. Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise.

14

    Summary Historical Consolidated Financial Data of ChoiceOne

    The following tables set forth summary selected historical consolidated financial information of ChoiceOne as of and for the three months ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018 and 2017. The summary selected balance sheet and income statement data as of and for the three months ended March 31, 2019 and 2018 was derived from ChoiceOne's unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, incorporated by reference in this joint proxy statement and prospectus. The summary selected balance sheet data as of December 31, 2018 and 2017 and the summary selected income statement data for the years ended December 31, 2018 and 2017 was derived from ChoiceOne's audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference in this joint proxy statement and prospectus. You should read this information in conjunction with ChoiceOne's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in ChoiceOne's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and Annual Report on Form 10-K for the year ended December 31, 2018.

	As of and for the three months ended March 31,		As of and for the years ended December 31,
($ in thousands, except per share data)	2019	2018	2018	2017
Income Statement Data:
Interest income	$6,477	$5,699	$24,525	$22,041
Interest expense	981	392	2,461	1,478
Net interest income	5,496	5,307	22,064	20,563
Provision for loan losses	-	35	35	485
Net gains (losses) on securities sales	1	9	34	(280)
Gain on sale of investment book of business	-	-	-	908
Other noninterest income	1,757	1,639	6,886	7,183
Noninterest expense	5,334	4,964	20,461	19,334
Income before income tax	1,920	1,956	8,488	8,555
Income tax expense	283	298	1,155	2,387
Net income	$1,637	$1,658	$7,333	$6,168
Cash dividends declared per common share	$0.20	$0.17	$0.71	$0.64

Performance:
Earnings per common share
Basic	$0.45	$0.46	$2.03	$1.70
Diluted	0.45	0.46	2.02	1.70
Book value per common share(1)	22.85	20.93	22.25	21.14
Return on average assets(2)	0.98%	1.06%	1.15%	0.98%
Return on average shareholders' equity(2)	8.03%	8.74%	9.55%	8.22%
Net interest margin(2)	3.61%	3.71%	3.79%	3.57%
Net interest margin (tax-equivalent)(2)(3)	3.68%	3.78%	3.86%	3.67%

Balance Sheet Data:
Total assets	$670,420	$622,742	$670,544	$646,544
Earning assets	613,543	568,770	607,336	602,027
Total loans	431,687	393,317	430,548	407,308
Total deposits	564,451	532,274	577,015	539,853
Short-term borrowings	20,000	12,461	9,800	27,148
Long-term borrowings	225	259	233	268
Shareholders' equity	82,702	75,614	80,477	76,550

Daily Average Balance Sheet Summary
Total assets	$667,686	$628,282	$637,790	$629,748
Earning assets	608,482	572,516	582,459	575,199
Total loans	425,144	394,910	404,494	388,609
Total deposits	565,761	533,376	543,973	525,445
Short-term borrowings	19,084	17,135	15,338	28,207
Long-term borrowings	229	263	250	284
Shareholders' equity	81,498	75,863	76,801	75,026

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	As of and for the three months ended March 31,		As of and for the years ended December 31,
($ in thousands, except per share data)	2019	2018	2018	2017
Asset Quality Ratios
Net loan charge-offs to average loans(2)	-0.05%	-0.10%	-0.02%	0.05%
Allowance for loan losses to total originated loans	1.18%	1.22%	1.14%	1.15%
Allowance for loan losses to total nonperforming loans	126%	115%	123%	108%
Nonperforming loans to total loans	0.87%	1.04%	0.88%	1.04%
Nonperforming assets to total assets	0.58%	0.69%	0.58%	0.67%

Selected Ratios:
Total loans to total deposits	76.48%	73.89%	74.63%	75.45%
Average total loans to average earning assets	69.86%	68.98%	69.45%	67.56%
Noninterest income to net revenue	22.22%	23.59%	23.39%	25.84%
Leverage ratio	10.25%	10.40%	10.50%	9.90%
Tier 1 risk-based capital ratio	13.05%	13.30%	12.90%	12.90%
Total risk-based capital ratio	13.95%	14.30%	13.80%	13.90%
Average equity to average assets	12.21%	12.07%	12.04%	11.91%
Tangible shareholders' equity to tangible assets(4)	10.50%	10.16%	10.16%	9.93%
Dividend payout ratio	44.24%	37.33%	35.07%	37.56%

(1)	Book value per share is calculated as total shareholders' equity at the end of the relevant period divided by the outstanding number of shares of ChoiceOne stock at the end of the relevant period.

(2)	Interim periods have been annualized.

(3)	Net interest margin is shown on a tax-equivalent basis, which is a non-GAAP financial measure. ChoiceOne calculates the GAAP-based net interest margin as interest income divided by average interest-earning assets. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

(4)	ChoiceOne calculates tangible equity as total stockholders' equity less intangible assets, net of accumulated amortization, and ChoiceOne calculates tangible assets as total assets less intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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    Summary Historical Consolidated Financial Data of County

    The following tables set forth summary selected historical consolidated financial information of County as of and for the three months ended March 31, 2019 and 2018 and as of and for the years ended December 31, 2018 and 2017. The summary selected balance sheet data as of December 31, 2018 and 2017 and the summary selected income statement data for the years ended December 31, 2018 and 2017 were derived from County's audited consolidated financial statements for each respective year. The summary selected balance sheet data as of March 31, 2019 and 2018 and the summary selected income statement data as of March 31, 2019 and 2018 were derived from County's unaudited consolidated financial statements for each respective quarter. County's management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated.

    You should read the following together with the section of this document entitled "County's Management's Discussion and Analysis of Financial Condition and Operations," beginning on page 105.

	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31
	2019	2018	2018	2017
	(Dollars in thousands, except per share data)
Selected Period-End Balance Sheet Data:
Total Assets	$636,812	$614,843	$616,564	$602,033
Loans held for investment	387,395	344,706	363,861	344,539
Allowance for loan and lease losses	1,690	1,701	1,697	1,641
Loans, net	385,705	343,004	362,164	342,898
Total deposits	561,700	554,111	542,453	539,513
Borrowings	9,200	1,507	11,000	1,521
Total stockholders' equity	64,057	57,371	60,357	59,257
Selected Period-End Income Statement Data:
Total interest income	$6,135	$5,552	$22,914	$21,034
Total interest expense	697	347	1,969	934
Net interest income	5,438	5,205	20,945	20,100
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	5,438	5,205	20,945	20,100
Total noninterest income	1,341	1,445	5,231	5,553
Total noninterest expense	4,769	4,838	18,040	18,027
Income before income tax expense	2,010	1,812	8,136	7,626
Income tax expense	294	268	1,218	2,281
Net income	1,716	1,544	6,918	5,345
Selected Share and Per Share Data:
Earnings per common share—Basic	$0.98	$0.88	$3.96	$3.06
Earnings per common share—Diluted	0.98	0.88	3.96	3.06
Book value per share(1)	36.67	32.84	34.55	33.92
Tangible book value per share(2)	35.54	31.50	33.36	32.53
Weighted average common shares outstanding — Basic	1,746,884	1,746,884	1,746,884	1,746,884
Weighted average common shares outstanding — Diluted	1,746,884	1,746,884	1,746,884	1,746,884
Shares outstanding at end of period	1,746,884	1,746,884	1,746,884	1,746,884
Selected Performance Ratios:
Return on average assets(3)	1.10%	1.01%	1.13%	0.90%
Return on average stockholders' equity(3)(5)	11.13%	10.55%	11.95%	9.15%
Net interest margin(3)	3.76%	3.68%	3.68%	3.66%
Net interest margin (tax-equivalent)(3)(4)	3.84%	3.77%	3.77%	3.81%
Noninterest expense to average assets(3)	3.07%	3.18%	2.94%	3.05%
Efficiency ratio(6)	70.35%	72.75%	68.92%	70.27%
Adjusted efficiency ratio(7)	70.35%	73.43%	68.20%	70.04%
Average interest-earning assets to average interest-bearing liabilities	131.85%	132.07%	132.49%	133.41%
Loans to deposits	68.97%	62.21%	67.08%	63.86%
Yield on interest-earning assets(3)	4.24%	3.93%	4.02%	3.85%
Cost of interest-bearing liabilities(3)	0.64%	0.32%	0.46%	0.24%
Interest rate spread(3)	3.60%	3.61%	3.56%	3.61%

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	As of and for the Three Months Ended March 31		As of and for the Year Ended December 31
	2019	2018	2018	2017
	(Dollars in thousands, except per share data)
Asset and Credit Quality Ratios:
Nonperforming loans to loans held for investment	0.39%	0.18%	0.42%	0.19%
Nonperforming assets to loans plus OREO	0.52%	0.61%	0.56%	0.34%
Nonperforming assets to total assets	0.31%	0.34%	0.32%	0.21%
Net charge-offs (recoveries) to average loans (3)	0.002%	(0.018)%	(0.016)%	0.013%
Allowance for loan losses to nonperforming loans	112.97%	280.69%	110.63%	249.39%
Allowance for loan losses to loans held for investment	0.44%	0.49%	0.47%	0.48%
Capital Ratios:
Average equity to average total assets	9.92%	9.62%	9.44%	9.88%
Tangible equity to tangible assets(5)	9.78%	8.98%	9.48%	9.48%

(1)	Book value per share is calculated as total stockholders' equity at the end of the relevant period divided by the outstanding number of shares of County common stock at the end of the relevant period.

(2)	Tangible book value per share is calculated as total stockholders' equity less intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of County common stock at the end of the relevant period. Tangible book value per share is a non-GAAP financial measure. The most directly comparable GAAP financial measure is book value per share. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

(3)	Interim periods annualized.

(4)	Net interest margin is shown on a fully taxable equivalent basis, which is a non-GAAP financial measure. County calculates the GAAP-based net interest margin as interest income divided by average interest-earning assets. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

(5)	County calculates tangible equity as total stockholders' equity less intangible assets, net of accumulated amortization, and County calculates tangible assets as total assets less intangible assets, net of accumulated amortization. Tangible equity to tangible assets is a non-GAAP financial measure. The most directly comparable GAAP financial measure is total stockholders' equity to total assets. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

(6)	County's efficiency ratio is calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus total noninterest income.

(7)	County's adjusted efficiency ratio is calculated by excluding from noninterest income the net gains and losses on the sales of investment securities and other assets, which can vary widely from period to period. Additionally, taxes and provision for loan losses are not included in this calculation. County’s adjusted efficiency ratio is a non-GAAP financial measure. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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    Summary Selected Pro Forma Combined Data (Unaudited)

    The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of the period presented, in the case of income statement information. Estimated merger and integration costs expected to be incurred in conjunction with this transaction are not included in the pro forma income statement information. The pro forma information reflects the purchase method of accounting.

    The pro forma information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential benefits of the merger, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined organization would have been had the companies been combined as of the date and during the period presented.

(Dollar amounts in thousands, except per share data)	As of and for the three months ended March 31, 2019	As of and for the year ended December 31, 2018
Pro Forma Combined Income Statement Data
Net interest income	$10,815	$42,431
Provision for loan losses	-	35
Noninterest income	3,099	12,151
Operating expenses	10,489	39,999
Income tax expense	471	1,937
Net income	2,954	12,611
Net income per common share
Basic	$0.41	$1.75
Diluted	$0.41	$1.74
Pro Forma Combined Balance Sheet Data(1)
Total assets	$1,335,583	$1,315,373
Total loans	817,392	792,712
Total deposits	1,126,151	1,119,468
Shareholders' equity	173,209	167,214

(1)	The pro forma combined per share data and balance sheet data assumes the issuance as merger consideration of approximately 3,604,171 shares of ChoiceOne common stock. This is based on the fixed exchange ratio of 2.0632 shares of ChoiceOne common stock for each share of County common stock outstanding as of the respective balance sheet date, and a market price per share of ChoiceOne common stock of $25.00 as of December 31, 2018 and $25.98 as of March 31, 2019. The number of shares to be issued is subject to adjustment in certain limited circumstances.

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    Comparative Per Share Data (Unaudited)

    The following table shows information about earnings per share, dividends paid per share, and book value per share, on a historical basis and on a pro forma combined and pro forma equivalent per share basis.

Comparative Per Share Data	ChoiceOne Historical	County Historical	Pro Forma Combined (1)(2)	Equivalent Pro Forma Per Share of County (3)
Three Months ended March 31, 2019:
Basic earnings	$0.45	$0.98	$0.41	$0.85
Diluted earnings	0.45	0.98	0.41	0.85
Cash dividends paid	0.20	0.37	0.20	0.41
Tangible book value	19.06	35.54	17.31	35.71

Year ended December 31, 2018:
Basic earnings	$2.03	$3.96	$1.75	$3.61
Diluted earnings	2.02	3.96	1.74	3.59
Cash dividends paid	0.71	2.00	0.71	1.46
Tangible book value	18.46	33.36	16.44	33.92

    __________________________

(1)	The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of ChoiceOne and County, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of ChoiceOne and County, giving effect to the merger as if it had occurred as of the beginning of the period presented, excluding any merger transaction costs. The pro forma combined tangible book value amount, however, does include the impact of estimated contractually obligated merger costs due upon completion of the merger. The average pro forma shares of ChoiceOne and County reflect historical basic and diluted shares, plus historical basic and diluted average shares of County, as adjusted based on the fixed exchange ratio of 2.0632 shares of ChoiceOne common stock for each share of County common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances.
(2)	Pro forma combined cash dividends paid represents ChoiceOne's historical amounts only.
(3)	The equivalent pro forma per share amounts of County were calculated by multiplying the pro forma combined amounts by the fixed exchange ratio of 2.0632 shares of ChoiceOne common stock for each share of County common stock.

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    Comparative Market Prices

    The following table shows the high, low and closing sale prices of ChoiceOne common stock and County common stock as quoted for trading on the OTC Pink Market, and dividends paid by each of ChoiceOne and County, for each of the quarterly periods presented. The over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	ChoiceOne Common Stock				County Common Stock
	High	Low	Closing	Dividend	High	Low	Closing	Dividend (1)
2019
First Quarter	$ 25.98	$ 24.50	$ 25.98	$ 0.20	$ 48.70	$ 44.50	$ 48.70	$ 0.37
2018
First Quarter	23.14	20.41	23.14	0.17	43.00	40.05	42.70	0.33
Second Quarter	26.50	22.81	26.25	0.18	44.00	41.85	43.65	0.34
Third Quarter	29.99	26.15	27.15	0.18	46.75	43.65	45.50	0.35
Fourth Quarter	27.95	24.75	25.00	0.18	49.00	44.05	47.50	0.98
2017
First Quarter	22.22	20.41	20.88	0.16	43.00	34.75	39.75	0.29
Second Quarter	22.85	20.64	21.57	0.16	41.00	39.01	39.75	0.30
Third Quarter	22.43	20.90	22.38	0.16	42.00	39.25	41.00	0.31
Fourth Quarter	22.95	20.98	22.37	0.16	41.75	39.25	40.05	0.72

    __________________________

(1)	The amount listed for 2018 Fourth Quarter reflects a regular dividend of $0.36 and a special dividend of $0.62, and the amount listed for 2017 Fourth Quarter reflects a regular dividend of $0.32 and a special dividend of $0.40.

    The table below sets forth the closing sale prices of each of ChoiceOne and County common stock on (a) March 22, 2019, the last trading day before the merger agreement was announced, and (b) August 2, 2019, the last practicable trading date before the date of this joint proxy statement and prospectus. The table also sets forth, for each date, the equivalent price per share of County common stock, which was calculated by multiplying the exchange ratio of 2.0632 by the closing price of ChoiceOne common stock on such date.

	ChoiceOne Common Stock	County Common Stock	Equivalent Price per Share of County Common Stock
March 22, 2019	$24.70	$45.55	$50.96
August 2, 2019	$29.02	$56.50	$59.87

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    SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This joint proxy statement and prospectus and the documents incorporated by reference into this joint proxy statement and prospectus contain forward-looking statements regarding ChoiceOne's and County's outlook or expectations with respect to the merger, including the expected costs to be incurred and cost savings to be realized in connection with the merger, the expected impact of the merger on ChoiceOne's future financial performance (including anticipated accretion to earnings per share and tangible book value earn back period), the assumed purchase accounting adjustments, other key transaction assumptions, the timing of the closing of the merger, and consequences of County's integration into ChoiceOne. Words such as "anticipated," "believes," "estimated," "expected," "projected," "assumed," "approximately," "continued," "should," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Pro forma financial information is not a guaranty of future results and is presented for informational purposes only.

    Forward-looking statements are not guarantees of future financial performance and are subject to risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Neither ChoiceOne nor County assumes any duty to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

    Risk factors relating both to the merger and the integration of County into ChoiceOne after closing include, without limitation and in addition to those set forth elsewhere in this joint proxy statement and prospectus:

      the failure of either ChoiceOne or County to obtain shareholder approval, or to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
      the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;
      the ability of ChoiceOne to successfully combine and integrate the businesses of ChoiceOne and County;
      the possibility that the anticipated benefits of the transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where ChoiceOne and County do business, or as a result of other unexpected factors or events;
      the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
      risks related to the integration of any acquired businesses, including exposure to potential asset quality and credit quality risks and unknown or contingent liabilities, the time and costs associated with integrating systems, technology platforms, procedures and personnel, the need for additional capital to finance such transactions and possible failures in realizing the anticipated benefits from acquisitions;
      diversion of management's attention from ongoing business operations and opportunities;
      potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
      the outcome of any legal proceedings that may be instituted against ChoiceOne or County.

    In addition, risk factors include, but are not limited to, the risk factors described in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2018. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a forward-looking statement.

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    NON-GAAP FINANCIAL MEASURES

    In addition to financial measures presented in accordance with generally accepted accounting principles ("GAAP"), this joint proxy statement and prospectus and the documents incorporated by reference herein include certain non-GAAP financial measures. Non-GAAP financial measures include financial measures that exclude or include amounts, or are subject to adjustments that have the effect of excluding or including amounts, that are otherwise included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in a company's statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include other operating and statistical measures, or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

    ChoiceOne and County each believe that the non-GAAP financial measures presented in this joint proxy statement and prospectus and the documents incorporated by reference herein provide additional information that is useful to investors in helping to understand the underlying financial performance of ChoiceOne and County. The non-GAAP financial measures set forth in this joint proxy statement and prospectus and the documents incorporated by reference herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures have inherent limitations, which are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. Moreover, the manner in which ChoiceOne or County calculates the non-GAAP financial measures that it discusses in this joint proxy statement and prospectus and the documents incorporated by reference herein may differ from the manner in which other banking organizations calculate measures with similar names. You should understand how such other banking organizations calculate their financial measures similar to, or with names similar to, the non-GAAP financial measures in this joint proxy statement and prospectus and the documents incorporated by reference herein when comparing such non-GAAP financial measures.

    Where non-GAAP financial measures are used herein, the most directly comparable GAAP financial measure, as well as the reconciliation to the most directly comparable GAAP financial measure, can be found in Annex H to this joint proxy statement and prospectus.

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    RISK FACTORS

    In addition to the other information contained in or incorporated by reference into this joint proxy statement and prospectus, including the risk factors included in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2018 and the matters addressed in this joint proxy statement and prospectus under the heading "Special Note Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote on the merger agreement.

    The value of the merger consideration will fluctuate with the price of ChoiceOne common stock and County shareholders cannot be certain of the market value of the merger consideration they will receive.

    Upon completion of the merger, each share of County common stock will be converted into the right to receive merger consideration consisting of 2.0632 shares of ChoiceOne common stock and cash in lieu of any fractional share pursuant to the terms of the merger agreement. There will be no adjustment made to the merger consideration as a result of fluctuations in the market price of ChoiceOne common stock or County common stock. As a result, it is possible that the value of any ChoiceOne common stock that a County shareholder receives in the merger will be different than the value of such shares on the date that the County board of directors and the ChoiceOne board of directors adopted the merger agreement, on the date of the information concerning stock value presented in this joint proxy statement and prospectus, on the date that you vote to approve the merger agreement, and on the date the merger is completed. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in ChoiceOne's or County's business, operations and prospects, and regulatory considerations. Many of these factors are beyond ChoiceOne's and County's control. Accordingly, at the time of the ChoiceOne or the County special meeting, as applicable, you will not necessarily know or be able to calculate the exact value of the shares of ChoiceOne common stock the County shareholders will receive upon completion of the merger. You should obtain current market quotations for shares of ChoiceOne common stock and for shares of County common stock.

    Anticipation of the special dividend may cause upward pressure on or support of the price of ChoiceOne common stock as investors purchase or hold shares to collect the expected special dividend. The price of ChoiceOne common stock may decline on or after the ex-dividend date or payment date of the dividend.

    As part of the merger, the ChoiceOne board of directors expects to declare and pay a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger, subject to the satisfaction of the closing conditions set forth in the merger agreement. Anticipation of the special dividend may cause upward pressure on or support of the price of ChoiceOne common stock as investors purchase or hold shares to collect the expected special dividend. The price of ChoiceOne common stock may decline on or after the ex-dividend date or payment date of the dividend because the shareholders' equity of ChoiceOne will decrease by the amount of the distribution.

    Regulatory approvals may not be received, may take longer to receive than expected, or may impose conditions that are not presently anticipated.

    Before the merger may be completed, regulatory approvals must be obtained from the Federal Reserve Board. The Federal Reserve Board will consider, among other factors, the competitive impact of the merger, County's and ChoiceOne's financial and managerial resources, the convenience and needs of the communities to be served, capital position, safety and soundness, legal and regulatory compliance matters, and Community Reinvestment Act matters, and may impose conditions, limitations, obligations or restrictions on the conduct of the combined company's business or require changes to the terms of the merger agreement. There can be no assurance as to whether regulatory approvals will be received, the timing of those approvals or whether any conditions, limitations, obligations or restrictions will be imposed and, if imposed, whether such conditions, limitations, obligations or restrictions will have the effect of preventing or materially delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise materially reducing the anticipated benefits of the merger.

    The required regulatory approvals were obtained on July 2, 2019. If the merger is not completed by October 2, 2019, ChoiceOne and County will be required to seek an extension of the approval.  While ChoiceOne

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    and County are not aware of any reasons why such extension would not be granted, we cannot assure you that any extension of the approval would be obtained or that the granting of any such extension would not involve the imposition of additional conditions on completion of the merger.

    Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party's business and operations.

    Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ChoiceOne and County. These uncertainties may impair ChoiceOne's and County's ability to attract, retain and motivate key personnel until the merger is consummated. Retention of certain employees by ChoiceOne and County may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with ChoiceOne, ChoiceOne's business following the merger could be harmed. In addition, uncertainties related to the merger could cause customers and others that deal with ChoiceOne or County to seek to change existing business relationships with ChoiceOne or County, or delay or defer certain business decisions with respect to ChoiceOne or County, which could negatively affect ChoiceOne's or County's respective revenues, earnings and cash flows, as well as the market price of ChoiceOne common stock or County common stock, regardless of whether the merger is completed. Furthermore, the merger agreement restricts each of ChoiceOne and County from taking specified actions without the consent of the other until the merger occurs or the merger agreement is terminated. These restrictions may prevent ChoiceOne and County from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement – Conduct of Business Pending the Completion of the Transaction" for a summary of certain of the contractual restrictions to which ChoiceOne and County are subject.

    Combining the two companies may be more difficult, costly or time-consuming than we expect.

    The difficulties of merging the operations of County with those of ChoiceOne include, among others, integrating personnel with diverse business backgrounds, combining different corporate cultures, retaining key employees, and converting operating systems. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the companies, and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and integration of County into ChoiceOne could have an adverse effect on the business and results of operations of County or ChoiceOne. As with any merger of banking institutions, there also may be business disruptions that cause the banks to lose customers or cause customers to take their deposits out of the banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, including their business models, employees, cultures and operating systems. Inability to integrate our operations successfully and in a timely manner could result in the expected benefits of the merger not being realized.

    ChoiceOne shareholders' and County shareholders' percentage ownership of the combined company will be much smaller than their percentage ownership of ChoiceOne or County individually.

    ChoiceOne shareholders currently have the right to vote in the election of the ChoiceOne board of directors and on other matters affecting ChoiceOne, and County shareholders currently have the right to vote in the election of the County board of directors and on other matters affecting County. When the merger occurs, each County shareholder will become a shareholder of ChoiceOne, and each of the ChoiceOne shareholders and County shareholders will have a percentage ownership of the combined organization that is much smaller than the shareholder's percentage ownership of either ChoiceOne or County individually. Because of this, each of the ChoiceOne shareholders and County shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of ChoiceOne or County individually. Based on the number of shares of ChoiceOne common stock and County common stock outstanding at the close of business on the record date, July 25, 2019, and based on the number of shares of ChoiceOne common stock expected to be issued in the merger, the current shareholders of County as a group will be entitled to receive shares in the merger constituting approximately 49.9% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock units. As a result, current shareholders of ChoiceOne as a group will own approximately 50.1% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock

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    units. Because of this, each of the ChoiceOne shareholders and County shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of ChoiceOne or County individually.

    The market price of ChoiceOne's common stock following the merger may be affected by factors different from those affecting the market prices of County's common stock or ChoiceOne's common stock prior to the merger.

    The businesses of ChoiceOne and County differ, and therefore the results of operations of the combined company and the market price of ChoiceOne's common stock after completion of the merger may be affected by factors different from those affecting the results of operations and market prices of County's common stock or ChoiceOne's common stock prior to the merger.

    The merger agreement limits ChoiceOne's and County's abilities to pursue alternatives to the merger.

    The merger agreement contains provisions that limit the ability of ChoiceOne and County to encourage or consider competing third-party proposals related to an alternative transaction. These provisions, which include a $3,591,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of ChoiceOne or County from considering or proposing that acquisition even, in the case of County, if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire ChoiceOne or County than it might otherwise have proposed to pay.

    The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on ChoiceOne and County.

    The merger agreement is subject to a number of customary closing conditions that must be fulfilled in order to complete the merger. Those conditions include completion of the merger by December 31, 2019 (subject to certain exceptions), receipt of ChoiceOne shareholder approval and County shareholder approval, declaration of effectiveness by the SEC of the registration statement of which this joint proxy statement and prospectus is a part, absence of any order, injunction, decree, or other legal restraint or prohibition preventing consummation of the merger or making the merger illegal, receipt of regulatory approvals, continued accuracy of certain representations and warranties by both parties and performance by both parties of certain covenants and agreements.

    If the merger agreement is terminated, there may be various consequences to ChoiceOne and County including:

      ChoiceOne's business and County's business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger without realizing any of the anticipated benefits of completing the merger; and
      ChoiceOne and County may have incurred substantial expenses in connection with the merger without realizing any of the anticipated benefits of completing the merger.

    If the merger agreement is terminated and the County board of directors seeks another merger or business combination, under certain circumstances County is required to pay ChoiceOne a $3,591,000 termination fee. If the merger agreement is terminated and the ChoiceOne board of directors seeks another merger or business combination, under certain circumstances ChoiceOne is required to pay County a $3,591,000 termination fee. ChoiceOne shareholders and County shareholders cannot be certain that either ChoiceOne or County would be able to find a party willing to enter into a transaction on terms equally favorable to or more favorable than the terms of the merger agreement.

    The unaudited pro forma condensed combined financial information included in this document is preliminary and the actual financial condition and results of operations of ChoiceOne after the merger may differ materially.

    The unaudited pro forma condensed combined financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what ChoiceOne's actual financial condition or results

26

    of operations would have been had the merger been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that ChoiceOne and County believe are reasonable. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the County identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of County as of the date of the completion of the merger. Accordingly, the final accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Information."

    We may fail to realize the cost savings estimated for the merger.

    ChoiceOne expects to achieve cost savings from the merger when the two companies have been fully integrated. The cost savings estimates assume the ability to combine the businesses of ChoiceOne and County in a manner that permits those cost savings to be realized. If the estimates turn out to be incorrect or if ChoiceOne is not able to combine successfully the two companies, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

    The fairness opinion received by the ChoiceOne board of directors from ProBank Austin and the fairness opinion received by the County board of directors from Boenning & Scattergood, Inc. have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinions.

    The fairness opinions of ProBank Austin and Boenning & Scattergood, Inc. were rendered to the parties' respective board of directors on March 22, 2019. Changes in the operations and prospects of ChoiceOne or County, general market and economic conditions and other factors which may be beyond the control of ChoiceOne and County may have altered the value of ChoiceOne or County or the market prices of shares of ChoiceOne common stock or County common stock as of the date of this joint proxy statement and prospectus, or may alter such values and market prices by the time the merger is completed. The opinions from ProBank Austin and Boenning & Scattergood, Inc., each dated March 22, 2019, do not speak as of any date other than the dates of such opinions.

    The merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in a shareholder's recognition of taxable gain or loss in respect of all of his or her County common stock.

    ChoiceOne and County intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Internal Revenue Service ("IRS") will not provide a ruling on the matter. Each of ChoiceOne and County will, as a condition to closing, obtain an opinion from counsel that the merger will constitute a reorganization for U.S. federal income tax purposes. However, these opinions do not bind the IRS or prevent the IRS from adopting a contrary position.

    If the merger fails to qualify as a reorganization, County shareholders generally would recognize gain or loss on each share of County common stock surrendered in an amount equal to the difference between the shareholder's adjusted tax basis in that share and the fair market value of the ChoiceOne common stock received in exchange for that share upon completion of the merger. If the merger qualifies as a reorganization, County shareholders will recognize taxable gain with respect to any amount of cash, including cash in lieu of fractional shares, received upon completion of the merger in exchange for their shares of County common stock.

    Litigation may be filed against ChoiceOne, County, and their respective boards of directors that could prevent or delay the completion of the merger or result in the payment of damages following completion of the merger.

    In connection with the merger, it is possible that shareholders of ChoiceOne or County may file putative shareholder class action lawsuits against ChoiceOne, County, or their respective boards of directors. Among other remedies, the plaintiffs may seek to enjoin the merger. The outcome of any such litigation is uncertain. If any such litigation is not resolved, such lawsuits could prevent or delay completion of the merger and could result in substantial costs to ChoiceOne and County, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely

27

    affect the business, financial condition, results of operations, cash flows and market price of ChoiceOne, County or the combined company.

    Additional Risks Relating to ChoiceOne's business.

    Investing in ChoiceOne's common stock involves risks. You should read and consider risk factors specific to ChoiceOne's business that will also affect the combined company after the merger. These risks are described in the sections entitled "Risk Factors" in ChoiceOne's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other documents incorporated by reference into this joint proxy statement and prospectus. Please see "Where You Can Find More Information" for the location of information incorporated by reference into this joint proxy statement and prospectus.

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    THE CHOICEONE PROPOSALS

    ChoiceOne Proposal 1 – Approval of the Merger Agreement

    At the ChoiceOne special meeting, the ChoiceOne shareholders will be asked to approve the merger agreement. Holders of ChoiceOne common stock should read this joint proxy statement and prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement and prospectus as Annex A.

    After careful consideration, the ChoiceOne board of directors adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of ChoiceOne and its shareholders.

    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement.

    ChoiceOne Proposal 2 – Approval of the Amendment to ChoiceOne's Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

    At the ChoiceOne special meeting, ChoiceOne shareholders will be asked to approve a proposal to amend ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock from 7,000,000 to 12,000,000. A copy of the proposed amendment to ChoiceOne's Articles of Incorporation is attached to this joint proxy statement and prospectus as Annex B. Approval of this proposal is a condition to the closing of the merger.

    As of the close of business on the record date, July 25, 2019, ChoiceOne had no shares of ChoiceOne preferred stock and 3,632,917 shares of ChoiceOne common stock issued and outstanding. As of the close of business on the record date, July 25, 2019, there were approximately 101,730 shares of ChoiceOne common stock reserved for issuance under various equity plans of ChoiceOne. Based on the number of shares of County common stock outstanding as of such date, if the merger is completed, ChoiceOne would be required to issue approximately 3,604,171 additional shares of ChoiceOne common stock to the County shareholders. As there are an insufficient number of authorized and unissued shares of ChoiceOne common stock available to issue such shares to County, authorization of additional shares of ChoiceOne common stock is necessary to complete the merger. Further, the ChoiceOne board of directors believes that it is advisable to have additional authorized shares of common stock available for important corporate purposes, such as to provide the ability to react quickly to strategic opportunities and to attract and retain talented employees through the use of equity incentive compensation. Although there are no present plans or commitments for the issuance of any of the additional shares that would be authorized upon approval of this amendment, other than the issuance of shares in connection with the merger, such additional shares would be available for potential stock offerings, stock splits and dividends, acquisitions, employee benefit plans and other corporate purposes that might be proposed in the future. The additional shares of ChoiceOne common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued.

    After careful consideration, the ChoiceOne board of directors adopted and approved, subject to approval by the ChoiceOne shareholders, an amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock from 7,000,000 to 12,000,000.

    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to amend ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock.

    ChoiceOne Proposal 3 – Approval of the Amendment to ChoiceOne's Articles of Incorporation to Remove Certain Provisions Related to the Number of Directors and Vacancies on the Board of Directors

    The merger agreement provides that upon completion of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by ChoiceOne and seven directors

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    designated by County. The seven directors designated by each of ChoiceOne and County, or their respective replacements, will be nominated by the board of directors for reelection until completion of the third annual shareholder meeting of the combined company. ChoiceOne's Articles of Incorporation currently provide for the board of directors to consist of not less than five directors and not more than fifteen directors. The ChoiceOne board of directors may from time to time determine that it is in the best interest of ChoiceOne and its shareholders to add additional members to its board of directors for reasons that may include, among others, bringing a particular expertise to the board of directors or engaging in certain corporate transactions.

    The merger agreement further provides that, during the period beginning on the effective time of the merger and ending upon completion of the third annual shareholder meeting of the combined company thereafter, any vacancy caused by the death, disability, resignation, or removal of a director designated by ChoiceOne will be filled by the remaining directors designated by ChoiceOne and any vacancy caused by the death, disability, resignation or removal of a director designated by County will be filled by the remaining directors designated by County. The merger agreement requires that ChoiceOne use commercially reasonable efforts (as defined in the merger agreement) to obtain the approval of ChoiceOne shareholders to an amendment of its Articles of Incorporation if necessary to reflect the foregoing. ChoiceOne's Articles of Incorporation currently provide for any vacancy on the board of directors to be filled by a majority vote of the remaining directors.

    ChoiceOne's board of directors believes it is advisable to remove the provisions in ChoiceOne's Articles of Incorporation regarding the number of directors and vacancies of directors. Upon removal of such provisions from ChoiceOne's Articles of Incorporation, the board of directors will cause ChoiceOne's Bylaws to be amended to address vacancies of directors and to set the number of directors at fourteen. Including these provisions in ChoiceOne's Bylaws rather than its Articles of Incorporation will provide ChoiceOne additional flexibility with respect to revising those provisions in the future and will allow ChoiceOne's board of directors to cause such provisions as inserted in ChoiceOne's Bylaws to comply with the merger agreement.

    A copy of the proposed amendment to ChoiceOne's Articles of Incorporation is attached to this joint proxy statement and prospectus as Annex C. Approval of this proposal is not a condition to the closing of the merger.

    The ChoiceOne board of directors adopted and approved, subject to approval by the ChoiceOne shareholders, an amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors.

    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors.

    ChoiceOne Proposal 4 – ChoiceOne Merger-Related Compensation Proposal

    Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that ChoiceOne seek a nonbinding advisory vote from its shareholders to approve the "golden parachute" compensation that its named executive officers will receive in connection with the merger discussed in "The Merger – Interests of Certain ChoiceOne Directors and Executive Officers in the Merger." As required by these provisions, ChoiceOne is asking its shareholders to vote on the adoption of the following resolution:

    "RESOLVED, that the compensation that may be paid or become payable to ChoiceOne's named executive officers in connection with the merger, as disclosed in the table under the heading "Merger-Related Compensation for ChoiceOne's Named Executive Officers" pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

    The vote with respect to this proposal is an advisory vote and will not be binding on ChoiceOne, County, or the combined company. Therefore, regardless of whether ChoiceOne shareholders approve this proposal, if the merger agreement is approved by the shareholders and the merger is completed, the "golden parachute" compensation will be paid to such named executive officers to the extent payable in accordance with the terms of

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    such compensation contracts and arrangements. Approval of this proposal is not a condition to the closing of the merger.

    The ChoiceOne board of directors recommends that the ChoiceOne shareholders vote "FOR" the ChoiceOne merger-related compensation proposal.

    ChoiceOne Proposal 5 – ChoiceOne Adjournment Proposal

    The ChoiceOne special meeting may be adjourned to another time or place if there are insufficient votes represented at the ChoiceOne special meeting to constitute a quorum necessary to conduct business at the ChoiceOne special meeting or if there are insufficient votes necessary to obtain the approval of Proposals 1 through 3, above.

    ChoiceOne requests that its shareholders authorize the holder of any proxy solicited by the ChoiceOne board of directors on a discretionary basis to vote in favor of adjourning the ChoiceOne special meeting to another time or place, if determined necessary or appropriate by ChoiceOne, to solicit additional proxies (including the solicitation of proxies from ChoiceOne shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

    The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" approval of the ChoiceOne adjournment proposal.

    THE COUNTY PROPOSALS

    County Proposal 1 – Approval of the Merger Agreement

    At the County special meeting, the County shareholders will be asked to approve the merger agreement. Holders of County common stock should read this joint proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement and prospectus as Annex A.

    After careful consideration, the County board of directors adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of County and its shareholders.

    The County board of directors recommends that County shareholders vote "FOR" the proposal to approve the merger agreement.

    County Proposal 2 – County Adjournment Proposal

    The County special meeting may be adjourned to another time or place if there are insufficient votes represented at the County special meeting to constitute a quorum necessary to conduct business at the County special meeting or if there are insufficient votes necessary to obtain the approval of Proposal 1, above.

    County requests that its shareholders authorize the holder of any proxy solicited by the County board of directors on a discretionary basis to vote in favor of adjourning the County special meeting to another time or place, if determined necessary or appropriate by County, to solicit additional proxies (including the solicitation of proxies from County shareholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.

    The County board of directors recommends that County shareholders vote "FOR" the proposal to adjourn the County special meeting, if necessary or appropriate to solicit additional proxies.

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    THE CHOICEONE SPECIAL MEETING

    Date, Time and Place

    The special meeting of ChoiceOne shareholders will be held at the Sparta Main Office, 109 E. Division St., Sparta, Michigan 49345, on September 18, 2019, at 8:00 a.m. local time. On or about August 8, ChoiceOne commenced mailing this joint proxy statement and prospectus and the accompanying form of proxy to its shareholders entitled to vote at the ChoiceOne special meeting.

    Purpose of the ChoiceOne Special Meeting

    At the ChoiceOne special meeting, ChoiceOne shareholders will be asked to consider and vote on the following:

      a proposal to approve the merger agreement;
      a proposal to approve an amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock;
      a proposal to approve an amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors;
      the ChoiceOne merger-related compensation proposal; and
      the ChoiceOne adjournment proposal.

    Completion of the merger is conditioned on approval of the merger agreement and approval of the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, among other customary closing conditions. Completion of the merger is not conditioned on the approval of the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, the ChoiceOne merger-related compensation proposal or the ChoiceOne adjournment proposal.

    Recommendation of the ChoiceOne Board of Directors

    At a special meeting held on March 22, 2019, the ChoiceOne board of directors determined that the merger and the other transactions contemplated by the merger agreement, including the proposed amendment to ChoiceOne's Articles of Incorporation to increase the authorized shares of common stock from 7,000,000 to 12,000,000, are in the best interests of ChoiceOne and its shareholders.  The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal, and "FOR" the ChoiceOne adjournment proposal.

    ChoiceOne shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety, for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

    ChoiceOne Record Date; Shareholders Entitled to Vote

    The record date for the ChoiceOne special meeting is July 25, 2019. Only record holders of shares of ChoiceOne common stock at the close of business on such date are entitled to notice of, and to vote at, the ChoiceOne special meeting or any adjournment or postponement of the meeting. At the close of business on the

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    record date, the only outstanding voting securities of ChoiceOne were common stock, and 3,632,917 shares of ChoiceOne common stock were issued and outstanding and entitled to vote at the ChoiceOne special meeting.

    Each share of ChoiceOne common stock outstanding on the record date of the ChoiceOne special meeting is entitled to one vote on each proposal and any other matter coming before the ChoiceOne special meeting.

    Voting by ChoiceOne's Directors and Executive Officers

    At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne's directors and executive officers and their affiliates were entitled to vote 256,712 shares of ChoiceOne common stock or approximately 7.1% of the shares of ChoiceOne common stock outstanding on that date. In connection with the merger agreement, the ChoiceOne directors entered into Voting Agreements with County, in their capacities as shareholders of ChoiceOne, agreeing to vote in favor of the approval of the merger agreement, subject to certain limited exceptions. At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne directors were entitled to vote 208,352 shares of ChoiceOne common stock or approximately 5.7% of the shares of ChoiceOne common stock outstanding on that date.

    Quorum and Adjournment

    No business may be transacted at the ChoiceOne special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the ChoiceOne special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary ChoiceOne shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the affirmative vote of a majority of the votes cast at the special meeting on the ChoiceOne adjournment proposal is obtained.

    No notice of an adjourned meeting need be given if the date, time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

    All shares of ChoiceOne common stock represented at the ChoiceOne special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

    Required Vote

    The required votes to approve the ChoiceOne proposals are as follows:

      The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.
      The approval of the proposed amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock requires the affirmative vote of a majority of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.
      The approval of the proposed amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors requires the affirmative vote of not less than 66 2/3% of the issued and outstanding shares of ChoiceOne common stock entitled to vote at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote against this proposal.
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        The approval of the ChoiceOne merger-related compensation proposal requires the affirmative vote of a majority of the votes cast on this proposal at the ChoiceOne special meeting. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.
        The approval of the ChoiceOne adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal at the ChoiceOne special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

      Voting of Proxies by Holders of Record

      If you were a record holder of ChoiceOne common stock at the close of business on the record date of the ChoiceOne special meeting, a form of proxy is enclosed for your use. ChoiceOne requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying form of ChoiceOne proxy, (ii) calling the toll-free number listed on the accompanying form of ChoiceOne proxy or (iii) submitting the accompanying form of ChoiceOne proxy by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the accompanying form of ChoiceOne proxy. When the accompanying form of ChoiceOne proxy is returned properly executed, the shares of ChoiceOne common stock represented by it will be voted at the ChoiceOne special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy.

      If a proxy is returned without an indication as to how the shares of ChoiceOne common stock represented are to be voted with regard to a particular proposal, the ChoiceOne common stock represented by the proxy will be voted in accordance with the recommendation of the ChoiceOne board of directors and, therefore, "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal, and "FOR" the ChoiceOne adjournment proposal.

      As of the date hereof, the ChoiceOne board of directors has no knowledge of any business that will be presented for consideration at the ChoiceOne special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the accompanying form of ChoiceOne proxy other than the matters set forth in ChoiceOne's Notice of Special Meeting of Shareholders. If any other matter is properly presented at the ChoiceOne special meeting for consideration, the persons named in the accompanying form of ChoiceOne proxy and acting thereunder will vote in accordance with their discretion on such matter.

      Your vote is important. If you were a record holder of ChoiceOne common stock on the record date of the ChoiceOne special meeting, please sign and return the accompanying proxy, or vote via the internet or telephone, regardless of whether or not you plan to attend the ChoiceOne special meeting in person. Proxies submitted through the specified internet website or by telephone must be received by 11:59 p.m. Eastern Time on September 17, 2019.

      Shares Held in Street Name

      If you hold shares of ChoiceOne common stock through a stock brokerage account, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." The "record holder" of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy directly to ChoiceOne or by voting in person at the ChoiceOne special meeting unless you have a "legal proxy," which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of ChoiceOne common stock on behalf of their customers may not give a proxy to ChoiceOne to vote those shares without specific instructions from their customers.

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      If you are a ChoiceOne shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the ChoiceOne proposals.

      Attending the Meeting; Voting in Person

      ChoiceOne shareholders, their duly appointed proxies and invited guests are invited to attend the meeting. Attendees may be required to present government-issued photo identification (such as a driver's license or passport). A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to in this joint proxy statement and prospectus as a "beneficial owner") and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker. A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of ChoiceOne shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the ChoiceOne shareholder, and proof of the signing shareholder's record ownership as of the record date.

      ChoiceOne may deny entry to any person who is not a ChoiceOne shareholder, a duly appointed proxy, or invited guest, or who does not have the required documentation. ChoiceOne may prohibit any person from bringing any cameras, recording equipment or other electronic devices into the meeting room.

      Revocation of Proxies

      A ChoiceOne shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

        delivering written notice of revocation to ChoiceOne's Corporate Secretary, Mary J. Johnson, 109 East Division, Sparta, Michigan 49345;
        delivering a proxy bearing a later date than the proxy that you wish to revoke;
        casting a subsequent vote via telephone or the internet, as described above; or
        attending the meeting and voting in person.

      Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.

      If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

      Solicitation of Proxies

      ChoiceOne is soliciting proxies for the ChoiceOne special meeting from its shareholders. In accordance with the merger agreement, ChoiceOne will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by ChoiceOne's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners.

      To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Georgeson, a proxy solicitation firm, to solicit proxies on ChoiceOne's behalf. We have agreed to pay Georgeson a proxy solicitation fee of $8,500 and to reimburse Georgeson for its reasonable out-of-pocket costs and expenses.

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      THE COUNTY SPECIAL MEETING

      Date, Time and Place

      The special meeting of County shareholders will be held at 1175 South Lapeer Road, Lapeer, Michigan 48446, on September 18, 2019, at 8:30 a.m. local time. On or about August 8, County commenced mailing this joint proxy statement and prospectus and the accompanying form of proxy to its shareholders entitled to vote at the County special meeting.

      Purpose of the County Special Meeting

      At the County special meeting, County shareholders will be asked to consider and vote on the following:

        a proposal to approve the merger agreement; and
        the County adjournment proposal.

      Completion of the merger is conditioned on approval of the merger agreement by the County shareholders, among other customary closing conditions. Completion of the merger is not conditioned on the approval of the County adjournment proposal.

      Recommendation of the County Board of Directors

      The County board of directors has determined that the merger is advisable and in the best interests of County and its shareholders. The County board of directors recommends that County shareholders vote "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

      County shareholders should carefully read this joint proxy statement and prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

      County Record Date; Shareholders Entitled to Vote

      The record date for the County special meeting is July 25, 2019. Only holders of record of shares of County common stock at the close of business on such date are entitled to notice of, and to vote at, the County special meeting and any adjournment or postponement of the meeting. At the close of business on the record date, the only outstanding voting securities of County were common stock, and 1,746,884 shares of County common stock were issued and outstanding and entitled to vote at the County special meeting.

      Each share of County common stock outstanding on the record date for the County special meeting is entitled to one vote on each proposal to be considered at the County special meeting.

      Voting by County's Directors and Executive Officers

      At the close of business on the record date for the County special meeting, County directors and executive officers and their affiliates were entitled to vote 164,922 shares of County common stock or approximately 9.4% of the shares of County common stock outstanding on that date. In connection with the merger agreement, the County directors entered into Voting Agreements with ChoiceOne, in their capacities as shareholders of County, agreeing to vote in favor of the approval of the merger agreement, subject to certain limited exceptions. At the close of business on the record date for the County special meeting, County directors were entitled to vote 164,788 shares of County common stock or approximately 9.4% of the shares of County common stock outstanding on that date.

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      Quorum and Adjournment

      No business may be transacted at the County special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the County special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary County shareholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the affirmative vote of a majority of the votes cast at the special meeting on the County adjournment proposal is obtained.

      No notice of an adjourned meeting needs to be given if the place, date and time of the adjourned meeting are announced at the special meeting unless (i) the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called and notice given or (ii) a new record date is fixed for the adjourned meeting, in which case written notice of the place, date and time of the adjourned meeting shall be given in conformity with the County Bylaws. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

      All shares of County common stock represented at the County special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

      Required Vote

      The required votes to approve the County proposals are as follows:

        The approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of County common stock entitled to vote at the County special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal.
        The approval of the County adjournment proposal requires the affirmative vote of a majority of the votes cast on this proposal at the County special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

      Voting of Proxies by Holders of Record

      If you were a record holder of County common stock at the close of business on the record date of the County special meeting, a proxy is enclosed for your use. County requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying form of County proxy, (ii) calling the toll-free number listed on the accompanying form of County proxy or (iii) submitting the accompanying form of County proxy by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet are set forth on the accompanying form of County proxy. When the accompanying form of County proxy is returned properly executed, the shares of County common stock represented by it will be voted at the County special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy.

      If a proxy is returned without an indication as to how the shares of County common stock represented are to be voted with regard to a particular proposal, the County common stock represented by the proxy will be voted in accordance with the recommendation of the County board of directors and, therefore, "FOR" the proposal to approve the merger agreement and "FOR" the County adjournment proposal.

      As of the date hereof, the County board of directors has no knowledge of any business that will be presented for consideration at the County special meeting and that would be required to be set forth in this joint proxy statement and prospectus or the accompanying form of County proxy other than the matters set forth in County's Notice of Special Meeting of Shareholders. If any other matter is properly presented at the County special

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      meeting for consideration, the persons named in the accompanying form of County proxy and acting thereunder will vote in accordance with their discretion on such matter.

      Your vote is important. If you were a record holder of County common stock on the record date of the County special meeting, please sign and return the accompanying proxy or vote via the internet or telephone, regardless of whether or not you plan to attend the County special meeting in person. Proxies submitted through the specified internet website or by telephone must be received by 11:59 p.m. Eastern Time on September 17, 2019.

      Shares Held in Street Name

      If you hold shares of County common stock through a stock brokerage account, bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." The "record holder" of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy directly to County or by voting in person at the County special meeting unless you have a "legal proxy," which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of County common stock on behalf of their customers may not give a proxy to County to vote those shares without specific instructions from their customers.

      If you are a County shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the County proposals.

      Attending the Meeting; Voting in Person

      Only County shareholders, their duly appointed proxies, and invited guests may attend the meeting. Attendees may be required to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders.

      A County shareholder who holds shares directly registered in such shareholder's name with County's transfer agent, American Stock Transfer & Trust Company, and who wishes to attend the special meeting in person should bring government-issued photo identification.

      A shareholder who holds shares in "street name" through a broker, bank, trustee or other nominee (referred to as a "beneficial owner") and who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker.

      A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of County shares and who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the County shareholder, and proof of the signing shareholder's record ownership as of the record date.

      County may prohibit any person from bringing any cameras, recording equipment or other electronic devices into the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent persons from being admitted to the County special meeting.

      Revocation of Proxies

      A County shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following actions:

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        delivering written notice of revocation to County's Corporate Secretary, Joseph H. Black, 83 West Nepessing Street, Lapeer, Michigan 48446;
        delivering a proxy bearing a later date than the proxy that you wish to revoke;
        casting a subsequent vote via telephone or the internet, as described above; or
        attending the meeting and voting in person.

      Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.

      If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

      Solicitation of Proxies

      County is soliciting proxies for the County special meeting from its shareholders. In accordance with the merger agreement, County will pay its own costs of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement and prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by County's officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of County common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners.

      To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged EQ Proxy Services, a proxy solicitation firm, to solicit proxies on County's behalf. County has agreed to pay EQ Proxy Services a proxy solicitation fee of $5,500 and to reimburse EQ Proxy Services for its reasonable out-of-pocket costs and expenses.

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      THE MERGER

      The following discussion contains certain information about the merger. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement and prospectus as Annex A and incorporated herein by reference. You should read the entire merger agreement carefully, as it is the legal document that governs the merger.

      Effects of the Merger

      As of the effective time of the merger, County will merge with and into ChoiceOne. ChoiceOne will be the surviving entity following the merger.

      In the merger, each outstanding share of County common stock will be converted into the right to receive 2.0632 shares of ChoiceOne common stock, together with cash paid in lieu of any fractional share of ChoiceOne common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger, but is subject to adjustment in certain limited circumstances (such as a stock split or other recapitalization event) to provide the County shareholders the same economic effect as prior to such event. ChoiceOne shareholders will continue to hold their existing ChoiceOne shares after the merger.

      Based on the outstanding shares of common stock of each of ChoiceOne and County as of the record date of the ChoiceOne shareholder meeting and the record date of County shareholder meeting, respectively, it is expected that immediately following the effective time of the merger the former shareholders of County as a group will hold approximately 49.9% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock units. As a result, current shareholders of ChoiceOne as a group will own approximately 50.1% of the outstanding shares of ChoiceOne common stock immediately after the merger, excluding outstanding ChoiceOne stock options and restricted stock units.

      Background of the Merger

      From time to time, the County board of directors has reviewed and discussed County's long term strategies and objectives, considering various alternatives to enhance County's shareholder value, performance and prospects in light of competitive factors, geography, risk appetite and other relevant factors.

      The strategic alternatives considered by County included continued organic growth, selling to a larger company, acquiring a smaller company, or merging with a similarly sized company. County had been presented with opportunities to evaluate each of the latter three scenarios and engaged in preliminary discussions with representative institutions. Boenning assisted County with analyzing and weighing the merits of each alternative.

      County eventually determined that organic growth alone would likely not prove sufficient to meet its long-term objectives, and shifted its focus to potential acquisitions in Michigan. In early summer of 2018, County was approached by, and received a written indication of interest from, a larger Michigan financial institution. The County board of directors considered the proposed transaction but ultimately determined that it was not in the best interests of County and its shareholders because it would have essentially constituted a sale of County, the purchase price being offered for a sale was not sufficient, and concerns regarding the value of the proposed acquirer's currency. Subsequently, County again attempted to find an institution to acquire. However, negotiations with potential targets were not fruitful and, after several months, County determined that a strategic combination or "merger of equals" may be in the best interests of County's shareholders, if such a partner could be found.

      The ChoiceOne board of directors and management team regularly review ChoiceOne's performance, risks, opportunities and strategy and discuss such matters at board meetings. From time to time, ChoiceOne's board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of ChoiceOne's ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, regulatory, competitive and other conditions.

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      Later in the summer of 2018, Boenning, on behalf of County, facilitated a meeting between the County and ChoiceOne teams, and the parties agreed there was a mutual interest in pursuing a potential strategic combination.

      The M&A committee of the board of directors of ChoiceOne met on August 20 and August 24, 2018 to discuss a potential strategic combination with County. Select topics discussed at the meetings included the respective cultures of each institution and how they would integrate, management and the board composition of the combined institution, and the name and location of the combined institution. At the conclusion of the August 24, 2018 meeting, the M&A committee approved entering into a confidentiality agreement with County and authorized a meeting with management of County to further discuss a potential strategic combination.

      On August 27, 2018, the parties entered into a confidentiality agreement to ensure the confidentiality of their discussions and the exchange of confidential information.

      On August 31, 2018 and again on September 5, 2018, management of County met with representatives of Boenning to discuss the potential effects of a strategic combination with ChoiceOne. Also on September 5, 2018, select directors and the management teams from ChoiceOne and County met to discuss a potential strategic business combination. Representatives from Boenning were also present at this meeting. Among other things, the management structure of the combined institution, including the composition of the board of directors and executive management roles, and the name and location of the combined institution were discussed. At the conclusion of the meeting, both parties agreed to continue to pursue the possibility of a strategic combination.

      Throughout September 2018, management of County and representatives of Boenning continued to consider and discuss the various financial effects of a merger with ChoiceOne, including relative to the other strategic alternatives considered by County.

      On September 26, 2018, the ChoiceOne board of directors held a regular meeting. Representatives from ProBank Austin attended the meeting. Management reviewed the discussions and result of the September 5, 2018 meeting with County management. Representatives of ProBank Austin provided an overview of a potential strategic combination with County, including a preliminary financial analysis of a strategic combination, and an overview of the banking industry in general, including the historical and current market for banking industry mergers and acquisitions.

      On October 11, 2018, the County board of directors reviewed a draft letter to be delivered to ChoiceOne and discussed various aspects of the potential transaction, including advantages and disadvantages, as well as transaction costs and merger expenses. Representatives from Boenning presented materials on various financial aspects of the potential transaction and discussed such materials with management of County prior to the meeting.

      On October 17, 2018, the County board of directors met again. As with the previous meeting, representatives from Boenning prepared various materials and discussed such materials with management of County in advance of the meeting. At this meeting, the County board of directors authorized the delivery of the letter to ChoiceOne, which was then delivered the same day. The letter provided, among other things, that County would merge with and into ChoiceOne, with ChoiceOne surviving the merger, that the former shareholders of County would own 49.9% of the combined institution after the merger, that the board of directors of the combined institution would determine which bank would be the surviving bank following a consolidation of ChoiceOne Bank and Lakestone Bank and the name of the consolidated bank, that new or amended employment agreements would be executed with certain key executives of County and ChoiceOne, and that the board of directors of the combined institution would be comprised of an equal number of directors from each of County and ChoiceOne.

      On October 23, 2018, Boenning was formally engaged by County as its financial advisor in connection with the potential transaction.

      On October 23, 2018, the M&A committee of the ChoiceOne board of directors met. A representative from ProBank Austin and a representative from Warner Norcross + Judd LLP ("Warner Norcross"), ChoiceOne's legal counsel, attended the meeting. At the meeting, the M&A committee reviewed and discussed the October 17, 2018 letter from County. The committee determined to recommend to the board of directors that management proceed to prepare a letter for delivery to County outlining the terms upon which ChoiceOne would consider a

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      strategic combination with County and that the board of directors authorize the engagement of ProBank Austin as financial advisor to ChoiceOne.

      On October 24, 2018, the ChoiceOne board of directors held a regular meeting. At the meeting, the board of directors reviewed and discussed the October 17, 2018 letter from County and the potential engagement of ProBank Austin as financial advisor to ChoiceOne, including the recommendations from the M&A committee. At the conclusion of the meeting, the board of directors authorized management to prepare a letter for delivery to County, subject to the approval of the board of directors, outlining the terms upon which ChoiceOne would consider a strategic combination with County and the engagement of ProBank Austin as financial advisor to ChoiceOne. In the days following the meeting, management, with the assistance of ProBank Austin and Warner Norcross, prepared a letter for delivery to County.

      On November 7, 2018, the ChoiceOne board of directors held a special meeting. A representative from ProBank Austin and a representative from Warner Norcross attended the meeting. At the meeting, the representative from Pro Bank Austin provided a financial analysis of a potential strategic combination with County, including pricing and other metrics based on County shareholders owning between approximately 47.5 and 49.9% of the combined institution and a potential special dividend to ChoiceOne shareholders in order to balance the impact of the transaction on pro forma book value and earnings per share. The board of directors reviewed and considered a letter for delivery to County which set forth a proposal for a potential strategic combination with County, including among other things, the following terms: a merger of County with and into ChoiceOne with ChoiceOne surviving the merger; post-transaction County shareholder ownership in the range of approximately 47.5% to 49.9%; a potential special dividend to ChoiceOne shareholders; post-transaction board of directors composed of 15 directors (8 to be designated by ChoiceOne and 7 to be designated by County); post-transaction management of the combined institution; and a termination fee payable by County in certain circumstances. The ChoiceOne board of directors authorized ChoiceOne management to deliver the letter to County, which occurred on November 9, 2018.

      On November 15, 2018, County delivered a response to ChoiceOne's letter that again proposed that County shareholders would own approximately 49.9% of the surviving corporation. The response also provided that the board of directors of the combined institution would be comprised of 14 directors, with 7 to be designated by each party.

      On November 27, 2018, the M&A committee of the ChoiceOne board of directors met to discuss a revised letter for delivery to County responding to the November 15, 2018 communication from County. Among other things, the revised letter proposed post-transaction County shareholder ownership in the range of approximately 47.5% to 49.9%; a potential special dividend to ChoiceOne shareholders; post-transaction board of directors composed of 14 directors (7 to be designated by ChoiceOne and 7 to be designated by County); post-transaction management of the combined institution; and a termination fee payable by County in certain circumstances equal to 4% of the transaction value. The committee determined to recommend to the board of directors that the board authorize management to deliver the revised letter to County.

      On November 28, 2018, the ChoiceOne board of directors held a regular meeting. At the meeting, the board of directors reviewed and considered the revised letter and the recommendation of the M&A committee. The board of directors authorized management to deliver the revised letter to County, which occurred following the meeting. The parties decided that there was sufficient commonality of interest and the range of economic terms were sufficiently close to proceed with mutual due diligence.

      In early December 2018, ChoiceOne and County commenced extensive due diligence on each other, which included, among other things, an evaluation of the other party's operations, material contracts, and loan portfolio and credit quality, and each party held discussions with selected members of the senior management of the other party.

      On January 16, 2019, select directors and the President and CEO of ChoiceOne met with the County board of directors and members of the County management team. At the meeting, the ChoiceOne representatives provided an overview of ChoiceOne and its history. The ChoiceOne representatives also took questions from the County board of directors on a potential strategic combination of the two institutions, including their rationale and reasoning for a strategic combination.

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      On February 11, 2019, the ChoiceOne board of directors held a special meeting. A representative from ProBank Austin and representatives from Warner Norcross attended the meeting. Warner Norcross reviewed a draft definitive merger agreement with the board of directors. At the conclusion of the meeting, the board of directors authorized management to deliver the draft definitive merger agreement to County.

      On February 12, 2019, ChoiceOne provided an initial draft of a definitive merger agreement to County. Among other terms, the initial draft included a proposed exchange ratio of 2.0051 and a $0.50 per share special dividend to ChoiceOne shareholders.

      On February 20, 2019, the County board of directors met to consider the merger. At that meeting, a representative of Hunton Andrews Kurth LLP, legal counsel to County, discussed the terms of the merger agreement and related transaction documents and the yet unresolved issues, including primarily the exchange ratio, the amount of the potential special dividend to ChoiceOne shareholders, the method for determining the board composition of the combined company, the senior executive officers of the combined company, the amount of the termination fee and a discussion of change in control benefits. Also at the meeting, a representative of Boenning explained the financial aspects of the merger and summarized the strategic and financial rationale in favor of the transaction for both parties and responded to questions by the County board of directors.

      Subsequent to the February 20 meeting, County proposed to ChoiceOne an exchange ratio of 2.0632, equating to 49.9% pro forma ownership for County shareholders (excluding outstanding ChoiceOne stock options and restricted stock units), along with a special dividend to ChoiceOne shareholders of $0.30 per share. Over the next several weeks, ChoiceOne and County, together with their legal and financial advisors, discussed and negotiated the various legal and business terms of the merger agreement, its ancillary agreements (including voting agreements) and the contemplated transaction. Various combinations of the exchange ratio and the amount of the special dividend were considered by the parties. In addition to those two issues, which were the two most heavily negotiated items, the negotiations of the merger agreement primarily concentrated on post-closing corporate governance matters, employment agreements with select individuals, the amount of the termination fee payable by County in certain circumstances, the representations and warranties and covenants of the parties and the conditions to closing the transaction. Multiple drafts of the merger agreement were exchanged and several negotiating sessions occurred.

      In early March, ChoiceOne indicated that it could accept the 2.0632 exchange ratio if it were coupled with a special dividend of $0.75 per share. Shortly thereafter, the parties came to a mutual agreement on the 2.0632 exchange ratio and a $0.60 per share special dividend. During the course of the next couple of weeks, the parties and their respective legal counsel continued to negotiate other aspects of the merger agreement, including primarily those referenced in the preceding paragraph.

      On March 22, 2019, the County board of directors met to again review and consider the merger. At that meeting, a representative of Hunton Andrews Kurth LLP summarized the key terms of the definitive merger agreement and related transaction documents. Hunton Andrews Kurth LLP advised of the fiduciary and legal obligations applicable to directors when considering a merger of County with and into ChoiceOne. Also at the meeting, a representative of Boenning summarized the strategic and financial rationale in favor of the transaction for both parties and responded to questions by the County board of directors. At the request of the County board of directors, Boenning then delivered its oral opinion, which was confirmed in writing and dated March 22, 2019, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair, from a financial point of view, to the County shareholders. After further discussion among the directors and County's advisors, and after taking into account, among other things, the factors described in the section of this document entitled "The Merger – County's Reasons for the Merger and Recommendation of the County Board of Directors," beginning on page 47, the County board of directors determined that the merger and the merger agreement were advisable, fair to, and in the best interests of, County and its shareholders, adopted the merger agreement and approved the merger and related transactions and recommended the approval of the merger agreement by County shareholders. Ten of the members of the County board of directors voted in favor of adopting the merger agreement, and four members voted against adopting the merger agreement. One of the directors who voted against adopting the merger agreement did so because he felt that engaging in broader marketing efforts of County might achieve a higher purchase price and therefore deliver higher value to County shareholders. The other three directors who voted against adopting the merger agreement did so due to concerns regarding the impact the

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      merger might have on the local community. Each member of the County board of directors (including those who voted against adopting the merger agreement) signed a voting agreement, in his or her capacity as a shareholder of County, agreeing to vote his or her shares in favor of approving the merger agreement, subject to certain limited exceptions.

      On March 22, 2019, the ChoiceOne board of directors held a special meeting. A representative from ProBank Austin and representatives from Warner Norcross attended the meeting. At this meeting, ChoiceOne management reviewed with the ChoiceOne board of directors the final terms of the transaction. Warner Norcross advised of the fiduciary and legal obligations applicable to directors when considering a merger of County with and into ChoiceOne and reviewed the final terms of the proposed definitive merger agreement, proposed employment agreements with select individuals, proposed voting agreements and a proposed amendment to ChoiceOne's articles of incorporation to increase the amount of authorized shares of common stock. At the request of the ChoiceOne board of directors, ProBank Austin reviewed with the ChoiceOne board of directors presented a financial analysis of the merger and rendered to the ChoiceOne board of directors an oral opinion, confirmed by delivery of a written opinion dated March 22, 2019, to the effect that, as of such date and based upon its analysis and subject to the qualifications set forth in the written opinion, the merger consideration to be paid to County was fair, from a financial point of view, to ChoiceOne. After further discussion and taking into account, among other things, the factors described in the section of this document entitled "The Merger – ChoiceOne's Reasons for the Merger and Recommendation of the ChoiceOne Board of Directors," beginning on page 44, the ChoiceOne board of directors unanimously determined that the merger agreement and the merger were fair to and in the best interests of ChoiceOne and its shareholders and were in compliance with all applicable laws, unanimously adopted the merger agreement and approved the merger and related transactions and unanimously recommended the approval of the merger agreement and the amendment to ChoiceOne's articles of incorporation to increase the authorized shares of common stock by ChoiceOne shareholders. Following the meeting, all of the directors of ChoiceOne signed voting agreements, in his or her capacity as a shareholder of ChoiceOne, agreeing to vote his or her shares in favor of approving the merger agreement, subject to certain limited exceptions.

      The merger agreement was executed and delivered after the close of the U.S. stock market on Friday, March 22, 2019. On the morning of Monday, March 25, 2019, before the open of the U.S. stock market, ChoiceOne and County issued a joint news release publicly announcing the merger agreement.

      ChoiceOne's Reasons for the Merger and Recommendation of the ChoiceOne Board of Directors

      In adopting the merger agreement and recommending approval of the ChoiceOne proposals set forth in this joint proxy statement and prospectus, the ChoiceOne board of directors consulted with members of ChoiceOne's management and with ChoiceOne's legal and financial advisors, and also considered a number of factors that the ChoiceOne board of directors viewed as relevant to its decisions. The principal factors that the ChoiceOne board of directors viewed as relevant to its decisions are:

•	the expectation that the merger will result in approximately 14% earnings per share accretion in the first full year based on fully phased-in cost savings of approximately 10% of the combined expenses of the two companies and a tangible book value earn-back period of approximately 3 years;
•	the fact that the merger will create the 12th largest bank holding company in Michigan based on asset size, with approximately $1.3 billion in total assets and 28 locations in West and Southeast Michigan;
•	the fact that the merger will allow ChoiceOne to enter the Southeast Michigan market;
•	the belief that, in County, ChoiceOne will be partnering with a like-minded organization that shares the same culture, values and commitment to serve its customers and communities;
•	the belief that the combined organization will increase talent and scale resulting in continued growth and opportunities to expand into adjacent growth markets;
•	the belief that the combined organization will have an attractive core deposit base and this low-cost funding will provide support for future growth;
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•	the belief that the merger will allow the combined organization to more effectively and efficiently navigate the challenges and costs associated with becoming a larger financial institution;
•	the fact that the combined organization will have a deep, experienced team based on complementary management strengths of ChoiceOne and County;
•	the expectation that the combined company will have a comprehensive retail branch delivery system in West and Southeast Michigan, which will offer access to new customers and markets;
•	the potential opportunities for greater efficiencies from conducting ChoiceOne's and County's operations as part of a single enterprise;
•	the board of directors' belief that the merger represents a superior opportunity for increasing shareholder value compared to the other strategic alternatives available to ChoiceOne;
•	the expectation that the combined company will have increased resources to invest in future growth opportunities in comparison to ChoiceOne on a stand-alone basis; and
•	the opinion of ProBank Austin, dated March 22, 2019, addressed to ChoiceOne's board of directors, based on its analysis and subject to the qualifications described therein, that as of the date of the opinion, the merger consideration to be provided to County is fair, from a financial point of view, to ChoiceOne, as more fully described below under the caption "The Merger – Opinion of ChoiceOne's Financial Advisor in Connection with the Merger."

      In addition to considering the factors described above, the ChoiceOne board of directors also considered the following factors:

•	its knowledge of ChoiceOne's business, operations, financial condition, earnings and prospects and its knowledge of County's business, operations, financial condition, earnings and prospects, taking into account the results of ChoiceOne's due diligence review of County;

•	the long-term and recent historical trading prices with respect to ChoiceOne common stock and County common stock and the type and amount of the merger consideration;

•	the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of ChoiceOne common stock or County common stock between the date of the merger agreement and the date of the completion of the merger;

•	the terms and conditions of the merger agreement, including the commitments by both ChoiceOne and County to complete the merger and certain reciprocal provisions that may have the effect of discouraging alternative acquisition proposals involving County or ChoiceOne, and the likelihood of completing the merger; and

•	the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with ChoiceOne or County and, that under certain circumstances, ChoiceOne or County, as applicable, may furnish non-public information to and enter into discussions with such third party regarding an alternative transaction and the ChoiceOne or County board, as applicable, may withdraw or modify its recommendations to ChoiceOne or County shareholders regarding the merger and terminate the merger agreement to enter into an alternative transaction under certain circumstances.

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      The ChoiceOne board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of ChoiceOne's business during the period between the execution of the merger agreement and the completion of the merger;

•	the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management's time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;

•	the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company;

•	the challenges inherent in the combination of two businesses of the size and complexity of ChoiceOne and County, including the possible diversion of management attention for an extended period of time;

•	the risk of not being able to realize all of the anticipated cost savings and operational synergies between ChoiceOne and County and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under "Risk Factors," beginning on page 24, and the matters described under "Special Note Regarding Forward-Looking Statements," beginning on page 22.

      This discussion of the information and factors considered by ChoiceOne's board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the ChoiceOne board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the ChoiceOne board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to ChoiceOne shareholders. Rather, the ChoiceOne board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of ChoiceOne's management and outside legal and financial advisors. In addition, individual members of the ChoiceOne board of directors may have assigned different weights to different factors.

      Certain of ChoiceOne's directors and executive officers have interests in the merger that are different from, or in addition to, those of ChoiceOne's shareholders generally, as discussed under the caption "The Merger – Interests of Certain ChoiceOne Directors and Executive Officers in the Merger," below. The ChoiceOne board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to ChoiceOne shareholders.

      The ChoiceOne board of directors adopted the merger agreement, authorized the merger and the other transactions contemplated by the merger agreement, and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of ChoiceOne common stock to County shareholders in connection with the merger, are in the best interests of ChoiceOne and its shareholders. The ChoiceOne board of directors recommends that ChoiceOne shareholders vote "FOR" the proposal to approve the merger agreement, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of ChoiceOne common stock, "FOR" the proposal to approve the amendment to ChoiceOne's Articles of Incorporation to remove certain provisions related to the number of directors and vacancies on the board of directors, "FOR" the ChoiceOne merger-related compensation proposal and "FOR" the ChoiceOne adjournment proposal.

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      Each of the ChoiceOne directors has entered into a voting agreement with County, pursuant to which such director has agreed to vote in favor of the merger agreement at the special meeting in his or her capacity as a shareholder of ChoiceOne. For more information regarding the voting agreements, please see the section entitled "The Merger – Voting Agreements" beginning on page 67.

      County's Reasons for the Merger and Recommendation of the County Board of Directors

      The County board of directors believes that partnering with ChoiceOne will maximize the long-term value of its shareholders' investment in County, and that the merger will provide the combined company with additional resources necessary to compete more effectively in Michigan.

      In reaching a determination to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and recommend approval thereof by County's shareholders, the County board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to County and its shareholders. The County board of directors identified the following factors and benefits of the merger that, among others, the County board of directors believes generally support its determination and recommendation:

•	the County board of directors' understanding of, and presentations of County's management regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory condition, assets, results of operations, business strategy and current and prospective regulatory environment of both County and ChoiceOne;

•	the County board of directors' analysis of other strategic alternatives for County, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the County board of directors' assessment that none of these alternatives was reasonably likely to present superior opportunities for County to create greater value for County's shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•	the financial information and analyses presented by Boenning to the County board of directors, and Boenning's verbal opinion that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to holders of County common stock;

•	the structure of the transaction and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the stock purchase price for County common stock, but also in relation to the historical, present and anticipated future operating results and financial position of County in relation to the historical, present and anticipated future operating results and financial position of ChoiceOne;

•	the fact the merger consideration to be paid in the form of ChoiceOne common stock will provide County's shareholders the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of the combined company's common stock following the transaction;

•	County's closing condition in the merger agreement that Hunton Andrews Kurth LLP (or other independent legal counsel to County) will have rendered its opinion that the merger will qualify as a "reorganization" within Section 368(a) of the Code, and the County board of directors' expectation that County's shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the completion of the merger, except with respect to any cash they receive in lieu of fractional shares of ChoiceOne common stock;

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•	the results of County's due diligence investigation of ChoiceOne, including the County board of directors' opinion of the reputation, competence, business practices, integrity and experience of ChoiceOne and its management;

•	that the merger will result in a combined company with greater financial resources and a higher lending limit than County would have if it were to continue its operations as an independent entity;

•	the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicative positions, while increasing responsiveness to compliance and regulatory requirements;

•	the lack of geographic overlap between County and ChoiceOne, whereby the merger will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of County and ChoiceOne employees after the announcement of the merger, which retention is expected to benefit the combined company;

•	County's size makes County susceptible to another economic downturn and County's management's view that ChoiceOne's greater resources provides the combined company greater resiliency;

•	the expectation that ChoiceOne's breadth and depth of management will offer County greater expertise, an ability to offset staffing deficiencies and succession issues and greater bench strength;

•	County's management's view that the merger will allow for greater opportunities for County's clients, customers and other constituencies within the communities in which County operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by County on an independent basis;

•	the recommendation of County's management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;

•	that upon consummation of the merger, the board of directors of the combined company will contain seven members designated by County;

•	that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•	subject to certain limits set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of County common stock to ChoiceOne common stock; as a result, County's shareholders could benefit from an increase in the trading price of ChoiceOne common stock (or a decrease in the trading price of County common stock) during the pendency of the merger;

•	the ability of the County board of directors to change its recommendation that County's shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of ChoiceOne to match any competing bid and the payment of a termination fee);

•	post-transaction indemnification and tail D&O coverage afforded the former directors, officers, employees and agents of County under the terms of the merger agreement; and

•	that the merger agreement requires ChoiceOne to use commercially reasonable efforts (as defined in the merger agreement) to cause the shares of ChoiceOne common stock that will be issued as merger consideration to County shareholders to be authorized for listing on the Nasdaq Capital Market no later than April 30, 2020, and the greater liquidity that County shareholders would be expected to experience as a result.

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      The County board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:

        the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of County or ChoiceOne;
        the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome conditions that would allow either party to terminate merger agreement or refuse to consummate the merger;
        the diversion of time, attention and effort required from County's management and employees, and County employee attrition, during the period prior to the completion of the merger and the potential effect on County's and ChoiceOne's respective business and relationships with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;
        the risk that certain members of County's management and employees might choose not to remain employed with the combined company;
        the requirement that County conduct itself in the ordinary course of business and the other restrictions on the conduct of County's business prior to completion of the merger, which may delay or prevent County from undertaking business opportunities that may arise pending completion of the merger;
        the potential that certain provisions of the merger agreement prohibiting County from soliciting, and limiting its ability to respond to, proposals for alternative transactions and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;
        the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of County and ChoiceOne;
        the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of County and ChoiceOne;
        the lack of geographic overlap between County and ChoiceOne, which may limit the combined company's ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;
        the merger consideration is a fixed exchange ratio of shares of County common stock to ChoiceOne common stock; as a result, County's shareholders could be adversely affected by a decrease in the trading price of ChoiceOne common stock (or an increase in the trading price of County common stock) during the pendency of the merger; and
        the interests that certain officers and directors of County have in the merger, including but not limited to interests under the change in control payment to Bruce J. Cady and the employment agreement between Michael J. Burke and ChoiceOne (which are further described in the section of this document entitled "The Merger – Interests of Certain County Directors and Executive Officers in the Merger" beginning on page 63).

      The foregoing discussion of information and factors considered by the County board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the County board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the County board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.

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      After careful consideration, at its meeting on March 22, 2019, the County board of directors determined that the merger is in the best interests of County and its shareholders and that the consideration to be received in the merger is fair to County shareholders. Accordingly, the County board of directors adopted the merger agreement and approved the transactions contemplated thereby. The County board of directors recommends that County shareholders vote "FOR" approval of the merger agreement.

      Each of the County directors has entered into a voting agreement with ChoiceOne, pursuant to which such director has agreed to vote in favor of the merger agreement at the special meeting in his or her capacity as a shareholder of County. For more information regarding the voting agreements, please see the section entitled "The Merger – Voting Agreements" beginning on page 67.

      Opinion of ChoiceOne's Financial Advisor in Connection with the Merger

      On October 29, 2018, ChoiceOne retained ProBank Austin and Investment Bank Services, Inc. (the registered broker/dealer subsidiary of ProBank Austin) to serve as exclusive financial advisor in connection with evaluating a potential merger with County. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. ChoiceOne selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing financial institutions in similar transactions and its familiarity with ChoiceOne.

      In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the "ProBank Austin Opinion") to the board of directors of ChoiceOne (the "ChoiceOne Board") in connection with the merger. At the meeting of the ChoiceOne Board on March 22, 2019, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin's written opinion dated March 22, 2019) that, based upon and subject to the analysis and qualifications set forth in such opinion, as of such date, the Merger Consideration set forth in the merger agreement was fair, from a financial point of view, to ChoiceOne. The "Merger Consideration" is defined as the right of each holder of County common stock to receive 2.0632 shares of ChoiceOne common stock for each share of County common stock upon completion of the merger.

      The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

      The ProBank Austin Opinion was for the information of, and was directed to, the ChoiceOne Board (in its capacity as such) in connection with its consideration of the financial terms of the merger as of the date of the opinion. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration paid by ChoiceOne. It did not address the underlying business decision of ChoiceOne to engage in the merger or enter into the merger agreement or constitute a recommendation to the ChoiceOne Board in connection with the merger, and it does not constitute a recommendation to any holder of ChoiceOne common stock or any shareholder of any other entity as to how to vote in connection with the merger proposal or any other matter.

      The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated by the merger agreement or any terms or other aspects of the merger agreement or the merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of ChoiceOne or as to the underlying decision by ChoiceOne to engage in the merger or enter into the merger agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by ChoiceOne officers, directors or employees, or any class of persons, relative to the compensation to be received in the merger by the holders of ChoiceOne common stock or relative to the Merger Consideration.

      The description of the opinion set forth below is qualified in its entirety by reference to the ProBank Austin Opinion. You should consider the following when reading the discussion of ProBank Austin's Opinion in this document:

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•	The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

•	ProBank Austin expressed no opinion as to the price at which ChoiceOne's or County's common stock would actually trade at any given time;

•	The ProBank Austin Opinion does not address the relative merits of the merger and the other business strategies considered by ChoiceOne's Board, nor does it address the ChoiceOne Board's decision to proceed with the merger; and

•	The ProBank Austin Opinion rendered in connection with the merger does not constitute a recommendation to any ChoiceOne shareholder as to how he or she should vote their shares.

      The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of ChoiceOne and County and may not be realized. Any estimates contained in ProBank Austin's analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

      With respect to expected transaction costs, accounting adjustments and cost savings, ChoiceOne's and County's management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of ChoiceOne and County, respectively, and ProBank Austin assumed that such performance would be achieved. ChoiceOne's and County's management represented to ProBank Austin that there has been no material change in ChoiceOne's or County's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to ProBank Austin. ProBank Austin assumed in all respects material to its analysis that ChoiceOne and County will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement, and that the closing conditions in the merger agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to the legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

      ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of ChoiceOne or County, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of ChoiceOne or County, and has assumed that ChoiceOne's and County's allowances are, in the aggregate, adequate to cover inherent credit losses. The ProBank Austin Opinion is based on economic, market and other conditions existing on the date of the opinion. No limitations were imposed by ChoiceOne's Board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

      In rendering its opinion, ProBank Austin made the following assumptions:

•	all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on ChoiceOne, County or the anticipated benefits of the merger; and

•	ChoiceOne and County have provided all of the information that might be material to ProBank Austin in its review.

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      In connection with its opinion, ProBank Austin reviewed:

•	the merger agreement dated as of March 22, 2019;

•	certain publicly available financial statements and other historical financial information of County and ChoiceOne that ProBank Austin deemed relevant;

•	the historical financial performance, current financial position, budgets and projections and general prospects of each of County and ChoiceOne;

•	the pro forma financial impact of the merger to ChoiceOne and County, based on assumptions and projections, including without limitation, the cost savings and related expenses expected to result or be derived from the merger, which were reviewed with management of ChoiceOne and County, as well as representatives of County;

•	publicly reported historical stock price and trading activity for ChoiceOne and County's common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to ChoiceOne and County;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the merger;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as ProBank Austin considered relevant.

      ProBank Austin also discussed with certain members of senior management of ChoiceOne the business, financial condition, results of operations and prospects of ChoiceOne, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with certain members of senior management of County and their financial advisor regarding the business, financial condition, results of operations and prospects of County.

      The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated March 22, 2019. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the merger agreement.

      Summary of Financial Terms of Merger Agreement.

      The financial terms of the merger agreement provide that County shareholders shall be entitled to receive 2.0632 shares of ChoiceOne common stock in exchange for each share of County common stock. As part of completing the transaction, it is expected that ChoiceOne will declare and pay a special dividend of $0.60 per share to ChoiceOne shareholders in advance of closing.

      The implied value of the Merger Consideration was $89.0 million in the aggregate or $50.96 per share, based on 1,746,884 shares of County common stock outstanding, the exchange ratio of 2.0632 and ChoiceOne's closing price of $24.70 on March 21, 2019. The Merger Consideration represents:

•	150 percent of County's December 31, 2018 tangible equity of $59.2 million; and
•	12.3 times County's estimated 2018 net income of $7.2 million (excluding losses on the sale of securities); and
•	Pro forma ownership of 50.1 percent by ChoiceOne shareholders and 49.9 percent by County shareholders based on current shares outstanding, excluding outstanding ChoiceOne stock options and restricted stock units.

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      Contribution Analysis.

      ProBank Austin compared certain stand-alone balance sheet and income statement balances and relative contribution in resulting pro forma combined company for the period ended December 31, 2018.

	ChoiceOne Contribution		County Contribution		Pro Forma
($000)	Value	Percent	Value	Percent	Combined (1)
Total Assets (2)	$670,173	52.1%	$616,564	47.9%	$1,286,737
Tangible Equity	$66,749	53.0%	$59,160	47.0%	$125,909
Adjusted Tangible Equity (3)	$64,562	52.2%	$59,160	47.8%	$123,721
Pre-Tax Pre-Provision Earnings (4)	$8,418	51.1%	$8,051	48.9%	$16,469
Stated Net Income	$7,333	51.5%	$6,918	48.5%	$14,251
Adjusted Net Income (4)	$7,250	51.4%	$6,851	48.6%	$14,101
03/21/2019 Market Capitalization (5)	$87,574	52.4%	$79,501	47.6%	$167,075
Pro Forma Ownership (6)		50.1%		49.9%

(1)	Pro Forma Combined represents the sum of ChoiceOne and County data excluding any purchase accounting marks or merger adjustments.
(2)	ChoiceOne’s total assets shown above and used in this analysis were based on preliminary calculations. ChoiceOne’s actual total assets were $670,420,000, as reported in ChoiceOne’s annual report on Form 10-K for the fiscal year ended December 31, 2018.
(3)	Adjusted for expected special dividend of $0.60 per share ($2.2 million in the aggregate) to ChoiceOne shareholders prior to closing.
(4)	ChoiceOne adjusted for 2.5% pre-tax opportunity cost on special dividend and 21% tax rate. County's adjusted PTPP earnings and net income exclude purchase accounting accretion/expense recorded in 2018.
(5)	Market capitalization based on YTD 2019 average closing price. ChoiceOne's market capitalization was reduced for payment of an expected special dividend to ChoiceOne shareholders prior to closing.
(6)	Based on the Merger Consideration, current shares outstanding, and excluding outstanding ChoiceOne stock options and restricted stock units.

      At December 31, 2018, ChoiceOne's total assets equaled $670 million and County's total assets equaled $617 million, representing 52.1 percent and 47.9 percent, respectively, of the pro forma combined company. ChoiceOne's tangible equity equaled $66.7 million at December 31, 2018. Based on the payment of an expected special dividend of $0.60 per share to ChoiceOne shareholders prior to closing, the resulting adjusted tangible equity equaled $64.6 million, or 52.2 percent of the pro forma combined company, while County's tangible equity equaled $59.2 million, or 47.8 percent of the pro forma combined company. For the full year ended December 31, 2018, ChoiceOne reported net income of $7.3 million, or 51.5 percent of the pro forma combined company, and County reported net income of $6.9 million, or 48.5 percent of the pro forma combined company. Based on the number of current shares outstanding, excluding outstanding ChoiceOne stock options and restricted stock units, and the Merger Consideration, the pro forma resulting ownership split would be 50.1 percent ownership to ChoiceOne shareholders and 49.9 percent to County shareholders.

      ChoiceOne and County Financial Performance and Market Trading Data versus Peer.

      ProBank Austin compared selected results of ChoiceOne and County's operating and stock performance to that of 11 publicly traded banks that are headquartered in Michigan with assets between $300 million and $1.0 billion.

      This peer group consisted of the following companies:

Name	State	Symbol	Name	State	Symbol
Century Financial Corp.	MI	CYFL	HCB Financial Corp.	MI	HCBN
CNB Community Bancorp Inc.	MI	CNBB	Oxford Bank Corporation	MI	OXBC
Commercial National Financial	MI	CEFC	Southern Michigan Bancorp Inc.	MI	SOMC
Eastern Michigan Fncl. Corp	MI	EFIN	Sturgis Bancorp	MI	STBI
Fentura Financial Inc.	MI	FETM	West Shore Bank Corporation	MI	WSSH
FNBH Bancorp Inc.	MI	FNHM

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      ProBank Austin noted the following selected financial measures:

	Peer Financial Performance (1)
	25th Pct	Median	75th Pct	ChoiceOne (1)	County (1)
Total Assets ($mils) (2)	$ 412.4	$ 457.4	$ 662.1	$ 670.2	$ 616.6
Tangible Equity / Tangible Assets	8.52%	9.59%	9.76%	10.17%	9.61%
LTM PTPP / Average Assets	1.23%	1.32%	1.40%	1.32%	1.40%
LTM Core Return on Average Assets (ROAA) (3)	0.94%	1.08%	1.18%	1.13%	1.18%
LTM Core Return on Average Equity (ROAE) (3)	9.44%	10.51%	12.07%	9.44%	12.07%
NPAs / Total Assets	0.50%	0.34%	0.24%	0.24%	0.33%

      LTM = Last twelve month

      PTPP = Pre-Tax Pre-Provision Earnings = Net Interest Income + Noninterest Income - Noninterest Expense

      NPAs = Nonperforming assets, excluding restructured loans.

(1)	Peer group financial performance includes both ChoiceOne and County. Peer group financial data based on information available as of March 18, 2019. ChoiceOne and County's financial performance as of December 31, 2018.
(2)	ChoiceOne’s total assets shown above and used in this analysis were based on preliminary calculations. ChoiceOne’s actual total assets were $670,420,000, as reported in ChoiceOne’s annual report on Form 10-K for the fiscal year ended December 31, 2018.
(3)	Peer information was derived from S&P Global Market Intelligence, which defines the term "core" for SEC reporting companies as the applicable financial measure as reported by a company in its SEC filings, excluding nonrecurring revenue and expense, gains/losses on sale of securities along with certain noncash expenses such as intangible amortization expense. Because County is not an SEC reporting company, the term "core" with respect to County means the applicable financial measure excluding losses on the sale of securities.

      This comparison indicated that ChoiceOne approximated the median result of the peer group for PTPP to average assets, while its core ROAA exceeded the peer group median and its core ROAE equaled the 25th percentile of the peer group. County exceeded the median results of the peer group for PTPP to average assets, core ROAA and core ROAE. ChoiceOne's tangible equity to assets ratio was above the 75th percentile of the peer group and County's tangible equity to asset ratio was between the median and 75th percentile of the peer group. ChoiceOne and County's NPAs to total assets were between the median and the 75th percentile of the peer group. The following presents a summary of the market trading data of ChoiceOne and County compared to this same peer group as of March 18, 2019:

	Peer Market Trading Data
As of 03/18/2019	25th Pct	Median	75th Pct	ChoiceOne	County
Price / Tangible Book Value per Share	100%	121%	141%	141%	140%
Price / LTM Core EPS (1)	10.0	10.6	12.2	12.4	11.0
Dividend Yield	2.3%	2.7%	3.0%	2.9%	4.4%
Average Monthly Volume	7,749	10,437	17,829	17,829	7,161
Avg. Monthly Volume as % of Shares	0.4%	0.5%	0.7%	0.5%	0.4%

      EPS = Earnings per share

(1)	Peer information was derived from S&P Global Market Intelligence, which defines the term "core" for SEC reporting companies as the applicable financial measure as reported by a company in its SEC filings, excluding nonrecurring revenue and expense, gains/losses on sale of securities along with certain noncash expenses such as intangible amortization expense. Because County is not an SEC reporting company, the term "core" with respect to County means the applicable financial measure excluding losses on the sale of securities.

      ChoiceOne and County traded at approximately the 75th percentile of the peer group as measured by the price to tangible book. ChoiceOne exceeded the 75th percentile of the peer group as measured by the price to LTM core EPS, while County traded between the peer group median and 75th percentile. ChoiceOne's dividend yield approximated the 75th percentile of the peer group, while County's dividend yield exceeded the 75th percentile. ChoiceOne approximated the peer group median in average monthly trading volume to shares, while County approximated the 25th percentile.

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      ProBank Austin also considered financial and stock performance of publicly-traded banks and thrifts in the nation with assets between $500 million to $1.0 billion and $1.0 billion to $3.0 billion. The following presents a summary of the financial measures and market trading data as of March 18, 2019:

Asset Range	$500 Million - $1 Billion	$1 Billion - $3 Billion
Number of Companies	133	171
Median YTD ROAA	1.04%	1.11%
Median YTD ROATCE	10.71%	12.01%
Average Price / Tangible Book Value Per Share	135%	146%
Median Price / Annualized YTD EPS	12.9	12.7
Median Monthly Volume as % of Shares	0.8%	2.8%

      YTD = Year-to-date

      ROATCE = Return on average tangible common equity

      On a pro forma basis, ChoiceOne and County's combined total assets would approximate $1.3 billion at December 31, 2018. The above data indicated that publicly traded banking organizations in the $1 billion to $3 billion asset range traded at an average of 146 percent of tangible book value and a median of 12.7 times earnings per share. As of the same date, banking organizations in the $500 million to $1 billion asset range traded at an average of 135 percent of tangible book value and a median of 12.9 times earnings per share.

      Comparable Transaction Analysis.

      ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to County's financial performance and the implied transaction multiples from the ChoiceOne and County merger. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Michigan between January 1, 2016 and March 18, 2019 (with seller's assets between $100 million and $1 billion). Seven (7) transactions were included in this group based on the selected criterion. Also, ProBank Austin reviewed certain information relating to select bank and thrift transactions in the Midwest region between January 1, 2018 and March 18, 2019 (with seller's assets between $400 million - $1 billion and last twelve-month ROAA greater than zero). Eleven (11) transactions were included in this peer group based on the selected criterion. The following lists the transactions reviewed by ProBank Austin:

      Guideline M&A Transactions

Michigan Peer Buyer Name	Seller Name	Seller City	Seller State	Announcement Date
Mackinac Financial Corp	First Fed of Northern MI Bncp	Alpena	MI	01/16/18
Independent Bank Corp.	TCSB Bancorp Inc	Traverse City	MI	12/04/17
Horizon Bancorp	Wolverine Bancorp Inc	Midland	MI	06/14/17
Arbor Bancorp Inc.	Birmingham Bloomfield Bcshrs	Birmingham	MI	07/20/16
Commercial National Fncl	Capital Directions Inc.	Mason	MI	06/16/16
Fentura Financial Inc.	Community Bancorp Inc.	Saint Charles	MI	03/24/16
County Bank Corp.	Capac Bancorp Inc.	Capac	MI	02/18/16

Midwest Peer Buyer Name	Seller Name	Seller City	Seller State	Announcement Date
German American Bancorp	Citizens First Corp.	Bowling Green	KY	02/21/19
Heartland Financial USA	Blue Balley Ban Corp.	Overland Park	KS	01/16/19
First Financial Corp.	HopFed Bancorp Inc.	Hopkinsville	KY	01/07/19
Horizon Bancorp Inc.	Salin Bancshares Inc.	Indianapolis	IN	10/29/18
First Mid-Illinois Bancshares	SCB Bancorp Inc.	Decatur	IL	06/12/18
German American Bancorp	First Security Inc.	Owensboro	KY	05/22/18
Stifel Financial Corp.	Bus. Bancshares Inc.	Clayton	MO	05/10/18
Capitol Federal Financial	Capital City Bancshares	Topeka	KS	04/30/18
QCR Holdings Inc.	Springfield Bancshares	Springfield	MO	04/18/18
Triumph Bancorp Inc.	First Bancorp of Durango	Inverness	IL	04/09/18
Civista Bancshares Inc.	United Community Bancorp	Lawrenceburg	IN	03/12/18

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      The following table highlights the median results of the guideline M&A transactions in comparison to the merger:

	Michigan			Midwest
Seller's Financial Performance	25th Pct.	Median	75th Pct.	25th Pct.	Median	75th Pct.	County (1)
Total Assets ($millions)	$ 220.6	$ 274.7	$ 341.6	$ 511.1	$ 586.5	$ 681.0	$ 616.6
Tangible Equity / Tangible Assets	8.63%	9.47%	9.90%	8.94%	9.72%	11.17%	9.61%
Return on Average Assets	0.59%	0.69%	0.76%	0.46%	0.62%	0.92%	1.18%
Return on Average Equity	6.10%	7.58%	7.84%	4.80%	6.06%	7.83%	12.07%
Efficiency Ratio	80.8%	78.9%	67.5%	75.7%	73.2%	69.3%	67.9%
Nonperforming Assets (2) /Assets	1.52%	1.14%	0.95%	1.21%	0.98%	0.39%	0.34%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	124%	141%	157%	157%	165%	186%	150%
Price/LTM Earnings	17.4	18.3	19.1	22.0	27.5	34.3	12.3

      LTM = Last twelve month

      Note: M&A Guideline transactions financial performance based on most recent 12-month data.

(1)	County's financial performance and deal transaction multiples based on core December 31, 2018 data.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

      The 75th percentile ROAA ratio of the selling banks was 0.76 percent for the Michigan transactions and 0.92 percent for the Midwest transactions, compared to 1.18 percent for County (core excludes securities losses). County's core ROAE of 12.07 percent was above the 75th percentile of 7.84 percent for the Michigan transactions and 7.83 percent for the Midwest transactions. The nonperforming assets to assets ratio for County measured 0.34 percent and was more favorable than both the Michigan and Midwest transactions 75th percentiles. The Merger Consideration indicated the price to tangible book ratio for County equaled 150 percent and was higher than the median price to tangible book ratio of 141 percent for the Michigan transactions, but lower than the 157 percent for the Midwest transactions 25th percentile. The implied price-to-core earnings multiple for County of 12.3 times was lower than the Michigan transactions 25th percentile multiple of 17.4 times and the Midwest transactions 25th percentile of 22.0 times.

      Pro Forma Merger Analysis.

      ProBank Austin performed a pro forma analysis that considered the projected income statement, balance sheet impact and performance metrics of the merger on ChoiceOne. ProBank Austin's analysis was prepared on a basis reflecting the best currently available information and judgement of the management of ChoiceOne and County as to the future operating and financial performance of ChoiceOne and County, respectively. Assumptions were made regarding the fair value accounting adjustments, cost savings, restructuring charges and other acquisition adjustments based on discussions with management of ChoiceOne and County and their representatives. The pro forma merger analysis indicated that the merger is expected to be dilutive to ChoiceOne's tangible book value per share at closing and that such dilution is expected to be recovered within approximately 3.1 years. The merger is expected to be 7.2 percent accretive to ChoiceOne's earnings per share (excluding nonrecurring transaction expenses) for the twelve-month period following completion of the merger and the accretion is expected to increase to 14.5 percent in the second year following closing, based on cost savings becoming fully implemented. Furthermore, the analysis indicated that ChoiceOne would continue to be well-capitalized based on consolidated regulatory capital ratios including Tier 1 leverage ratio, CET1 ratio, Tier 1 capital ratio and total capital ratio. For all the above analyses, the actual results achieved by ChoiceOne following the merger may vary from the projected results and the variance may be material.

      ProBank Austin's Compensation and Other Relationships with ChoiceOne and County.

      ChoiceOne has agreed to pay ProBank Austin customary fees for its services as exclusive financial advisor in connection with the merger. ProBank Austin has acted exclusively for the ChoiceOne Board in rendering this opinion and has received a fee from ChoiceOne in the amount of $50,000 for rendering such opinion. In addition, ChoiceOne has paid ProBank Austin fees in the amount of $75,000 to date relating to its services as exclusive

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      financial advisor and, upon completion of the merger, will pay ProBank Austin additional fees in the amount of $575,000 relating to such services.

      ChoiceOne agreed to reimburse ProBank Austin for its reasonable out-of-pocket expenses, and to indemnify ProBank Austin against certain liabilities, including liabilities under securities laws. ProBank Austin has provided various consulting services to ChoiceOne in the past. In the past two years, ProBank Austin has not provided investment banking services to County. ProBank Austin provides certain consulting services to County; however, fees generated from such services are not material to the overall revenue of ProBank Austin.

      Summary.

      Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the Merger Consideration to be fair, from a financial point of view, to ChoiceOne.

      The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either ChoiceOne or County could materially affect the assumptions used in preparing this opinion.

      Opinion of County's Financial Advisor in Connection with the Merger

      Boenning and Scattergood, Inc. is acting as financial advisor to County in connection with the merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the merger. As part of its investment banking activities, Boenning is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes.

      On March 22, 2019, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to the County board of directors that, as of such date and subject to the assumptions made, matters considered and limitations of the review undertaken by Boenning, the exchange ratio to be received by the holders of County's common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

      The full text of Boenning's written opinion dated March 22, 2019, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex F to this proxy statement and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement. The summary of Boenning's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Boenning's opinion speaks only as of the date of the opinion and does not reflect any developments that may have occurred, or may occur, after the date of its opinion and prior to the completion of the merger.

      No limitations were imposed by County on the scope of Boenning's investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not requested to, and did not, make any recommendation to the County board of directors as to the form or amount of the consideration to be paid to the County stockholders, which was determined through arm's length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to County. Its opinion is based on the financial and comparative analyses described below.

      In connection with its opinion, Boenning, among other things:

(i)	reviewed the historical financial performance, current financial position and general prospects of each of County and ChoiceOne and reviewed certain internal financial analyses prepared by the respective management teams of County and ChoiceOne;
(ii)	reviewed the merger agreement;
(iii)	reviewed and analyzed the stock performance and trading history of County and ChoiceOne;
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(iv)	studied and analyzed the consolidated financial and operating data of County and ChoiceOne;
(v)	reviewed the pro forma financial impact of the merger on County and ChoiceOne, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of County and ChoiceOne;
(vi)	considered the financial terms of the merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;
(vii)	met and communicated with certain members of each of County's and ChoiceOne's senior management to discuss their respective operations, historical financial statements and future prospects;
(viii)	conducted such other analyses and considered such other factors as Boenning deemed appropriate.

      Boenning's opinion was given in reliance on information and representations made or given by County, ChoiceOne, and their respective officers, directors, auditors, and other agents, and on filings, releases and other information issued by each of County and ChoiceOne including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning County or ChoiceOne nor any other data Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of County and ChoiceOne as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of County or ChoiceOne, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the merger is, in all respects, lawful under applicable law.

      With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of County and ChoiceOne, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the respective management teams of County and ChoiceOne as to their most likely future performance. Boenning further relied on the assurances of the respective management teams of County and ChoiceOne that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowance for loan losses indicated on the balance sheet of each of County and ChoiceOne was adequate to cover such losses, and Boenning did not review any individual loans or credit files of County and ChoiceOne. Boenning assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements were not and will not be waived. Also, in rendering its opinion, Boenning assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

      Boenning's opinion is based upon information provided to it by the respective management teams of County and ChoiceOne, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. Boenning's opinion does not address the relative merits of the merger or the other business strategies that County's board of directors has considered or may be considering, nor does it address the underlying business decision of County's board of directors to proceed with the merger as opposed to any other transaction which may have been available to County. Boenning's opinion is for the information of County's board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the board of directors of County in connection with the merger or a recommendation to any shareholder of County as to how such shareholder should vote or act with respect to the merger.

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      In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning's view of the actual value of County.

      In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of County or ChoiceOne. Any estimates contained in Boenning's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning's analyses was identical to County or ChoiceOne or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Boenning was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which County's common stock or ChoiceOne's common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

      In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on March 22, 2019. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Boenning more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Boenning's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Boenning. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of County's common stock of the exchange ratio, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for County should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Boenning.

      In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Boenning assumed the effective aggregate indicated merger consideration implied by the exchange ratio to be $89.0 million and the per share merger consideration to be $50.96. For the basis of its analysis, Boenning considered County's financials as of December 31, 2018. For the purposes of reflecting trailing earnings multiples for County below, Boenning calculated a core earnings number, reversing the impact of realized gains on securities. The transaction pricing multiples and ratios for the merger consideration relative to December 31, 2018 financials (County's most recent publicly disclosed financial data as of the date of Boenning's opinion) are set forth in Table 1 below.

      Comparison of Selected Companies. Boenning reviewed and, as reflected in Table 1 below, compared the multiples and ratios of the offer price to County's book value, tangible book value, latest 12 months earnings per share, assets, tangible book premium to core deposits, and deposits (such multiples referred to herein as the "pricing

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      multiples"), with the median pricing multiples for the current trading prices, after the application of an 11.7% assumed merger of equals equity control premium (referred to as the "adjusted trading price"), of the common stock of a peer group of 15 selected public banks and thrifts with assets between $500 million and $900 million, tangible common equity / tangible assets between 9.0% and 11.5% and latest 12 months core return on average tangible equity between 8.5% and 13.0%, excluding merger targets. The 11.7% merger of equals equity control premium is the median one day stock price premium for all bank and thrift mergers of equals (as defined by the description of the transaction by the companies at announcement) announced since January 1, 2000, based on data from S&P Global Market Intelligence.

      Table 1

	Adjusted Trading Price

Pricing Multiple	Offer Price	Median Statistics for Peer Group (1)
Price/Book Value (%)	147.5	140.3
Price/Tangible Book Value (%)	150.5	141.6
Price/Latest 12 Months Earnings Per Share (x)	13.5	14.2
Premium over Tangible Book Value/Core Deposits (%)	5.6	6.5
Price/Assets (%)	14.4	14.8
Price/Deposits (%)	16.4	17.5

      (1) Peer metrics are based on prices as of market close on March 20, 2019.

      Bank Merger of Equals Contribution Analysis. Boenning compared the contribution made by each company, based on the most recently available quarterly financial data as of the date of Boenning's opinion, to the pro forma entity with comparable bank merger of equal transactions since January 1, 2013. Boenning's analysis showed that the median target of bank mergers of equals contributed less to the pro forma company than County in terms of total assets, tangible equity and latest 12 months net income. Boenning's analysis also showed that the median target owned a smaller share of the pro forma company, with a median of 46.1%, than County's 49.9% pro forma ownership in this transaction.

      Table 2

		Target Contribution (%)			Target Median	Combined	Pro Forma
	Pro Forma	Total	Tangible	LTM Net	Contribution	Cost Savings	Ownership
	Assets ($000)	Assets	Equity	Income	(%)	(%)	(%)
Min	322,891	36	36	22	36	7.0	40.8	/	39.2
Median	2,574,086	47	47	43	46	13.5	53.9	/	46.1
Average	23,423,658	48	47	42	47	13.0	53.0	/	47.0
Max	441,240,000	60	61	65	60	18.0	60.8	/	59.2
ChoiceOne/County	1,351,644	48	48	48	48	10.5	50.1	/	49.9

      Analysis of Bank Merger Transactions. Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of 16 bank and thrift transactions announced since January 1, 2015 with an absolute difference in assets between buyer and target of less than 20% and disclosed pricing. Boenning then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values.

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      Table 3

Pricing Multiple	Offer Price	Median for Selected Transactions
Price/Book Value (%)	147.5	131.1
Price/Tangible Book Value (%)	150.5	150.6
TBV Multiples Buyer / Deal (%)	89.0	109.0
Price/Latest 12 Months Earnings Per Share (x)	13.5	21.7
Premium over Tangible Book Value/Core Deposits (%)	5.6	6.8
Price/Assets (%)	14.4	13.3
Price/Deposits (%)	16.4	17.5

      Present Value Analysis. Applying present value analysis to County's theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of County's common stock to the present value of one share of County's common stock on a stand-alone basis. The analysis was based upon management's projected earnings growth, a range of assumed price / earnings ratios, a range of assumed price / tangible book value ratios and a 12.0% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 12.0%. The valuation was completed with a sensitivity analysis on the discount rate ranging from 10.0% to 14.0%. Boenning derived the terminal price / earnings multiple of 12.8x from the price / 2019 estimated earnings multiple implied by the transaction and the terminal price / tangible book value multiple of 134.5% from the trading multiple of County as of March 20, 2019. Sensitivity analyses for terminal price / earnings and price / tangible book ranged from 11.8x to 13.8x and 124.5% to 144.5%, respectively. The present value of County's common stock on a stand-alone basis ranged from $36.74 to $50.38 per share based on price / earnings multiples, and $42.04 to $58.21 per share based on price / tangible book value multiples, compared to the offer price of $50.96 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of County's common stock may or would trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

      Pro Forma Merger Analysis. Boenning analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger is completed in the fourth quarter of 2019; (ii) each County common share will be eligible to receive consideration of 2.0632 ChoiceOne common shares; (iii) estimated pre-tax cost savings of approximately 10.5% of the combined company's non-interest expense on an annual basis, recognized 75% in year 1 and 100% in year 2 of combined operations; (iv) estimated one-time transaction-related costs of approximately $3.8 million pre-tax are expensed prior to closing and $1.9 million pre-tax are expensed during the first year of combined operations; (v) County's performance was calculated in accordance with earnings forecasts developed in conjunction with County management; (vi) ChoiceOne's performance was calculated in accordance with earnings forecasts developed in conjunction with ChoiceOne management; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that the merger (excluding transaction expenses) would be accretive to the combined company's projected earnings per share in the full year 2020, as well as County's per share equivalent earnings for 2020 and beyond and accretive to County's per share equivalent tangible book value for 2020. Additionally, the combined company's regulatory capital ratios would exceed regulatory guidelines for "well capitalized." The actual results achieved by the combined company may vary from projected results and the variations may be material.

      As described above, Boenning's opinion was just one of the many factors taken into consideration by the County board of directors in making its determination to approve the merger.

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      Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning's business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, County, ChoiceOne, and/or their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of County and ChoiceOne for its own account and/or for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

      Boenning is acting as County's financial advisor in connection with the merger and will receive a customary fee for its services, a significant portion of which is contingent upon consummation of the merger. Pursuant to the engagement agreement between County and Boenning, County agreed to pay Boenning a cash fee equal to 1.25% of the aggregate merger consideration upon consummation of the merger. Boenning also received a cash fee of $200,000 for rendering the fairness opinion, which fee will be applied against and reduce the fee payable to Boenning upon consummation of the merger. Boenning's fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning reached or upon completion of the merger. The Company has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning's engagement.

      Prior Engagements by County and ChoiceOne. Except for the arrangements between Boenning and County described in the preceding paragraph, Boenning has not had any material relationship with either County or ChoiceOne during the past two years in which compensation was received or was intended to be received. Boenning may provide services to ChoiceOne in the future (and/or to County if the merger is not consummated), although as of the date of Boenning's opinion, there was no agreement to do so nor any mutual understanding that such services are contemplated.

      Boenning's opinion was approved by Boenning's fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of County's common stock in the merger.

      Interests of Certain ChoiceOne Directors and Executive Officers in the Merger

      In considering the recommendation of the ChoiceOne board of directors that ChoiceOne shareholders vote to approve the proposals submitted for the ChoiceOne shareholder vote set forth in this joint proxy statement and prospectus, ChoiceOne shareholders should be aware that some of ChoiceOne's directors and executive officers have interests in the merger that are different from, or in addition to, those of ChoiceOne's shareholders generally. The ChoiceOne board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending to ChoiceOne shareholders that they approve the proposals submitted for the ChoiceOne shareholder vote set forth in this joint proxy statement and prospectus. These interests are described in further detail below.

      Director Appointments

      The merger agreement provides that upon completion of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by ChoiceOne prior to the effective time of the merger. ChoiceOne has not designated its seven directors as of the date of this joint proxy statement and prospectus. It is expected that the designees will be individuals who currently serve on ChoiceOne's board of directors.

      Change in Control Agreement and Employment Agreement

      ChoiceOne has an existing change in control agreement with Kelly J. Potes, under which Mr. Potes would be entitled to certain payments in connection with a change in control and a qualifying termination (including termination of Mr. Potes without cause or termination by Mr. Potes for good reason) within two years after the change in control. In connection with the closing of the merger, it is expected that Kelly J. Potes will enter into an employment agreement with ChoiceOne, which will become effective as of the effective time of the merger and will

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      supersede Mr. Potes' existing change in control agreement with ChoiceOne. It is expected that such employment agreement will contain customary provisions, including those related to salary, severance payments upon the occurrence of certain events, confidentiality and noncompetition and nonsolicitation, and will be substantially similar to the employment agreement entered into between ChoiceOne and Mr. Burke, described below. Mr. Potes is not expected to receive any payments in connection with the merger under his existing change in control agreement or his expected employment agreement.

      Outstanding ChoiceOne Equity Awards

      The merger will constitute a "change in control" of ChoiceOne for the purposes of ChoiceOne's stock incentive plan. All unvested stock options and other stock-based awards will become fully vested as of the effective time of the merger, except for stock-based awards granted in connection with ChoiceOne's 2019 annual compensation cycle.

      Merger-Related Compensation for ChoiceOne's Named Executive Officers

      The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation that ChoiceOne's named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger occurred on May 31, 2019. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger. The merger-related compensation payable to ChoiceOne's named executive officers is the subject of a non-binding advisory vote of ChoiceOne's shareholders, as described under "The ChoiceOne Proposals — ChoiceOne Proposal 4 – ChoiceOne Merger-Related Compensation Proposal" beginning on page 30.

Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimburse- ments($)	Other ($)	Total ($)
Kelly J. Potes(2)	—	23,228	—	—	—	—	23,228
Bradley J. Henion	—	17,402	—	—	—	—	17,402
Adom J. Greenland	—	17,402	—	—	—	—	17,402

      ____________________________

(1)	Under ChoiceOne's Stock Incentive Plan of 2012, the merger will constitute a change in control and all unvested stock options and other stock-based awards will automatically become fully vested, except for awards granted in connection with ChoiceOne's 2019 annual compensation cycle. Amounts in this column represent the aggregate dollar value of the acceleration of in-the-money stock options and restricted stock units, assuming a value of $25.56 per share of ChoiceOne common stock, which was the average closing market price of ChoiceOne common stock over the first five business days following the first public announcement of the merger.
(2)	In connection with the closing of the merger, it is expected that Kelly J. Potes will enter into an employment agreement with ChoiceOne, which will become effective as of the effective time of the merger and will supersede Mr. Potes' existing change in control agreement with ChoiceOne. Mr. Potes is not expected to receive any payments in connection with the merger under his existing change in control agreement or his expected employment agreement.

      Interests of Certain County Directors and Executive Officers in the Merger

      In considering the recommendation of the County board of directors that County shareholders vote to approve the proposals submitted for the County shareholder vote set forth in this joint proxy statement and prospectus, County shareholders should be aware that County's directors and executive officers have interests in the merger that are different from, or in addition to, those of County's shareholders generally. The County board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending to County shareholders that they approve the proposals submitted for the County

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      shareholder vote set forth in this joint proxy statement and prospectus. These interests are described in further detail below.

      For purposes of all County agreements described below, the completion of the merger contemplated by the merger agreement will constitute a change in control or term of similar meaning. Certain of the agreements described below require the executive officer to be terminated without cause, or require the executive officer to terminate his employment for good reason before receiving a change in control benefit. We refer to either of these events as a "qualifying termination."

      Director Appointments

      The merger agreement provides that upon completion of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by County prior to the effective time of the merger. County has not designated its seven directors as of the date of this joint proxy statement and prospectus. It is expected that the designees will be individuals who currently serve on County's board of directors.

      Indemnification and Insurance

      ChoiceOne has agreed to honor and assume all rights of County's and its subsidiaries' current and former directors, officers, employees, and agents to indemnification and advancement of expenses under existing indemnity agreements with County or its subsidiaries or in County's or its subsidiaries' Articles of Incorporation or Bylaws, and to maintain, for a period of at least six years from the effective time of the merger, exculpation, indemnification, and advancement of expenses provisions no less favorable than those provisions set forth in the Articles of Incorporation and Bylaws of County. County is required to purchase a six-year prepaid tail policy, at a cost not exceeding 300% of the last annual premium of each policy, on terms and conditions providing substantially equivalent benefits as the current policies of bankers' blanket bond, directors' and officers' (D&O) liability insurance and fiduciary liability insurance.

      Existing County Employment Agreements

      County has existing employment agreements with Bruce J. Cady and Michael J. Burke. Each of these employment agreements provides for certain cash payments upon a change in control of County and termination of employment by Mr. Cady or Mr. Burke, as applicable, following such change in control. In connection with the merger agreement, Mr. Burke entered into an employment agreement with ChoiceOne, described below, which will become effective as of the effective time of the merger and will supersede Mr. Burke's existing employment agreement with County. Also in connection with the merger agreement, Mr. Cady entered into a transition agreement, described below, which will become effective as of the effective time of the merger and will supersede Mr. Cady's existing employment agreement with County.

      County has an existing change in control agreement with Joseph H. Black, which provides for certain cash payments totaling approximately $172,584 upon a change in control of County and Mr. Black’s termination of employment following such change in control (or within two years prior to such change in control), subject to certain limitations, and which restricts reductions to Mr. Black’s compensation following a change in control.

      Employment with ChoiceOne

      Mr. Burke entered into an employment agreement with ChoiceOne, which will become effective as of the effective time of the merger and will supersede Mr. Burke's existing employment agreement with County. Mr. Burke's employment agreement provides that Mr. Burke will serve as President of ChoiceOne and will receive an annual salary of $310,000 for 2019 and 2020, after which his salary will be subject to annual review and adjustment in accordance with ChoiceOne's normal procedures. Mr. Burke will be eligible to participate in ChoiceOne's bonus programs and equity-based compensation programs.

      Mr. Burke's employment agreement with ChoiceOne also provides that Mr. Burke will be entitled to a transaction bonus payment of $250,000, payable upon completion of the merger, which payment equals half of the

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      amount to which Mr. Burke would have been entitled under his existing employment agreement with County if he had terminated his employment following completion of the merger. Under the employment agreement with ChoiceOne, if Mr. Burke terminates his employment without good reason before December 31, 2020, Mr. Burke will be entitled to the remainder of the amount to which he would have been entitled under his existing employment agreement with County.

      Under Mr. Burke's employment agreement with ChoiceOne, in the event of termination by ChoiceOne without cause or by Mr. Burke for good reason (each as defined in the employment agreement with ChoiceOne), Mr. Burke will be entitled to continued salary for two years and monthly health care continuation payments for twelve months or until Mr. Burke has commenced new employment. In the event of a change of control and a qualifying termination within six months before or three years after the change in control (excluding the merger), Mr. Burke will be entitled to a lump-sum cash payment equal to three times Mr. Burke's then-current base salary and monthly health care continuation payments for twelve months or until Mr. Burke has commenced new employment. If any payment to be received by Mr. Burke following a change in control is determined to constitute a "parachute payment" as such term is defined in Section 280G(b)(2) of the Code, then ChoiceOne will act in good faith to mitigate the impact of Section 280G of the Code such that no "parachute payment" will result. To the extent this effort is unsuccessful, ChoiceOne will reduce the amount of such payments to ensure that the total payments do not exceed 2.99 times Mr. Burke's "base amount" as defined in Section 280G(b)(3) of the Code.

      Mr. Burke's employment agreement contains provisions related to non-solicitation and non-competition that generally preclude Mr. Burke, during his time of employment and for a period of 24 months thereafter, from engaging in activities competitive with ChoiceOne in any county in which ChoiceOne or its affiliates has a branch office or loan production office or in any continuous counties, and from diverting from ChoiceOne any trade or business with any customer or supplier with whom Mr. Burke had contact during his employment, subject to certain conditions and exceptions. Mr. Burke's employment agreement also requires Mr. Burke to maintain the confidentiality of non-public information with respect to ChoiceOne and its affiliates.

      Mr. Cady entered into a transition agreement with ChoiceOne, which will become effective as of the effective time of the merger and will supersede Mr. Cady's existing employment agreement with County. Mr. Cady's transition agreement provides for employment of Mr. Cady by ChoiceOne from the effective time of the merger until December 31, 2019, with an annual salary of $304,321 prorated for such term of employment. Mr. Cady's transition agreement also provides that Mr. Cady will be entitled to the severance benefits to which he would have been entitled under his existing employment agreement with County, including a payment of $608,642, plus an amount equal to 12 months of health care continuation costs, and the net present value of Mr. Cady's benefit under County's Supplemental Executive Retirement Plan, payable in a lump sum following termination of Mr. Cady's employment.

      Board of Directors and Management Following the Merger

      Immediately following the effective time of the merger, the board of directors of ChoiceOne will consist of fourteen directors, which will include seven directors designated by ChoiceOne and seven directors designated by County. It is expected that all of the directors of the surviving company immediately following the effective time of the merger will be individuals who currently serve on the ChoiceOne board of directors or the County board of directors. From the effective time of the merger until the completion of the third shareholder meeting after the effective time, the board of directors of ChoiceOne will nominate for election to the board of directors the ChoiceOne designees and the County designees, or the replacement designees selected by the remaining ChoiceOne designees or County designees, as applicable.

      Paul L. Johnson, the Chairman of the ChoiceOne board of directors, will continue to serve as the Chairman of the board of directors of the combined company after the merger. Bruce J. Cady, the Chairman and Chief Executive Officer of County, will serve as the Vice Chairman of the board of directors of the combined company after the merger. Kelly J. Potes, the President and Chief Executive Officer of ChoiceOne, will continue to serve as the Chief Executive Officer of the combined company after the merger. Michael J. Burke, the President and Chief Operating Officer of County, will serve as President of the combined company after the merger.

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      Regulatory Clearances Required for the Merger

      ChoiceOne and County have agreed to use their respective commercially reasonable efforts (as defined in the merger agreement) to obtain applicable regulatory approvals, and any other approval required under any applicable federal or state law to complete the merger. The merger must be approved by the Federal Reserve Board, which will review, among other things, the effect of the merger on competition, the companies' capital position, safety and soundness, legal and regulatory compliance matters and Community Reinvestment Act matters. The required regulatory approvals were obtained on July 2, 2019. If the merger is not completed by October 2, 2019, ChoiceOne and County will be required to seek an extension of the approval.  While ChoiceOne and County are not aware of any reasons why such extension would not be granted, we cannot assure you that any extension of the approval would be obtained or that the granting of any such extension would not involve the imposition of additional conditions on completion of the merger.

      ChoiceOne and County cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. No additional shareholder approval is expected to be required or sought for any decision by ChoiceOne or County after the ChoiceOne special meeting and the County special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

      Exchange of Shares in the Merger

      ChoiceOne intends to appoint Continental Stock Transfer & Trust Company to serve as exchange agent to handle the exchange of shares of County common stock for shares of ChoiceOne common stock. As of the effective time of the merger, each share of County common stock will be converted into the right to receive 2.0632 shares of ChoiceOne common stock and cash in lieu of any fractional share of ChoiceOne common stock, without the need for any action by the holders of County common stock.

      As soon as reasonably practicable after the effective time of the merger, ChoiceOne will cause the exchange agent to mail to each holder of record of shares of County common stock a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing County common stock or book-entry shares of County common stock shall pass, only upon proper delivery of such certificates or book-entry shares to the exchange agent. The letter of transmittal will also include instructions explaining the procedure for surrendering County stock certificates or book-entry shares in exchange for the merger consideration. County shareholders should not return County stock certificates with the accompanying proxy.

      After the effective time of the merger, shares of County common stock will no longer be outstanding, will be automatically canceled and will cease to exist, and each certificate or book-entry share that previously represented shares of County common stock will represent only the right to receive the merger consideration as described above. With respect to merger consideration deliverable upon the surrender of County stock certificates or book-entry shares, until holders of such County stock certificates or book-entry shares have surrendered such stock certificates or book-entry shares to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of ChoiceOne common stock issuable as merger consideration with a record date after the effective time of the merger. No interest will be paid on any cash issuable as merger consideration.

      County shareholders will not receive any fractional shares of ChoiceOne common stock pursuant to the merger. In lieu of fractional shares, ChoiceOne will pay to each former County shareholder who otherwise would be entitled to receive a fractional share of ChoiceOne common stock an amount in cash, without interest, equal to the product of (i) the daily volume weighted average price per share of ChoiceOne common stock on the OTC Pink Market (or such other market or exchange on which ChoiceOne common stock then principally trades) as reported by Bloomberg L.P. for the five most recent trading days preceding the effective time of the merger on which shares of ChoiceOne common stock were actually traded, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth) of ChoiceOne common stock which such holder otherwise would be entitled to receive.

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      ChoiceOne shareholders need not take any action with respect to their shares of ChoiceOne common stock, and will continue to hold their shares of ChoiceOne common stock after the effective time of the merger.

      Voting Agreements

      Each of ChoiceOne's directors, in his or her capacity as a shareholder of ChoiceOne, entered into a Voting Agreement with County pursuant to which such ChoiceOne director has agreed, subject to certain exceptions, to vote such director's shares, and to use reasonable efforts to cause all shares owned by such director jointly with any other person or by such director's spouse or over which such director has voting influence or control to be voted, in favor of the merger agreement. At the close of business on the record date for the ChoiceOne special meeting, ChoiceOne directors were entitled to vote 208,352 shares of ChoiceOne common stock, or approximately 5.7% of ChoiceOne common stock outstanding on that date.

      Each of County's directors, in his or her capacity as a shareholder of County, entered into a Voting Agreement with ChoiceOne pursuant to which such County director has agreed, subject to certain exceptions, to vote such director's shares, and to use reasonable efforts to cause all shares owned by such director jointly with any other person or by such director's spouse or over which such director has voting influence or control to be voted, in favor of the merger agreement. At the close of business on the record date for the County special meeting, County directors were entitled to vote 164,788 shares of County common stock, or approximately 9.4% of County common stock outstanding on that date.

      Dissenters' Rights

      Under Michigan law, the holders of County common stock are entitled to dissenters' rights in connection with the merger. Holders of ChoiceOne common stock are not entitled to dissenters' rights under Michigan law, the governing documents of ChoiceOne or otherwise.

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      THE MERGER AGREEMENT

      The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement and prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement and prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. ChoiceOne and County encourage you to read the merger agreement carefully in its entirety before making any decisions regarding the merger as it is the legal document governing the merger and related transactions.

      The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about ChoiceOne or County. Factual disclosures about ChoiceOne or County contained in this joint proxy statement and prospectus or ChoiceOne's public reports filed with the SEC may supplement, update or modify the factual disclosures about ChoiceOne or County contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by ChoiceOne and County are qualified and subject to important limitations agreed to by ChoiceOne and County in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to shareholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement and prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement and prospectus and in the documents incorporated by reference into this joint proxy statement and prospectus. See "Where You Can Find More Information" beginning on page 130.

      General; The Merger

      At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Michigan Business Corporation Act, County will be merged with and into ChoiceOne, the separate corporate existence of County will cease, and ChoiceOne will be the surviving corporation of the merger. As of the effective time of the merger, the articles of incorporation of the surviving corporation will be the articles of incorporation of ChoiceOne as in effect immediately prior to the effective time, and the bylaws of ChoiceOne as in effect immediately prior to the effective time will be the bylaws of the surviving corporation. Effective as of the effective time of the merger, ChoiceOne will cause the size of the board of directors of the surviving corporation to be 14 directors, which will include seven directors designated by ChoiceOne and seven directors designated by County, with the number of ChoiceOne designees and County designees in each of the three classes of ChoiceOne's board of directors to be as equal as possible.

      When the Merger Becomes Effective

      ChoiceOne and County will file a certificate of merger (the "Certificate of Merger") with the Michigan Department of Licensing and Regulatory Affairs after the last of the conditions to the closing of the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), or at such other date and time as the parties may agree. The merger will be effective when the Certificate of Merger is accepted for filing by the Michigan Department of Licensing and Regulatory Affairs or at such later time as is agreed to by the parties and specified in the Certificate of Merger. If requested by County or

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      ChoiceOne, the effective time of the merger will occur on either the last day of the month in which, or the first day of the month after which, the closing of the merger occurs.

      ChoiceOne and County currently expect to complete the transaction in the second half of 2019, subject to receipt of required shareholder approvals and the satisfaction or waiver of the other customary closing conditions to the merger, described below.

      Merger Consideration

      The merger agreement provides that, at the effective time of the merger, each share of County common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 2.0632 (referred to as the "exchange ratio") fully paid and nonassessable shares of ChoiceOne common stock (the "merger consideration"). Upon this conversion, such shares of County common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the merger consideration and cash in lieu of fractional shares. Shares of County common stock owned, directly or indirectly, by County or ChoiceOne immediately before the effective time of the merger (other than any of such shares that are held (i) as a result of debts previously contracted, or (ii) in trust accounts or otherwise held in a fiduciary or agency capacity and beneficially owned by third parties) will be cancelled and cease to exist with no consideration paid.

      Pursuant to the merger, ChoiceOne will not issue any certificates or scrip representing fractional shares of ChoiceOne common stock in exchange for shares of County common stock, or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights as a holder of shares of ChoiceOne common stock. Instead, a shareholder of County who otherwise would have been entitled to receive a fraction of a share of ChoiceOne common stock in connection with the merger will receive cash (without interest) in an amount equal to the product of (i) such fraction of a share of ChoiceOne common stock, rounded to the nearest thousandth, multiplied by (ii) the daily volume weighted average price per share of ChoiceOne common stock on the OTC Pink Market as reported by Bloomberg L.P. for the five most recent trading days, ending on and including the business day immediately preceding the date on which the effective time of the merger occurs, on which shares of ChoiceOne common stock were actually traded.

      After the effective time of the merger, there will be no further transfers on the stock transfer books of County of shares of County common stock that were outstanding immediately prior to the effective time of the merger.

      Dividends and Distributions

      No dividends or other distributions with respect to ChoiceOne common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share that represented County common stock immediately prior to the effective time of the merger until the holder of such certificate or book-entry surrenders such certificate or book-entry share in accordance with the instructions received from the exchange agent. Following such surrender, there will be paid, without interest, with respect to whole shares of ChoiceOne common stock into which shares of County common stock represented by the certificate or book-entry share have been converted: (i) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ChoiceOne common stock.

      Procedure for Receiving Merger Consideration

      Prior to the effective time of the merger, ChoiceOne will deposit with the exchange agent (i) shares of ChoiceOne common stock, evidenced in certificate or book-entry form, in the aggregate amount equal to the number of shares of ChoiceOne common stock to which holders of County common stock are entitled based on the exchange ratio, and (ii) cash in an amount sufficient to make payments in lieu of any fractional shares and payments of any dividends or other distributions payable pursuant to the merger agreement. The cash and shares deposited pursuant to the foregoing are referred to as the "exchange fund."

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      As soon as reasonably practicable after the effective time of the merger, ChoiceOne will cause the exchange agent to mail to each holder of record of shares of County common stock (other than the excluded shares) immediately prior to the merger, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of certificates or book-entry shares of County common stock in exchange for the merger consideration, cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement. Each holder of County common stock will be entitled to receive the appropriate merger consideration, cash in lieu of any fractional shares and any dividends or distributions payable pursuant to the merger agreement upon surrendering to the exchange agent such shareholder's certificates or book-entry shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The merger consideration and any other consideration paid under the merger agreement may be reduced by any amounts required to be deducted and withheld pursuant to any applicable tax law. County shareholders should not return their certificates representing shares of County common stock to the exchange agent without a letter of transmittal, and should not return their certificates representing County common stock to County.

      If any shares of ChoiceOne common stock are to be issued as merger consideration to a person other than the person in whose name the certificates or book-entry shares representing shares of County common stock are registered, it will be a condition to such issuance that such surrendered County certificate or book-entry share is properly endorsed or otherwise in proper form for transfer, and that the person requesting payment will have paid to the exchange agent in advance any transfer or other similar taxes required by reason of the issuance of ChoiceOne shares in any name other than that of the registered holder of the surrendered County shares, or required for any other reason, or establish, to the satisfaction of the exchange agent, that such taxes have been paid or are not applicable.

      No interest will be paid or will accrue on the merger consideration or any cash in lieu of any fractional shares payable in respect of any shares of County common stock.

      Lost, Stolen or Destroyed Certificates

      If any certificate representing shares of County common stock has been lost, stolen or destroyed, ChoiceOne or the exchange agent will deliver the applicable merger consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the shareholder asserting the claim of a lost, stolen or destroyed certificate has delivered an affidavit, in form and substance reasonably satisfactory to ChoiceOne or the exchange agent, of that fact to ChoiceOne or the exchange agent. ChoiceOne or the exchange agent may also require such shareholder to post a bond in a reasonable and customary amount as indemnity against any claim that may be made against ChoiceOne or the exchange agent with respect to such lost, stolen or destroyed County certificate.

      Representations and Warranties

      The merger agreement contains a number of representations and warranties made by each of County and ChoiceOne that relate to, among other things:

•	corporate existence, organization, qualification and corporate power;
•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the relevant board of directors and the receipt by the relevant board of directors of a fairness opinion from its financial advisors;
•	any conflicts created by the transactions contemplated by the merger agreement, including the merger;
•	subsidiaries;
•	capital structure and capitalization;
•	financial statements and the absence of undisclosed liabilities;
•	the absence of certain changes or events;
•	legal proceedings;
•	regulatory filings and approvals;
•	the absence of certain indemnification claims;
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•	conduct of business in compliance with applicable laws;
•	agreements with bank regulators;
•	tax matters;
•	owned and leased real and personal property;
•	intellectual property;
•	possession and status of material permits and other rights and approvals from appropriate governmental entities necessary for the conduct of business as presently conducted;
•	material contracts;
•	labor and employment matters;
•	employee benefits;
•	environmental matters;
•	performance of duties as a fiduciary;
•	certain related person transactions and relationships;
•	changes in certain business relationships;
•	insurance;
•	maintenance of books and records;
•	data security and customer privacy;
•	loan-related matters, including loan guarantees, loans and investments, allowances for loan and lease losses, and loan origination and servicing;
•	documents filed with the SEC and other securities laws matters;
•	joint ventures and strategic alliances;
•	policies and procedures; and
•	the absence of a shareholder rights or other similar plan.

      Many of the representations and warranties in the merger agreement are qualified by a "materiality" or "material adverse effect" standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, respectively). For purposes of the merger agreement, a "material adverse effect" with respect to a party is any fact, event, change, condition, development, circumstance, or effect that (i) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, financial or other condition, assets or liabilities of such party and its subsidiaries taken as a whole, or (ii) prohibits or materially impairs the ability of such party to consummate the transactions contemplated by the merger agreement on a timely basis, except that, in the case of clause (i), a "material adverse effect" will not include any event, occurrence, effect, circumstance, development, fact, or change arising out of, relating to or resulting from:

(i)	changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally;
(ii)	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences;
(iii)	general conditions in or changes generally affecting the industry or geographic regions in which the affected party or its subsidiaries operate;
(iv)	changes in laws or interpretations thereof;
(v)	changes in GAAP or other accounting standards or interpretations thereof;
(vi)	compliance with the terms of, or the taking of any action required by, the merger agreement;
(vii)	any failure by ChoiceOne or County, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period;
(viii)	any decline in the market price, or change in trading volume, of ChoiceOne common stock or County common stock, as applicable;
(ix)	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement, including its effect on customers, vendors or employees; or
(x)	acts or omissions of ChoiceOne prior to the effective time of the merger taken at the written request of County or with the prior written consent of County, or the acts or omissions of County prior to the

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effective time of the merger taken at the written request of ChoiceOne or with the prior written consent of ChoiceOne, in each case in connection with the transactions contemplated by the merger agreement or applicable law;

      except, in the case of each of (i) through (v), above, to the extent that such party is affected in a disproportionate manner as compared to other community banking organizations in Michigan.

      The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

      Conduct of Business Pending the Completion of the Transaction

      Each of County and ChoiceOne has agreed to certain covenants in the merger agreement restricting the conduct of its and its subsidiaries' business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement or as required by applicable law or with the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party and its subsidiaries will conduct its business in the ordinary course of business generally consistent with past practice and will use its commercially reasonable efforts (as defined in the merger agreement) to (i) preserve substantially intact such party's business organization, (ii) retain the services of such party's current officers and employees, and (iii) preserve its present relationships with customers, suppliers, vendors, and licensors.

      In addition, each of County and ChoiceOne have agreed to reciprocal restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, prohibitions against taking the following actions without the other party's prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) and subject, in each case, to certain exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement:

•	amending its articles of incorporation or bylaws (or other comparable organizational documents);
•	splitting, combining or reclassifying of any of its capital stock;
•	repurchasing, redeeming or otherwise acquiring, or offering to repurchase, redeem or otherwise acquire, any of its securities, except in the case of ChoiceOne accepting shares of its common stock in payment of the exercise price or withholding taxes in connection with the exercise or vesting of equity-based awards in accordance with past practice and the terms of the applicable stock plans and related award agreements;
•	declaring, setting aside or paying any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or entering into any contract with respect to the voting of, any shares of its capital stock (except regular quarterly dividends by a party on its common stock, distributions to or from a party to a subsidiary, and payment of the contemplated pre-merger special dividend by ChoiceOne);
•	issuing, selling, pledging, disposing, or encumbering any of its common stock, other than in the case of ChoiceOne issuing of shares of common stock upon the exercise or vesting of any award granted prior to the date of the merger agreement;
•	except as required by applicable law or in accordance with the terms of any benefit plan of such party as in effect on the date of the merger agreement, and except in the ordinary course of business consistent with past practice, (i) increasing the compensation (including bonus opportunities) payable or that could become payable to directors, executive officers, or any substantial class of employees; (ii) entering into any new or amending in any material respect any existing employment, consulting, severance, termination, retention or change in control agreements, (iii) establishing, adopting, entering into, amending, terminating, or taking any action to accelerate rights under any benefit plan; (iv) promoting any executive officer or promoting any non-executive officer employee to an executive officer position; (v) granting any severance or termination pay unless provided under any benefit plan; (vi) granting any compensatory awards that are payable in, relate to, or determined by reference to the value of ChoiceOne common stock or County common stock, as applicable; (vii) entering into any new or amending any collective bargaining agreement;
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or (viii) funding or securing payment of compensation or benefits under any benefit plan other than as provided by such benefit plan;
•	hiring or terminating any executive officer, except for termination for cause and hires to replace;
•	appointing or electing any director, except for removal for cause, appointments or elections to replace, and elections of current directors at any annual meeting of shareholders;
•	acquiring by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned subsidiaries, making any capital contributions to any person, other than (i) cash-only acquisitions and asset purchase transactions that do not exceed $500,000; (ii) transactions incident to foreclosures in connection with previously contracted debts; or (iii) acquisitions of personal property in the ordinary course of business generally consistent with past practice;
•	transferring, licensing, selling, leasing or otherwise disposing of any material assets, including equity interests in any subsidiary, except in the ordinary course of business consistent with past practice;
•	adopting or effecting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;
•	except in the ordinary course of business consistent with past practice, repurchasing, prepaying or incurring any indebtedness for borrowed money or guaranteeing any such indebtedness of another person, issuing or selling any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party or its subsidiaries, guaranteeing any debt securities of another person, or entering into any contract to maintain any financial statement condition of any other person other than its wholly-owned subsidiaries;
•	making any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or opening any such material office or facility;
•	entering into, amending, or modifying in any material respect, or consenting to the termination of, any material contract other than in the ordinary course of business consistent with past practice;
•	instituting, settling or compromising any pending or threatened actions before any arbitrator, court or other governmental entity involving the payment by the party of monetary damages exceeding $250,000, an admission of liability exceeding $250,000, or injunctive or similar relief, or having a material impact on the party's business;
•	making any material change in financial accounting principles or practices except for any such change required by a change in GAAP or other applicable law;
•	settling or compromising any tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments on the books and records of such party;
•	making, revoking, or changing any material tax election, changing any tax accounting period, or adopting, revoking, or changing any method of tax accounting;
•	entering into any closing agreement, surrendering in writing any right to claim a tax refund, offset or other reduction in tax liability or consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment;
•	entering into any joint venture, strategic partnership or alliance;
•	abandoning, encumbering, conveying title, exclusively licensing or granting any right or other licenses to material intellectual property owned by such party, other than in the ordinary course of business consistent with past practice;
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•	except pursuant to the merger, acquiring or causing its affiliates to acquire any shares of capital stock of the other party;
•	entering into any material new line of business or changing in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency having jurisdiction over the party;
•	except as required by law or a regulatory agency having jurisdiction over the parties, making any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;
•	making any loan in material violation of, or otherwise failing to comply in all material respects with, its underwriting and credit policies as in effect as of the date of the merger agreement;
•	restructuring or materially changing its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification of such portfolios;
•	purchasing, committing to purchase, or otherwise acquiring any derivative or synthetic mortgage product or entering into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;
•	taking any action that would prevent the merger from qualifying for its intended tax treatment or that would cause an unreasonable delay of the effectiveness of the registration statement;
•	failing to comply in all material respects with applicable law and internal policies and procedures adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any law is being contested in good faith and the other party has been notified of such contest;
•	failing to maintain its books, accounts, and records in the usual and regular manner and in material compliance with applicable law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;
•	failing to use commercially reasonable efforts (as defined in the merger agreement) to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;
•	failing to use commercially reasonable efforts (as defined in the merger agreement) to maintain and keep in full force and effect its and their existing insurance coverage (or substantially similar replacement coverage) in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;
•	failing to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of the party, GAAP standards, and the Interagency Policy Statement on the Allowance for Loan and Lease Losses;
•	failing to promptly notify the other party of the threat or commencement of any material action against, relating to, or affecting the party, its subsidiaries, and their respective directors, officers, employees, assets, liabilities, businesses, or operations or the merger or the merger agreement;
•	making any loan or loan commitment, renewal, or extension to any director, officer or principal shareholder which would, when aggregated with all outstanding loans, commitments, renewals, or extensions to the such person and such person's "immediate family" (as defined in Regulation O) and affiliates, exceed $750,000, except renewals or advances on existing lines of credit, the renegotiation or restructuring of any
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problem or delinquent loan, or the making of residential mortgage loans in the ordinary course of business consistent with past practice and on terms available to the party's customer's generally;
•	taking any action to discharge or satisfy any mortgage, lien, charge, or encumbrance, other than as a result of the payment of liabilities in accordance with their terms or in the ordinary course of business consistent with past practice, if the cost to discharge or satisfy such mortgage, lien, charge, or encumbrance is in excess of $100,000 (unless the discharge or satisfaction is covered by general or specific reserves);
•	taking any action to pay any liability in excess of $250,000 not shown on the party's financial statements, except in the ordinary course of business consistent with past practice, or in connection with the transactions contemplated by the merger agreement;
•	entering into or amending any contract or other transaction with any related person except as contemplated or permitted by the merger agreement, and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to customers generally;
•	making or renewing any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

•	taking any action to enter into, or committing to enter into, any agreement for trust, consulting, professional, or other services that is not terminable without penalty upon 90 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $250,000, and except for legal, accounting and other ordinary expenses (not including expenses of financial advisors) related to the merger agreement;

•	taking any action to enter into, or committing to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service, or disclosing any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by such party or its subsidiaries in connection with their employment, other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

•	agreeing or committing to do any of the foregoing.

      Restrictions on Solicitation

      Except as described below, each of ChoiceOne and County has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, it will not, and cause its subsidiaries and representatives not to, directly or indirectly: (i) solicit or initiate, encourage (including by way of furnishing non-public information), or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a proposal that constitutes, a takeover proposal; or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person non-public information in connection with, any takeover proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover proposal. Following execution of the merger agreement, each of ChoiceOne and County were required to, and to cause each of its respective subsidiaries and each of its and its respective subsidiaries' representatives to, cease any solicitation, encouragement, discussions or negotiations with any person that may have been ongoing with respect to any takeover proposal, request the destruction of its confidential information by such person, and terminate all physical and electronic data room access previously granted to any such person or its representatives.

      A "takeover proposal" with respect to either ChoiceOne or County means any inquiry, proposal, or offer from any person (other than the other party) or "group", within the meaning of Section 13(d) of the Exchange Act, of persons relating to, in a single transaction or series of related transactions, any (i) acquisition of assets equal to more than 25% of the party's consolidated assets or to which more than 25% of the party's net income on a

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      consolidated basis are attributable; (ii) acquisition of more than 25% of the outstanding common stock of the party or any subsidiary; (iii) tender offer or exchange offer that, if consummated, would result in any person or group of persons beneficially owning more than 25% of the party's outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the party; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and common stock involved is more than 25%, in each case, other than the merger.

      Notwithstanding the restrictions described above, at any time prior to obtaining the relevant shareholder approval, if a party receives an unsolicited takeover proposal, if such party's board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal, and subject to certain other conditions, such party and its representatives may (a) furnish (pursuant to a confidentiality agreement meeting certain requirements set forth in the merger agreement) information with respect to such party and its subsidiaries to the person who made the proposal and its representatives (provided that such party makes available to the other party, and provides the other party with express written notification of the availability of, any written material non-public information that is provided to such person or their representatives, if such information was not previously provided to the other party or its representatives), and (b) engage in or otherwise participate in discussions or negotiations with such person and its representatives; provided that such party will promptly provide to the other party (i) a copy of the takeover proposal together with the identity of the person(s) making the takeover proposal, and (ii) a written summary of the material terms of any such takeover proposal not made in writing.

      A "superior proposal" means, with respect to either ChoiceOne or County, any bona fide written takeover proposal with respect to such party that such party's board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the shareholders of such party from a financial point of view than the merger, taking into account all legal, regulatory, financial aspects of the proposal, and any changes to the terms of the merger agreement proposed in writing by the other party in response to such proposal or otherwise. For purposes of the definition of "superior proposal," the references to "25%" in the definition of takeover proposal are deemed to be references to "50%."

      Changes in Board Recommendations

      The respective boards of directors of ChoiceOne and County have each agreed, subject to certain exceptions discussed below, not to (i) fail to recommend to the shareholders the approval of the merger agreement (and, in the case of the ChoiceOne board of directors, approval of the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of common stock), (ii) change, qualify, withhold, withdraw or modify, or publicly propose to take such an action, in a manner adverse to the other party, their respective recommendations with respect to the merger, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication pursuant to Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable), or (iv) adopt, approve or recommend or publically propose to adopt, approve or recommend a takeover proposal. In addition, subject to certain exceptions described below and in the merger agreement, the respective boards of directors of ChoiceOne and County may not cause or permit their respective companies or subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any takeover proposal (other than a confidentiality agreement meeting certain requirements set forth in the merger agreement).

      Notwithstanding the restrictions described above, prior to obtaining the relevant shareholder approval, the board of directors of either of ChoiceOne or County is permitted to change, qualify, withhold, withdraw or modify in a manner adverse to the other party its recommendations with respect to the merger if, subject to certain conditions, the board of directors of ChoiceOne or County, as applicable, among other things, determines in good faith after consultation with its financial advisors and outside legal counsel that a takeover proposal received after the date of the merger agreement constitutes a superior proposal.

      Prior to making a change in recommendation as described above, the party whose board of directors is making such change must (i) inform the other party in writing of its board of directors' intention to change its

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      recommendation at least five business days in advance, (ii) provide to such other party the material terms and conditions of and identity of the person making the takeover proposal, as well as a copy of all written transaction documents and related materials with or from the party making such takeover proposal, and (iii) negotiate (and cause its representatives to negotiate) in good faith with the other party during such notice period, to the extent that the other party wishes to negotiate, to revise the terms of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal. Following the end of such notice period, the board of directors proposing to make the recommendation change must have considered in good faith any changes to the merger agreement proposed in writing by the other party, and must have determined that the superior proposal would continue to constitute a superior proposal if such revisions were to be given effect. If material revisions to a takeover proposal would have an impact, influence or other effect on the receiving party's board of directors' decision or discussion with respect to whether such proposal constitutes a superior proposal, that party's board of directors must deliver to the other party a new written notice and again comply with the procedures set forth in this paragraph, except that the five business day period described above becomes a three business day period.

      Efforts to Obtain Required Shareholder Approvals

      Each party has agreed to hold a special meeting, as soon as practicable following the date on which the registration statement of which this joint proxy statement and prospectus forms a part is declared effective, for the purposes of seeking the required approvals of its shareholders related to the merger agreement and the merger and, unless the board of directors of such party has changed its recommendation as permitted by the merger agreement, to use its commercially reasonable efforts (as defined in the merger agreement) to solicit the requisite shareholder approval for such proposals.

      Efforts to Complete the Transactions

      ChoiceOne and County have each agreed, among other things, to use commercial reasonable efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental entity or other third party in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

      Other Covenants and Agreements

      The merger agreement contains certain other covenants and agreements, including, among others, the following covenants:

•	each party will hold and treat in confidence all information received from the other party in connection with the transactions contemplated by the merger agreement in accordance with the provisions of the confidentiality agreement between ChoiceOne and County;
•	all employees of County or any County subsidiary (including employees on an authorized leave of absence) immediately before the effective time of the merger will automatically become employees of ChoiceOne or its subsidiaries as of the effective time of the merger, and ChoiceOne will (i) provide all former County employees the same employee benefits provided to similarly situated employees at ChoiceOne, (ii) cooperate with County to cause certain former County employees to receive retention bonuses as agreed upon by the parties, and (iii) provide credit for years of service with County or any County subsidiary for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any ChoiceOne employee benefit plan, including for purposes of determining seniority;
•	each party may (i) pay cash bonuses under its respective 2018 bonus plan consistent with the terms of the bonus plan and past practice, (ii) establish a 2019 cash bonus plan and issue incentive compensation in the form of equity awards under its existing stock incentive plan, in each case consistent with past practice and after consultation with the other party; (iii) increase employee compensation in the ordinary course
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consistent with past practice, but no more than 3.5% in the aggregate, and (iv) reimburse employees for expenses in accordance with its reimbursement policies and consistent with past practice;
•	County will, prior to the effective time of the merger, (a) contribute to the account of each participant in the County's 401(k) plan up to a 1% matching contribution for the period beginning January 1, 2019 and ending immediately prior to the effective time of the merger consistent with the formula used by County in past practice, and (b) contribute to the account of each participant in County's profit sharing plan an amount that, based on after-tax net profits earned from Lakestone Bank for the period beginning January 1, 2019 and ending immediately prior to the effective time of the merger, would provide a profit sharing contribution equal to 10% of the after-tax net profits earned by Lakestone Bank if the effective time of the merger were to occur on January 1, 2020;
•	County will adopt resolutions terminating its 401(k) plan and profit sharing plan prior to the effective time of the merger, and, after the effective time, the account balances of such plans will be either distributed to participants or rolled over to a qualified retirement plan or individual retirement account, and ChoiceOne will allow participants in County's profit sharing plan or 401(k) plan to roll over their account balances to ChoiceOne's 401(k) plan and will amend ChoiceOne's 401(k) plan to provide for former County employees who remain employed by ChoiceOne after the merger to be entitled to receive up to a 1% matching contribution for amounts deferred to ChoiceOne's 401(k) plan during 2019 (if such employees participated in County's 401(k) plan as of the effective time of the merger);
•	ChoiceOne will use commercially reasonable efforts (as defined in the merger agreement) to cause the shares of ChoiceOne common stock to be issued as merger consideration to be authorized for listing on the Nasdaq Capital Market within 180 days after the effective time of the merger but not later than April 30, 2020;
•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it or its directors or officers relating to the merger or other transactions contemplated by the merger agreement, will give the other party opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);
•	whether or not the merger is consummated, except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that the parties will each pay one-half of (i) each regulatory filing, notification, registration or similar fee required to be paid by a party in connection with the merger agreement and the transactions contemplated by the merger agreement pursuant to the Securities Act, the Exchange Act, applicable banking laws and other applicable laws, and (ii) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing this joint proxy statement and prospectus and the registration statement of which this joint proxy statement and prospectus is a part;
•	the parties will coordinate with each other regarding the declaration, setting of record dates and payment dates of dividends with respect to shares of ChoiceOne common stock and County common stock for the purpose of minimizing the risk that holders of shares of County common stock (i) in respect of any calendar quarter, receive dividends on both shares of County common stock and shares of ChoiceOne common stock received as merger consideration, or (ii) in respect of any calendar quarter, fail to receive a dividend on shares of County common stock or shares of ChoiceOne common stock received as merger consideration; and
•	neither party will, or will permit any of its subsidiaries or agents to, issue any press release or make any public announcement relating to the merger agreement or the transactions contemplated by the merger agreement without the prior consent of the other party, provided that either party may, without the prior written consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue such a press release or make such a public announcement that it believes in good faith, after consultation with outside legal counsel, to be required by applicable law or the rules or regulations of any applicable securities exchange (in which case the disclosing party will advise and consult with the other party regarding any such press release or announcement prior to making any such disclosure).

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      Conditions to Completion of the Transaction

      The obligations of ChoiceOne and County to consummate the transactions are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by holders of a majority of the outstanding shares of County common stock and a majority of the outstanding shares of ChoiceOne common stock;
•	the approval of the amendment to ChoiceOne's Articles of Incorporation to increase the number of authorized shares of common stock by holders of a majority of the outstanding shares of ChoiceOne common stock;
•	the receipt and effectiveness of all required regulatory approvals, the expiration of all statutory notice and waiting periods in respect of such regulatory approval, and the absence of any condition or restriction in connection with any such regulatory approval that would have, or would be reasonably likely to have, a material adverse effect on the surviving corporation;
•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction preventing or prohibiting consummation of the merger, and the absence of any law, regulation, order or decree prohibiting or making illegal the consummation of the merger; and
•	the declaration by the SEC of the effectiveness of the registration statement of which this joint proxy statement and prospectus forms a part, and the absence of any stop order suspending the effectiveness of such registration statement or proceedings initiated or threatened by the SEC for such purpose.

      In addition, the obligations of County to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date of the merger, or such other date as specified by the merger agreement, (a) certain representations and warranties of ChoiceOne with respect to delivery of a fairness opinion being true and correct in all respects, (b) certain representations and warranties of ChoiceOne with respect to authorization of the merger agreement, organization and good standing of ChoiceOne and its subsidiaries, ownership of its subsidiaries, ChoiceOne's capital stock, and investment bankers and brokers being true and correct in all respects, other than inaccuracies which individually and in the aggregate are de minimis in amount and impact, (c) certain representations and warranties of ChoiceOne with respect to authorization and enforceability of the merger agreement being true and correct in all material respects, and (d) all other representations and warranties of ChoiceOne being true and correct in all respects, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChoiceOne, without giving effect to any limitation as to "materiality" or "material adverse effect" contained therein, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect;
•	ChoiceOne having performed all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, except where the failure to perform such obligations has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ChoiceOne, without giving effect to any limitation as to "materiality" or "material adverse effect" contained therein;
•	ChoiceOne having delivered to County a certificate, dated as of the closing date, executed on behalf of ChoiceOne by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;
•	the absence of any change, state of facts, event, development or effect since December 31, 2018 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on
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ChoiceOne, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect; and
•	the receipt by County from Hunton Andrews Kurth LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

      In addition, the obligations of ChoiceOne to effect the merger are subject to satisfaction or waiver of the following additional conditions:

•	as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date of the merger, or such other date as specified by the merger agreement, (a) certain representations and warranties of County with respect to delivery of a fairness opinion being true and correct in all respects, (b) certain representations and warranties of County with respect to authorization of the merger agreement, organization and good standing of County and its subsidiaries, ownership of its subsidiaries, County's capital stock, and investment bankers and brokers being true and correct in all respects, other than inaccuracies which individually and in the aggregate are de minimis in amount and impact, (c) certain representations and warranties of County with respect to authorization and enforceability of the merger agreement being true and correct in all material respects, and (d) all other representations and warranties of County being true and correct in all respects, except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on County, without giving effect to any limitation as to "materiality" or "material adverse effect" contained therein, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect;
•	County having performed all of the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, except where the failure to perform such obligations has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on County, without giving effect to any limitation as to "materiality" or "material adverse effect" contained therein;
•	County having delivered to ChoiceOne a certificate, dated as of the closing date, executed on behalf of County by its chief executive officer or chief financial officer certifying as to the satisfaction of the conditions described in the preceding two paragraphs;
•	the absence of any change, state of facts, event, development or effect since December 31, 2018 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on County, provided that the failure to obtain regulatory approval of the merger will not be deemed to have a material adverse effect;
•	the receipt by ChoiceOne from Warner Norcross + Judd LLP of a written opinion, dated as of the closing date, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and
•	the number of shares of County common stock for which dissenters' rights have been properly exercised and not subsequently withdrawn, lost or not perfected not exceeding 20% of the shares of County common stock entitled to vote.

      Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required shareholder approvals, under the following circumstances:

•	by mutual written consent of ChoiceOne and County;
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•	by either ChoiceOne or County:
          if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;
          if the merger does not occur before December 31, 2019 (the "end date"), except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger and such failure has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the merger to occur on or before the end date; provided, however, that if the merger has not occurred solely because approval of the merger has not been received from a governmental entity, then the end date may be extended by either party without the consent of the other party for a period not to exceed 30 days;
          (i) if the ChoiceOne shareholder meeting has concluded and been finally adjourned and the requisite ChoiceOne shareholder approval has not been obtained, or (ii) if the County shareholder meeting has concluded and been finally adjourned and the requisite County shareholder approval has not been obtained, except in the event that the party seeking to terminate has failed to perform any of its obligations under the merger agreement required to be performed at or prior to such party's shareholder meeting and such failure has been a substantial cause of, or is a substantial factor that resulted in, the required approval of such party's shareholders not having been obtained;

•	by County, if ChoiceOne has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to County's obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from County of such breach or failure, except in the event that County is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would result in ChoiceOne's obligations to complete the transaction not being satisfied;
•	by ChoiceOne, if County has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which would result in the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to ChoiceOne's obligations to complete the transaction not being satisfied, and which either (i) cannot be cured by the end date, or (ii) if capable of being cured by the end date, have not been cured within 30 business days following receipt of written notice from ChoiceOne of such breach or failure, except in the event that ChoiceOne is then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement and such breach would result in County's obligations to complete the transaction not being satisfied;
•	by County prior to the receipt of the ChoiceOne shareholder approval if: (i) the ChoiceOne board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled "The Merger Agreement – Changes in Board Recommendations" beginning on page 76; (ii) the ChoiceOne board of directors has failed to reject a ChoiceOne takeover proposal and reaffirm the ChoiceOne board recommendation within five business days following the public announcement of such ChoiceOne takeover proposal, and in any event at least two business days prior to the ChoiceOne shareholder meeting; (iii) ChoiceOne enters into an agreement with respect to any ChoiceOne takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) ChoiceOne has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to ChoiceOne's right to adjourn or postpone the
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ChoiceOne shareholder meeting in accordance with the merger agreement, ChoiceOne has failed to call, give proper notice of, convene and hold the ChoiceOne shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) ChoiceOne or the ChoiceOne board of directors has publicly announced its intention to do any of the foregoing;
•	by ChoiceOne prior to the receipt of the County shareholder approval if: (i) the County board of directors has taken any of the actions in items (i) through (iv) described above in the first sentence of the section entitled "The Merger Agreement – Changes in Board Recommendations" beginning on page 76; (ii) the County board of directors has failed to reject a County takeover proposal and reaffirm the County board recommendation within five business days following the public announcement of such County takeover proposal, and in any event at least two business days prior to the County shareholder meeting; (iii) County enters into an agreement with respect to any County takeover proposal; (iv) County has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to County's right to adjourn or postpone the County shareholder meeting in accordance with the merger agreement, County has failed to call, give proper notice of, convene and hold the County shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) County or the County board of directors has publicly announced its intention to do any of the foregoing;
•	by County prior to receipt of the County shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) County has complied in all material respects with its non-solicitation obligations under the merger agreement, and (ii) County pays a termination fee prior to or simultaneously with such termination;
•	by ChoiceOne prior to receipt of the ChoiceOne shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, provided that (i) ChoiceOne has complied in all material respects with its non-solicitation obligations under the merger agreement, and (ii) ChoiceOne pays a termination fee prior to or simultaneously with such termination;
•	By ChoiceOne prior to closing if Lakestone Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory"; or
•	By County prior to closing if ChoiceOne Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

      Termination Fees and Expenses; Liability for Breach

      County will be obligated to pay to ChoiceOne a termination fee of $3,591,000 (referred to as the "termination fee") upon the occurrence of the event giving rise to termination as follows:

•	County will be obligated to pay the termination fee to ChoiceOne if ChoiceOne terminates the merger agreement because, prior to the receipt of the County shareholder approval: (i) the County board of directors has effected a County adverse recommendation change; (ii) the County board of directors has failed to reject a County takeover proposal and reaffirm the County board recommendation within five business days following the public announcement of such County takeover proposal, and in any event at least two business days prior to the County shareholder meeting; (iii) County enters into an agreement with respect to any County takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) County has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to County's rights to adjourn or postpone the County shareholder meeting in accordance with the merger agreement, County has failed to call, give proper notice of, convene and hold the County shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) County or the County board of directors has publicly announced its intention to do any of the foregoing.
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•	County will be obligated to pay the termination fee to ChoiceOne (i) if ChoiceOne terminates the merger agreement because County has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to ChoiceOne's obligations to complete the transaction are not satisfied, and which either (a) cannot be cured by the end date or (b) if capable of being cured by the end date, have not been cured within thirty business days following receipt of written notice from ChoiceOne of such breach or failure, or (ii) if ChoiceOne or County terminates the merger agreement because the requisite County shareholder meeting has concluded and been finally adjourned and the County shareholder approval has not been obtained, and in either case (x) any person has made (whether or not subsequently withdrawn) a County takeover proposal prior to the date of any such termination or the date of the County shareholder meeting, and (y) within 12 months after the date of such termination, County or any of its affiliates consummates a County takeover proposal or enters into any definitive agreement providing for a County takeover proposal and subsequently consummates such County takeover proposal (provided that for the purposes of this paragraph, references to 25% in the definition of "County takeover proposal" are deemed to be references to 50%).
•	County will be obligated to pay the termination fee to ChoiceOne if (i) ChoiceOne terminates the merger agreement because the merger does not occur on or before the end date, (ii) any person has made (whether or not subsequently withdrawn) a County takeover proposal prior to the date of any such termination, and (iii) within 12 months after the date of such termination, County or any of its affiliates consummates a County takeover proposal or enters into any definitive agreement providing for a County takeover proposal and subsequently consummates such County takeover proposal (provided that for the purposes of this paragraph, references to 25% in the definition of "County takeover proposal" are deemed to be references to 50%).
•	County will be obligated to pay the termination fee to ChoiceOne if County terminates the merger agreement prior to receipt of the County shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a County superior proposal.

       ChoiceOne will be obligated to pay County the termination fee upon the occurrence of the event giving rise to termination as follows:

•	ChoiceOne will be obligated to pay the termination fee to County if County terminates the merger agreement because, prior to the receipt of the ChoiceOne shareholder approval: (i) the ChoiceOne board of directors has effected a ChoiceOne adverse recommendation change; (ii) the ChoiceOne board of directors has failed to reject a ChoiceOne takeover proposal and reaffirm the ChoiceOne board recommendation within five business days following the public announcement of such ChoiceOne takeover proposal, and in any event at least two business days prior to the ChoiceOne shareholder meeting; (iii) ChoiceOne enters into an agreement with respect to any ChoiceOne takeover proposal (other than a confidentiality agreement that meets certain requirements set forth in the merger agreement); (iv) ChoiceOne has materially breached its non-solicitation obligations under the non-solicitation covenant of the merger agreement; (v) subject to ChoiceOne's rights to adjourn or postpone the ChoiceOne shareholder meeting in accordance with the merger agreement, ChoiceOne has failed to call, give proper notice of, convene and hold the ChoiceOne shareholder meeting materially in accordance with the requirements set forth in the merger agreement; or (vi) ChoiceOne or the ChoiceOne board of directors has publicly announced its intention to do any of the foregoing.
•	ChoiceOne will be obligated to pay the termination fee to County (i) if County terminates the merger agreement because ChoiceOne has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the mutual conditions to the parties' respective obligations to complete the transaction or the conditions to County's obligations to complete the transaction are not satisfied, and which either (a) cannot be cured by the end date or (b) if capable of being cured by the end date, have not been cured within thirty business days following receipt of written notice from County of such breach or failure, or (ii) if County or ChoiceOne terminates the merger agreement because the requisite ChoiceOne shareholder meeting has concluded and been finally adjourned
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and the ChoiceOne shareholder approval has not been obtained, and in either case (x) any person has made (whether or not subsequently withdrawn) a ChoiceOne takeover proposal prior to the date of any such termination or the date of the ChoiceOne shareholder meeting, and (y) within 12 months after the date of such termination, ChoiceOne or any of its affiliates consummates a ChoiceOne takeover proposal or enters into any definitive agreement providing for a ChoiceOne takeover proposal and subsequently consummates such ChoiceOne takeover proposal (provided that for the purposes of this paragraph, references to 25% in the definition of "ChoiceOne takeover proposal" are deemed to be references to 50%).
•	ChoiceOne will be obligated to pay the termination fee to County if (i) County terminates the merger agreement because the merger does not occur on or before the end date, (ii) any person has made (whether or not subsequently withdrawn) a ChoiceOne takeover proposal prior to the date of any such termination, and (iii) within 12 months after the date of such termination, ChoiceOne or any of its affiliates consummates a ChoiceOne takeover proposal or enters into any definitive agreement providing for a ChoiceOne takeover proposal and subsequently consummates such ChoiceOne takeover proposal (provided that for the purposes of this paragraph, references to 25% in the definition of "ChoiceOne takeover proposal" are deemed to be references to 50%).
•	ChoiceOne will be obligated to pay the termination fee to County if ChoiceOne terminates the merger agreement prior to receipt of the ChoiceOne shareholder approval in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a ChoiceOne superior proposal.

      In no event will either of County or ChoiceOne be required to pay the termination fee on more than one occasion.

      Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee, if applicable, neither County nor ChoiceOne will have any continuing liability to the other (except with respect to press releases, confidentiality and certain miscellaneous provisions). However, each party will remain liable for damages arising from a willful or intentional breach of the merger agreement or fraud.

      Governance of the Combined Company Following the Completion of the Transaction

      ChoiceOne has agreed to take all requisite action, effective as of the effective time of the merger, to cause (i) the ChoiceOne board of directors to consist of 14 directors, which will include: (a) seven directors designated by ChoiceOne, and (b) seven directors designated by County, with the number of ChoiceOne designees and County designees in each of the three classes of the surviving corporation's board of directors to be as equal as possible. From the effective time of the merger until the completion of the third annual shareholder meeting of the surviving corporation following the effective time of the merger, the board of directors of the surviving corporation will nominate for election the ChoiceOne designees and County designees, or such replacement designees as selected by the remaining ChoiceOne designees or County designees, as applicable. Prior to the effective time of the merger, ChoiceOne will amend its bylaws, or use commercially reasonable efforts (as defined in the merger agreement) to amend its articles of incorporation, to reflect the foregoing matters and to set the mandatory retirement age for ChoiceOne directors at 72 years.

      Effective as of the effective time of the merger, (i) Paul L. Johnson will serve as Chairman of the board of directors of the surviving corporation; (ii) Bruce J. Cady will serve as Vice Chairman of the board of directors of the surviving corporation; (iii) Kelly J. Potes will serve as the Chief Executive Officer of the surviving corporation; and (iv) Michael J. Burke will serve as President of the surviving corporation.

      Effective as of the effective time of the merger, and until the earlier of the third annual shareholder meeting of the surviving corporation or the effective time of the consolidation of the parties' respective subsidiary banks, (i) the board of directors of Lakestone Bank will be the board of directors of Lakestone Bank as of immediately prior to the effective time of the merger, except that ChoiceOne will be entitled to designate as a member of such board of directors one individual who is an officer of the surviving corporation and a director of ChoiceOne Bank, and (ii) the board of directors of ChoiceOne Bank will be the board of directors of ChoiceOne Bank as of immediately prior to

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      the effective time of the merger, except that County will be entitled to designate as a member of such board of directors one individual who is an officer of the surviving corporation and a director of Lakestone Bank.

      Indemnification and Insurance

      ChoiceOne has agreed that all rights to indemnification (including advancement of expenses) existing in favor of the current or former directors, officers, employees or agents of County or its subsidiaries as provided in their articles of incorporation, bylaws or similar organizational documents, or in any existing indemnification agreements with County or its subsidiaries, will survive the merger, will continue in full force and effect in accordance with their terms, and will be honored and assumed by the surviving corporation. For six years from the effective time of the merger, the surviving corporation, to the fullest extent permitted by law, will maintain in effect indemnification (including advancement of expenses) no less favorable to officers, directors, employees or agents than those set forth in the articles of incorporation, bylaws or similar organization documents of County and its subsidiaries in effect immediately prior to the date of the merger agreement and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers, employees or agents of County or any of its subsidiaries.

      County will purchase, prior to the effective time of the merger, at a cost not exceeding 300% of the last annual premium of each policy, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of bankers' blanket bond, directors' and officers' liability insurance and fiduciary liability insurance maintained by County and its subsidiaries for its current or former directors, officers, employees or agents with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. The surviving corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

      Amendments, Extensions and Waivers

      The merger agreement may be amended by the parties at any time before or after the receipt of the County shareholder approval or the ChoiceOne shareholder approval by action taken or authorized by the parties' respective boards of directors. After receipt of either the County shareholder approval or the ChoiceOne shareholder approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the County shareholders or the ChoiceOne shareholders, as applicable, without such further shareholder approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of ChoiceOne and County.

      Governing Law

      The merger agreement is governed by the laws of the State of Michigan.

      No Third Party Beneficiaries

      While the merger agreement is not intended to confer upon you or any other person other than ChoiceOne and County any rights or remedies, it provides limited exceptions for (i) County's and its subsidiaries' directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, and (ii) holders of County common stock after the effective time of the merger to properly convert their shares of common stock pursuant to the merger agreement.

      Specific Performance

      ChoiceOne and County agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. Each party will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

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      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

      General

      The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of County common stock with respect to the exchange of County common stock for ChoiceOne common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their County common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the Code, regulations issued by the Treasury Department of the United States ("Treasury Regulations"), judicial decisions, and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service (the "IRS") or the Treasury Department of the United States regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

      As described in the Risk Factors, the merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in a shareholder's recognition of taxable gain or loss in respect of all of his or her County common stock.

      This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of County common stock or to any party that has an agreement with the IRS. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of County common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of County common stock that are partnerships or other pass-through entities (and persons holding their County common stock through a partnership or other pass-through entity), persons who acquired shares of County common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, persons having a "functional currency" other than the U.S. dollar, U.S. expatriates, and persons holding their County common stock as part of a straddle, hedging, constructive sale, conversion transaction, or other risk reduction transaction. This summary does not address the income tax consequences to any party regarding the treatment of compensation or other benefits paid or to be paid by County or ChoiceOne.

      For purposes of this summary, a "U.S. Holder" is a beneficial owner of County common stock that is for U.S. federal income tax purposes:

•	a United States citizen or resident alien;
•	a corporation, or other entity or arrangement taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;
•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or
•	an estate of a decedent, the income of which is subject to United States federal income taxation regardless of its source.

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      If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds County common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

      ChoiceOne and County have structured the merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the merger agreement to constitute a "Plan of Merger" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code. The obligations of ChoiceOne and County to consummate the merger are conditioned upon the receipt of an opinion from Warner Norcross + Judd LLP for its client, ChoiceOne, and an opinion from Hunton Andrews Kurth LLP for its client, County, to the effect that the merger will for U.S. federal income tax purposes qualify as a reorganization based upon customary representations made by ChoiceOne and County.

      Assuming that the transactions are consummated substantially in conformity with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and the merger agreement will constitute a "Plan of Merger" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code. Based on the merger qualifying as a reorganization within the meaning of Section 368(a), the material United States federal income tax consequences of the merger will be as follows:

•	no gain or loss will be recognized by ChoiceOne or County by reason of the merger;
•	a U.S. Holder of County common stock will not recognize gain if it exchanges its County common stock for ChoiceOne common stock in the merger, except to the extent of any cash received in lieu of fractional shares;
•	a U.S. Holder of County common stock will not recognize any loss if it exchanges its County common stock solely for ChoiceOne common stock;
•	the aggregate tax basis in the ChoiceOne common stock received by a U.S. Holder in the merger will equal the aggregate tax basis in the County common stock surrendered in the merger (reduced by the amount of any tax basis in the County common stock surrendered that is treated as allocated to a fractional share of ChoiceOne common stock that is exchanged for cash); and
•	the holding period for the ChoiceOne common stock received by a U.S. Holder in the merger will include the holding period for the shares of County common stock surrendered in the merger.

      Exchange of County Common Stock for ChoiceOne Common Stock

      County shareholders will exchange all of their County common stock for ChoiceOne common stock in the merger. Accordingly, shareholders will not recognize gain or loss upon the exchange, except with respect to any cash received in lieu of fractional shares of ChoiceOne common stock.

      Receipt of Cash In Lieu of a Fractional Share of ChoiceOne Common Stock

      A U.S. Holder of County common stock who receives cash in lieu of the issuance of a fractional share of ChoiceOne common stock will generally be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by ChoiceOne. Gain or loss generally will be recognized in an amount equal to the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis in the County shares exchanged in the merger which is allocable to the fractional share of ChoiceOne common stock. In general, this gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the U.S. Holder's holding period with respect to such fractional share (including the holding period of shares of County common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

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      Tax Consequences of Special Dividend by ChoiceOne to all ChoiceOne Shareholders

      As part of the merger, the ChoiceOne board of directors expects to declare and pay a special cash dividend of $0.60 per share to ChoiceOne shareholders prior to the effective time of the merger. It is expected that such distribution, if made, will constitute a dividend to the extent of a shareholder's allocable share of ChoiceOne's undistributed current or accumulated earnings and profits. Distributions treated as dividends generally will be taxable as ordinary income to you but may be treated as "qualified dividend income" if certain requirements are met. In general, for a distribution by a corporation to qualify as "qualified dividend income," the shareholder receiving the distribution must have held his, her or its shares in that corporation for more than 60 days during the 121 day period beginning 60 days before the ex-dividend date for that distribution. The ex-dividend date is the first date following the declaration of the distribution on which the purchaser of the stock is not entitled to receive the declared distribution. Qualified dividend income received by individuals and other non-corporate shareholders is currently taxed at the federal income tax rate for long-term capital gains, not to exceed a maximum rate of 20%.

      Distributions in excess of ChoiceOne's current or accumulated earnings and profits will represent first a return of capital for U.S. federal income tax purposes to the extent of a ChoiceOne shareholder's tax basis in their shares of ChoiceOne common stock and thus, will generally not be taxable to a ChoiceOne shareholder. Distributions to a ChoiceOne shareholder in excess of their tax basis in their shares of ChoiceOne common stock and in excess of his, her or its allocable share of ChoiceOne's current or accumulated earnings and profits will be taxable to such shareholder as capital gain. Any such capital gain will be treated as a long-term capital gain if the ChoiceOne shareholder held his, her or its shares of ChoiceOne common stock for more than one year as of the date that such ChoiceOne shareholder receives the distribution and will generally be subject to a reduced rate of federal income tax.

      Backup Withholding and Information Reporting

      Payments of cash to a holder of County common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 24% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules or provides proof that such holder is exempt from backup withholding. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

      A U.S. Holder of County common stock who receives ChoiceOne common stock as a result of the merger will be required to retain records pertaining to the merger. The records should include the number of shares of County common stock exchanged, the number of shares of ChoiceOne common stock received, the fair market value of the County common stock exchanged, and the holder's adjusted basis in the ChoiceOne common stock received. Each U.S. Holder of County common stock who is required to file a U.S. federal income tax return and who is a "significant holder" that receives ChoiceOne common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S.

      Treasury Regulations Section 1.368-3 sets forth such holder's basis in the County common stock surrendered and the fair market value of the ChoiceOne common stock and cash received in the merger. A "significant holder" is a holder of County common stock who, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding stock of County or (2) owned securities of County with a basis for U.S. federal income tax purposes of at least $1 million.

      The preceding discussion constitutes the respective opinions of Warner Norcross + Judd LLP, as legal counsel to ChoiceOne, and Hunton Andrews Kurth LLP, as legal counsel to County, as to the material U.S. federal income tax consequences of the merger, as set forth in Exhibit 8.1 and 8.2 (and subject to the qualifications and assumptions therein) of the registration statement on Form S-4, of which this joint proxy statement and prospectus forms a part.

      The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a County shareholder. ChoiceOne and County have not requested and do not intend to request any ruling from the

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      IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

      ACCOUNTING TREATMENT

      In accordance with current accounting guidance, the merger will be accounted for using the purchase method. The result of this is that the recorded assets and liabilities of ChoiceOne will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of County will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the merger and consists of the shares of ChoiceOne common stock to be issued to County shareholders and cash in lieu of any fractional shares, exceeds the fair value of the net assets (including identifiable intangibles) of County as of the effective time of the merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated lives. Further, the purchase accounting method results in the operating results of County being included in the consolidated financial results of ChoiceOne beginning from the effective time of the merger.

      UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of ChoiceOne and County, after giving effect to the merger, using the purchase method of accounting (as described above) and giving effect to the related pro forma adjustments described in the accompanying notes. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had become effective on March 31, 2019. The pro forma combined income statement for the year ended December 31, 2018 and the three months ended March 31, 2019 gives effect to the merger as if the transaction had become effective on January 1, 2018.

      The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

      ChoiceOne has not performed the detailed valuation analysis necessary to determine the fair market values of County’s assets to be acquired and liabilities to be assumed. The pro forma adjustments included in this joint proxy statement and prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of County’s tangible and intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact ChoiceOne’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to County’s equity, including results of operations and certain balance sheet changes from March 31, 2019 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement and prospectus.

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      ChoiceOne Financial Services, Inc. and County Bank Corp
      Unaudited Pro Forma Condensed Balance Sheet
      March 31, 2019

	ChoiceOne Historical	County Historical	Pro Forma Adjustments		Pro Forma ChoiceOne and County
	(Amounts in thousands, except per share data)

Assets
Cash and cash equivalents	$16,296	$18,651	$(958	) A	$29,979
			(1,839	) B
			(2,172	) C
Time deposits in other financial institutions	-	948			948
Investment securities	174,856	196,645			371,501
Loans held for sale	1,524	-			1,524
Loans to other financial institutions	28,119				28,119
Loans held for investment	402,044	387,395	(1,690	) D	787,749
Allowance for loan losses	(4,730)	(1,690)	1,690	E	(4,730)
Net loans	397,314	385,705	-		783,019
Premises and equipment, net	16,125	10,746			26,871
Goodwill	13,728	-	24,267	F	37,995
Other intangible assets	-	1,123	10,175	G	10,175
			(1,123	) G
Mortgage servicing assets	1,061	843			1,904
Interest receivable and other assets	21,397	22,151			43,548
Total Assets	$670,420	$636,812	$28,351		$1,335,583

Liabilities and Shareholders' Equity
Deposits:
Non-interest bearing	$155,047	$116,154			$271,201
Interest bearing	409,404	445,546			854,950
Total deposits	564,451	561,700	-		1,126,151
Interest payable and other liabilities	3,042	1,855	1,901	H	6,798
Short-term borrowings	20,000	9,200			29,200
Other borrowings	225	-			225
Total liabilities	587,718	572,755	1,901		1,162,374
Shareholders' Equity
Preferred stock
Common stock	-	8,734	(8,734	) I	-
Additional paid-in capital	54,621	25,933	(25,933	) I	148,257
			93,636	J
Retained earnings	27,599	31,929	(958	) A	24,469
			(2,172	) C
			(31,929	) I
Accumulated other comprehensive income (loss)	482	(2,539)	2,539	I	482
Total shareholders' equity	82,702	64,057	26,450		173,209
Total Liabilities and Shareholders' Equity	$670,420	$636,812	$28,351		$1,335,583

Book value per share	$22.85	$36.67			$23.98
Tangible book value per share	$19.06	$35.54
Adjusted tangible book value per share (K)	$18.46				$17.31

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      ChoiceOne Financial Services, Inc. and County Bank Corp
      Unaudited Pro Forma Condensed Statement of Income
      Quarter Ended March 31, 2019

	ChoiceOne Historical	County Historical	Pro Forma Adjustments		Pro Forma ChoiceOne and County
	(Amounts in thousands, except per share data)

Interest income	$6,477	$6,135	$97	A	$12,493
			(48	) B
			(168	) C
Interest expense	981	697			1,678
Net interest income	5,496	5,438	(119)		10,815
Provision for loan losses	-	-			-
Noninterest income	1,758	1,341			3,099
Noninterest expense	5,334	4,769	463	D	10,489
			(77	) E
Net income before income taxes	1,920	2,010	(505)		3,425
Income tax	283	294	(106	) F	471
Net income	$1,637	$1,716	$(399)		$2,954
Net income per share
Basic	$0.45	$0.98			$0.41
Diluted	$0.45	$0.98			$0.41
Dividends per share	$0.20	$0.37			$0.20
Average shares outstanding
Basic	3,618,328	1,746,884	3,604,171		7,222,499
Diluted	3,634,048	1,746,884	3,604,171		7,238,219

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      ChoiceOne Financial Services, Inc. and County Bank Corp
      Unaudited Pro Forma Condensed Statement of Income
      Year Ended December 31, 2018

	ChoiceOne Historical	County Historical	Pro Forma Adjustments		Pro Forma ChoiceOne and County
	(Amounts in thousands, except per share data)

Interest income	$24,525	$22,914	$386	A	$47,633
			(193	) B
			(771	) C
Interest expense	2,461	1,969			4,430
Net interest income	22,064	20,945	(578)		42,431
Provision for loan losses	35	-			35
Noninterest income	6,920	5,231			12,151
Noninterest expense	20,461	18,040	1,850	D	39,999
			(352	) E
Net income before income taxes	8,488	8,136	(2,075)		14,549
Income tax	1,155	1,218	(436	) F	1,937
Net income	$7,333	$6,918	$(1,640)		$12,611
Net income per share
Basic	$2.03	$3.96			$1.75
Diluted	$2.02	$3.96			$1.74
Dividends per share	$0.71	$2.00			$0.71
Average shares outstanding
Basic	3,614,302	1,746,884	3,604,171		7,218,473
Diluted	3,628,127	1,746,884	3,604,171		7,232,298

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      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      Note 1 – Description of Transaction

      On March 22, 2019, ChoiceOne and County announced that they had entered into a merger agreement under which County will merge with and into ChoiceOne, with ChoiceOne continuing as the surviving corporation. Upon completion of the merger, each share of County common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive 2.0632 shares of ChoiceOne common stock.

      Note 2 – Basis of Presentation

      The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations in accordance with U.S. GAAP giving effect to the merger of County with and into ChoiceOne, with ChoiceOne surviving the merger. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The merger provides for the issuance of approximately 3,604,171 shares of ChoiceOne common stock based on the number of shares of County common stock outstanding at March 22, 2019 and the 2.0632 exchange ratio in the merger pursuant to the merger agreement. Based on ChoiceOne’s closing stock price on March 31, 2019, the total consideration would be approximately $93.6 million. The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if it occurred on January 1, 2019. The unaudited pro forma statement of income for the quarter ended March 31, 2019 and for the unaudited pro forma statement of income for the year ended December 31, 2018 give effect to the merger as if it occurred on January 1, 2018.

      Under the acquisition method of accounting, the assets and liabilities of County will be recorded at the respective fair values on the date of the closing of the merger. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information, some of which assumptions cannot be finalized until the consummation of the merger. Adjustments may include, but not limited to, changes in (i) County’s balance sheet through the effective time of the merger; (ii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

      Note 3 – Estimated Integration Costs

      In connection with the merger, the plan to integrate ChoiceOne’s and County’s operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. ChoiceOne and County are currently in the process of review of the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve changing information systems, canceling contracts between County and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by County. Additionally, as part of the parties’ formulation of the integration plan, certain actions regarding existing ChoiceOne information systems, premises, equipment, and supplier contracts may be taken. ChoiceOne expects to incur integration-related costs including system conversion costs, employee retention agreements, communications to customers, and others. Such costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. ChoiceOne estimates the integration-related costs to be approximately $1.9 million pre-tax and expect they will be incurred in fiscal years 2019 and 2020. These integration-related costs are not reflected in the accompanying pro forma financial information.

      Note 4 – Estimated Annual Cost Savings

      ChoiceOne expects to realize cost savings from the merger. These cost savings are not reflected in the unaudited pro forma condensed consolidated financial information. While any cost savings achieved would have a positive effect on the condensed consolidated financial information, there can be no assurance they will be achieved.

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      Note 5 – Pro Forma Merger Adjustments

      The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

      Balance Sheet

A	Record ChoiceOne’s estimated transaction expenses, net of ChoiceOne’s current tax rate.
B	Record County's estimated transaction expenses, net of County’s current tax rate (pre closing).
C	Cash and retained earnings of ChoiceOne have been reduced to reflect the proposed $0.60 per share special dividend by ChoiceOne to its shareholders at an estimated total amount of $2.2 million which is anticipated to occur prior to the date of closing of the merger.
D	Based on ChoiceOne’s initial evaluation of the acquired loan portfolio, a fair value adjustment of $1.7 million was recorded as a credit adjustment. This reflected a credit mark of $2.3 million reduced by County’s current purchase accounting adjustment of $0.6 million.
E	The allowance for loan losses is adjusted to reflect the reversal of County’s recorded allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance for loan losses may not be carried over.
F	Goodwill of $24.3 million is expected to be generated as a result of the total purchase price and net assets acquired. (See "Preliminary Purchase Accounting Allocation" below for the allocation of the purchase price to net assets acquired"). The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
G	Based on ChoiceOne's initial evaluation of core deposits, the identified estimated core deposit intangible of $10.2 million will be amortized on an accelerated basis over an estimated useful life of ten years. The amortization expense associated with the core deposit intangible is expected to result in an increase to noninterest expense of $1.9 million in the first year following the merger. The current core deposit intangible of $1.1 million on the balance sheet of County will be eliminated in purchase accounting.
H	Other liabilities have been adjusted to record $1.9 million of estimated deferred tax liability resulting from the recording of the assets and liabilities of County using ChoiceOne’s statutory federal tax rate of 21%.
I	Common stock, additional paid-in capital, retained earnings, and accumulated other comprehensive income were adjusted to reverse County’s historical shareholders' equity balances to reflect the consideration to be paid, estimated at $93.6 million.
J	Record issuance of 3,604,171 shares of ChoiceOne's common stock in connection with the transaction having an estimated value of $93.6 million. The share price used was as of March 31, 2019.
K	Tangible book value per share was adjusted for the proposed $0.60 per share special cash dividend to be paid by ChoiceOne to its shareholders prior to the closing of the merger.

      Income Statement

A	The increase in interest income from the estimated impact of the accretion of the loan purchase accounting adjustment. The loan accretion is expected to be recognized over a period of approximately 6 years on a straight line basis.
B	The decrease in interest income from the estimated amortization of the investment portfolio purchase accounting adjustment. The investment securities amortization accretion is expected to be recognized over a period of approximately 5 years on a straight line basis.
C	The decrease in interest income from the elimination of the accretion of County's loan purchase accounting adjustment.
D	The increase in noninterest expense from the estimated amortization of ChoiceOne’s core deposit intangible established as a result of the transaction.
E	The decrease in noninterest expense from the elimination of the amortization of County's actual core deposit intangible.
F	The tax effect at ChoiceOne’s statutory federal tax rate of 21% related to the net impact of the adjustments noted in items A through E above.

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      Note 6 – Preliminary Purchase Accounting Allocation

      Below is a reconciliation between the purchase price net assets acquired and the resultant goodwill.

	(Dollars in Thousands)
Pro Forma Purchase Price:
County shares outstanding at March 31, 2019	1,746,884
Price per share of County	$53.60
Aggregate pro forma value of ChoiceOne stock to be issued	93,636
		$93,636
Net Assets Acquired:
Cash and cash equivalents	16,812
Time deposits in other financial institutions	948
Investment securities	196,645
Net loans	385,705
Premises and equipment	10,746
Other intangible assets	10,175
Mortgage servicing rights	843
Other assets	20,250
Total assets acquired	642,124

Total deposits	561,700
Interest payable and other liabilities	1,855
Short-term borrowings	9,200
Total liabilities assumed	572,755
	69,369
Net assets acquired		$69,369
Preliminary pro forma goodwill created		$24,267

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      COMPARISON OF RIGHTS OF SHAREHOLDERS

      ChoiceOne and County are Michigan corporations subject to the Michigan Business Corporation Act (the "MBCA"). The rights of ChoiceOne shareholders are governed by the MBCA and ChoiceOne's restated articles of incorporation, as amended ("ChoiceOne Articles"), and bylaws, as amended ("ChoiceOne Bylaws"). The rights of County shareholders are governed by the MBCA and County's articles of incorporation, as amended ("County Articles") and bylaws, as amended ("County Bylaws"). After the merger, the rights of County's shareholders who become ChoiceOne shareholders will be governed by the MBCA, the ChoiceOne Articles and the ChoiceOne Bylaws.

      The following discussion is a summary of the current rights of County and ChoiceOne shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement and prospectus, the relevant provisions of the MBCA and the other governing documents that are referenced in this joint proxy statement and prospectus for a more complete understanding of the differences between being a shareholder of County and a shareholder of ChoiceOne.

      Authorized Capital Stock

      ChoiceOne. The ChoiceOne Articles authorize ChoiceOne to issue up to 7,000,000 shares of common stock, no par value, and 100,000 shares of preferred stock, no par value. If the proposed amendment to the ChoiceOne Articles under Proposal 2 is approved by the ChoiceOne shareholders, as of the effective time of the merger, the ChoiceOne Articles will authorize ChoiceOne to issue up to 12,000,000 shares of ChoiceOne common stock. The proposed amendment does not affect the authorized number of shares of ChoiceOne preferred stock. As of the record date, there were 3,632,917 shares of ChoiceOne common stock outstanding, and no shares of ChoiceOne preferred stock outstanding.

      County. The County Articles authorize County to issue up to 3,000,000 shares of common stock, par value $5.00 per share. As of the record date, there were 1,746,884 shares of County common stock outstanding.

      Issuance of Additional Shares

      ChoiceOne. ChoiceOne's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the ChoiceOne Articles without shareholder approval, subject only to the restrictions of the MBCA and the ChoiceOne Articles.

      ChoiceOne's board of directors may, at any time and from time to time, provide for the issuance of shares of preferred stock, in one or more series, up to the amounts specified in the ChoiceOne Articles without shareholder approval, subject only to the restrictions of the MBCA and the ChoiceOne Articles.

      County. County's board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the County Articles without shareholder approval, subject only to the restrictions of the MBCA and the County Articles.

      Number and Classification of Directors

      ChoiceOne. The ChoiceOne Articles provide that ChoiceOne's board of directors must consist of at least nine directors, but not more than fifteen directors. If the proposed amendment to the ChoiceOne Articles under Proposal 3 is approved, this provision will be deleted from the ChoiceOne Articles and the number of directors will be as provided in the ChoiceOne Bylaws. The ChoiceOne Bylaws provide that the number of directors is determined from time to time by the board of directors. The ChoiceOne board of directors is divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting of shareholders each year. ChoiceOne's board of directors currently consists of nine directors. Following the effective time of the merger, ChoiceOne's board will consist of fourteen directors, comprised of seven ChoiceOne designees and seven County designees.

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      County. The County Bylaws provide that County's board of directors must consist of at least five directors, but not more than 25 directors. The exact number of directors may be modified from time to time by an 80% vote of the board of directors. County's board of directors currently consists of fourteen directors. The County board of directors is divided into three classes. Each class of directors is as equal as possible in number and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting of shareholders each year.

      Election of Directors

      ChoiceOne. One class of ChoiceOne's directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). ChoiceOne's directors are elected by a plurality of the votes cast.

      County. One class of County's directors is elected each year, to hold office for a three-year term (or until their respective successors are elected and qualified, or until their respective resignation or removal). County's directors are elected by a plurality of the votes cast.

      Nomination of Director Candidates by Shareholders

      ChoiceOne. The ChoiceOne Articles provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the ChoiceOne board by delivering, not less than 120 days prior to the annual meeting, and not more than seven days following the date of notice of a special meeting called for election of directors, a notice to the Secretary of ChoiceOne setting forth: (a) the nominee's name, age, business address and residence address; (b) the nominee's the principal occupation or employment; (c) the number of shares of capital stock of ChoiceOne that are beneficially owned by the nominee; (d) a statement that such nominee is willing to be nominated and serve; and (e) such other information concerning such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee.

      County. A County shareholder may nominate an individual for election as a director by providing notice in writing to the Secretary of County not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year's annual meeting or, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting, or the announcement thereof, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by County. For special meetings called for election of directors, the notice must be provided to the County Secretary not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made or the date of the special meeting. The notice must set forth: (a) the name and address of the nominee; (b) the principal occupation of the nominee for the last five years and certain information about the nominee's expertise and qualifications; (c) familial relationships with other directors or officers of County or its subsidiaries; (d) a description of all arrangements and understandings between the nominee and any other person pursuant to which the nominee was or is to be selected as a nominee; (e) involvement in any material legal proceedings during the last five years; (f) other directorships currently held or held during the past five years with certain entities; (g) written consent to being named as a nominee and serving as a director, if elected; (h) any direct or indirect interest in any principal competitor of County or its subsidiaries; (i) a description of all direct and indirect compensation and monetary agreements during the past three years with the nominee and its affiliates; and (j) certain additional information.

      Removal of Directors

      ChoiceOne. The ChoiceOne Articles provide that a ChoiceOne director may be removed before the end of a term only for cause and only by vote of the holders of a majority of the shares entitled to vote at an election of

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      directors. The ChoiceOne Bylaws provide for a director's mandatory retirement from the board of directors at 70 years of age. Effective as of the effective time of the merger, the ChoiceOne board of directors will amend the ChoiceOne Bylaws to provide that the age for mandatory retirement from the board of directors is 72 years of age.

      County. The County Articles provide that a County director may be removed only for cause and only by vote of the holders of at least 66 2/3% of the shares entitled to vote at an election of directors.

      Indemnification of Directors, Officers and Employees

      ChoiceOne. The ChoiceOne Articles provide that ChoiceOne will indemnify, to the fullest extent permitted by the MBCA, directors or executive officers of ChoiceOne against claims arising out of their service to ChoiceOne, a subsidiary of ChoiceOne, or another organization at the request of ChoiceOne or a subsidiary of ChoiceOne. The ChoiceOne Bylaws additionally provide that ChoiceOne may indemnify other persons who serve or served as a director, officer, employee, or agent of ChoiceOne or who have served at the request of ChoiceOne as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

      County. The County Bylaws provide that County will indemnify, to the fullest extent permitted by the MBCA, its present and past directors, officers, employees, and agents, and such other persons as it is permitted to indemnify under the terms of, and subject to the limitations of, the MBCA.

      Shareholder Proposals

      ChoiceOne. The ChoiceOne Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders by giving notice of the matter in writing to the Secretary of ChoiceOne. The notice must be delivered to or mailed to and received at the principal executive offices of ChoiceOne (a) in the case of an annual meeting, not less than 120 calendar days prior to the date corresponding to the date of ChoiceOne's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and (b) in the case of a special meeting, not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. The notice by the shareholder must include: (i) a brief description of the matter the shareholder desires to present for shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of ChoiceOne that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.

      County. The County Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of the shareholders provided the shareholder satisfies certain requirements and (a) is a shareholder of record at the time of giving of notice of such meeting by the board of directors and at the time of the meeting; (b) is entitled to vote at such meeting; and (c) complies with the procedures for providing notice of shareholder proposals. In order for the shareholder notice to be proper, it must be provided in substantially the same manner in which notice of director nominations are provided. The section above entitled "Nomination of Director Candidates by Shareholders" offers a summary of this process.

      Special Meetings of Shareholders

      ChoiceOne. The ChoiceOne Bylaws provide that a special meeting of shareholders may be called by ChoiceOne's board of directors, the Chairman of the board of directors, the President or by shareholders holding, in the aggregate, not less than 10% of all shares entitled to vote. A written instrument setting forth the date and purposes of the meeting must be signed by an officer or director on behalf of the board of directors, the chairperson, the President, or by holders of a sufficient number of shares and delivered to ChoiceOne's President or Secretary.

      County. The County Bylaws provide that a special meetings of shareholders may be called by the board of directors or by any three or more shareholders owning, in the aggregate, not less than 20% of all shares entitled to

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      vote. The special meeting will be held at such place, on such date, and at such time as the board of directors shall fix.

      Shareholder Action Without a Meeting

      ChoiceOne. The ChoiceOne Bylaws provide that any action required or permitted to be taken at a meeting of the ChoiceOne shareholders may be taken without a meeting, without prior notice, and without a vote if all the shareholders entitled to vote at the meeting consent in writing.

      County. Under the MBCA, any action required or permitted to be taken at a meeting of the County shareholders may be taken without a meeting, without prior notice, and without a vote if all the shareholders entitled to vote at the meeting consent in writing.

      Amendment of Articles of Incorporation and Bylaws

      ChoiceOne. The ChoiceOne Articles may be amended by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote, except that certain provisions of the ChoiceOne Articles related to directors, interested party transactions, business combinations and tender or exchange offers, and amendment of the ChoiceOne Articles may be amended only by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne shares entitled to vote. The ChoiceOne Bylaws may be amended by the affirmative vote of a majority of the board of directors or by the affirmative vote of the holders of a majority of the outstanding ChoiceOne shares entitled to vote.

      County. The County Articles may be amended by the affirmative vote of the holders of a majority of the outstanding County shares entitled to vote, except that certain provisions of the County Articles related to business combinations, board of director composition, removal of directors, and amendment of the County Articles may be amended only by the affirmative vote of the holders at least 80% of the outstanding County shares entitled to vote. The County Bylaws may be amended by the affirmative vote of 80% of the board of directors. The County Bylaws may also be amended by the affirmative vote of the holders of a majority of the outstanding County shares entitled to vote, unless the provision proposed for amendment was previously amended or repealed by the board of directors, in which case amendment by the shareholders requires the affirmative vote of the holders at least 66 2/3% of the outstanding County shares entitled to vote.

      Business Combination Restrictions and Other Shareholder Limitations

      ChoiceOne. The ChoiceOne Articles include certain provisions related to business combinations with a person who owns 10% or more of the outstanding ChoiceOne stock or who is an affiliate who in the past two years owned 10% or more of the outstanding ChoiceOne stock. Such business combinations require approval by the affirmative vote of at least 66 2/3% of the outstanding ChoiceOne stock (other than stock held by certain related persons involved in such business combination). However, approval by the affirmative vote of only a majority of the outstanding ChoiceOne stock is required if the business combination has been approved by a vote of a majority of disinterested directors or if payment to shareholders in connection with the business combination is solely in cash and certain additional conditions are met.

      County. The County Articles provide that the affirmative vote of the holders of not less than 80% of the outstanding County common stock shall be required for the approval of certain business combinations with the beneficial owner of 10% or more of the outstanding County common stock or any affiliate of such person, and certain business combinations in which any such person has an interest. However, approval by the affirmative vote of only a majority of the outstanding County common stock is required if the business combination has been approved by two-thirds of the Continuing Directors (as defined in the County Articles) or if certain other conditions are met.

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      INFORMATION ABOUT COUNTY

      County is a Michigan corporation that owns all of the outstanding shares of common stock of Lakestone Bank, a Michigan state member bank formed in 1902, with operational headquarters in Lapeer, Michigan and branches located in Almont, Armada, Attica, Capac, Fostoria, Emmett, Imlay City, Memphis, Metamora and Yale, Michigan. Lakestone Bank offers full commercial and consumer banking services to customers throughout eastern and central Michigan. Lakestone Bank also has a loan office in Port Huron, Michigan and a wealth management center in Lapeer, Michigan.

      County's principal executive offices are located at 83 West Nepessing Street, Lapeer, Michigan 48446, and its telephone number at that location is (810) 664-2977. Additional information about County and its subsidiaries is included in documents incorporated by reference in this document. See the section of this document entitled "Where You Can Find More Information," beginning on page 130.

      Information about County's Business

      General

      County was incorporated as a Michigan corporation in 1988 to serve as a bank holding company for Lakestone Bank. County does not conduct any material operations at the holding company level other than activities it performs for Lakestone Bank. Its primary activities are to provide assistance in the management and coordination of Lakestone Bank's financial resources. County's principal asset is the outstanding common stock of Lakestone Bank. County derives its revenues primarily from the operations of Lakestone Bank in the form of dividends received from Lakestone Bank.

      Lakestone Bank is a Michigan state member bank chartered in 1902, and has served since that time as a community-based financial institution with operations centered in Lapeer, Michigan and the surrounding areas.

      As a bank holding company, County is subject to supervision and regulation by the Federal Reserve Board, in accordance with the requirements set forth in the Bank Holding Company Act of 1956, as amended, and by the rules and regulations issued by the Federal Reserve Board.

      As of March 31, 2019, County, on a consolidated basis, had total assets of $636.8 million, total loans of $387.4 million, total deposits of $561.7 million and shareholders' equity of $64.1 million.

      Products and Services

      Lakestone Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers throughout central and eastern Michigan. Lakestone Bank offers a range of lending services, including real estate, commercial and consumer loans to individuals and small- to medium-sized business and professional firms that are located in or conduct a substantial portion of their business in Lakestone Bank's market areas. Lakestone Bank's results of operations can be significantly affected by changes in interest rates or changes in the automotive and other manufacturing industries which comprise a significant portion of the local economic environment. Real estate loans offered by Lakestone Bank are secured by first or second mortgages on the subject collateral, and often relate to owner-occupied office and retail buildings. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements and other personal expenses.

      Lakestone Bank offers depository services and various checking account services. Lakestone Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, wire transfer services, cashier's checks, telephone banking, internet banking, direct deposit and automatic transfers between accounts. Lakestone Bank has ATMs at most of its locations. Lakestone Bank's business is not seasonal in any material respect.

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      Lakestone Bank funds its lending activities primarily from its core deposit base. Lakestone Bank obtains deposits from its local markets and is not heavily dependent on any single depositor.

      Competition

      Each activity in which Lakestone Bank is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary market area, Lakestone Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Lakestone Bank competes may have capital resources and legal loan limits substantially higher than those maintained by Lakestone Bank.

      Employees

      As of March 31, 2019, Lakestone Bank had 128 full-time employees and 29 part-time employees, none of whom are covered by a collective bargaining agreement.

      Information about County's Properties

      Lakestone Bank owns its main office, which is located at 83 West Nepessing Street, Lapeer, MI 48446. Lakestone Bank also owns its branches located at:

•	5515 Van Dyke, Almont, MI 48003
•	72890 North Avenue, Armada, MI 48005
•	4515 Imlay City Road, Attica, MI 48412
•	206 North Main Street, Capac, MI 48014
•	30 West Burnside Road (M-24), Fostoria, MI 48435
•	5508 Davison Road, Lapeer, MI 48446
•	3177 Main Street, Emmett, MI 48022
•	1875 South Cedar Street, Imlay City, MI 48444
•	81111 Main Street, Memphis, MI 48041
•	3414 South Lapeer Road, Metamora, MI 48455
•	637 South Main Street, Lapeer, MI 48446
•	3 North Main Street, Yale, MI 48097.

      Lakestone Bank also owns its wealth management center located at 1175 S. Lapeer Road, Lapeer, MI 48446, and leases its loan office located at 609 A, Huron Ave., Port Huron, MI 48060.

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      Executive Compensation

      Summary of Executive Compensation

      The following table shows certain information concerning the compensation earned by Mr. Cady and Mr. Burke during the fiscal years ended December 31, 2017 and December 31, 2018.

      SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensa- tion	Nonqualified Deferred Compensa- tion Earnings(2)	All Other Compensa- tion(3)	Total
Bruce J. Cady	2018	$ 302,149	$ 66,000	—	—	—	$ 85,779	$ 50,399	$ 500,327
Chief Executive Officer and Chairman	2017	$ 277,995	$ 50,000	—	—	—	$ 78,419	$ 43,130	$ 449,545

Michael J. Burke	2018	$ 242,885	$ 51,000	—	—	—	$ 13,424	$ 49,814	$ 357,123
President and Director	2017	$ 214,999	$ 35,000	—	—	—	$ 22,788	$ 39,077	$ 311,865

(1)	The amount reported includes directors' fees paid in cash to each of Mr. Cady and Mr. Burke. For 2018 and 2017 Mr. Cady's directors fees paid in cash were $26,000 and $15,000, respectively. For 2018 and 2017 Mr. Burke's directors fees paid in cash were $27,500 and $15,000, respectively.
(2)	The amount reported includes amounts contributed to supplemental executive retirement plan and director retirement plan accounts on behalf of each of Mr. Cady and Mr. Burke.
(3)	The amounts reported in this column consist of the following for 2018:

Name	401(k) Match	Profit Sharing Contribution	Auto	Total
Bruce J. Cady	$2,002	$37,776	$10,621	$50,399

Michael J. Burke	$2,750	$37,776	$9,288	$49,814

      Compensation Overview

      Mr. Cady entered into an employment agreement with County as of February 18, 2016 that provides for an annual salary of $250,935 with eligibility for annual raises, five weeks of paid vacation per calendar year, an automobile for use, and eligibility for all benefit plans and programs generally available to employees of County. Mr. Cady's employment agreement also provides for severance and change in control benefits. If Mr. Cady's employment is terminated by County without cause, by Mr. Cady for good reason, or by Mr. Cady within 90 days after a change of control of County (each of cause, good reason, and change of control as defined in the employment agreement), Mr. Cady is entitled to all accrued obligations, cash severance equal to Mr. Cady's current base salary paid in accordance with normal payroll practices for a period of two (2) years, and up to 12 months of equivalent medical, dental, and life insurance coverage as was in effect immediately prior to termination. In connection with the closing of the merger, Mr. Cady has entered into a transition agreement with ChoiceOne which will become effective as of the effective time of the merger and which will supersede Mr. Cady's employment agreement with County and the severance and change in control payments thereunder. Under the transition agreement, Mr. Cady will be entitled to an annualized salary of $304,321 and he will be eligible to participate in the fringe benefit programs available to ChoiceOne employees generally. Mr. Cady will not be eligible for any bonus, incentive or equity plans sponsored by ChoiceOne. Upon termination of the transition agreement, Mr. Cady will receive a severance payment equal to $608,642 and a payment equal to 12 times the monthly cost of health care continuation

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      (these benefits amounts are intended to replace the change in control benefits that would have been due Mr. Cady upon his voluntary termination under his employment agreement). Mr. Cady's transition agreement expires on December 31, 2019. In addition to his County employment agreement, Mr. Cady is party to a supplemental executive retirement agreement which is to pay him $30,000 annually for a period of fifteen years upon his reaching normal retirement age, or a lump sum payment of the total accrual balance upon a change in control. The accrual balance is the liability amount due under the supplemental executive retirement agreement and set forth in the financial statements of County, determined in accordance with generally accepted accounting principles. Mr. Cady also participates in the Director Retirement Plan wherein beginning the year after Mr. Cady turns 70 he will receive a lump sum payment of his deferral account balance, or upon a change in control he will receive the deferral account balance within 30 days following the change in control. The Director Retirement Plan is explained further under the Director Compensation section below.

      Mr. Burke entered into an employment agreement with County as of February 18, 2016 that provides for a salary of $200,000 with eligibility for annual raises, five weeks of paid vacation per calendar year, and an automobile for use. Under the employment agreement, Mr. Burke is eligible for all the benefit plans and programs generally available to employees of County. Mr. Burke's employment agreement also provides for severance and change in control benefits. If Mr. Burke's employment is terminated by County without cause, by Mr. Burke for good reason, or by Mr. Burke within 90 days after a change of control of County (each of cause, good reason, and change of control as defined in the employment agreement), Mr. Burke is entitled to all accrued obligations as well as cash severance equal to Mr. Burke's current base salary paid in accordance with normal payroll practices for a period of two (2) years and up to 12 months of equivalent medical, dental, and life insurance coverage as was in effect immediately prior to his termination. In connection with the closing of the merger, Mr. Burke has entered into an employment agreement with ChoiceOne, which will become effective as of the effective time of the merger and will supersede Mr. Burke's existing employment agreement with County in its entirety. Mr. Burke's employment agreement with ChoiceOne contains an annual salary of $310,000, eligibility for annual bonuses, eligibility for equity plans (including an initial award that will become fully vested if Mr. Burke leaves employment before December 31, 2020), paid time off of at least 30 days per calendar year, participation in fringe benefit programs available to ChoiceOne employees generally, reimbursement of business expenses, and a $250,000 transition bonus (with an additional $250,000 payment if Mr. Burke voluntarily leaves employment without good reason before December 31, 2020). In addition to his County employment agreement, Mr. Burke is also party to a supplemental executive retirement agreement which is to pay him $10,000 annually for a period of fifteen years upon reaching normal retirement age, or a lump sum payment of the total accrual balance upon a change in control. The accrual balance is the liability amount due under the supplemental executive retirement agreement and set forth in the financial statements of County, determined in accordance with generally accepted accounting principles. Mr. Burke also participates in the Director Retirement Plan wherein beginning the year after Mr. Burke turns 70 he will receive a lump sum payment of his deferral account balance, or upon a change in control he will receive the deferral account balance within 30 days following the change in control. The Director Retirement Plan is explained further under the Director Compensation section below.

      Outstanding Equity Awards at Fiscal Year-End

      The outstanding equity awards at fiscal year-end table has been omitted as there is no required information to be disclosed for the fiscal year ended December 31, 2018.

      Director Compensation

      Mr. Cady and Mr. Burke serve as directors but their respective fees and director retirement plan contributions are reflected in their fiscal year 2018 salary and nonqualified deferred compensation earnings entries as detailed in the Summary Compensation Table.

      During 2018, County compensated its directors with a retainer of $2,000 for the Chairperson and $2,000 for each other director. The chairs of the Compensation Committee and Insurance Committee each received an additional annual retainer of $1,000 and the chair of the Audit Committee received an additional annual retainer of $3,000. County directors received $1,500 per Board of Directors meeting attended.

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      County sponsors a Director Retirement Plan for the benefit of its directors. Under the Director Retirement Plan, on or around the end of each calendar year, County credits to each director who has completed participation paperwork with the following amount: A pro rata portion of five percent (5%) of County's net income for that calendar year, up to a maximum annual contribution of $10,000 for each participating director. For example, if County's net income was $1,000,000, the contribution formula for each participating director would be as follows: ($1,000,000 x 5%) = $50,000 ÷ 14 = $3,571.43 (not to exceed $10,000). Additionally, interest is credited to each participating director's account balance at a crediting rate which is equal to the 36-month Moody's average AA corporate bond rate plus one percent (1%). Such interest is compounded monthly. Contributions to director accounts cease when the director is no longer serving on the board.

      Merger-Related Compensation for County's Executive Officers

      The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation that County’s executive officers may receive that is based on or that otherwise relates to the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the effective date of the merger, including assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ments($)	Other ($)(5)	Total ($)
Bruce Cady	$ 608,642	—	—	$ 10,899	—	$ 10,000	$ 629,541

Mike Burke	$ 500,000	—	—	—	—	$ 10,000	$ 510,000

(1)	Pursuant to each of Mr. Cady's and Mr. Burke's employment agreements with County, upon a change in control each executive is entitled to continued payment of his base salary for a period of two years upon his voluntary or involuntary termination. However, Mr. Cady entered a transition agreement with ChoiceOne that supersedes his employment agreement effective as of the effective date of the merger wherein Mr. Cady is to receive severance of $608,642 upon termination of the transition agreement (i.e., December 31, 2019). Mr. Burke entered an employment agreement with ChoiceOne that supersedes his employment agreement with County effective as of the effective date of the merger wherein Mr. Burke is to receive a transition bonus of $250,000 and an additional $250,000 payment if Mr. Burke voluntarily terminates on or before December 31, 2020.
(2)	No stock awards are allocated to either of Messrs. Cady or Burke.
(3)	Each of Mr. Cady and Mr. Burke participates in a supplemental executive retirement agreement and the Director Retirement Plan; however, there are no compensation benefit enhancements for either executive under these arrangements as a result of the merger.
(4)	Pursuant to Mr. Cady's transition agreement with ChoiceOne, which supersedes his employment agreement as of the effective date of the merger, Mr. Cady is entitled to a payment equal to 12 times the monthly cost of health care continuation under County's health plan. Mr. Cady's employment agreement contains a similar provision that would have been trigged upon his voluntary or involuntary termination after the merger. Mr. Burke's employment agreement with County contains a provision for health care continuation upon a future change in control (not including the merger), however, Mr. Burke will not receive a health care continuation payment as a result of the merger because he is to remain employed under the ChoiceOne employment agreement.
(5)	According to the terms of the merger, County may pay to each active participant of the Director Retirement Plan up to $10,000 in lieu of a contribution/accrual for 2019. As active participants of the Director Retirement Plan, Mr. Cady and Mr. Burke will be eligible for such a payment. The Director Retirement Plan will terminate as of the effective time of the merger and a year 2019 contribution/accrual will not be made to active participant accounts.

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      COUNTY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
      RESULTS OF OPERATIONS

      The following discussion and analysis is intended to provide an overview of the significant factors affecting the financial condition and results of operations of County for the three months ended March 31, 2019 and 2018 and the years ended December 31, 2018 and 2017. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement and prospectus entitled "Special Note Regarding Forward-Looking Statements," "Risk Factors," "Selected Consolidated Historical Financial Data for County" and County's consolidated financial statements and the accompanying notes included elsewhere in this document. As used in this section, unless the context otherwise requires, references to "County" refer to County Bank Corp. and Lakestone Bank & Trust on a consolidated basis. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that County believes are reasonable but may prove to be inaccurate. County assumes no obligation to update any of these forward-looking statements, except as required by law.

      Overview

      County is a Michigan corporation that owns all of the outstanding shares of common stock of Lakestone Bank, with operational headquarters in Lapeer, Michigan. Lakestone Bank offers full consumer and commercial banking services to customers throughout its market areas in and around Lapeer, Macomb and St. Clair Counties, Michigan. Lakestone Bank has 13 banking locations. As of March 31, 2019, County had total assets of $636.8 million, total loans of $387.4 million, total deposits of $561.7 million and total stockholders' equity of $64.1 million.

      County generates most of its income from interest income on loans and investments, service charges on customer accounts and interest income from deposits in other financial institutions. County incurs interest expense on deposits and other borrowed funds and noninterest expenses such as salaries and employee benefits and occupancy expenses. Net interest income is the largest source of County's revenue. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders' equity, also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

      Changes in the market interest rates and interest rates County earns on interest-earning assets or pays on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders' equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in County's loan portfolio are affected by, among other factors, economic and competitive conditions in Michigan and specifically in Lapeer, Macomb and St. Clair Counties, Michigan, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within County's target market.

      Recent Developments

      On March 22, 2019, County and ChoiceOne entered into the merger agreement providing for a merger of equals between County and ChoiceOne pursuant to the merger of County with and into ChoiceOne, with ChoiceOne surviving the merger. Pursuant to the terms and subject to the conditions of the merger agreement, which has been approved by the County board of directors and the ChoiceOne board of directors, each share of County common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 2.0632 shares of ChoiceOne common stock. As part of completing the transaction, it is expected that ChoiceOne will declare and pay a special dividend of $0.60 per share to existing ChoiceOne shareholders. Upon completion of the transaction, ChoiceOne shareholders will own approximately 50.1% and County shareholders will own approximately 49.9% of the combined company, excluding outstanding ChoiceOne stock options and restricted

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      stock units. The transaction is expected to close in the second half of 2019, subject to satisfaction of customary closing conditions, including the approval of County and ChoiceOne shareholders.

      Results of Operations for the Three Months Ended March 31, 2019 and 2018

      Net income was $1.72 million for the three months ended March 31, 2019 compared with $1.54 million for the three months ended March 31, 2018, an increase of $172 thousand, or 11.14%. The increase in net income was primarily the result of a $233 thousand increase in net interest income. Annualized returns on average equity were 11.13% and 10.55% and annualized returns on average assets were 1.10% and 1.01%, for the three months ended March 31, 2019 and 2018, respectively.

      Net Interest Income

      Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowings, which are used to fund those assets. Tax equivalent net interest margin is the ratio of tax-equivalent net interest income to average earning assets for the period. The level of interest rates and the volume and mix of earning assets and interest-bearing liabilities impact net interest income and net interest margin.

      Net interest income before the provision for loan losses for the three months ended March 31, 2019 was $5.44 million compared with $5.21 million for the three months ended March 31, 2018, an increase of $233 thousand, or 4.48%. The increase in net interest income for the three months ended March 31, 2019 compared to the same period in 2018 was primarily due to the increase in average interest-earning assets of $13.16 million, or 2.33%.

      Interest income was $6.14 million for the three months ended March 31, 2019, an increase of $583 thousand, or 10.50%, compared with the three months ended March 31, 2018 primarily due to an increase of $484 thousand of interest income on loans during the three months ended March 31, 2019 compared to the same period in 2018 as a result of the increase in average loans outstanding of $32.84 million for the same period.

      Interest expense was $697 thousand for the three months ended March 31, 2019, an increase of $350 thousand, or 100.86%, compared with the three months ended March 31, 2018. This increase was primarily due to an increase in rates on interest-bearing liabilities. Average interest-bearing liabilities increased $10.69 million, or 2.50%, for the three months ended March 31, 2019 compared to the three months ended March 31, 2018.

      Tax equivalent net interest margin, which is a non-GAAP financial measure, defined as net interest income adjusted for tax-free income divided by average interest-earning assets, for the three months ended March 31, 2019 was 3.84%, compared to 3.77% for the three months ended March 31, 2018. The average yield on interest earning assets and the average rate paid on interest-bearing liabilities increased over the prior year. The average yield on interest-earning assets of 4.24% and the average rate paid on interest-bearing liabilities of 0.64%, for the three months ended March 31, 2019, were primarily impacted by changes in market interest rates, as well as changes in the volume and relative mix of the underlying assets and liabilities. Tax equivalent adjustments to net interest margin are the result of increasing income from tax-free securities by an amount equal to the taxes that would have been paid if the income were fully taxable based on a 21% federal tax rate for the three months ended March 31, 2019 and 2018, respectively, thus making tax-exempt yields comparable to taxable asset yields. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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      The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	March 31, 2019			March 31, 2018
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$371,208	$4,834	5.21%	$338,370	$4,350	5.14%
Securities	197,323	1,201	2.43	203,032	1,071	2.11
Deposits in other financial institutions	9,832	100	4.07	23,798	131	2.20

Total interest-earning assets	578,363	6,135	4.24	565,200	5,552	3.93

Allowance for loan losses	1,694			1,695
Noninterest-earning assets	45,090			45,129
Total assets	$621,759			$608,634
Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$188,320	520	1.10%	$152,570	185	0.49%
Money market and savings deposits	192,795	54	0.11	209,135	60	0.11
Certificates and other time deposits	53,061	91	0.69	64,719	90	0.56
Borrowed funds	4,477	32	2.86	1,538	12	3.12
Total interest-bearing liabilities	438,653	697	0.64	427,962	347	0.32
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	119,035			120,521
Other liabilities	2,399			1,615
Total liabilities	560,087			550,098
Shareholders' equity	61,672			58,536
Total liabilities and shareholders' equity	$621,759			$608,634
Net interest rate spread			3.60%			3.61%
Net interest income and margin(1)		$5,438	3.76%		$5,205	3.68%
Net interest income and margin (tax equivalent)(2)		$5,551	3.84%		$5,331	3.77%

(1)	The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
(2)	In order to make pre-tax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21.0% for the three months ended March 31, 2019. Net interest income and net interest margin on a fully taxable equivalent basis are non-GAAP financial measures. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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      The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates.

	For the Three Months Ended March 31,
	2019 vs. 2018
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$422	$62	$484
Securities	(31)	161	130
Deposits in other financial institutions	(56)	25	(31)
Total increase in interest income	335	248	583
Interest-Bearing liabilities:
Interest-bearing demand deposits	43	292	335
Money market and savings deposits	(5)	(1)	(6)
Certificates and other time deposits	(16)	17	1
Borrowed funds	23	(3)	20
Total increase in interest expense	45	305	350
Increase (decrease) in net interest income	$290	$(57)	$233

      Provision for Loan Losses

      County's provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. No provision was required for the three months ended March 31, 2019 and 2018.

      Noninterest Income

      County's primary sources of noninterest income are service charges on deposit accounts, interchange income, trust income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.

      Noninterest income totaled $1.34 million for the three months ended March 31, 2019 compared to $1.45 million for the same period in 2018, a decrease of $104 thousand, or 7.20%. The decline in other noninterest income was due to gains on the sale of other real estate owned in the first quarter of 2018 and not repeated in 2019.

      The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Three Months Ended March 31,		Increase
	2019	2018	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$442	$450	$(8)
Net gain on sales of loans	57	71	(14)
Earnings on bank-owned life insurance	89	90	(1)
Trust income	156	154	2
Interchange income	373	371	2
Other noninterest income	224	309	(85)
Total noninterest income	$1,341	$1,445	$(104)

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      Noninterest Expense

      Noninterest expense was $4.77 million and $4.84 million for the three months ended March 31, 2019 and 2018, respectively. The decline in salaries and employee benefits was a result of changes in staff levels and the related changes in employee benefit expenses. Other expenses increased as a result of increased activity associated with developing customer relationships.

      The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Three Months Ended March 31,		Increase
	2019	2018	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$2,458	$2,615	$(157)
Occupancy and equipment	514	561	(47)
Advertising	55	96	(41)
Professional fees	142	128	14
Data processing	479	427	52
Regulatory	24	71	(47)
Electronic banking fees	191	183	8
Directors' fees	184	141	43
Core deposit intangible amortization	76	88	(12)
Telecommunications	99	91	8
Other	547	437	110
Total noninterest expense	$4,769	$4,838	$(69)

      Efficiency Ratio

      The efficiency ratio is a supplemental financial measure utilized in management's internal evaluation of County's performance. A GAAP-based efficiency ratio is calculated by dividing total noninterest expense, excluding credit loss provisions, by net interest income plus total noninterest income, as shown in County's consolidated statements of income. County's adjusted efficiency ratio (a non-GAAP financial measure) is calculated by excluding from noninterest income the net gains and losses on the sales of investment securities and other assets, which can vary widely from period to period. Additionally, taxes and provision for loan losses are not included in this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income and/or being invested to generate future income, while a decrease would indicate a more efficient allocation of resources. County's adjusted efficiency ratio was 70.35% for the three months ended March 31, 2019 compared to 73.43% for the three months ended March 31, 2018.

      Income Taxes

      The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense increased $26 thousand, or 9.70%, to $294 thousand for the three months ended March 31, 2019 compared with $268 thousand for the same period in 2018. County's effective tax rates were 14.63% and 14.79% for the three months ended March 31, 2019 and 2018, respectively.

      Results of Operations for the Years Ended December 31, 2018 and 2017

      Net income was $6.92 million for the year ended December 31, 2018 compared with $5.35 million for the year ended December 31, 2017, an increase of $1.57 million, or 29.43%. The increase in net income was primarily the result of a $845 thousand increase in net interest income and a $1.06 million decrease in income tax expense due to adjustments recorded to the net deferred tax asset as a result of the lowering of the corporate federal income tax rate from 34% to 21%. Returns on average equity were 11.95% and 9.15% for the years ended December 31, 2018 and 2017, respectively. Returns on average assets were 1.13% and 0.90% for the years ended December 31, 2018 and 2017, respectively.

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      Net interest income for the year ended December 31, 2018 was $20.95 million compared with $20.10 million for the year ended December 31, 2017, an increase of $845 thousand, or 4.20%. The increase in net interest income was primarily due to increases in rates for the year ended December 31, 2018, compared with the year ended December 31, 2017.

      Interest income was $22.91 million for the year ended December 31, 2018, an increase of $1.88 million, or 8.94%, compared with the year ended December 31, 2017, primarily due to an increase of $1.12 million of interest income and fees on loans during the year ended December 31, 2018 compared to the same period in 2017 as a result of the increase in average loans outstanding of $27.87 million and an increase in average yield of total interest earning assets of 17 basis points for the year ended December 31, 2018.

      Interest expense was $1.97 million for the year ended December 31, 2018, an increase of $1.03 million, or 110.81%, compared with the year ended December 31, 2017. This increase was primarily due to an increase in rates on interest-bearing liabilities. Average interest-bearing liabilities increased $19.74 million, or 4.81%, for the year ended December 31, 2018 compared with the year ended December 31, 2017. The increase in average interest-bearing liabilities was primarily due to the increase in average interest-bearing deposits of $13.78 million, or 3.39%, during the year ended December 31, 2018.

      Tax equivalent net interest margin, which is a non-GAAP financial measure, was 3.77% and 3.81% for the years ended December 31, 2018 and 2017, respectively. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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      The following table presents, for the periods indicated, the total dollar amount of average balances, interest income from average interest-earning assets and the annualized resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in both dollars and rates. Any nonaccruing loans have been included in the table as loans carrying a zero yield.

	Years Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$348,800	$17,956	5.15%	$320,935	$16,836	5.25%
Securities	206,937	4,720	2.28	210,526	4,028	1.92
Deposits in other financial institutions	13,596	238	1.75	15,518	170	1.01

Total interest-earning assets	569,333	22,914	4.02	546,979	21,034	3.85

Allowance for loan losses	1,703			1,847
Noninterest-earning assets	45,485			46,365
Total assets	$613,115			$591,497
Liabilities and Shareholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$155,647	1,158	0.74%	$131,013	359	0.27%
Money market and savings deposits	204,952	236	0.12	207,117	239	0.12
Certificates and other time deposits	60,086	369	0.61	68,778	311	0.45
Borrowed funds	9,045	206	2.28	3,086	25	0.81
Total interest-bearing liabilities	429,730	1,969	0.46	409,994	934	0.24
Noninterest-Bearing Liabilities:
Noninterest-bearing demand deposits	122,682			120,045
Other liabilities	2,797			3,036
Total liabilities	555,209			533,075
Shareholders' equity	57,906			58,422
Total liabilities and shareholders' equity	$613,115			$591,497
Net interest rate spread			3.56%			3.61%
Net interest income and margin(1)		$20,945	3.68%		$$20,100	3.66%
Net interest income and margin (tax equivalent)(2)		$21,451	3.77%		$20,829	3.81%

(1)	The net interest margin is equal to net interest income divided by average interest-earning assets.
(2)	In order to make pre-tax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21.0% for the year ended December 31, 2018 and a federal tax rate of 34.0% for the year ended December 31, 2017. Net interest income and net interest margin on a fully taxable equivalent basis are non-GAAP financial measures. See "Non-GAAP Financial Measures" on page 23 and the reconciliation to the most directly comparable GAAP financial measure in Annex H to this joint proxy statement and prospectus.

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      The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities and distinguishes between the changes attributable to changes in volume and changes in interest rates.

	For the Years Ended December 31,
	2018 vs. 2017
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning assets:
Loans	$365	$755	$1,120
Securities	(19)	711	692
Deposits in other financial institutions	(2)	70	68
Total increase in interest income	344	1,536	1,880
Interest-Bearing liabilities:
Interest-bearing demand deposits	17	782	799
Money market and savings deposits	(2)	(1)	(3)
Certificates and other time deposits	(8)	66	58
Borrowed funds	76	105	181
Total increase in interest expense	83	952	1,035
Increase (decrease) in net interest income	$261	$584	$845

      Provision for Loan Losses

      County's provision for loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. No provision was required for the years ended December 31, 2018 and 2017.

      Noninterest Income

      County's primary sources of noninterest income are service charges on deposit accounts, interchange income, trust income and earnings on bank-owned life insurance. Noninterest income does not include loan origination fees.

      Noninterest income totaled $5.23 million for the year ended December 31, 2018 compared to $5.55 million for the year ended December 31, 2017, a decrease of $322 thousand, or 5.80%. This decrease was primarily due to decreases in the net gain on sales of loans as a result of declining demand for mortgages that are sold into the secondary market and decreases in the net gain on sales of other real estate owned due to fewer properties of other real estate owned that could be sold during 2018.

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      The following table presents, for the periods indicated, the major categories of noninterest income:

	Years Ended December 31,		Increase
	2018	2017	(Decrease)
	(Dollars in thousands)
Service charges on deposit accounts	$1,874	$1,936	$(62)
Net gain (loss) on sales or calls of investment securities	(382)	(347)	(35)
Net gain on sales of loans	164	338	(174)
Net gain on sales of other real estate owned	79	261	(182)
Earnings on bank-owned life insurance	368	381	(13)
Trust income	629	604	25
Interchange income	1,560	1,487	73
Other noninterest income	939	893	46
Total noninterest income	$5,231	$5,553	$(322)

      Noninterest Expense

      Noninterest expense was $18.04 million and $18.03 million for the years ended December 31, 2018 and 2017, respectively. The consolidation of CSB Bank and Lapeer County Bank & Trust Co. took place in late 2016. Data processing fees, occupancy and equipment expenses and advertising expenses increased as a result of implementing structural changes to effectively serve the expanded customer base. Telecommunications expenses decreased as a result of changes implemented in advance of the merger. Professional fees also declined in 2018 as a result of fees related to consolidation of the two banks in late 2016. Post-merger expenses incurred in 2017 were not repeated in 2018.

      The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Years Ended December 31,		Increase
	2018	2017	(Decrease)
	(Dollars in thousands)
Salaries and employee benefits	$9,588	$9,616	$(28)
Occupancy and equipment	1,964	1,813	151
Advertising	304	221	83
Professional fees	415	566	(151)
Data processing	1,803	1,654	149
Regulatory	252	302	(50)
Electronic banking fees	809	753	56
Directors' fees	579	445	134
Telecommunications expense	385	492	(107)
Core deposit intangible amortization	352	385	(33)
Other	1,589	1,780	(191)
Total noninterest expense	$18,040	$18,027	$13

      Efficiency Ratio

      County calculates its adjusted efficiency ratio by dividing total noninterest expense by the sum of net interest income and noninterest income, excluding net gains and losses on the sales of investment securities and other assets. Additionally, taxes and provision for loan losses are not included in this calculation. The adjusted efficiency ratio was 68.20% for the year ended December 31, 2018 compared with 70.04% for the year ended December 31, 2017.

      Income Taxes

      The amount of federal income tax expense is influenced by the amount of pre-tax income, the amount of tax-exempt income and the amount of other nondeductible expenses. Income tax expense decreased $1.06 million, or 46.60%, to $1.22 million for the year ended December 31, 2018 compared with $2.28 million for the same period

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      in 2017 primarily due the adjustment recorded during 2017 in the amount of $296 thousand to adjust the net deferred tax assets as a result of the lowering of corporate federal income tax rate to 21% beginning in 2018.

      The effective tax rates were 14.97% and 29.91% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate for 2017 was impacted by the adjustment of County's deferred tax assets related to the reduction in the U.S. federal statutory income tax rate to 21%.

      Financial Condition

      Loan Portfolio

      At March 31, 2019, total loans increased $23.53 million from December 31, 2018. Total loans at December 31, 2018 were $363.86 million, an increase of $19.32 million, or 5.61%, compared to $344.54 million as of December 31, 2017.

      Total loans as a percentage of deposits were 68.97%, 67.08% and 63.86% as of March 31, 2019, December 31, 2018 and December 31, 2017, respectively. Total loans as a percentage of assets were 60.83%, 59.01% and 57.23% as of March 31, 2019, December 31, 2018 and December 31, 2017, respectively.

      The following table summarizes County's loan portfolio by type of loan as of the dates indicated:

	March 31, 2019		December 31, 2018		December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial and industrial	$87,057	22.4%	$77,108	21.2%	$64,973	18.8%
Commercial real estate	145,619	37.6	136,951	37.6	137,409	39.9
Real estate construction	14,665	3.8	10,640	2.9	5,131	1.5
Residential real estate	105,622	27.3	104,611	28.8	103,312	30.0
Consumer and other	34,432	8.9	34,551	9.5	33,714	9.8
Total loans	387,395	100.0%	363,861	100.0%	344,539	100.0%
Allowance for loan losses	1,690		1,697		1,641
Loans, net	$385,705		$362,164		$342,898

      County has certain lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. Diversification of the loan portfolio is a means of managing the risks associated with fluctuations in economic conditions.

      In order to manage the diversification of the portfolio, County segments loans into classes. The real estate loan segment is sub-segmented into classes that primarily include commercial real estate mortgage loans, construction and land development loans, farmland loans, 1-4 family residential loans and multi-family residential loans. County segments consumer loans into classes that primarily include automobiles and other consumer loans, which include revolving credit plans. County analyzes the overall ability of the borrower and guarantors to repay a loan. Information and risk management practices specific to County's loan segments and classes follows.

      Commercial and Industrial. County's commercial and industrial loans represent credit extended to small- to medium-sized businesses primarily for the purpose of providing working capital and equipment purchase financing. Commercial and industrial loans often are dependent on the profitable operations of the borrower. These credits are primarily made based on the expected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most commercial and industrial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may also incorporate a personal guarantee. Some shorter-term loans may be extended on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The cash flows of borrowers may not be as expected and the collateral securing these loans may fluctuate, increasing the risk associated with this loan segment. As a result of the additional complexities, variables, and risks, commercial loans typically require more thorough underwriting and servicing than other types of loans. The commercial and industrial loan portfolio increased $9.95 million, or 12.90%,

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      to $87.06 million as of March 31, 2019 compared to $77.11 million as of December 31, 2018. Total commercial and industrial loans as of December 31, 2018 increased $12.14 million, or 18.68%, compared to $64.97 million as of December 31, 2017.

      Commercial Real Estate, Real Estate Construction and Residential Real Estate. County makes commercial real estate mortgage loans which are primarily viewed as cash flow loans and secondarily as loans secured by real estate. The properties securing County's commercial real estate loans can be owner occupied or nonowner occupied. Concentrations within the various types of commercial properties are monitored by management in order to assess the risks in the portfolio. The commercial real estate loan portfolio increased $8.67 million, or 6.33%, to $145.62 million as of March 31, 2019 compared to $136.95 million as of December 31, 2018. Total commercial real estate loans as of December 31, 2018 decreased $458 thousand, or 0.33%, compared to $137.41 million as of December 31, 2017.

      The repayment of these loans is largely dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. County seeks to minimize these risks in a variety of ways in connection with underwriting these loans, including giving careful consideration to the property's operating history, future operating projections, current and projected occupancy, location and physical condition.

      Construction and land development loans are generally nonowner occupied and are subject to certain risks attributable to the fact that loan funds are advanced over the construction phase and the project is of uncertain value prior to its completion. Construction loans are generally based upon estimates of costs and value associated with the completed project with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay the loan. County has underwriting and funding procedures designed to address what it believes to be the risks associated with such loans; however, no assurance can be given the procedures will prevent losses resulting from the risks described above.

      County's real estate lending activities also include the origination of 1-4 family residential and multi-family residential loans. The terms of these loans typically range from three to 20 years and are secured by the properties financed. County requires the borrowers to maintain mortgage title insurance and hazard insurance. County retains 1-4 family residential loans for its own portfolio, but will sell loans into the secondary market based on the current rate environment and County's anticipated liquidity needs.

      Consumer and Other. County's consumer loans include automobile loans, home improvement loans, home equity loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from one to seven years and vary based on the nature of collateral and size of the loan. Consumer loan collections are dependent on the borrower's continuing financial stability, and thus more likely to be adversely affected by job loss, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. To monitor and manage consumer loan risk, policies and procedures are developed and modified, as deemed appropriate by County's management. The consumer and other loan portfolio decreased $119 thousand, or 0.34%, to $34.43 million as of March 31, 2019 compared to $34.55 million as of December 31, 2018. Total consumer and other loans as of December 31, 2018 increased $837 thousand, or 2.48%, compared to $33.71 million as of December 31, 2017. Other loans consist primarily of smaller loans to business entities and individuals for various personal and business purposes and overdraft lines of credit principally extended to individuals.

      Concentrations of Credit

      The vast majority of County's lending activity occurs in Lapeer, Macomb and St. Clair Counties, Michigan. County's loans are primarily secured by real estate, including commercial and residential construction, owner occupied and nonowner occupied and multi-family commercial real estate, raw land and other real estate based loans located in these areas. As of March 31, 2019, December 31, 2018 and 2017, loans secured by real estate represented 68.7%, 69.3% and 71.4%, respectively, of County's total loans.

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      The following table summarizes the loan contractual maturity distribution by type and by related interest rate characteristics as of the date indicated:

	As of March 31, 2019
	One Year or Less	After One but Within Five Years	After Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$43,451	$15,919	$27,687	$87,057
Commercial real estate	12,414	48,185	85,020	145,619
Real estate construction	4,006	3,754	6,905	14,665
Residential real estate	3,863	20,882	80,877	105,622
Consumer and other	3,841	9,941	20,650	34,432
Total loans held in portfolio	$67,575	$98,681	$221,139	$387,395
Predetermined (fixed) interest rates	$45,384	$87,696	$106,475	$239,555
Floating interest rates	22,191	10,985	114,664	147,840
Total	$67,575	$98,681	$221,139	$387,395

      The information in the table above is limited to contractual maturities of the underlying loans. The expected life of County's loan portfolio will differ from contractual maturities because borrowers may have the right to curtail or prepay their loans with or without prepayment penalties.

      Asset Quality

      Nonperforming Assets and Potential Problem Loans. County has procedures in place to assist in maintaining the overall quality of its loan portfolio. County has established underwriting guidelines to be followed by its officers to monitor County's delinquency levels for any negative or adverse trends.

      County had $1.46 million, $1.53 million and $658 thousand in nonaccrual loans as of March 31, 2019, December 31, 2018 and 2017, respectively.

      The following table presents information regarding nonperforming assets as of the dates indicated:

	As of March 31, 2019	As of December 31, 2018	As of December 31, 2017
	(Dollars in thousands)
Nonaccrual loans:
Commercial and industrial	$-	$65	$-
Commercial real estate	-	-	61
Real estate construction	-	-	-
Residential real estate	1,278	1,284	565
Consumer and other	183	185	32
Total nonaccrual loans	1,461	1,534	658
Accruing loans 90 or more days past due	35	-	-
Total nonperforming loans	1,496	1,534	658
Other real estate	508	508	592
Other repossessed assets	-	-	-
Total nonperforming assets	$2,004	$2,042	$1,250
Restructured loans	$3,268	$3,284	$2,647
Nonperforming assets to total assets	0.31%	0.32%	0.21%
Nonperforming loans to total loans	0.39%	0.42%	0.19%

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      Allowance for Loan Losses

      The allowance for loan losses is a valuation allowance that is established through charges to earnings in the form of a provision for loan losses. The amount of the allowance for loan losses is affected by the following: (i) charge-offs of loans that decrease the allowance, (ii) subsequent recoveries on loans previously charged off that increase the allowance and (iii) provisions for loan losses charged to income that increase the allowance. For purposes of determining the allowance for loan losses, County considers the loans in its portfolio by segment, class and risk grade. Management uses judgment to determine the estimation method that fits the credit risk characteristics of each portfolio segment or loan class. To assist in the assessment of risk, management reviews reports related to loan production, loan quality, concentrations of credit, loan delinquencies and nonperforming and potential problem loans. County utilizes an independent third party loan review service to review the credit risk assigned to loans on a periodic basis and the results are presented to management for review.

      At March 31, 2019 and December 31, 2018, the allowance for loan losses amounted to $1.69 million and $1.70 million, or 0.44% and 0.47%, respectively, of total loans, as compared with $1.64 million, or 0.48% of total loans, as of December 31, 2017. County believes that the allowance for loan losses at March 31, 2019, December 31, 2018 and December 31, 2017 was adequate to cover probable incurred losses in the loan portfolio as of such date.

      The following table presents, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2019	2018	2018	2017
	(Dollars in thousands)
Average loans outstanding	$371,208	$338,370	$348,800	$320,935
Gross loans outstanding at end of period	387,395	344,706	363,861	344,539
Allowance for loan losses at beginning of period	1,697	1,641	1,641	1,684
Provision for loan losses	-	-	-	-
Charge-offs:
Commercial and industrial	-	-	(12)	(11)
Commercial real estate	-	-	(25)	(157)
Real estate construction	-	-	-	-
Residential real estate	-	-	(24)	(42)
Consumer and other	(42)	(73)	(151)	(252)
Total charge-offs for all loan types	(42)	(73)	(212)	(462)
Recoveries:
Commercial and industrial	14	1	1	119
Commercial real estate	-	1	1	168
Real estate construction	1	-	72	16
Residential real estate	1	29	32	3
Consumer and other	19	102	162	113
Total recoveries for all loan types	35	133	268	419
Net (charge-offs) recoveries	(7)	60	56	(43)
Allowance for loan losses at end of period	$1,690	$1,701	$1,697	$1,641
Allowance for loan losses to total loans	0.44%	0.49%	0.47%	0.48%
Net (charge-offs) recoveries to average loans(1)	0.00%	0.02%	0.02%	(0.01)%
Allowance for loan losses to nonperforming loans	112.97%	280.69%	110.63%	249.39%

(1)	Interim period annualized.

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      The following table shows the allocation of the allowance for loan losses among County's loan categories and the percentage of the respective loan category to total loans held for investment as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any loan category.

	As of March 31, 2019		As of December 31, 2018		As of December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial and industrial	$187	11.07%	$182	10.72%	$168	10.24%
Commercial real estate	437	25.86	433	25.52	428	26.08
Real estate construction	162	9.59	124	7.31	14	0.85
Residential real estate	227	13.43	237	13.97	293	17.85
Consumer and other	193	11.42	237	13.97	269	16.39
Unallocated	484	28.63	484	28.51	469	28.59
Total allowance for loan losses	$1,690	100.00%	$1,697	100.00%	$1,641	100.00%

      Available For Sale Securities

      As of March 31, 2019, the carrying amount of investment securities totaled $193.85 million, a decrease of $1.27 million, or 0.65%, compared with $195.11 million as of December 31, 2018. The carrying amount of investment securities at December 31, 2018 increased $13.52 million, or 7.45%, compared with $181.59 million as of December 31, 2017. Investment securities represented 30.44%, 31.65% and 30.16% of total assets as of March 31, 2019, December 31, 2018 and 2017, respectively.

      The majority of the securities in the portfolio are classified as available for sale. Securities classified as available for sale are measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, as accumulated comprehensive income or loss until realized. Interest earned on securities is included in interest income.

      The following table summarizes the amortized cost and fair value of the securities in the securities portfolio as of the dates shown:

	March 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
Government-sponsored enterprises	$14,219	$-	$(250)	$13,969
States and municipal	81,102	391	(1,099)	80,394
Corporate	6,639	-	(129)	6,510
Mortgage-backed securities: commercial	2,088	-	(80)	2,008
Mortgage-backed securities: residential	92,690	19	(2,069)	90,640
Trust preferred securities	325	-	-	325
Total	$197,063	$410	$(3,627)	$193,846

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	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
Government-sponsored enterprises	$14,232	$-	$(376)	$13,856
States and municipal	81,223	83	(2,853)	78,453
Corporate	6,648	-	(290)	6,358
Mortgage-backed securities: commercial	2,299	-	(117)	2,182
Mortgage-backed securities: residential	96,932	6	(3,000)	93,938
Trust preferred securities	325	-	-	325
Total	$201,659	$89	$(6,636)	$195,112

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available for Sale
Government-sponsored enterprises	$15,503	$-	$(326)	$15,177
States and municipal	84,742	237	(1,795)	83,184
Corporate	4,664	11	(81)	4,594
Mortgage-backed securities: commercial	2,774	-	(105)	2,669
Mortgage-backed securities: residential	77,184	6	(1,550)	75,640
Trust preferred securities	325	-	-	325
Total	$185,192	$254	$(3,857)	$181,589

      The following tables show contractual maturities and the weighted average yields on County's investment securities as of the dates presented. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Weighted average yields are not presented on a tax equivalent basis.

	Maturity as of March 31, 2019
	One Year or Less		One to Five Years		Five to Ten Years		After Ten Years
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Available-for-sale:
Government-sponsored enterprises	$4,016	1.19%	$10,203	1.51%	$-	-%	$-	-%
States and municipal	272	1.92	10,275	2.46	36,226	2.37	34,329	2.61
Corporate	-	-	4,618	2.54	2,021	3.59	-	-
Mortgage-backed securities: commercial	-	-	1,641	1.31	5,722	1.73	85,327	2.66
Mortgage-backed securities: residential	-	-	-	-	-	-	2,088	1.84
Trust preferred securities	-	-	-	-	-	-	325	7.38
Total available-for-sale	$4,288	1.23%	$26,737	2.04%	$43,969	2.34%	$122,069	2.34%

      County does not have the intent to sell any of the securities classified as available for sale while in a loss position and believes that it is not likely that it will have to sell any of these securities before a recovery of cost. The unrealized losses are attributable primarily to changes in market interest rates relative to those available when the securities were acquired. The fair value of these securities is expected to recover as the securities reach their maturity or re-pricing date, or if market rates for such investments decline.

      County does not believe that any of the securities are impaired due to reasons of credit quality. Accordingly, as of March 31, 2019, December 31, 2018 and 2017, County believes the impairments were

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      temporary, and no impairment loss has been realized in its consolidated statements of income for the periods then ended.

      Deposits

      County's lending and investing activities are primarily funded by deposits. County offers a variety of deposit accounts having a range of interest rates and terms including demand, savings, money market and certificates and other time accounts.

      Total deposits at March 31, 2019 were $561.70 million, an increase of $19.25 million, or 3.55%, compared with $542.45 million at December 31, 2018 primarily due to an increase of $27.19 million in interest-bearing transaction accounts. Deposits at December 31, 2018 increased $2.94 million, or 0.55%, compared with $539.51 million at December 31, 2017. The deposit growth experienced in 2018 was organic deposit growth.

	March 31, 2019		December 31, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Demand	$116,154	20.68%	$122,053	22.50%	$124,356	23.05%
Interest-bearing transaction accounts	198,910	35.41	224,322	41.35	206,668	38.31
Savings	193,923	34.52	142,892	26.35	143,387	26.58
Time deposits	52,713	9.39	53,186	9.80	65,102	12.06
Total deposits	$561,700	100.00%	$542,453	100.00%	$539,513	100.00%

      County's ratio of average noninterest-bearing deposits to average total deposits was 21.52% as of March 31, 2019 and 22.58% and 22.78% for the years ended December 31, 2018 and 2017, respectively.

      The following table shows the remaining maturity of time deposits of $100,000 and greater as of the date indicated:

March 31, 2019 (Dollars in thousands)
Time deposits $100,000 or greater with remaining maturity of:
Three months or less	$2,812
After three months through nine months	11,196
After nine months through 12 months	1,897
After 12 months	4,081

Total	$19,986

      Borrowings

      County has established approximately $35.00 million in unsecured lines of credits for overnight purchase of federal funds. In addition, County has an available line of credit with the FHLB, which allows County to borrow on a collateralized basis. FHLB advances are used to manage liquidity as needed. At March 31, 2019, County had an available line of credit with the FHLB, which allows it to borrow up to $60.68 million, on a collateralized basis. Any borrowings would be collateralized by a blanket lien on eligible commercial loans and loans secured by real estate. As of March 31, 2019, there was $1 million in outstanding borrowings with the FHLB.

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      Contractual Obligations

      The following table presents information regarding County's outstanding contractual obligations and other commitments to make future payments as of March 31, 2019, which consist of its future cash payments associated with County’s time deposits and contractual obligations pursuant to County’s FHLB advances and other borrowings:

March 31, 2019	Total Amounts Committed	One Year or Less	Over One Year Through Three Years	Over Three Years Through Five Years	Over Five Years
	(Dollars in thousands)
Contractual obligations:
Time deposits	$52,713	$35,394	$15,233	$2,086	$-
FHLB advances and other borrowings	9,200	9,200	-	-	-
Total	$61,913	$44,594	$15,233	$2,086	$-

      Off-Balance Sheet Items

      County is party to various financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit under commercial lines of credit, revolving credit lines, overdraft protection agreements and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of the instruments reflect the extent of County's involvement in particular classes of financial instruments. County's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. County uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

      County evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by County upon extension of credit, is based on management's credit evaluation of the customer.

      The following is a summary of the various financial instruments entered into by County as of the dates indicated:

	March 31, 2019	December 31, 2018	December 31, 2017
	(Dollars in thousands)
Unfunded commitments under lines of credit	$92,469	$96,561	$55,217
Commitments to grant loans	16,562	17,530	12,828
Commercial and standby letters of credit	97	72	82

      Commitments to Extend Credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements.

      Standby Letters of Credit. Standby letters of credit are conditional commitments issued by County to guarantee the performance of a customer to a third party. County's credit risk involved in issuing letters of credit is essentially the same as that involved in funding loan facilities.

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      Liquidity and Capital Resources

      Liquidity

      Liquidity is the measure of County's ability to meet the cash flow requirements of depositors and borrowers, while at the same time meeting County's operating, capital and strategic cash flow needs and to maintain reserve requirements to operate on an ongoing basis and manage unexpected events, all at a reasonable cost. For the three months ended March 31, 2019 and the years ended December 31, 2018 and 2017, County's liquidity needs have been met by core deposits, borrowed funds, security and loan maturities and amortizing investment and loan portfolios. County has access to purchased funds from correspondent banks, and advances from the FHLB are available under a security and pledge agreement to take advantage of investment opportunities.

      County’s cash flows are primarily impacted by loan demand and core deposit growth.  As the loan to deposit ratio increases there is less reliance on investment activity to provide returns.  Consequently, the investment portfolio is declining as maturities are not reinvested. County makes use of Federal funds lines and short term borrowings from the Federal Home Loan Bank of Indianapolis to manage demand mismatches between deposit growth and loan funding requirements and opportunities.  County is primarily dependent on core deposits generated from its market areas for funding.

      Capital Resources

      County is subject to various regulatory capital requirements administered by bank regulators. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures and risk weighting of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

      Failure to meet the minimum regulatory capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on County's consolidated financial statements. County believes, as of March 31, 2019, December 31, 2018 and December 31, 2017, that it met all of the capital adequacy requirements to which it was subject.

      As of March 31, 2019, the date of the most recent notification from the Michigan Department of Insurance and Financial Services, Lakestone Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that County believes has changed Lakestone Bank's prompt corrective action category.

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      The following table provides a comparison of Lakestone Bank's leverage and risk-weighted capital ratios as of March 31, 2019 and December 31, 2018 to the minimum and well-capitalized regulatory standards:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Categorized As Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Lakestone Bank & Trust
As of March 31, 2019
Total Capital (to risk weighted assets)	$66,655	15.6%	$34,273	8.0%	$42,841	10.0%
Common Equity Tier 1 Capital (to risk weighted assets)	64,965	15.2	19,279	4.5	27,847	6.5
Tier 1 Capital (to risk weighted assets)	64,965	15.2	25,705	6.0	34,273	8.0
Tier 1 Capital (to average tangible assets)	64,965	10.4	25,035	4.0	31,294	5.0
As of December 31, 2018
Total Capital (to risk weighted assets)	$65,607	16.1%	$32,579	8.0%	$40,723	10.0%
Common Equity Tier 1 Capital (to risk weighted assets)	63,910	15.7	18,325	4.5	26,470	6.5
Tier 1 Capital (to risk weighted assets)	63,910	15.7	24,434	6.0	32,579	8.0
Tier 1 Capital (to average tangible assets)	63,910	10.3	24,850	4.0	31,063	5.0

      The above minimum capital requirement disclosures do not include the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was phased in from 0.0% for 2015 to 2.50% by January 1, 2019. The capital conservation buffer was 2.50% at March 31, 2019 and 1.875% at December 31, 2018. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital.

      Quantitative and Qualitative Disclosures about Market Risk

      County manages market risk, which for County is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Lakestone Bank. This committee is composed of certain members of the Lakestone Bank board of directors in accordance with asset liability and funds management policies approved by the full board of directors of Lakestone Bank. Lakestone Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics.

      The following table summarizes the simulated change in net interest income and the economic value of equity over a 12-month horizon as of the dates indicated:

	Percent Change in Net Interest Income		Percent Change in Economic Value of Equity
Change in Interest Rates (Basis Points)	As of March 31, 2019	As of December 31, 2018	As of March 31, 2019	As of December 31, 2018
+300	(7.95)%	(5.81)%	(10.88)%	(11.20)%
+200	(4.89)	(3.51)	(6.75)	(7.20)
+100	(2.14)	(1.49)	(2.92)	(3.30)
-100	0.73	0.06	0.00	1.40

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      Critical Accounting Policies

      The consolidated financial statements of County include its accounts and those of its wholly-owned subsidiary, Lakestone Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of all these entities are in accordance with accounting principles generally accepted in the United States of America.

      County has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of its financial condition and results of operations. County believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate. County's accounting policies are integral to understanding its results of operations.

      Allowance for Loan Losses

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical charge-off experience and expected loss given default derived from County's internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

      A loan is considered impaired when, based on current information and events, it is probable that County will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

      Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group's historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, County does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

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      Recently Issued Accounting Pronouncements

      See Note 1 – Summary of Significant Accounting Policies in the notes to County's consolidated financial statements included elsewhere with this document regarding the impact of new accounting pronouncements which County has adopted.

      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      None.

      COUNTY'S CONSOLIDATED FINANCIAL STATEMENTS

      County's consolidated financial statements for the quarterly period ended March 31, 2019 and for the fiscal years ended December 31, 2018 and December 31, 2017 are included as Annex G to this joint proxy statement and prospectus and incorporated by reference herein.

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      Certain Directors and Executive Officers of County Continuing with ChoiceOne After the Merger

      Bruce J. Cady – Chairman of the Board and Chief Executive Officer (age 67). Mr. Cady currently serves as Chairman of the Board and Chief Executive Officer of County. Mr. Cady has been the Chief Executive Officer of Lakestone Bank (formerly known as Lapeer County Bank & Trust Co.), a subsidiary of County, since July 1, 2007. Mr. Cady served as Executive Vice President of Lapeer County Bank & Trust Co. from 2002 to 2006 and as President from 2006 to 2007. Mr. Cady began his banking career in 1975 with National Bank of Detroit.  He worked his way up to increasing roles of responsibilities, with stops at First of America and National City, before moving to Lapeer County Bank & Trust Co. in 1999.  Mr. Cady was named Community Banker Of The Year by Community Bankers of Michigan in 2018, and he was named a finalist by Ernst & Young LLP for the Entrepreneur Of The Year 2019 Award in The Michigan and Northwest Ohio Region.  Mr. Cady is also actively involved in the local community and promotes civil involvement by Lakestone Bank.  His role as a key member of the committee that brought Emergency 911 Dispatch to Lapeer County is just one example of his contributions to the community.  Mr. Cady received his Business Administration degree from the University of Arizona in 1975.  With several decades of banking experience, Mr. Cady’s business and managerial expertise, along with his community involvement and proven leadership skills, qualify him to serve as County’s Chairman of the Board and Chief Executive Officer.

      Michael J. Burke – Director and President (age 49). Mr. Burke currently serves as a director and President of County and a director and President/Chief Operating Officer of Lakestone Bank. Mr. Burke has been with Lakestone Bank since December 2016 following the merger of Capac Bancorp, Inc. and County. Previously Mr. Burke served as a director and President/CEO of Capac Bancorp Inc. and CSB Bank since February 2012. Prior to joining Capac Bancorp Inc. and CSB Bank, Mr. Burke spent 11 years working as an Area Manager for JPMorgan Chase & Co., which involved him managing a team of business bankers that covered three counties in Michigan, including Lapeer County.  Mr. Burke is actively involved in the Community Bankers of Michigan organization, including serving in officer positions, which allows him to interact and collaborate with executives from other Michigan banks.  Mr. Burke received his Bachelor of Business Administration and Finance degree from the University of Michigan-Flint in 2004.  Mr. Burke’s extensive business and banking background, as well as his perspective and institutional knowledge, qualify him to serve as a director and the President of County.

      Compensation Committee Interlocks and Insider Participation

      There are no compensation committee interlocks with respect to Mr. Cady or Mr. Burke.

      Transactions with Related Persons

      Lakestone Bank has outstanding loans to certain related persons, including certain of its directors and officers.  Such loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Lakestone Bank, and do not involve more than normal risk of collectability or present other unfavorable features.

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      BENEFICIAL OWNERSHIP OF COUNTY COMMON STOCK BY
      MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF COUNTY

      The following table sets forth information with respect to the beneficial ownership of County common stock as of March 31, 2019, subject to certain assumptions set forth in the footnotes, for:

•	each shareholder, or group of affiliated shareholders, who County knows beneficially owns more than 5.0% of the outstanding shares of County common stock;
•	each of County's directors;
•	each of County's named executive officers; and
•	all of County's executive officers and directors as a group.

      County is not aware of any shareholder, or group of affiliated shareholders, who beneficially owns more than 5.0% of the outstanding shares of County common stock. Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Except as otherwise indicated, County believes the beneficial owners of County common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

      Unless otherwise indicated, the address of each of the individuals named in the table below under "Named Executive Officers and Directors" is c/o County Bank Corp., 83 West Nepessing Street, Lapeer, Michigan 48446.

Name	Number Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers and Directors
Bruce J. Cady	2,555	*
Michael J. Burke, Jr.	699	*
Harold J. Burns	2,066	*
Eric E. (Rick) Burrough	61,000	3.5%
David H. Bush, O.D.	59,403	3.4%
David J. Churchill, J.D.	2,700	*
Curt E. Coulter, D.O.	1,270	*
Patrick A. Cronin	2,973	*
Daniel J. Duncan	9,096	*
Gary M. Gariglio	600	*
Gregory A. McConnell	13,012	*
Timothy L. Oesch, CPA	6,082	*
Scott D. Sheldon	2,612	*
Michelle M. Wendling	720	*
Joseph H. Black	114	*
Shelly M. Childers	20	*
5% Shareholders; None
All Executive Officers and Directors as a group (16 persons)	164,922	11.2%

*	Amount represents between 0% and 1.0% of outstanding common stock.

127

      DISSENTERS' RIGHTS

      Dissenters' rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. The holders of ChoiceOne capital stock are not entitled to dissenters' rights in connection with the merger under Michigan law or otherwise.

      Under the provisions of Section 762 of the Michigan Business Corporation Act ("MBCA"), a County shareholder may dissent from the merger and be paid the fair value of shares held by such shareholder by complying with the procedures set forth in Sections 761 through 774 of the MBCA. If a County shareholder does not vote for approval of the merger agreement at the County special meeting, and delivers written notice of dissent before the County special meeting, the County shareholder has the right to receive the fair value of shares if the merger is approved and consummated. A County shareholder may not dissent as to less than all of the shares that such County shareholder owns.

      If you are a County shareholder and wish to dissent, you must follow certain required procedures. To claim dissenters' rights, you must:

      1.       not vote for or consent in writing to the approval of the merger agreement; and

      2.       deliver to County, before the vote of the County shareholders is taken on the merger agreement, written notice that you intend to demand payment for your shares if the merger agreement is approved by the shareholders and the transactions contemplated by the merger agreement are completed.

      Within ten days after the date on which the County shareholders approve the merger agreement, County must give notice to each shareholder who properly demanded the right to receive the fair value of his or her shares. If you are a dissenting shareholder, you must, within the timeframe set in the notice provided by County, file with County a written demand for payment, certify that you acquired beneficial ownership of the shares before the date of the first announcement of the terms of the merger, and deposit your certificates in accordance with the terms of the notice. If you properly demand payment and deposit your share certificates, you will retain all other rights of a shareholder until those rights are canceled or modified by the taking of the actions contemplated by the merger agreement. If you do not demand payment or deposit your share certificates as required in the notice, you lose your dissenters' rights.

      A copy of Sections 761 through 774 of the MBCA is attached as Annex D to this Proxy Statement.

      LEGAL MATTERS

      The validity of the shares of ChoiceOne common stock to be issued pursuant to the merger will be passed upon by Warner Norcross + Judd LLP, 111 Lyon Street NW, Suite 900, Grand Rapids, Michigan 49503. The material U.S. federal income tax consequences relating to the merger will be passed upon for ChoiceOne by Warner Norcross + Judd LLP and for County by Hunton Andrews Kurth LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202-2799.

      EXPERTS

      The consolidated financial statements of ChoiceOne as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, each appearing in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Plante & Moran, PLLC, an independent registered public accounting firm, which reports have been incorporated by reference herein and in the registration statement by inclusion of such reports in ChoiceOne's Annual Report on Form 10-K for the year ended December 31, 2018, and upon the authority of said firm as experts in accounting and auditing.

128

      The consolidated financial statements of County as of and for each of the years ended December 31, 2018 and 2017 have been included herein in reliance upon the report of Crowe LLP, independent auditor, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

      SHAREHOLDER PROPOSALS

      A ChoiceOne shareholder seeking to present a proposal at a ChoiceOne annual meeting of shareholders must provide notice to the Secretary of ChoiceOne not less than 120 calendar days prior to the date corresponding to the date of ChoiceOne's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless ChoiceOne did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be provided not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting. A ChoiceOne shareholder seeking to include a proposal in ChoiceOne's proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to ChoiceOne in accordance with the rules and regulations of the Securities Exchange Act of 1934. With respect to ChoiceOne's 2020 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in ChoiceOne's proxy statement and form of proxy relating to the meeting is December 21, 2019.

      A ChoiceOne shareholder seeking to nominate an individual for election as a ChoiceOne director must provide notice to the Secretary of ChoiceOne not less than 120 days prior to the date of the election meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting.

      County does not currently anticipate holding an annual meeting of shareholders in 2020. A summary of how a County shareholder may nominate an individual for election as a director or propose a shareholder action at a meeting of the County shareholders is provided in the section entitled "Comparison of Rights of Shareholders" beginning on page 96.

      OTHER MATTERS PRESENTED AT THE MEETINGS

      As of the date of this joint proxy statement and prospectus, neither the ChoiceOne board of directors nor the County board of directors knows of any matters that will be presented for consideration at either the ChoiceOne special meeting or the County special meeting, respectively, other than as described in this joint proxy statement and prospectus. If any other matters come before either the ChoiceOne special meeting or the County special meeting or any adjournment or postponement thereof and are voted upon, the form of proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy and the persons named in the form of proxy and acting thereunder will vote in accordance with their discretion on such matters.

129

      WHERE YOU CAN FIND MORE INFORMATION

      ChoiceOne files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. ChoiceOne files such reports and other information with the SEC electronically, and the SEC maintains an internet website located at www.sec.gov containing this information. The reports and other information that ChoiceOne files with the SEC is also available at its website, www.choiceone.com. Information included on ChoiceOne's website is not incorporated by reference into this joint proxy statement and prospectus.

      You can obtain any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, electronically at the SEC's website above. In addition, ChoiceOne will provide you with copies of any reports, proxy statements or other information filed by ChoiceOne with the SEC, without charge, upon written or oral request to: ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345, Attn: Thomas L. Lampen, phone number: (616) 887-7366.

      County does not file reports or other information with the SEC. If you would like to request documents from County, please send a request in writing or by telephone to County at the following address or phone number:

      County Bank Corp.

      83 West Nepessing Street

      Lapeer, Michigan 48446

      (810) 664-2977

      Attention: Joseph H. Black

      To receive timely delivery of these documents in advance of the special meetings, you must make your request by September 11, 2019.

      You should rely only on the information contained in or incorporated by reference into this joint proxy statement and prospectus. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference into this joint proxy statement and prospectus. The information contained in this joint proxy statement and prospectus speaks only as of the date of this joint proxy statement and prospectus unless the information specifically indicates that another date applies. You should not assume that the information contained in this joint proxy statement and prospectus is accurate as of any date other than the date of this joint proxy statement and prospectus, and neither the delivery of this joint proxy statement and prospectus to you nor the issuance of ChoiceOne common stock under it shall create any implication to the contrary.

      If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement and prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement and prospectus does not extend to you.

      This document contains a description of the representations and warranties that each of ChoiceOne and County made to the other in the merger agreement. Representations and warranties made by ChoiceOne, County and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding ChoiceOne, County or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

130

      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by ChoiceOne with the SEC are incorporated by reference into this joint proxy statement and prospectus. You should carefully read and consider all of these documents before making an investment decision.

      (a)    The description of ChoiceOne Financial Services, Inc. common stock contained in the Registrant's registration statement on Form S-4, filed on August 11, 2006, as amended on September 11, 2006, including any further amendment or report filed hereafter for the purpose of updating such description.

      (b)    ChoiceOne's annual report on Form 10-K for the fiscal year ended December 31, 2018.

      (c)    ChoiceOne's quarterly report on Form 10-Q for the quarter ended March 31, 2019.

      (d)    ChoiceOne's definitive Proxy Statement on Schedule 14A for its 2019 annual meeting of shareholders, filed April 19, 2019.

      (e)    ChoiceOne's Current Reports on Form 8-K filed March 4, 2019, March 28, 2019 and May 23, 2019 and ChoiceOne's Current Report on Form 8-K/A filed March 25, 2019 (other than those portions of the documents deemed to be furnished and not filed).

      ChoiceOne also incorporates by reference all documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement and prospectus and prior to the date of the special meeting (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed). Such documents are considered to be a part of this joint proxy statement and prospectus, effective as of the date such documents are filed.

131

      ANNEX A

      AGREEMENT AND PLAN OF MERGER

      BY AND BETWEEN

      COUNTY BANK CORP.

      AND

      CHOICEONE FINANCIAL SERVICES, INC.

      Dated as of March 22, 2019

      Table of Contents

ARTICLE I THE MERGER		A-1

1.1	Merger	A-1
1.2	The Closing	A-2
1.3	Effective Time of Merger	A-2
1.4	Additional Actions	A-2
1.5	Surviving Corporation	A-2
1.6	Reservation of Right to Revise Structure	A-2

ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK		A-3

2.1	Conversion of Securities	A-3
2.2	Surrender of Shares	A-3
2.3	Distributions with Respect to Unexchanged Shares	A-4
2.4	Termination of Exchange Fund	A-4
2.5	No Further Ownership Rights in CBC Common Stock	A-4
2.6	No Fractional Shares	A-4
2.7	No Liability	A-5
2.8	Lost, Stolen or Destroyed Certificates	A-5
2.9	Withholding Rights	A-5
2.10	Investment of Exchange Fund	A-5
2.11	Adjustments	A-5
2.12	Dissenting Shares	A-6

ARTICLE III CBC'S REPRESENTATIONS AND WARRANTIES		A-6

3.1	Authorization, No Conflicts, Etc.	A-6
3.2	Organization and Good Standing	A-7
3.3	Subsidiaries	A-7
3.4	Capital Stock	A-8
3.5	Financial Statements	A-8
3.6	Absence of Undisclosed Liabilities	A-8
3.7	Absence of Certain Changes or Events	A-8
3.8	Legal Proceedings	A-9
3.9	Regulatory Filings	A-9
3.10	No Indemnification Claims	A-9
3.11	Conduct of Business	A-9
3.12	Experience	A-10
3.13	Agreements With Bank Regulators	A-10
3.14	Tax Matters	A-10
3.15	Properties	A-11
3.16	Intellectual Property	A-12
3.17	Required Licenses, Permits, Etc.	A-12
3.18	Material Contracts and Change of Control	A-13
3.19	Labor and Employment Matters	A-14
3.20	Employee Benefits	A-15
3.21	Environmental Matters	A-17
3.22	Duties as Fiduciary	A-17
3.23	Investment Bankers and Brokers	A-17
3.24	Fairness Opinion	A-17
3.25	CBC-Related Persons	A-18
3.26	Change in Business Relationships	A-18
3.27	Insurance	A-18
3.28	Books and Records	A-18
3.29	Loan Guarantees	A-18
3.30	Data Security and Customer Privacy	A-18

A-ii

3.31	Allowance for Loan and Lease Losses	A-19
3.32	Loans and Investments	A-19
3.33	Loan Origination and Servicing	A-19
3.34	Securities Laws Matters	A-19
3.35	Joint Ventures; Strategic Alliances	A-19
3.36	Policies and Procedures	A-19
3.37	Shareholder Rights Plan; Takeover Laws	A-19
3.38	No Other Representations and Warranties	A-19

ARTICLE IV CHOICEONE'S REPRESENTATIONS AND WARRANTIES		A-20

4.1	Authorization, No Conflicts, Etc.	A-20
4.2	Organization and Good Standing	A-21
4.3	Subsidiaries	A-21
4.4	Capital Stock	A-21
4.5	Financial Statements	A-22
4.6	Absence of Undisclosed Liabilities	A-23
4.7	Absence of Certain Changes or Events	A-23
4.8	Legal Proceedings	A-23
4.9	Regulatory Filings	A-23
4.10	No Indemnification Claims	A-23
4.11	Conduct of Business	A-23
4.12	Experience	A-24
4.13	Agreements With Bank Regulators	A-24
4.14	Tax Matters	A-24
4.15	Properties	A-25
4.16	Intellectual Property	A-26
4.17	Required Licenses, Permits, Etc.	A-27
4.18	Material Contracts and Change of Control	A-27
4.19	Labor and Employment Matters	A-29
4.20	Employee Benefits	A-30
4.21	Environmental Matters	A-31
4.22	Duties as Fiduciary	A-32
4.23	Investment Bankers and Brokers	A-32
4.24	Fairness Opinion	A-32
4.25	ChoiceOne-Related Persons	A-32
4.26	Change in Business Relationships	A-32
4.27	Insurance	A-33
4.28	Books and Records	A-33
4.29	Loan Guarantees	A-33
4.30	Data Security and Customer Privacy	A-33
4.31	Allowance for Loan and Lease Losses	A-33
4.32	Loans and Investments	A-33
4.33	Loan Origination and Servicing	A-33
4.34	Securities Laws Matters	A-34
4.35	Joint Ventures; Strategic Alliances	A-34
4.36	Policies and Procedures	A-34
4.37	Shareholder Rights Plan; Takeover Laws	A-34
4.38	No Other Representations and Warranties	A-35

ARTICLE V COVENANTS		A-35

5.1	Conduct of Business by CBC	A-35
5.2	Conduct of Business by ChoiceOne	A-38
5.3	No Solicitation by CBC	A-42
5.4	No Solicitation by ChoiceOne	A-45
5.5	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders' Meetings	A-47
5.6	Regulatory Matters and Approvals	A-48

A-iii

5.7	Governance Matters	A-49
5.8	Press Releases and Public Announcement	A-50
5.9	Access to Information	A-50
5.10	Indemnification and Insurance	A-51
5.11	Takeover Laws	A-52
5.12	Section 16 Matters	A-52
5.13	Securityholder Litigation	A-52
5.14	Tax-Free Reorganization Treatment	A-52
5.15	Pre-Merger Special Dividend	A-53
5.16	Dividends	A-53
5.17	Expenses	A-53
5.18	Fairness Opinion	A-53
5.19	Employee Matters	A-54
5.20	Nasdaq Listing	A-55
5.21	Transaction Documents	A-56
5.22	Call Reports	A-56
5.23	Section 280G Mitigation	A-56
5.24	Financial Statements	A-57

ARTICLE VI CLOSING CONDITIONS		A-57

6.1	Conditions to Each Party's Obligation to Effect the Merger	A-57
6.2	Conditions to CBC's Obligation to Effect the Merger	A-57
6.3	Conditions to ChoiceOne's Obligation to Effect the Merger	A-58

ARTICLE VII TERMINATION		A-60

7.1	Termination of Plan of Merger	A-60
7.2	Effect of Termination	A-61

ARTICLE VIII CERTAIN DEFINITIONS		A-63

ARTICLE IX MISCELLANEOUS		A-70

9.1	No Third-Party Beneficiaries	A-70
9.2	Specific Performance	A-70
9.3	Entire Agreement	A-71
9.4	Succession and Assignment	A-71
9.5	Construction	A-71
9.6	Exclusive Jurisdiction; Venue	A-71
9.7	Waiver of Jury Trial	A-71
9.8	Notices	A-71
9.9	Governing Law	A-72
9.10	Counterparts	A-72
9.11	Headings	A-72
9.12	Calculation of Dates and Deadlines	A-72
9.13	Severability	A-72
9.14	Non-Survival of Representations, Warranties and Agreements	A-72
9.15	Amendments	A-72

A-iv

      AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Plan of Merger") is made as of March 22, 2019, by and between COUNTY BANK CORP., a Michigan corporation ("CBC"), and CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("ChoiceOne").

      PRELIMINARY STATEMENT

      1.                The respective Boards of Directors of each of CBC and ChoiceOne have determined that it is in the best interests of their respective corporations and shareholders that CBC and ChoiceOne engage in a business combination in order to continue and advance their respective long-term business strategies and goals; and

      2.                The respective Boards of Directors of each of CBC and ChoiceOne have approved the merger of CBC with and into ChoiceOne (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act and any rules or regulations promulgated thereunder (the "MBCA") and any other applicable Law; and

      3.                The CBC Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, (a) determined that the terms of this Plan of Merger are fair to and in the best interests of CBC and the CBC Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the CBC Shareholders of this Plan of Merger; and

      4.                The ChoiceOne Board of Directors has, in light of and subject to the terms and conditions set forth in this Plan of Merger, (a) determined that the terms of this Plan of Merger are fair to and in the best interests of ChoiceOne and the ChoiceOne Shareholders, and (b) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the ChoiceOne Shareholders of (i) this Plan of Merger and (ii) an increase in the authorized shares of ChoiceOne Common Stock from 7,000,000 shares to 12,000,000 shares (the "Increase in Common Stock"); and

      5.                For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be, and is adopted as, a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes; and

      6.                All of the members of the ChoiceOne Board of Directors have executed and delivered to CBC a voting agreement in their capacity as ChoiceOne Shareholders, and all of the members of the CBC Board of Directors have executed and delivered to ChoiceOne a voting agreement in their capacity as CBC Shareholders.

      In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, CBC and ChoiceOne agree as follows:

      ARTICLE I
      THE MERGER

      1.1             Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, CBC will be merged with and into ChoiceOne and the separate corporate existence of CBC will cease. CBC and ChoiceOne are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations will become a single corporation, which corporation will be ChoiceOne (sometimes referred to as the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation will be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of CBC and ChoiceOne, will vest in the Surviving Corporation, (b) all choses in action of CBC and ChoiceOne will continue unaffected and uninterrupted by the Merger and will accrue to the Surviving Corporation,

      and (c) all assets and liabilities of CBC and ChoiceOne will become the assets and liabilities of the Surviving Corporation.

      1.2             The Closing. CBC and ChoiceOne will consummate the Merger (the "Closing") (a) at the offices of Warner Norcross + Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., local time, on a date no later than the fifth Business Day immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as CBC and ChoiceOne may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date").

      1.3             Effective Time of Merger. On the Closing Date, CBC and ChoiceOne will each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party will take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger will be as of the time and date when the Merger becomes effective upon the filing of the Certificate of Merger with the Corporations, Securities & Commercial Licensing Bureau (Corporations Division) of the Michigan Department of Licensing and Regulatory Affairs or at such later time or date as the parties may mutually determine and specify in the Certificate of Merger. CBC and ChoiceOne agree that, if requested by CBC or ChoiceOne, the Effective Time will occur on either the last day of the month in which, or the first day of the month after which, the Closing occurs.

      1.4             Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of CBC and ChoiceOne acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. CBC and ChoiceOne hereby grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney will only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation will be fully authorized in the name of CBC and ChoiceOne to take any and all such actions and execute all such instruments and documents contemplated by this Plan of Merger.

      1.5             Surviving Corporation. At the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by Law:

      1.5.1         Name. The name of the Surviving Corporation will be "ChoiceOne Financial Services, Inc."

      1.5.2         Articles of Incorporation. The articles of incorporation of the Surviving Corporation will be the articles of incorporation of ChoiceOne as in effect immediately prior to the Effective Time, subject to Section 5.7.2.

      1.5.3         Bylaws. The bylaws of the Surviving Corporation will be the bylaws of ChoiceOne as in effect immediately prior to the Effective Time, subject to Section 5.7.2.

      1.5.4         Officers. The officers of the Surviving Corporation will be as set forth in Section 5.7.

      1.5.5         Directors. The directors of the Surviving Corporation will be as set forth in Section 5.7.

      1.6             Reservation of Right to Revise Structure. At ChoiceOne's or CBC's election, the Merger may alternatively be structured so that (a) CBC is merged with and into a direct or indirect wholly-owned Subsidiary of ChoiceOne or (b) any direct or indirect wholly-owned Subsidiary of ChoiceOne is merged with and into CBC; provided, however, that no such change will (i) alter or change the amount or kind of the Merger Consideration or

A-2

      the treatment of the holders of CBC Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

      ARTICLE II
      EFFECT OF MERGER ON CAPITAL STOCK

      2.1             Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of CBC, ChoiceOne or any other Person:

      2.1.1         Cancellation of Excluded Shares. Each share of CBC Common Stock that is owned by CBC (or by any of its wholly-owned Subsidiaries) or ChoiceOne (or by any of its wholly-owned Subsidiaries) (collectively, the "Excluded Shares", provided, however, that Excluded Shares will not include Trust Account Shares or DPC Shares) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.

      2.1.2         Conversion of Common Stock. Each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive 2.0632 (the "Exchange Ratio") fully paid and nonassessable shares of ChoiceOne Common Stock (the "Merger Consideration"), whereupon such shares of CBC Common Stock will no longer be outstanding and all rights with respect to such shares of CBC Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 2.2. No interest will be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

      2.2             Surrender of Shares.

      2.2.1         Exchange Agent; Exchange Fund. Prior to the Effective Time, ChoiceOne will deposit with Continental Stock Transfer & Trust Company or such other bank or trust company designated by ChoiceOne and reasonably satisfactory to CBC (the "Exchange Agent"), for the benefit of the holders of CBC Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of ChoiceOne Common Stock, in the aggregate amount equal to the number of shares of ChoiceOne Common Stock to which holders of CBC Common Stock are entitled based on the Exchange Ratio pursuant to Section 2.1.2. In addition, ChoiceOne will deposit with the Exchange Agent, prior to the Effective Time and as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 2.6 and payment of any dividends or other distributions payable pursuant to Section 2.3. All such shares of ChoiceOne Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the "Exchange Fund."

      2.2.2         Exchange Procedure. As soon as reasonably practicable after the Effective Time, ChoiceOne will cause the Exchange Agent to mail to each holder of record of shares of CBC Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other distributions payable pursuant to Section 2.3.

      Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a

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      Certificate or of Book-Entry Shares will be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of ChoiceOne Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash in lieu of any fractional shares payable pursuant to Section 2.6, and (c) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered will be canceled.

      In the event of a transfer of ownership of CBC Common Stock that is not registered in the transfer records of CBC, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if certificates or other documentation are presented and are properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of ChoiceOne, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3.

      2.3             Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ChoiceOne Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of ChoiceOne Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of ChoiceOne Common Stock will be paid to any such holder pursuant to Section 2.6, until the holder of such Certificate or Book-Entry Share will have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there will be paid to the record holder of whole shares of ChoiceOne Common Stock issued in exchange therefor, without interest, with respect to such whole shares of ChoiceOne Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of ChoiceOne Common Stock to which such holder is entitled pursuant to Section 2.6 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of ChoiceOne Common Stock.

      2.4             Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to ChoiceOne, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II will thereafter look only to ChoiceOne for, and ChoiceOne will remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.

      2.5             No Further Ownership Rights in CBC Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.6, and any dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been in full satisfaction of all rights pertaining to the CBC Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of CBC will be closed, and there will be no further registration of transfers on the share transfer books of CBC of shares of CBC Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares will cease to have any rights with respect to shares of CBC Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

      2.6             No Fractional Shares. No certificates or scrip representing fractional shares of ChoiceOne Common Stock will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of ChoiceOne will be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of ChoiceOne Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-

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      Entry Shares who would otherwise have been entitled to receive a fraction of a share of ChoiceOne Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) will receive, in lieu of such fraction of a share of ChoiceOne Common Stock, cash (without interest) in an amount equal to the product of (a) such fraction of a share of ChoiceOne Common Stock (rounded to the nearest one thousandth of a share) multiplied by (b) the daily volume weighted average price per share of ChoiceOne Common Stock on the OTC Pink marketplace (or such other securities market or stock exchange on which ChoiceOne Common Stock then principally trades) as reported by Bloomberg L.P. for the five (5) most recent trading days, ending on and including the Business Day immediately before the date on which the Effective Time occurs, on which shares of ChoiceOne Common Stock were actually traded.

      2.7             No Liability. To the fullest extent permitted by applicable Law, none of CBC, ChoiceOne, the Surviving Corporation or the Exchange Agent will be liable to any CBC Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by CBC Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of ChoiceOne free and clear of any claims or interest of any Person previously entitled thereto.

      2.8             Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, ChoiceOne or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to ChoiceOne or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of CBC Common Stock previously evidenced by such lost, stolen or destroyed Certificate. ChoiceOne or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.6 and any dividends or other distributions payable pursuant to Section 2.3, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as ChoiceOne or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against ChoiceOne or the Exchange Agent with respect to such Certificate.

      2.9             Withholding Rights. ChoiceOne will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, and if required, are timely paid over to or deposited with the relevant Governmental Entity by ChoiceOne, such withheld amounts will be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by ChoiceOne.

      2.10           Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund as directed by ChoiceOne from time to time provided that no gain or loss thereon will affect the amounts payable or the timing of the amounts payable to CBC Shareholders pursuant to this Article II. The Exchange Fund will not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments will be for ChoiceOne's account.

      2.11           Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into ChoiceOne Common Stock or CBC Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, ChoiceOne Common Stock or CBC Common Stock, the Exchange Ratio will be proportionately adjusted accordingly to provide to the holders of CBC Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.11, no adjustment will be made in the event of the issuance of additional shares of ChoiceOne Common Stock pursuant to any dividend reinvestment plan or direct investment plan of ChoiceOne, pursuant to the exercise of stock options awarded under any director, employee or Affiliate stock option plans of ChoiceOne or its Subsidiaries, or upon the grant or sale of shares or rights to receive

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      shares to or for the account of any director, employee, or Affiliate of ChoiceOne or any of its Subsidiaries pursuant to any stock option or other compensation or benefit plans of ChoiceOne, or in connection with the issuance of shares as merger consideration in a transaction where ChoiceOne is the surviving corporation (with the prior written consent of CBC under Section 5.2), or any offering or issuance of shares pursuant to which ChoiceOne receives cash or other consideration in exchange for the shares issued (with the prior written consent of CBC under Section 5.2). Nothing in this Section 2.11 will authorize any transaction that is prohibited by any other provision in this Plan of Merger.

      2.12           Dissenting Shares. Notwithstanding anything to the contrary in this Plan of Merger, each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time held by a CBC Shareholder who has not voted in favor of approval of this Plan of Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such share pursuant to, and complies in all respects with, the provisions of the MBCA with respect thereto, will not be converted into the right to receive any portion of the Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the MBCA, unless and until the holder of any such share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the MBCA, in which case such share will thereupon be deemed, as of the Effective Time, to have been converted into the right to receive the Merger Consideration in accordance with this Plan of Merger. Any shares of CBC Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or not perfected, are referred to herein as "Dissenting Shares". CBC will give ChoiceOne prompt notice and a copy of any CBC Shareholder's demand for dissenters' rights and of any request to withdraw a demand for dissenters' rights. CBC and ChoiceOne will jointly direct all negotiations and proceedings with respect to such demands and requests. Except with the prior written consent of ChoiceOne or except as required by applicable Law, CBC will not make any payment with respect to any such demands or requests and will not settle (or offer to settle) any such demands, or requests or approve any withdrawal of the same.

      ARTICLE III
      CBC'S REPRESENTATIONS AND WARRANTIES

      Except as specifically disclosed in the disclosure letter delivered by CBC to ChoiceOne prior to or concurrently with the execution of this Plan of Merger (the "CBC Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of CBC contained in this Article III or to one or more covenants of CBC contained in Article V, CBC represents and warrants to ChoiceOne that:

      3.1             Authorization, No Conflicts, Etc.

      3.1.1         Authorization of Plan of Merger. CBC has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of CBC Common Stock to approve the Plan of Merger (the "CBC Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the CBC Board of Directors. The CBC Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of CBC and the CBC Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3, resolved to recommend approval by the CBC Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "CBC Board Recommendation"). Except for the CBC Shareholder Approval, no other corporate proceedings on the part of CBC are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming authorization, execution and delivery by ChoiceOne) constitutes valid and binding obligations of, CBC and is enforceable against CBC in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

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      3.1.2         No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by CBC and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the CBC Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of CBC or any Subsidiary of CBC (each a "CBC Subsidiary" and collectively, the "CBC Subsidiaries"); or (b) any Law or Order applicable to CBC or any CBC Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

      3.1.3         Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by CBC and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which CBC or any CBC Subsidiary is a party or subject, or by which CBC or any CBC Subsidiary is bound or affected.

      3.1.4         Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by CBC other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws and regulations, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, CBC has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

      3.2             Organization and Good Standing. CBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. CBC has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. CBC is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. CBC is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.3             Subsidiaries.

      3.3.1         Ownership. CBC has provided to ChoiceOne a true and complete list of each CBC Subsidiary as of the date of this Plan of Merger. Other than the CBC Subsidiaries, CBC does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any material assets. CBC or a CBC Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the CBC Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any CBC Subsidiary.

      3.3.2         Organization and Good Standing. Each of the CBC Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.3.3         Deposit Insurance; Other Assessments. The deposits of each CBC Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such CBC Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CBC, threatened. CBC and each CBC Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over CBC or each CBC Subsidiary.

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      3.4             Capital Stock.

      3.4.1         Classes and Shares. The authorized capital stock of CBC consists of 3,000,000 shares of common stock, $5.00 par value (the "CBC Common Stock"), of which 1,746,884 shares were issued and outstanding as of the date of this Plan of Merger. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of CBC and there are no compensatory awards outstanding pursuant to which CBC Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of CBC Common Stock.

      3.4.2         Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of CBC Common Stock is not subject to change before the Effective Time.

      3.4.3         Voting Rights. Other than the issued and outstanding shares of CBC Common Stock described in Section 3.4.1, neither CBC nor any CBC Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger, other than the voting agreements contemplated hereby.

      3.5             Financial Statements.

      3.5.1         Financial Statements. The consolidated financial statements of CBC as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by CBC's independent accountants and as previously made available to ChoiceOne (collectively, "CBC's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of CBC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in CBC's Financial Statements). No financial statements of any entity or enterprise other than the CBC Subsidiaries are required by GAAP to be included in the consolidated financial statements of CBC.

      3.5.2         Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

      3.5.2.1          The Consolidated Reports of Condition and Income (Form FFIEC 041) of each CBC Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016; and

      3.5.2.2          The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for CBC as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 as filed with the Federal Reserve Board.

      All of the reports identified in this Section 3.5.2 are collectively referred to as the "CBC Call Reports."

      3.6             Absence of Undisclosed Liabilities. There exist no Liabilities of CBC or any CBC Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the CBC Financial Statements or the CBC Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of CBC and the CBC Subsidiaries or in connection with the Merger or other transactions contemplated by this Plan of Merger, or (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.7             Absence of Certain Changes or Events. Since December 31, 2018, (a) CBC and the CBC Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b)

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      no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.8             Legal Proceedings. There is no Action pending or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against CBC or any of the CBC Subsidiaries. Neither CBC nor any of the CBC Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of CBC, any investigation by a Governmental Entity, in each case that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. No officer or director of CBC or any of the CBC Subsidiaries is a defendant in any Action commenced by any shareholder of CBC or any of the CBC Subsidiaries with respect to the performance of his or her duties as an officer or a director of CBC or any of the CBC Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

      3.9             Regulatory Filings. In the last three years:

      3.9.1         Regulatory Filings. CBC and each CBC Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

      3.9.2         Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

      3.10           No Indemnification Claims. To the Knowledge of CBC, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by CBC or any CBC Subsidiary.

      3.11           Conduct of Business. CBC and each CBC Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. For the avoidance of doubt, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, CBC and each CBC Subsidiary has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution. CBC and each CBC Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving CBC, any CBC Subsidiary or any of their respective officers, directors or Affiliates during the last two years. Lakestone Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and

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      Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to Lakestone Bank that are designed to properly monitor transaction activity (including wire transfers). Lakestone Bank has a Community Reinvestment Act rating of "satisfactory" and is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)). CBC is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)).

      3.12           Experience. CBC, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Plan of Merger and has so evaluated the merits and risks of such transactions. CBC is capable of protecting its own respective interests in connection with the Merger. Further, CBC understands that no representation is being made as to the future performance of ChoiceOne and ChoiceOne Bank.

      3.13           Agreements With Bank Regulators. Neither CBC nor any CBC Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of CBC's or a CBC Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of CBC or any CBC Subsidiary (a "Regulatory Agreement"), nor has CBC nor any CBC Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither CBC nor any CBC Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

      3.14           Tax Matters.

      3.14.1      All income and other material Tax Returns required by applicable Law to have been filed by CBC and each CBC Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, CBC and each CBC Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2012, all income and other material Taxes that are due and payable by CBC and each CBC Subsidiary have been paid.

      3.14.2      There is no audit or other proceeding pending against or with respect to CBC or any CBC Subsidiary with respect to any Tax. There are no Liens on any of the assets of CBC or any of the CBC Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

      3.14.3      Neither CBC nor any CBC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

      3.14.4      Neither CBC nor any CBC Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

      3.14.5      Neither CBC nor any CBC Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which CBC and one or more CBC Subsidiaries are the only members). Neither CBC nor any CBC Subsidiary is a general partner in any partnership.

      3.14.6      Within the past three years, neither CBC nor any CBC Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

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      3.14.7      Neither CBC nor any CBC Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

      3.14.8      Neither CBC nor any CBC Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

      3.14.9      There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by CBC or any CBC Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither CBC nor any CBC Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

      3.14.10    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to CBC or any CBC Subsidiary.

      3.14.11    CBC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable periods or portions thereof ending after the Effective Time as a result of: (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (e) any election under Section 108(i) of the Code.

      3.14.12    CBC has not within the last three (3) years received written notice (or, to the Knowledge of CBC, any other notice) of any claim by an authority in a jurisdiction where CBC or any CBC Subsidiary does not file tax returns that CBC or any CBC Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

      3.14.13    CBC has been a treated as a C corporation for federal income tax purposes since its inception and neither CBC nor any CBC Subsidiary has ever been or has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

      3.15           Properties.

      3.15.1      Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, CBC and each CBC Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which CBC or any of the CBC Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. CBC and each CBC Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which CBC or any CBC Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither CBC nor any CBC Subsidiary has received any written notice alleging violation, breach, or default of such lease. CBC and each CBC Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of CBC and all CBC Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

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      3.15.2      Notices: Owned Real Property. With respect to real property owned by CBC or any CBC Subsidiary, none of CBC nor any CBC Subsidiary (a) has received written notice of any pending, and to the Knowledge of CBC there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.15.3      Notices: Leased Real Property. With respect to real property leased, subleased or licensed by CBC or any CBC Subsidiary, none of CBC nor any CBC Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of CBC as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of CBC there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.16           Intellectual Property.

      3.16.1      CBC and the CBC Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits or other proceedings are pending or, to the Knowledge of CBC, threatened that CBC or any of the CBC Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of CBC, no Person is infringing, misappropriating or otherwise violating the rights of CBC or any of the CBC Subsidiaries with respect to any Intellectual Property owned or purported to be owned by CBC or any of the CBC Subsidiaries (collectively the "CBC-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, to the Knowledge of CBC: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of CBC or any of the CBC Subsidiaries with respect to the validity or enforceability of the CBC-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any CBC-Owned Intellectual Property or Intellectual Property licensed to CBC or any CBC Subsidiary.

      3.16.2      CBC and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of CBC's and Subsidiaries' business as currently conducted. The products, services and computer systems offered, owned or licensed by CBC and its Subsidiaries do not, to CBC's Knowledge, contain any disabling device, worm, back door, trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. CBC and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to CBC's Knowledge, no Person has obtained unauthorized access to CBC's or its Subsidiaries' information technology systems, computer systems, products or services.

      3.17           Required Licenses, Permits, Etc. CBC and each CBC Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each CBC Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

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      3.18           Material Contracts and Change of Control.

      3.18.1      "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "CBC Material Contract" means any of the following Contracts to which CBC or any of the CBC Subsidiaries is a party or bound as of the date of this Plan of Merger:

      3.18.1.1       Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of CBC or any of the CBC Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

      3.18.1.2       Each Contract that creates a partnership or joint venture to which CBC or any of the CBC Subsidiaries is a party;

      3.18.1.3       Each Contract between or among CBC and any CBC Subsidiary;

      3.18.1.4       Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

      3.18.1.5       Each Contract relating to the borrowing of money by CBC or any CBC Subsidiary or guarantee by CBC or any CBC Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to CBC Subsidiaries that are depository institutions, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $250,000;

      3.18.1.6       Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which CBC or any of the CBC Subsidiaries has any continuing obligations, contingent or otherwise;

      3.18.1.7       Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of CBC or any of the CBC Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

      3.18.1.8       Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of CBC or any of the CBC Subsidiaries;

      3.18.1.9       Each Contract granting CBC or any CBC Subsidiary the right to use, restricting CBC's or any CBC Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of CBC's or any CBC Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

      3.18.1.10    Each Contract that limits the payment of dividends by CBC or any CBC Subsidiary;

      3.18.1.11    Each Contract involving a standstill or similar obligation of CBC or any of the CBC Subsidiaries relating to the purchase of securities of CBC or any other Person;

      3.18.1.12    Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between CBC or any CBC Subsidiary, on the one hand, and, on the other hand (a) any officer or director of CBC or a CBC Subsidiary, or (b) to the Knowledge of CBC, any (i) record or beneficial owner of five percent or more of the voting securities of CBC, (ii) Affiliate or "immediate family member" (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of CBC, except those Contracts of a type available to employees of CBC generally;

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      3.18.1.13    Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

      3.18.1.14    Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $1,000,000;

      3.18.1.15    Each Contract or commitment for a loan participation agreement with any other Person in excess of $1,000,000; and

      3.18.1.16    Each Contract that is material to the financial condition, results of operations or business of CBC or any CBC Subsidiary.

      3.18.2      Full Force and Effect. Prior to the date of this Plan of Merger, CBC has provided or made available to ChoiceOne a true and complete copy of each CBC Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, (a) all CBC Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither CBC nor any of the CBC Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any CBC Material Contract, (c) to the Knowledge of CBC, no other party to any CBC Material Contract is in breach of or in default under any CBC Material Contract, and (d) neither CBC nor any CBC Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any CBC Material Contract.

      3.18.3      Effect of Merger and Related Transactions. There is no CBC Material Contract under which (a) a consent or approval is required for the Merger, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation would be deemed to occur as a result of the Merger, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by CBC, any CBC Subsidiary or the Surviving Corporation, or (ii) have a CBC Material Adverse Effect.

      3.19           Labor and Employment Matters.

      3.19.1      Compliance with Labor and Employment Laws. (a) CBC and all of the CBC Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of CBC, threatened against or affecting CBC or any of the CBC Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of CBC or any CBC Subsidiary; (e) as of the date of this Plan of Merger, CBC has not received written notice of charges with respect to or relating to CBC or any CBC Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither CBC nor any CBC Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of CBC or any CBC Subsidiary and, to the Knowledge of CBC, no such investigation is in progress.

      3.19.2      Collective Bargaining Agreements. Neither CBC nor any CBC Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

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      3.19.3      At-Will Employment. All salaried employees, hourly employees, and temporary employees of CBC and any of the CBC Subsidiaries are employed on an at-will basis by CBC or any of the CBC Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to CBC or any CBC Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by CBC or any CBC Subsidiary made to any employees that commits CBC, any CBC Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

      3.19.4      WARN Act. Since January 1, 2013, neither CBC nor any CBC Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of CBC or any CBC Subsidiary, except in compliance with the WARN Act.

      3.19.5      Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of CBC, threatened against CBC or any CBC Subsidiary. CBC and all of the CBC Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.19.6      Certain Contracts. Neither CBC nor any CBC Subsidiary is a party or subject to any Contract which restricts CBC or any CBC Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

      3.19.7      Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by CBC or any CBC Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or CBC Benefit Plan.

      3.19.8      Eligibility Verification. CBC has implemented commercially reasonable procedures to ensure that all employees who are performing services for CBC or any CBC Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

      3.19.9      Employment Policies, Programs, and Procedures. The policies, programs, and practices of CBC and all CBC Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

      3.20           Employee Benefits.

      3.20.1      CBC has delivered or made available to ChoiceOne true and complete copies of all material CBC Benefit Plans. Each CBC Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.20.2      Each CBC Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of CBC, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

      3.20.3      To CBC's Knowledge, all contributions, payments or premiums required to be made with respect to any CBC Benefit Plan by CBC on or before the date of this Plan of Merger have been timely

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      made, and all benefits accrued under any unfunded CBC Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of CBC and the CBC Subsidiaries have performed all material obligations required to be performed under all CBC Benefit Plans with respect to which CBC or any ERISA Affiliate of CBC has an obligation to contribute.

      3.20.4      Neither CBC nor any ERISA Affiliate of CBC participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither CBC nor any ERISA Affiliate of CBC maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

      3.20.5      Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither CBC nor any CBC Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

      3.20.6      The execution, delivery of, and performance by CBC of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of CBC or any of the CBC Subsidiaries; or (b) result in the triggering or imposition of any restrictions or limitations on the right of CBC or any of the CBC Subsidiaries to amend or terminate any CBC Benefit Plan.

      3.20.7      CBC and the CBC Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable CBC Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such CBC Benefit Plan effective as of any date on or after the date of this Plan of Merger.

      3.20.8      To CBC's Knowledge, each CBC Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither CBC nor any of the CBC Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

      3.20.9      There is no pending or, to the Knowledge of CBC, threatened Action with respect to any CBC Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

      3.20.10    Since January 1, 2018, neither CBC nor any of the CBC Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a CBC Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable CBC Benefit Plan.

      3.20.11    Each of the CBC Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except

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      for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect. Neither CBC nor any of the CBC Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

      3.21           Environmental Matters.

      3.21.1      Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect: (a) CBC and each of the CBC Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) CBC and each of the CBC Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of CBC, threatened against CBC or any of the CBC Subsidiaries, and, to the Knowledge of CBC, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against CBC or any of the CBC Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any CBC Site and no Hazardous Materials are present in, on, about or migrating to or from any CBC Site, in each case as could give rise to an Environmental Claim against CBC or any of the CBC Subsidiaries; (e) neither CBC nor any of the CBC Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither CBC nor any of the CBC Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither CBC nor any of the CBC Subsidiaries, any predecessors of CBC or any of the CBC Subsidiaries, nor any entity previously owned by CBC or any of the CBC Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against CBC or any of the CBC Subsidiaries.

      3.21.2      No CBC Site contains, and to the Knowledge of CBC has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the CBC Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any CBC Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

      3.22           Duties as Fiduciary. To the Knowledge of CBC, CBC and each CBC Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither CBC nor any CBC Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that CBC or any CBC Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in CBC's Financial Statements.

      3.23           Investment Bankers and Brokers. CBC has employed Boenning & Scattergood, Inc. ("CBC Investment Banker") in connection with the Merger. CBC, the CBC Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than CBC Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by CBC to CBC Investment Banker in connection with the Merger, as described in the CBC Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by CBC or any CBC Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. CBC has provided ChoiceOne access to true and complete copies of each agreement, arrangement, and understanding in effect as of the date hereof between CBC and CBC Investment Banker prior to the date of this Plan of Merger.

      3.24           Fairness Opinion. The CBC Board of Directors has received the oral or written opinion of the CBC Investment Banker, to the effect that, as of such date and based on and subject to the assumptions,

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      qualifications and limitations contained therein, the Merger Consideration is fair to the CBC Shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

      3.25           CBC-Related Persons.

      3.25.1      Insider Loans. No CBC-Related Person has any loan, credit or other Contract outstanding with CBC or any CBC Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over CBC or any CBC Subsidiary.

      3.25.2      Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of CBC or any CBC Subsidiary, no CBC-Related Person owns or controls any assets or properties that are used in the business of CBC or any CBC Subsidiary.

      3.25.3      Contractual Relationships. Other than ordinary and customary banking relationships, no CBC-Related Person has any contractual relationship with CBC or any CBC Subsidiary.

      3.25.4      Loan Relationships. No CBC-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, CBC or any CBC Subsidiary in a principal amount of $500,000 or more.

      3.26           Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of CBC has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of CBC or any CBC Subsidiary, or other person with whom CBC or any CBC Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with CBC or any CBC Subsidiary, the effect of which would reasonably be expected to have a CBC Material Adverse Effect.

      3.27           Insurance. CBC and the CBC Subsidiaries maintain in full force and effect insurance pursuant to the policies provided to ChoiceOne. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering CBC's or any CBC Subsidiary's assets, properties, premises, operations, directors or personnel. CBC and the CBC Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which CBC has Knowledge and for which a defense or indemnification or both may be available to CBC or the CBC Subsidiaries.

      3.28           Books and Records. The books of account, minute books, stock record books, and other records of CBC are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of CBC and the CBC Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for ChoiceOne's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

      3.29           Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect, all guarantees of indebtedness owed to CBC or any CBC Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

      3.30           Data Security and Customer Privacy. CBC and each CBC Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding

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      the security of each of their customers' data and the systems operated by CBC and each CBC Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

      3.31           Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in CBC's consolidated financial statements and the CBC Call Reports as of December 31, 2018 was, in the reasonable opinion of CBC's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the case of the CBC Call Reports, which are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses (the "ALLL Policy Statement"), and (c) conforms to recommendations and comments in reports of examination in all material respects.

      3.32           Loans and Investments. All investments and, to the Knowledge of CBC, all loans of CBC and each CBC Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

      3.33           Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, CBC and each CBC Subsidiary has complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect.

      3.34           Securities Laws Matters. Neither CBC nor any CBC Subsidiary is or has been, since January 1, 2015, required to file periodic reports with the SEC. Neither CBC nor any CBC Subsidiary has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 1, 2013, regarding the accounting or auditing practices, procedures, methodologies or methods of CBC or any CBC Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that CBC or any CBC Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.

      3.35           Joint Ventures; Strategic Alliances. Neither CBC nor any CBC Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

      3.36           Policies and Procedures. CBC and each CBC Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to ChoiceOne as applicable to the periods when those policies and procedures were in effect.

      3.37           Shareholder Rights Plan; Takeover Laws. CBC does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. ChoiceOne is not an "interested shareholder" of CBC as defined in Section 778 of the MBCA. CBC and the CBC Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable state takeover Laws, including without limitation any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," "takeover" or "interested shareholder" Law (collectively, "Takeover Laws"). Neither CBC nor any CBC Subsidiary owns any shares of ChoiceOne Common Stock.

      3.38           No Other Representations and Warranties. Except for the representations and warranties made by CBC and the CBC Subsidiaries in this Article III, neither CBC nor any other Person makes or has made any representation or warranty with respect to CBC or the CBC Subsidiaries or their respective business, operations,

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      assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to ChoiceOne or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

      ARTICLE IV
      CHOICEONE'S REPRESENTATIONS AND WARRANTIES

      Except as specifically disclosed in (a) the ChoiceOne SEC Reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns), it being understood and agreed that the disclosure of any item in the ChoiceOne SEC Reports will be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered by ChoiceOne to CBC prior to or concurrently with the execution of this Plan of Merger (the "ChoiceOne Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of ChoiceOne contained in this Article IV or to one or more covenants of ChoiceOne contained in Article V, ChoiceOne represents and warrants to CBC that:

      4.1             Authorization, No Conflicts, Etc.

      4.1.1         Authorization of Plan of Merger. ChoiceOne has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of ChoiceOne Common Stock to approve this Plan of Merger and to approve the Increase in Common Stock (the "ChoiceOne Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the ChoiceOne Board of Directors. The ChoiceOne Board of Directors has (a) determined that the terms of this Plan of Merger (including the Increase in Common Stock) are fair to and in the best interests of ChoiceOne and the ChoiceOne Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.4, resolved to recommend approval by the ChoiceOne Shareholders of this Plan of Merger and the Increase in Common Stock (such recommendation, the "ChoiceOne Board Recommendation"). Except for the ChoiceOne Shareholder Approval, no other corporate proceedings on the part of ChoiceOne are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming authorization, execution and delivery by CBC) constitutes valid and binding obligations of, ChoiceOne and is enforceable against ChoiceOne in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      4.1.2         No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by ChoiceOne, the issuance of shares of ChoiceOne Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the ChoiceOne Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of ChoiceOne or any Subsidiary of ChoiceOne (each a "ChoiceOne Subsidiary" and collectively, the "ChoiceOne Subsidiaries"); or (b) any Law or Order applicable to ChoiceOne or any ChoiceOne Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

      4.1.3         Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by ChoiceOne, the issuance of shares of ChoiceOne Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or

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      other regulatory agreement or commitment with or from a Governmental Entity to which ChoiceOne or any ChoiceOne Subsidiary is a party or subject, or by which ChoiceOne or any ChoiceOne Subsidiary is bound or affected.

      4.1.4         Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by ChoiceOne other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws and regulations, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, ChoiceOne has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

      4.2             Organization and Good Standing. ChoiceOne is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. ChoiceOne has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. ChoiceOne is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. ChoiceOne is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.3             Subsidiaries.

      4.3.1         Ownership. ChoiceOne has provided to CBC a true and complete list of each ChoiceOne Subsidiary as of the date of this Plan of Merger. Other than the ChoiceOne Subsidiaries, ChoiceOne does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any material assets. ChoiceOne or a ChoiceOne Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the ChoiceOne Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any ChoiceOne Subsidiary.

      4.3.2         Organization and Good Standing. Each of the ChoiceOne Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (a) through (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.3.3         Deposit Insurance; Other Assessments. The deposits of each ChoiceOne Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such ChoiceOne Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of ChoiceOne, threatened. ChoiceOne and each ChoiceOne Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over ChoiceOne or each ChoiceOne Subsidiary.

      4.4             Capital Stock.

      4.4.1         Classes and Shares. The authorized capital stock of ChoiceOne consists of 7,100,000 shares, divided into two classes, as follows (a) 7,000,000 shares of common stock, no par value (the "ChoiceOne Common Stock"), of which 3,618,652 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 100,000 shares of preferred stock, no par value (the "ChoiceOne Preferred Stock"), of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the ChoiceOne Share-Based

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      Awards, as of the date of this Plan of Merger, (i) there is no security or class of securities outstanding that represents or is convertible into capital stock of ChoiceOne, and (ii) there are no compensatory awards outstanding pursuant to which ChoiceOne Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of ChoiceOne Common Stock.

      4.4.2         Share-Based Awards. The ChoiceOne Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of ChoiceOne Common Stock that are authorized and reserved for issuance under each ChoiceOne Stock Plan, and the number of shares of ChoiceOne Common Stock that are subject to outstanding ChoiceOne Stock Options and ChoiceOne Restricted Stock (collectively, "ChoiceOne Share-Based Awards") issued under a ChoiceOne Stock Plan. All ChoiceOne Share-Based Awards have been awarded under a ChoiceOne Stock Plan, and, as of the date of this Plan of Merger, there are no other compensatory awards outstanding pursuant to which ChoiceOne Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of ChoiceOne Common Stock. All outstanding shares of ChoiceOne Common Stock, and all ChoiceOne Common Stock reserved for issuance under the ChoiceOne Stock Plans when issued in accordance with the respective terms of the ChoiceOne Stock Plans, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.

      4.4.3         Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of ChoiceOne Common Stock and ChoiceOne Preferred Stock is not subject to change before the Effective Time, other than the issuance of shares of ChoiceOne Common Stock upon (a) the exercise or vesting of equity awards granted pursuant to a ChoiceOne Stock Plan or (b) the purchase of shares of ChoiceOne Common Stock pursuant to the terms of a ChoiceOne Stock Plan.

      4.4.4         Voting Rights. Other than the issued and outstanding shares of ChoiceOne Common Stock described in Section 4.4.1, neither ChoiceOne nor any ChoiceOne Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger or the Increase in Common Stock, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger or the Increase in Common Stock, other than the voting agreements contemplated hereby.

      4.5             Financial Statements.

      4.5.1         Financial Statements. The consolidated financial statements of ChoiceOne as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by ChoiceOne's independent accountants and as previously made available to CBC (collectively, "ChoiceOne's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of ChoiceOne as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in ChoiceOne's Financial Statements). No financial statements of any entity or enterprise other than the ChoiceOne Subsidiaries are required by GAAP to be included in the consolidated financial statements of ChoiceOne.

      4.5.2         Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

      4.5.2.1          The Consolidated Reports of Condition and Income (Form FFIEC 041) of each ChoiceOne Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016; and

      4.5.2.2          The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for ChoiceOne as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016, as filed with the Federal Reserve Board.

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      All of the reports identified in this Section 4.5.2 are collectively referred to as the "ChoiceOne Call Reports."

      4.6             Absence of Undisclosed Liabilities. There exist no Liabilities of ChoiceOne or any ChoiceOne Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the ChoiceOne Financial Statements or the ChoiceOne Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of ChoiceOne and the ChoiceOne Subsidiaries or in connection with the Merger or other transactions contemplated by this Plan of Merger, or (c) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.7             Absence of Certain Changes or Events. Since December 31, 2018, (a) ChoiceOne and the ChoiceOne Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.8             Legal Proceedings. There is no Action pending or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against ChoiceOne or any of the ChoiceOne Subsidiaries. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of ChoiceOne, any investigation by a Governmental Entity, in each case that has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. No officer or director of ChoiceOne or any of the ChoiceOne Subsidiaries is a defendant in any Action commenced by any shareholder of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to the performance of his or her duties as an officer or a director of ChoiceOne or any of the ChoiceOne Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

      4.9             Regulatory Filings. In the last three years:

      4.9.1         Regulatory Filings. ChoiceOne and each ChoiceOne Subsidiary has filed in a timely manner all material filings with Governmental Entities as required by applicable Law; and

      4.9.2         Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

      4.10           No Indemnification Claims. To the Knowledge of ChoiceOne, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by ChoiceOne or any ChoiceOne Subsidiary.

      4.11           Conduct of Business. ChoiceOne and each ChoiceOne Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws; except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. For the avoidance of doubt, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, ChoiceOne and each ChoiceOne Subsidiary has complied in all material respects with and is not in material default or violation under any applicable Law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act,

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      the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Consumer Credit Protection Act any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally insured financial institution. ChoiceOne and each ChoiceOne Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving ChoiceOne, any ChoiceOne Subsidiary or any of their respective officers, directors or Affiliates during the last two years. ChoiceOne Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to ChoiceOne Bank that are designed to properly monitor transaction activity (including wire transfers). ChoiceOne Bank has a Community Reinvestment Act rating of "satisfactory" and is an "eligible depository institution" (as that term is defined in 12 C.F.R. § 303.2(r)). ChoiceOne is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)) and "well managed" (as that term is defined is 12 C.F.R. § 225.2(s)).

      4.12           Experience. ChoiceOne, either alone or together with its respective representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the transactions contemplated by this Plan of Merger and has so evaluated the merits and risks of such transactions. ChoiceOne is capable of protecting its own respective interests in connection with the Merger. Further, ChoiceOne understands that no representation is being made as to the future performance of CBC and Lakestone Bank.

      4.13           Agreements With Bank Regulators. Neither ChoiceOne nor any ChoiceOne Subsidiary is a party to any Regulatory Agreement, nor has ChoiceOne nor any ChoiceOne Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither ChoiceOne nor any ChoiceOne Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

      4.14           Tax Matters.

      4.14.1      All income and other material Tax Returns required by applicable Law to have been filed by ChoiceOne and each ChoiceOne Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, ChoiceOne and each ChoiceOne Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2012, all income and other material Taxes that are due and payable by ChoiceOne and each ChoiceOne Subsidiary have been paid.

      4.14.2      There is no audit or other proceeding pending against or with respect to ChoiceOne or any ChoiceOne Subsidiary with respect to any Tax. There are no Liens on any of the assets of ChoiceOne or any of the ChoiceOne Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

      4.14.3      Neither ChoiceOne nor any ChoiceOne Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

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      4.14.4      Neither ChoiceOne nor any ChoiceOne Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

      4.14.5      Neither ChoiceOne nor any ChoiceOne Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which ChoiceOne and one or more ChoiceOne Subsidiaries are the only members). Neither ChoiceOne nor any ChoiceOne Subsidiary is a general partner in any partnership.

      4.14.6      Within the past three years, neither ChoiceOne nor any ChoiceOne Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

      4.14.7      Neither ChoiceOne nor any ChoiceOne Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

      4.14.8      Neither ChoiceOne nor any ChoiceOne Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

      4.14.9      There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by ChoiceOne or any ChoiceOne Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither ChoiceOne nor any ChoiceOne Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

      4.14.10    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to ChoiceOne or any ChoiceOne Subsidiary.

      4.14.11    ChoiceOne will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable periods or portions thereof ending after the Effective Time as a result of: (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (e) any election under Section 108(i) of the Code.

      4.14.12    ChoiceOne has not within the last three (3) years received written notice (or, to the Knowledge of ChoiceOne, any other notice) of any claim by an authority in a jurisdiction where ChoiceOne or any ChoiceOne Subsidiary does not file tax returns that ChoiceOne or any ChoiceOne Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

      4.14.13    ChoiceOne has been a treated as a C corporation for federal income tax purposes since its inception and neither ChoiceOne nor any ChoiceOne Subsidiary has ever been or has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

      4.15           Properties.

      4.15.1      Title to and Interest in Properties. Except with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, ChoiceOne and each ChoiceOne Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted,

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      and all such personal and real properties and assets, other than personal and real properties and assets in which ChoiceOne or any of the ChoiceOne Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. ChoiceOne and each ChoiceOne Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which ChoiceOne or any ChoiceOne Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither ChoiceOne nor any ChoiceOne Subsidiary has received any written notice alleging violation, breach, or default of such lease. ChoiceOne and each ChoiceOne Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of ChoiceOne and all ChoiceOne Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course of business consistent with past practice, are adequate for the uses to which they are being put.

      4.15.2      Notices: Owned Real Property. With respect to real property owned by ChoiceOne or any ChoiceOne Subsidiary, none of ChoiceOne nor any ChoiceOne Subsidiary (a) has received written notice of any pending, and to the Knowledge of ChoiceOne there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.15.3      Notices: Leased Real Property. With respect to real property leased, subleased or licensed by ChoiceOne or any ChoiceOne Subsidiary, none of ChoiceOne nor any ChoiceOne Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of ChoiceOne as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of ChoiceOne there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.16           Intellectual Property.

      4.16.1      ChoiceOne and the ChoiceOne Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.16. No Actions, suits or other proceedings are pending or, to the Knowledge of ChoiceOne, threatened that ChoiceOne or any of the ChoiceOne Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of ChoiceOne, no Person is infringing, misappropriating or otherwise violating the rights of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to any Intellectual Property owned or purported to be owned by ChoiceOne or any of the ChoiceOne Subsidiaries (collectively the "ChoiceOne-Owned Intellectual Property"). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, to the Knowledge of ChoiceOne: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of ChoiceOne or any of the ChoiceOne Subsidiaries with respect to the validity or enforceability of the ChoiceOne-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any ChoiceOne-Owned Intellectual Property or Intellectual Property licensed to ChoiceOne or any ChoiceOne Subsidiary.

      4.16.2      ChoiceOne and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of ChoiceOne and Subsidiaries' business as currently conducted. The products, services and computer systems offered, owned or licensed by ChoiceOne and its Subsidiaries do not, to ChoiceOne's Knowledge, contain any disabling device, worm, back door, trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit

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      unauthorized access to, hamper, delete or damage any computer system, software, network or data. ChoiceOne and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to ChoiceOne's Knowledge, no Person has obtained unauthorized access to ChoiceOne's or its Subsidiaries' information technology systems, computer systems, products or services.

      4.17           Required Licenses, Permits, Etc. ChoiceOne and each ChoiceOne Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each ChoiceOne Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

      4.18           Material Contracts and Change of Control.

      4.18.1      "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "ChoiceOne Material Contract" means any of the following Contracts to which ChoiceOne or any of the ChoiceOne Subsidiaries is a party or bound as of the date of this Plan of Merger:

      4.18.1.1       Each Contract that (a) has been or (b) would be required to be, but has not been, filed by ChoiceOne as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date of this Plan of Merger;

      4.18.1.2       Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) in any material respect the ability of ChoiceOne or any of the ChoiceOne Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

      4.18.1.3       Each Contract that creates a partnership or joint venture to which ChoiceOne or any of the ChoiceOne Subsidiaries is a party;

      4.18.1.4       Each Contract between or among ChoiceOne and any ChoiceOne Subsidiary;

      4.18.1.5       Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

      4.18.1.6       Each Contract relating to the borrowing of money by ChoiceOne or any ChoiceOne Subsidiary or guarantee by ChoiceOne or any ChoiceOne Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to ChoiceOne Subsidiaries that are depository institutions, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $250,000;

      4.18.1.7       Each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Plan of Merger, pursuant to which ChoiceOne or any of the ChoiceOne Subsidiaries has any continuing obligations, contingent or otherwise;

      4.18.1.8       Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of ChoiceOne or any of the ChoiceOne Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

      4.18.1.9       Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of ChoiceOne or any of the ChoiceOne Subsidiaries;

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      4.18.1.10    Each Contract granting ChoiceOne or any ChoiceOne Subsidiary the right to use, restricting ChoiceOne's or any ChoiceOne Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of ChoiceOne's or any ChoiceOne Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

      4.18.1.11    Each Contract that limits the payment of dividends by ChoiceOne or any ChoiceOne Subsidiary;

      4.18.1.12    Each Contract involving a standstill or similar obligation of ChoiceOne or any of the ChoiceOne Subsidiaries relating to the purchase of securities of ChoiceOne or any other Person;

      4.18.1.13    Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between ChoiceOne or any ChoiceOne Subsidiary, on the one hand, and, on the other hand (a) any officer or director of ChoiceOne or a ChoiceOne Subsidiary, or (b) to the Knowledge of ChoiceOne, any (i) record or beneficial owner of five percent or more of the voting securities of ChoiceOne, (ii) Affiliate or "immediate family member" (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of ChoiceOne, except those Contracts of a type available to employees of ChoiceOne generally;

      4.18.1.14    Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $250,000;

      4.18.1.15    Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $1,000,000;

      4.18.1.16    Each Contract or commitment for a loan participation agreement with any other Person in excess of $1,000,000; and

      4.18.1.17    Each Contract that is material to the financial condition, results of operations or business of ChoiceOne or any ChoiceOne Subsidiary.

      4.18.2      Full Force and Effect. Prior to the date of this Plan of Merger, ChoiceOne has provided or made available to CBC a true and complete copy of each ChoiceOne Material Contract in effect as of the date of this Plan of Merger. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, (a) all ChoiceOne Material Contracts are in full force and effect as of the date of this Plan of Merger, (b) neither ChoiceOne nor any of the ChoiceOne Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any ChoiceOne Material Contract, (c) to the Knowledge of ChoiceOne, no other party to any ChoiceOne Material Contract is in breach of or in default under any ChoiceOne Material Contract, and (d) neither ChoiceOne nor any ChoiceOne Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any ChoiceOne Material Contract.

      4.18.3      Effect of Merger and Related Transactions. There is no ChoiceOne Material Contract under which (a) a consent or approval is required for the Merger, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation would be deemed to occur as a result of the Merger, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by ChoiceOne, any ChoiceOne Subsidiary, or the Surviving Corporation or (ii) have a ChoiceOne Material Adverse Effect.

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      4.19           Labor and Employment Matters.

      4.19.1      Compliance with Labor and Employment Laws. (a) ChoiceOne and all of the ChoiceOne Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of ChoiceOne, threatened against or affecting ChoiceOne or any of the ChoiceOne Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of ChoiceOne or any ChoiceOne Subsidiary; (e) as of the date of this Plan of Merger, ChoiceOne has not received written notice of charges with respect to or relating to ChoiceOne or any ChoiceOne Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither ChoiceOne nor any ChoiceOne Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of ChoiceOne or any ChoiceOne Subsidiary and, to the Knowledge of ChoiceOne, no such investigation is in progress.

      4.19.2      Collective Bargaining Agreements. Neither ChoiceOne nor any ChoiceOne Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

      4.19.3      At-Will Employment. All salaried employees, hourly employees, and temporary employees of ChoiceOne and any of the ChoiceOne Subsidiaries are employed on an at-will basis by ChoiceOne or any of the ChoiceOne Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to ChoiceOne or any ChoiceOne Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by ChoiceOne or any ChoiceOne Subsidiary made to any employees that commits ChoiceOne, any ChoiceOne Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

      4.19.4      WARN Act. Since January 1, 2013, neither ChoiceOne nor any ChoiceOne Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of ChoiceOne or any ChoiceOne Subsidiary, except in compliance with the WARN Act.

      4.19.5      Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of ChoiceOne, threatened against ChoiceOne or any ChoiceOne Subsidiary. ChoiceOne and all of the ChoiceOne Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.19.6      Certain Contracts. Neither ChoiceOne nor any ChoiceOne Subsidiary is a party or subject to any Contract which restricts ChoiceOne or any ChoiceOne Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

      4.19.7      Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by ChoiceOne or any ChoiceOne Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or ChoiceOne Benefit Plan.

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      4.19.8      Eligibility Verification. ChoiceOne has implemented commercially reasonable procedures to ensure that all employees who are performing services for ChoiceOne or any ChoiceOne Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

      4.19.9      Employment Policies, Programs, and Procedures. The policies, programs, and practices of ChoiceOne and all ChoiceOne Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

      4.20           Employee Benefits.

      4.20.1      ChoiceOne has delivered or made available to CBC true and complete copies of all material ChoiceOne Benefit Plans. Each ChoiceOne Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.20.2      Each ChoiceOne Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of ChoiceOne, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

      4.20.3      To ChoiceOne's Knowledge, all contributions, payments or premiums required to be made with respect to any ChoiceOne Benefit Plan by ChoiceOne on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded ChoiceOne Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of ChoiceOne and the ChoiceOne Subsidiaries have performed all material obligations required to be performed under all ChoiceOne Benefit Plans with respect to which ChoiceOne or any ERISA Affiliate of ChoiceOne has an obligation to contribute.

      4.20.4      Neither ChoiceOne nor any ERISA Affiliate of ChoiceOne participates in nor since December 31, 1973 ever has participated in any Multiemployer Plan, and neither ChoiceOne nor any ERISA Affiliate of ChoiceOne maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of section 414(j) of the Code or 3(35) of ERISA, (b)  is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

      4.20.5      Except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither ChoiceOne nor any ChoiceOne Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

      4.20.6      The execution, delivery of, and performance by ChoiceOne of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of ChoiceOne or any of the ChoiceOne Subsidiaries; or (b) result in the triggering or imposition of any restrictions or limitations on the right of ChoiceOne or any of the ChoiceOne Subsidiaries to amend or terminate any ChoiceOne Benefit Plan.

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      4.20.7      ChoiceOne and the ChoiceOne Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable ChoiceOne Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such ChoiceOne Benefit Plan effective as of any date on or after the date of this Plan of Merger.

      4.20.8      To ChoiceOne's Knowledge, each ChoiceOne Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) (a) has been operated and administered in compliance with Section 409A of the Code or (b) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

      4.20.9      There is no pending or, to the Knowledge of ChoiceOne, threatened Action with respect to any ChoiceOne Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

      4.20.10    Since January 1, 2013, neither ChoiceOne nor any of the ChoiceOne Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a ChoiceOne Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable ChoiceOne Benefit Plan.

      4.20.11    Each of the ChoiceOne Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material Liability arising wholly or partially out of events occurring on or before the Closing.

      4.21           Environmental Matters.

      4.21.1      Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect: (a) ChoiceOne and each of the ChoiceOne Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) ChoiceOne and each of the ChoiceOne Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of ChoiceOne, threatened against ChoiceOne or any of the ChoiceOne Subsidiaries, and, to the Knowledge of ChoiceOne, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any ChoiceOne Site and no Hazardous Materials are present in, on, about or migrating to or from any ChoiceOne Site, in each case as could give rise to an Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries; (e) neither ChoiceOne nor any of the ChoiceOne Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither ChoiceOne nor any of the ChoiceOne Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither ChoiceOne nor any of the ChoiceOne Subsidiaries, any predecessors of ChoiceOne or any of the ChoiceOne Subsidiaries, nor any entity previously owned by ChoiceOne or any of the ChoiceOne Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against ChoiceOne or any of the ChoiceOne Subsidiaries.

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      4.21.2      No ChoiceOne Site contains, and to the Knowledge of ChoiceOne has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in the ChoiceOne Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any ChoiceOne Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

      4.22           Duties as Fiduciary. To the Knowledge of ChoiceOne, ChoiceOne and each ChoiceOne Subsidiary has performed all of its respective duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards. Neither ChoiceOne nor any ChoiceOne Subsidiary has received any notice of any Action, claim, allegation or complaint from any Person that ChoiceOne or any ChoiceOne Subsidiary failed to perform these duties in a manner that complies in all material respects with all applicable Laws, Contracts, wills, instruments and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in ChoiceOne's Financial Statements.

      4.23           Investment Bankers and Brokers. ChoiceOne has employed Professional Bank Services, Inc. (d/b/a ProBank Austin) and its affiliate, Investment Bank Services, Inc. (collectively, "ChoiceOne Investment Banker") in connection with the Merger. ChoiceOne, the ChoiceOne Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than ChoiceOne Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by ChoiceOne to ChoiceOne Investment Banker in connection with the Merger, as described in the ChoiceOne Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by ChoiceOne or any ChoiceOne Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. ChoiceOne has provided CBC access to true and complete copies of each agreement, arrangement, and understanding in effect as of the date hereof between ChoiceOne and ChoiceOne Investment Banker prior to the date of this Plan of Merger.

      4.24           Fairness Opinion. The ChoiceOne Board of Directors has received the oral opinion of the ChoiceOne Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to ChoiceOne from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

      4.25           ChoiceOne-Related Persons.

      4.25.1      Insider Loans. No ChoiceOne-Related Person has any loan, credit or other Contract outstanding with ChoiceOne or any ChoiceOne Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over ChoiceOne or any ChoiceOne Subsidiary.

      4.25.2      Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of ChoiceOne or any ChoiceOne Subsidiary, no ChoiceOne-Related Person owns or controls any assets or properties that are used in the business of ChoiceOne or any ChoiceOne Subsidiary.

      4.25.3      Contractual Relationships. Other than ordinary and customary banking relationships, no ChoiceOne-Related Person has any contractual relationship with ChoiceOne or any ChoiceOne Subsidiary.

      4.25.4      Loan Relationships. No ChoiceOne-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, ChoiceOne or any ChoiceOne Subsidiary in a principal amount of $500,000 or more.

      4.26           Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of ChoiceOne has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of ChoiceOne or any ChoiceOne Subsidiary, or other person with whom ChoiceOne

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      or any ChoiceOne Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with ChoiceOne or any ChoiceOne Subsidiary, the effect of which would reasonably be expected to have a ChoiceOne Material Adverse Effect.

      4.27           Insurance. ChoiceOne and the ChoiceOne Subsidiaries maintain in full force and effect insurance pursuant to the policies provided to CBC. There is no unsatisfied claim of $100,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2014, no insurance company has canceled or refused to renew a policy of insurance covering ChoiceOne's or any ChoiceOne Subsidiary's assets, properties, premises, operations, directors or personnel. ChoiceOne and the ChoiceOne Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which ChoiceOne has Knowledge and for which a defense or indemnification or both may be available to ChoiceOne or the ChoiceOne Subsidiaries.

      4.28           Books and Records. The books of account, minute books, stock record books, and other records of ChoiceOne are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of ChoiceOne and the ChoiceOne Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for CBC's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

      4.29           Loan Guarantees. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect, all guarantees of indebtedness owed to ChoiceOne or any ChoiceOne Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

      4.30           Data Security and Customer Privacy. ChoiceOne and each ChoiceOne Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by ChoiceOne and each ChoiceOne Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

      4.31           Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in ChoiceOne's consolidated financial statements and the ChoiceOne Call Reports as of December 31, 2018 was, in the reasonable opinion of ChoiceOne's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the case of the ChoiceOne Call Reports, which are consistent with the ALLL Policy Statement, and (c) conforms to recommendations and comments in reports of examination in all material respects.

      4.32           Loans and Investments. All investments and, to the Knowledge of ChoiceOne, all loans of ChoiceOne and each ChoiceOne Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

      4.33           Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, ChoiceOne and each ChoiceOne Subsidiary has complied with all applicable

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      terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures, except for incidents of noncompliance that have not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.34           Securities Laws Matters.

      4.34.1      Since January 1, 2016, ChoiceOne has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the "ChoiceOne SEC Reports"). Each of the ChoiceOne SEC Reports, in each case as of its filing or furnishing date, or, if amended, as finally amended prior to the date of this Plan of Merger (with respect to those ChoiceOne SEC Reports filed or furnished prior to the date of this Plan of Merger), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the ChoiceOne SEC Reports, when filed or furnished or, if amended, as finally amended prior to the date of this Plan of Merger, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the ChoiceOne Subsidiaries are or ever has been required to file periodic reports with the SEC. As of the date of this Plan of Merger, there are no material outstanding or unresolved comments received from the SEC with respect to any of the ChoiceOne SEC Reports.

      4.34.2      ChoiceOne has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and ChoiceOne has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. ChoiceOne has disclosed, based on its most recent evaluation prior to the date of this Plan of Merger, to ChoiceOne's auditors and the audit committee of the ChoiceOne Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ChoiceOne's ability to record, process, summarize and report financial information and (b) any fraud that involves management or other employees who have a significant role in ChoiceOne's internal controls over financial reporting. Neither ChoiceOne nor any of the ChoiceOne Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 1, 2013, regarding the accounting or auditing practices, procedures, methodologies or methods of ChoiceOne or any ChoiceOne Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that ChoiceOne or any ChoiceOne Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2013, subject to any applicable grace periods, ChoiceOne has been and is in compliance with (i) the applicable provisions of the Sarbanes Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the OTC Pink marketplace, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect.

      4.35           Joint Ventures; Strategic Alliances. Neither ChoiceOne nor any ChoiceOne Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

      4.36           Policies and Procedures. ChoiceOne and each ChoiceOne Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to CBC as applicable to the periods when those policies and procedures were in effect.

      4.37           Shareholder Rights Plan; Takeover Laws. ChoiceOne does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. ChoiceOne is not an "interested shareholder" of CBC as defined in Section 778 of the MBCA. ChoiceOne and the ChoiceOne Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable Takeover Laws. Neither ChoiceOne nor any ChoiceOne Subsidiary owns any shares of CBC Common Stock.

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      4.38           No Other Representations and Warranties. Except for the representations and warranties made by ChoiceOne and the ChoiceOne Subsidiaries in this Article IV, neither ChoiceOne nor any other Person makes or has made any representation or warranty with respect to ChoiceOne or the ChoiceOne Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to CBC or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

      ARTICLE V
      COVENANTS

      5.1             Conduct of Business by CBC. CBC will, and will cause each of the CBC Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of ChoiceOne (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, CBC will, and will cause each of the CBC Subsidiaries to, use its Commercially Reasonable Efforts to preserve substantially intact its and the CBC Subsidiaries' business organization, to keep available the services of its and the CBC Subsidiaries' current officers and employees, and to preserve its and the CBC Subsidiaries' present relationships with customers, suppliers, vendors, licensors and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise provided or expressly contemplated by this Plan of Merger or as set forth on the CBC Disclosure Letter or as required by applicable Law, CBC will not, nor will it permit any of the CBC Subsidiaries to, without the prior written consent of ChoiceOne (which consent will not be unreasonably withheld, conditioned or delayed):

      5.1.1         amend its articles of incorporation or bylaws (or other comparable organizational documents);

      5.1.2         (a) split, combine or reclassify any securities issued by CBC or any of the CBC Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by CBC or any of the CBC Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.16, payment of quarterly cash dividends by CBC in an amount not to exceed $0.36 per share of CBC Common Stock per quarter, and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (ii) distributions to or from the CBC Subsidiaries;

      5.1.3         issue, sell, pledge, dispose of or encumber any securities issued by CBC or any of the CBC Subsidiaries;

      5.1.4         except in the ordinary course of business consistent with past practice, as required by applicable Law or the express terms of any CBC Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by CBC or any of the CBC Subsidiaries to directors or executive officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present executive officers, directors, or any substantial class of employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any CBC Benefit Plan other than as otherwise provided by such CBC Benefit Plan; (d) promote any executive officer or promote any non-executive officer employee to an executive officer position; (e) grant any severance or termination pay unless provided under any CBC Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, CBC Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any CBC Benefit Plan other than as otherwise provided by such CBC Benefit Plan;

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      5.1.5         hire or terminate employment of any executive officer except for termination for cause and hires to replace;

      5.1.6         appoint or elect any director of CBC or any CBC Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of CBC as of the date of this Plan of Merger at any annual meeting of CBC Shareholders;

      5.1.7         acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) cash-only acquisitions and asset purchase transactions, in each case not to exceed $500,000; (b) transactions incident to foreclosures in connection with debts previously contracted in good faith; or (c) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

      5.1.8         except in the ordinary course of business consistent with past practice: (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any CBC Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit CBC and the CBC Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;

      5.1.9         except in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CBC or any of the CBC Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned CBC Subsidiary);

      5.1.10      make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

      5.1.11      enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any CBC Material Contract, other than in the ordinary course of business consistent with past practice;

      5.1.12      institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by CBC or any CBC Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability in an amount exceeding $250,000 or injunctive or similar relief or (c) having a material impact on CBC's business;

      5.1.13      make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

      5.1.14      (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of CBC, (b) make, revoke or change any material Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to CBC or the CBC Subsidiaries;

      5.1.15      enter into any joint venture, strategic partnership or alliance;

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      5.1.16      abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material CBC-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

      5.1.17      except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of ChoiceOne capital stock;

      5.1.18      enter into any material new line of business or change in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over CBC or any of the CBC Subsidiaries;

      5.1.19      except as required by Law or any regulatory agency having jurisdiction over CBC or any of the CBC Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

      5.1.20      make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of CBC and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger;

      5.1.21      restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification of such portfolios;

      5.1.22      purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

      5.1.23      take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

      5.1.24      fail to comply in all material respects with applicable Law, and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and ChoiceOne has been notified of such contest;

      5.1.25      fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;

      5.1.26      fail to use Commercially Reasonable Efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

      5.1.27      fail to use Commercially Reasonable Efforts to maintain and keep in full force and effect its and their existing insurance coverage (or substantially similar replacement coverage) in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

      5.1.28      fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of CBC and the CBC Subsidiaries and GAAP standards and the ALLL Policy Statement;

      5.1.29      fail to promptly notify ChoiceOne of the threat or commencement of any material Action against, relating to, or affecting: (a) CBC or any CBC Subsidiary; (b) CBC's or any CBC

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      Subsidiary's directors or officers or, to the extent Known, employees in their capacities as such; (c) CBC's or any CBC Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

      5.1.30      make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of CBC or any CBC Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by CBC and the CBC Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $750,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to CBC's or its Subsidiaries customers generally;

      5.1.31      take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to CBC or any CBC Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

      5.1.32      take any action to pay any Liability, absolute or contingent, in excess of $250,000, except Liabilities shown on CBC's Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

      5.1.33      enter into or amend any Contract or other transaction with any CBC-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to CBC's customers generally;

      5.1.34      make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

      5.1.35          take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to CBC or any CBC Subsidiary that is not terminable by CBC without penalty upon 90 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $250,000, and except for legal, accounting and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

      5.1.36      take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by CBC or any CBC Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

      5.1.37      agree or commit to do any of the foregoing.

      For the purposes of this Section 5.1, prior written consent of ChoiceOne will be deemed to have been given with respect to any matter for which CBC has requested consent, in writing and notice of which has been delivered to the chief executive officer or chief operating officer of ChoiceOne and in accordance with Section 9.8 (including by providing copies to all required parties), but ChoiceOne has not responded in writing within three Business Days of such request.

      5.2             Conduct of Business by ChoiceOne. ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of CBC (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary

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      course of business generally consistent with past practice, and, to the extent consistent therewith, ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries to, use its Commercially Reasonable Efforts to preserve substantially intact its and the ChoiceOne Subsidiaries' business organization, to keep available the services of its and the ChoiceOne Subsidiaries' current officers and employees, and to preserve its and the ChoiceOne Subsidiaries' present relationships with customers, suppliers, vendors, licensors, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise provided or expressly contemplated by this Plan of Merger or as set forth on the ChoiceOne Disclosure Letter or as required by applicable Law, ChoiceOne will not, nor will it permit any of the ChoiceOne Subsidiaries to, without the prior written consent of CBC (which consent will not be unreasonably withheld, conditioned or delayed):

      5.2.1         amend its articles of incorporation or bylaws (or other comparable organizational documents), except for such amendment(s) contemplated by Section 5.7.2;

      5.2.2         (a) split, combine or reclassify any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, except for the acceptance of shares of ChoiceOne Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of awards under ChoiceOne Stock Plans that are outstanding as of the date of this Plan of Merger who exercise such awards, and shares of ChoiceOne Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of ChoiceOne Restricted Stock that are outstanding as of the date of this Plan of Merger, or (c)  declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (i) subject to Section 5.16, payment of quarterly cash dividends by ChoiceOne in an amount not to exceed $0.20 per share of ChoiceOne Common Stock per quarter and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, (ii) payment of the contemplated Pre-Merger Special Dividend and (iii) distributions to or from the ChoiceOne Subsidiaries;

      5.2.3         issue, sell, pledge, dispose of or encumber any securities issued by ChoiceOne or any of the ChoiceOne Subsidiaries, other than the issuance of shares of ChoiceOne Common Stock upon the exercise or vesting of any award granted pursuant to a ChoiceOne Stock Plan prior to the date of this Plan of Merger;

      5.2.4         except in the ordinary course of business consistent with past practice, as required by applicable Law or the express terms of any ChoiceOne Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by ChoiceOne or any of the ChoiceOne Subsidiaries to directors or executive officers or to any substantial class of employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present executive officers, directors, or any substantial class of employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any ChoiceOne Benefit Plan other than as otherwise provided by such ChoiceOne Benefit Plan; (d) promote any executive officer or promote any non-executive officer employee to an executive officer position; (e) grant any severance or termination pay unless provided under any ChoiceOne Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, ChoiceOne Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any ChoiceOne Benefit Plan other than as otherwise provided by such ChoiceOne Benefit Plan;

      5.2.5         hire or terminate employment of any executive officer except for termination for cause and hires to replace;

      5.2.6         appoint or elect any director of ChoiceOne or any ChoiceOne Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of ChoiceOne as of the date of this Plan of Merger at any annual meeting of ChoiceOne Shareholders;

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      5.2.7         acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) cash-only acquisitions and asset purchase transactions, in each case not to exceed $500,000; (b) transactions incident to foreclosures in connection with debts previously contracted in good faith; or (c) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

      5.2.8         except in the ordinary course of business consistent with past practice: (a) transfer, license, sell, lease or otherwise dispose of any material assets, including the capital stock or other equity interests in any ChoiceOne Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit ChoiceOne and the ChoiceOne Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other corporate reorganization;

      5.2.9         except in the ordinary course of business consistent with past practice, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ChoiceOne or any of the ChoiceOne Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned ChoiceOne Subsidiary);

      5.2.10      make any application for the opening, relocation, or closing of any branch office, loan production office or other material office or facility, or open any such material office or facility;

      5.2.11      enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any ChoiceOne Material Contract, other than in the ordinary course of business consistent with past practice;

      5.2.12      institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by ChoiceOne or any ChoiceOne Subsidiary of any amount exceeding $250,000 or (b) involving an admission of any Liability in an amount exceeding $250,000 or injunctive or similar relief or (c) having a material impact on ChoiceOne's business;

      5.2.13      make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

      5.2.14      (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of ChoiceOne, (b) make, revoke or change any material Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to ChoiceOne or the ChoiceOne Subsidiaries;

      5.2.15      enter into any joint venture, strategic partnership or alliance;

      5.2.16      abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material ChoiceOne-Owned Intellectual Property, other than in the ordinary course of business consistent with past practice;

      5.2.17      acquire or cause its Affiliates to acquire, directly or indirectly, any shares of CBC capital stock;

      5.2.18      enter into any material new line of business or change in any material respect its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to

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      depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over ChoiceOne or any of the ChoiceOne Subsidiaries;

      5.2.19      except as required by Law or any regulatory agency having jurisdiction over ChoiceOne or any of the ChoiceOne Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

      5.2.20      make any loan in material violation of, or otherwise fail to comply in all material respects with, the underwriting and credit policies of ChoiceOne and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger;

      5.2.21      restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or its policies with respect to the classification of such portfolios;

      5.2.22      purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practice;

      5.2.23      take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

      5.2.24      fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and CBC has been notified of such contest;

      5.2.25      fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and internal policies and procedures formally adopted by its board of directors;

      5.2.26      fail to use Commercially Reasonable Efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

      5.2.27      fail to use Commercially Reasonable Efforts to maintain and keep in full force and effect its and their existing insurance coverage (or substantially similar replacement coverage) in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

      5.2.28      fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of ChoiceOne and the ChoiceOne Subsidiaries and GAAP standards and the ALLL Policy Statement;

      5.2.29      fail to promptly notify CBC of the threat or commencement of any material Action against, relating to, or affecting: (a) ChoiceOne or any ChoiceOne Subsidiary; (b) ChoiceOne's or any ChoiceOne Subsidiary's directors or officers or, to the extent Known, employees in their capacities as such; (c) ChoiceOne's or any ChoiceOne Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger;

      5.2.30      make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of ChoiceOne or any ChoiceOne Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by ChoiceOne and the ChoiceOne Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $750,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent

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      loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to ChoiceOne's or its Subsidiaries customers generally;

      5.2.31      take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to ChoiceOne or any ChoiceOne Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $100,000, unless the discharge or satisfaction is covered by general or specific reserves.

      5.2.32      take any action to pay any Liability, absolute or contingent, in excess of $250,000, except Liabilities shown on ChoiceOne's Financial Statements, except in the ordinary course of business consistent with past practice, or except in connection with the transactions contemplated by this Plan of Merger;

      5.2.33      enter into or amend any Contract or other transaction with any ChoiceOne-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to ChoiceOne's customers generally;

      5.2.34      make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions to any individual entity that are made in the ordinary course of business consistent with past practice;

      5.2.35      take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to ChoiceOne or any ChoiceOne Subsidiary that is not terminable by ChoiceOne without penalty upon 90 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $250,000, and except for legal, accounting and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

      5.2.36      take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by ChoiceOne or any ChoiceOne Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

      5.2.37      agree or commit to do any of the foregoing.

      For the purposes of this Section 5.2, prior written consent of CBC will be deemed to have been given with respect to any matter for which ChoiceOne has requested consent, in writing and notice of which has been delivered to the chief executive officer or chief operating officer of CBC and in accordance with Section 9.8 (including by providing copies to all required parties), but CBC has not responded in writing within three Business Days of such request.

      5.3             No Solicitation by CBC.

      5.3.1         Except as specifically permitted by this Section 5.3, CBC will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, encourage (including by way of furnishing non-public information) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a CBC Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any CBC Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a CBC Takeover Proposal. CBC will, and will cause each of the CBC Subsidiaries and each of its and the CBC Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement,

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      discussions or negotiations with any Person that may be ongoing with respect to a CBC Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning CBC and the CBC Subsidiaries delivered or made available to such Person or its Representatives by CBC, the CBC Subsidiaries or any Representatives thereof, in connection with its consideration of a CBC Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

      5.3.2         Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the CBC Shareholder Approval, CBC or any of its Representatives receives a bona fide written CBC Takeover Proposal from any Person or group of Persons, which CBC Takeover Proposal did not result from any breach of Section 5.3.1, then CBC and its Representatives may, if the CBC Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such CBC Takeover Proposal constitutes or is reasonably likely to lead to a CBC Superior Proposal (a) furnish, pursuant to an Acceptable CBC Confidentiality Agreement, information (including non-public information) with respect to CBC and its Subsidiaries to the Person or group of Persons who has made such CBC Takeover Proposal and their respective Representatives; provided that CBC will (subject to the terms of the Confidentiality Agreement) promptly make available to ChoiceOne (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to ChoiceOne in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to ChoiceOne or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such CBC Takeover Proposal and their respective Representatives; provided, further that CBC will promptly provide to ChoiceOne (i) a copy of any CBC Takeover Proposal made in writing by any such Person or group of Persons to CBC, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the CBC Takeover Proposal, and (ii) a written summary of the material terms of any such CBC Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable CBC Confidentiality Agreement" means any confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable in any material respect to CBC than those contained in the Confidentiality Agreement.

      5.3.3         CBC will keep ChoiceOne informed of any material developments, discussions or negotiations regarding any CBC Takeover Proposal, including any such proposal first made or discussed with CBC prior to the date of this Plan of Merger (including forwarding to ChoiceOne any written materials provided to CBC or its Representatives in connection with any such CBC Takeover Proposal) on a current basis, and will notify ChoiceOne of the status of such CBC Takeover Proposal. CBC agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits CBC from providing any information to ChoiceOne in accordance with this Section 5.3.

      5.3.4         Except as permitted by Section 5.3.5, the CBC Board of Directors will not (a) (i) fail to recommend to the CBC Shareholders that the CBC Shareholder Approval be given or fail to include the CBC Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to ChoiceOne, the CBC Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the CBC Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to CBC), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the CBC Shareholders, a CBC Takeover Proposal (actions described in this clause (a) being referred to as a "CBC Adverse Recommendation Change") or (b) cause or permit CBC or any of the CBC Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any CBC Takeover Proposal (other than an Acceptable CBC Confidentiality Agreement) (each, a "CBC Acquisition Agreement").

      5.3.5         Notwithstanding anything to the contrary herein, prior to the time the CBC Shareholder Approval is obtained, the CBC Board of Directors may, in connection with a bona fide written CBC Takeover Proposal, which CBC Takeover Proposal was made after the date of this Plan of Merger (or that was made

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      prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of Section 5.3.1, make a CBC Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.9 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such CBC Takeover Proposal, if and only if, prior to taking such action, CBC has complied with its obligations under this Section 5.3 and the CBC Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such CBC Takeover Proposal constitutes a CBC Superior Proposal; provided, however, that prior to taking any such action (a) CBC has given ChoiceOne at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such CBC Superior Proposal, including the identity of the party making such CBC Superior Proposal) and such notice includes a copy of any proposed written transaction agreements and related documents with or from the Person or group of Persons making such CBC Superior Proposal, (b) CBC has negotiated, and has caused its Representatives to negotiate, in good faith with ChoiceOne during such five Business Day period to the extent ChoiceOne wishes to negotiate, to revise the terms of this Plan of Merger such that it would cause such CBC Superior Proposal to no longer constitute a CBC Superior Proposal and (c) following the end of such five Business Day period, the CBC Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by ChoiceOne, and will have determined that the CBC Superior Proposal would continue to constitute a CBC Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a CBC Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the CBC Board of Directors' decision or discussion with respect to whether such proposal is a CBC Superior Proposal, CBC will deliver a new written notice to ChoiceOne pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

      5.3.6         Provided that CBC and the CBC Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 will prohibit the CBC Board of Directors from (a) taking and disclosing to the CBC Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to CBC), (b) making any "stop-look-and-listen" communications to CBC Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the CBC Shareholders) (as if such provisions are applicable to CBC), or (c) making any disclosure to the CBC Shareholders if the CBC Board of Directors determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the CBC Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

      5.3.7         As used in this Plan of Merger, "CBC Takeover Proposal" will mean any inquiry, proposal or offer from any Person (other than ChoiceOne and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of CBC and its Subsidiaries equal to more than 25% of CBC's consolidated assets or to which more than 25% of CBC's net income on a consolidated basis are attributable, (b) acquisition of more than 25% of the outstanding CBC Common Stock or the capital stock of any Subsidiary of CBC, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 25% of the outstanding CBC Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving CBC or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and CBC Common Stock involved is more than 25%; in each case, other than the Merger.

      5.3.8         As used in this Plan of Merger, "CBC Superior Proposal" will mean any bona fide written CBC Takeover Proposal that the CBC Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the CBC Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed in writing by ChoiceOne in response to such proposal as contemplated by this Section

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      5.3.8. For purposes of the definition of "CBC Superior Proposal", the references to "25%" in the definition of CBC Takeover Proposal will be deemed to be references to "50%."

      5.4             No Solicitation by ChoiceOne.

      5.4.1         Except as specifically permitted by this Section 5.4, ChoiceOne will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, encourage (including by way of furnishing non-public information) or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a ChoiceOne Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any ChoiceOne Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a ChoiceOne Takeover Proposal. ChoiceOne will, and will cause each of the ChoiceOne Subsidiaries and each of its and the ChoiceOne Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a ChoiceOne Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning ChoiceOne and the ChoiceOne Subsidiaries delivered or made available to such Person or its Representatives by ChoiceOne, the ChoiceOne Subsidiaries or any Representatives thereof, in connection with its consideration of a ChoiceOne Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

      5.4.2         Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the ChoiceOne Shareholder Approval, ChoiceOne or any of its Representatives receives a bona fide written ChoiceOne Takeover Proposal from any Person or group of Persons, which ChoiceOne Takeover Proposal did not result from any breach of Section 5.4.1, then ChoiceOne and its Representatives may, if the ChoiceOne Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such ChoiceOne Takeover Proposal constitutes or is reasonably likely to lead to a ChoiceOne Superior Proposal (a) furnish, pursuant to an Acceptable ChoiceOne Confidentiality Agreement, information (including non-public information) with respect to ChoiceOne and its Subsidiaries to the Person or group of Persons who has made such ChoiceOne Takeover Proposal and their respective Representatives; provided that ChoiceOne will (subject to the terms of the Confidentiality Agreement) promptly make available to CBC (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to CBC in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to CBC or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such ChoiceOne Takeover Proposal and their respective Representatives; provided, further that ChoiceOne will promptly provide to CBC (i) a copy of any ChoiceOne Takeover Proposal made in writing by any such Person or group of Persons to ChoiceOne, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the ChoiceOne Takeover Proposal, and (ii) a written summary of the material terms of any such ChoiceOne Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable ChoiceOne Confidentiality Agreement" means any confidentiality agreement that contains provisions with respect to confidentiality matters that are no less favorable in any material respect to ChoiceOne than those contained in the Confidentiality Agreement.

      5.4.3         ChoiceOne will keep CBC informed of any material developments, discussions or negotiations regarding any ChoiceOne Takeover Proposal, including any such proposal first made or discussed with ChoiceOne prior to the date of this Plan of Merger (including forwarding to CBC any written materials provided to ChoiceOne or its Representatives in connection with any such ChoiceOne Takeover Proposal) on a current basis, and will notify CBC of the status of such ChoiceOne Takeover Proposal. ChoiceOne agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of

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      this Plan of Merger which prohibits ChoiceOne from providing any information to CBC in accordance with this Section 5.4.

      5.4.4         Except as permitted by Section 5.4.5, the ChoiceOne Board of Directors will not (a) (i) fail to recommend to the ChoiceOne Shareholders that the ChoiceOne Shareholder Approval be given or fail to include the ChoiceOne Board Recommendation in the Joint Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to ChoiceOne, the ChoiceOne Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the ChoiceOne Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to ChoiceOne), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the ChoiceOne Shareholders, a ChoiceOne Takeover Proposal (actions described in this clause (a) being referred to as a "ChoiceOne Adverse Recommendation Change") or (b) cause or permit ChoiceOne or any of the ChoiceOne Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any ChoiceOne Takeover Proposal (other than an Acceptable ChoiceOne Confidentiality Agreement) (each, a "ChoiceOne Acquisition Agreement").

      5.4.5         Notwithstanding anything to the contrary herein, prior to the time the ChoiceOne Shareholder Approval is obtained, the ChoiceOne Board of Directors may, in connection with a bona fide written ChoiceOne Takeover Proposal, which ChoiceOne Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of this Section 5.4.1, make a ChoiceOne Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.10 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such ChoiceOne Takeover Proposal, if and only if, prior to taking such action, ChoiceOne has complied with its obligations under this Section 5.4 and the ChoiceOne Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such ChoiceOne Takeover Proposal constitutes a ChoiceOne Superior Proposal; provided, however, that prior to taking any such action (a) ChoiceOne has given CBC at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such ChoiceOne Superior Proposal, including the identity of the party making such ChoiceOne Superior Proposal) and such notice includes a copy of any proposed written transaction agreements and related documents with or from the Person or group of Persons making such ChoiceOne Superior Proposal, (b) ChoiceOne has negotiated, and has caused its Representatives to negotiate, in good faith with CBC during such five Business Day period to the extent CBC wishes to negotiate, to revise the terms of this Plan of Merger such that it would cause such ChoiceOne Superior Proposal to no longer constitute a ChoiceOne Superior Proposal and (c) following the end of such five Business Day period, the ChoiceOne Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by CBC, and will have determined that the ChoiceOne Superior Proposal would continue to constitute a ChoiceOne Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a ChoiceOne Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the ChoiceOne Board of Directors' decision or discussion with respect to whether such proposal is a ChoiceOne Superior Proposal, ChoiceOne will deliver a new written notice to CBC pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.4.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

      5.4.6         Provided that ChoiceOne and the ChoiceOne Board of Directors comply with their applicable obligations under Section 5.4.5, nothing in this Section 5.4 will prohibit the ChoiceOne Board of Directors from (a) taking and disclosing to the ChoiceOne Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to ChoiceOne), (b) making any "stop-look-and-listen" communications to ChoiceOne Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the ChoiceOne Shareholders) (as if such provisions are applicable to ChoiceOne), or (c) making any disclosure to the ChoiceOne Shareholders if the ChoiceOne Board of Directors determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the ChoiceOne Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either

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      of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

      5.4.7         As used in this Plan of Merger, "ChoiceOne Takeover Proposal" will mean any inquiry, proposal or offer from any Person (other than ChoiceOne and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of ChoiceOne and its Subsidiaries equal to more than 25% of ChoiceOne's consolidated assets or to which more than 25% of ChoiceOne's net income on a consolidated basis are attributable, (b) acquisition of more than 25% of the outstanding ChoiceOne Common Stock or the capital stock of any Subsidiary of ChoiceOne, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 25% of the outstanding ChoiceOne Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ChoiceOne or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and ChoiceOne Common Stock involved is more than 25%; in each case, other than the Merger.

      5.4.8         As used in this Plan of Merger, "ChoiceOne Superior Proposal" will mean any bona fide written ChoiceOne Takeover Proposal that the ChoiceOne Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the ChoiceOne Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by CBC in response to such proposal as contemplated by this Section 5.4.8. For purposes of the definition of "ChoiceOne Superior Proposal", the references to "25%" in the definition of ChoiceOne Takeover Proposal will be deemed to be references to "50%."

      5.5             Preparation of the Joint Proxy Statement and Registration Statement; Shareholders' Meetings.

      5.5.1         ChoiceOne will use Commercially Reasonable Efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a joint proxy statement to be sent to the ChoiceOne shareholders and the CBC shareholders relating to the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting will be included as a prospectus ("Joint Proxy Statement"), as promptly as practicable following the date of this Plan of Merger, but in any event not later than June 17, 2019 (unless CBC and ChoiceOne agree otherwise). ChoiceOne will use Commercially Reasonable Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will use all Commercially Reasonable Efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, ChoiceOne will consult with CBC with respect to such filing and will afford CBC and its Representatives opportunity to review and comment thereon, and ChoiceOne will use its Commercially Reasonable Efforts to incorporate into the Registration Statement any comments or changes reasonably suggested by CBC. Each of ChoiceOne and CBC will provide all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. The Registration Statement and the Joint Proxy Statement will include all information reasonably requested by CBC to be included. If at any time prior to the ChoiceOne Shareholder Meeting or the CBC Shareholder Meeting, any event with respect to ChoiceOne or CBC or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, ChoiceOne or CBC, as applicable, will promptly inform the other party so that such event may be so described, and such amendment or supplement will be promptly filed with the SEC and any state securities regulators, as applicable, and, as required by Law, disseminated to the ChoiceOne Shareholders and the CBC Shareholders.

      5.5.2         CBC will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the CBC Shareholders for the purpose of seeking

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      the CBC Shareholder Approval ("CBC Shareholder Meeting"). Subject to Section 5.3, CBC will use its Commercially Reasonable Efforts to (a) cause the Joint Proxy Statement to be mailed to the CBC Shareholders and to hold the CBC Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the CBC Shareholders proxies to vote on the proposal to approve this Plan of Merger, and secure a quorum at the CBC Shareholder Meeting, and (c) solicit the CBC Shareholder Approval. CBC will, through the CBC Board of Directors, recommend to the CBC Shareholders that they vote for the CBC Shareholder Approval and will include such recommendation in the Joint Proxy Statement, except to the extent that the CBC Board of Directors will have made a CBC Adverse Recommendation Change as permitted by Section 5.3.

      CBC may adjourn the CBC Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the CBC Shareholders in advance of a vote on the CBC Shareholder Approval. Further, if as of the time for which the CBC Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient CBC Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such CBC Shareholder Meeting or there are insufficient votes to obtain the CBC Shareholder Approval, (i) at the request of ChoiceOne, CBC will adjourn the CBC Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial CBC Shareholder Meeting; provided, that ChoiceOne may not request that CBC make such an adjournment more than once, and (ii) CBC may adjourn the CBC Shareholder Meeting.

      5.5.3         ChoiceOne will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the ChoiceOne Shareholders for the purpose of seeking the ChoiceOne Shareholder Approval ("ChoiceOne Shareholder Meeting"). Subject to Section 5.4, ChoiceOne will use its Commercially Reasonable Efforts to (a) cause the Joint Proxy Statement to be mailed to the ChoiceOne Shareholders and to hold the ChoiceOne Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the ChoiceOne Shareholders proxies to vote on the proposal to approve this Plan of Merger and the Increase in Common Stock, and secure a quorum at the ChoiceOne Shareholder Meeting, and (c) solicit the ChoiceOne Shareholder Approval. ChoiceOne will, through the ChoiceOne Board of Directors, recommend to the ChoiceOne Shareholders that they vote for the ChoiceOne Shareholder Approval and will include such recommendation in the Joint Proxy Statement, except to the extent that the ChoiceOne Board of Directors will have made a ChoiceOne Adverse Recommendation Change as permitted by Section 5.4.

      ChoiceOne may adjourn the ChoiceOne Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the ChoiceOne Shareholders in advance of a vote on the ChoiceOne Shareholder Approval. Further, if as of the time for which the ChoiceOne Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient ChoiceOne Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such ChoiceOne Shareholder Meeting or there are insufficient votes to obtain the ChoiceOne Shareholder Approval, (i) at the request of CBC, ChoiceOne will adjourn the ChoiceOne Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial ChoiceOne Shareholder Meeting; provided, that CBC may not request that ChoiceOne make such an adjournment more than once, and (ii) ChoiceOne may adjourn the ChoiceOne Shareholder Meeting.

      5.5.4         After the Joint Proxy Statement has been mailed to the CBC Shareholders and the ChoiceOne Shareholders, neither the CBC Shareholder Meeting nor the ChoiceOne Shareholder Meeting will be postponed without the prior written consent of ChoiceOne and CBC, respectively.

      5.6             Regulatory Matters and Approvals.

      5.6.1         Subject to the terms and conditions of this Plan of Merger, each of the parties will use all Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all

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      Commercially Reasonable Efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

      5.6.2         Within 60 calendar days after the date of this Plan of Merger, ChoiceOne will prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction over the Merger all applications and documents required to obtain, and will use its Commercially Reasonable Efforts to obtain, upon terms and conditions reasonably acceptable to ChoiceOne and CBC, each necessary approval of or consent to consummate the Merger. ChoiceOne will provide CBC with opportunities to review and comment upon such documents before filing and to make such revisions and amendments and file such supplements thereto as CBC may reasonably request. ChoiceOne will provide CBC with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

      5.6.3         From the date of this Plan of Merger until the Effective Time, each of ChoiceOne and CBC will promptly notify the other party in writing of any pending or, to the Knowledge of ChoiceOne or CBC (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Plan of Merger (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger, or (c) otherwise relating to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of ChoiceOne and CBC will, and will cause their respective Representatives to, cooperate and use their Commercially Reasonable Efforts to contest and resist, except insofar as ChoiceOne and CBC may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

      5.6.4         Nothing contained in this Plan of Merger will give CBC, directly or indirectly, the right to control or direct the operations of ChoiceOne or give ChoiceOne, directly or indirectly, the right to control or direct the operations of CBC prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, ChoiceOne and CBC each will exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

      5.6.5         Each of ChoiceOne and CBC will, and will cause their respective Subsidiaries to, take all Commercially Reasonable Efforts as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of ChoiceOne and CBC and their respective Subsidiaries as currently conducted.

      5.7             Governance Matters.

      5.7.1         ChoiceOne's Board of Directors is, and the board of directors of the Surviving Corporation will be, divided into three (3) classes, as equal in number as possible, with the term of office of one class expiring each year. ChoiceOne will take all requisite action, effective as of the Effective Time, (a) to cause the size of the board of directors of the Surviving Corporation to be fourteen (14) directors, (b) to cause the members of the board of directors of the Surviving Corporation to be comprised of (i) seven (7) persons designated by CBC (the "CBC Designees"), and (ii) seven (7) persons designated by ChoiceOne (the "ChoiceOne Designees"); and (c) to cause the number of ChoiceOne Designees and CBC Designees in each of the three (3) classes of the Surviving Corporation's Board of Directors to be as equal as possible. If any such CBC Designee or ChoiceOne Designee, as applicable, is unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current CBC Board of Directors or ChoiceOne Board of Directors, as applicable, will prior to the Effective Time, subject to the prior written consent of CBC or ChoiceOne, as applicable (which will not be unreasonably withheld, conditioned or delayed), designate another qualified person or persons to serve as a CBC Designee or ChoiceOne Designee, as applicable. Each CBC Designee and ChoiceOne Designee will serve for a term expiring at the next annual meeting of shareholders of the Surviving Corporation at which the term of the class of directors of which such CBC Designee or ChoiceOne Designee is a member expires, and, despite the expiration of his or her term, until his or her successor has been elected and qualified.

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      5.7.2         From the period beginning at the Effective Time and continuing until completion of the third (3rd) annual shareholder meeting of the Surviving Corporation after the Effective Time (the "Designation Period"), the board of directors of the Surviving Corporation will nominate for election to the Board of Directors at each shareholder meeting of the Surviving Corporation the CBC Designees and the ChoiceOne Designees, or such replacement designees as selected by the remaining CBC Designees (in the case of a vacancy caused by departure of a CBC Designee) or ChoiceOne Designees (in the case of a vacancy caused by departure of a ChoiceOne Designee), as applicable. In the event of any vacancy in the board of directors of the Surviving Corporation during the Designation Period, whether caused by the death, disability, resignation, or removal of a director, such vacancy will be filled by the remaining CBC Designees (in the case of a vacancy caused by departure of a CBC Designee) or the remaining ChoiceOne Designees (in the case of a vacancy caused by departure of a ChoiceOne Designee). Prior to the Effective Time, ChoiceOne will cause its bylaws to be amended or, to the extent necessary, will use Commercially Reasonable Efforts to obtain the approval of the ChoiceOne Shareholders of an amendment of its articles of incorporation, (a) to reflect the terms of this Section 5.7.2 and to provide that such provisions may be amended during the Designation Period only by the vote of two-thirds of the total number of authorized directorships of the board of directors of the Surviving Corporation, regardless of any vacancies, and (b) to reflect that the mandatory age of retirement for directors of ChoiceOne will be 72 years.

      5.7.3         Effective as of the Effective Time, (a) the Chairman of ChoiceOne will serve as Chairman of the board of directors of the Surviving Corporation; (b) the Chairman and Chief Executive Officer of CBC will serve as Vice Chairman of the board of directors of the Surviving Corporation; (c) the Chief Executive Officer of ChoiceOne will serve as the Chief Executive Officer of the Surviving Corporation; and (d) the President and Chief Operating Officer of CBC will serve as President of the Surviving Corporation.

      5.7.4         Effective as of the Effective Time and until the earlier of the expiration of the Designation Period or the consolidation of ChoiceOne Bank ("ChoiceOne Bank") and Lakestone Bank & Trust ("Lakestone Bank"), (a) the board of directors of Lakestone Bank will be the board of directors of Lakestone Bank as of immediately prior to the Effective Time, except that ChoiceOne will be entitled to designate, and CBC will cause to be added to the board of directors of Lakestone Bank, one (1) individual who is an officer of the Surviving Corporation and a director of ChoiceOne Bank, and (b) the board of directors of ChoiceOne Bank will be the board of directors of ChoiceOne Bank as of immediately prior to the Effective Time, except that CBC will be entitled to designate, and ChoiceOne will cause to be added to the board of directors of ChoiceOne Bank, one (1) individual who is an officer of the Surviving Corporation and a director of Lakestone Bank.

      5.8             Press Releases and Public Announcement. Each of CBC and ChoiceOne will not, and will cause its respective Representatives to not, issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of CBC or its Representatives, ChoiceOne, and in the case of ChoiceOne or its Representatives, CBC. However, each of CBC and ChoiceOne may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.8 will be deemed to expand, modify or limit CBC's and ChoiceOne's rights and obligations set forth in Sections 5.3 and 5.4, as applicable. CBC and ChoiceOne agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

      5.9             Access to Information.

      5.9.1         Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, CBC and ChoiceOne will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of CBC, ChoiceOne and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and

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      Contracts of or pertaining to CBC and the CBC Subsidiaries or ChoiceOne and the ChoiceOne Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (a) comply with all applicable Laws, (b) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, (c) not result in, or reasonably be expected to result in, a material breach of any material Contract, and (d) not include any confidential supervisory information. No such access will affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger. CBC and ChoiceOne will use Commercially Reasonable Efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

      5.9.2         CBC will give prompt written notice to ChoiceOne of any event that would reasonably be expected to give rise to a CBC Material Adverse Effect. ChoiceOne will give prompt written notice to CBC of any event that would reasonably be expected to give rise to a ChoiceOne Material Adverse Effect. Each of CBC and ChoiceOne will give prompt written notice to the other party of any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger. The delivery of any notice pursuant to this Section 5.9.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

      5.9.3         While this Plan of Merger is in effect, if either CBC or ChoiceOne becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the CBC Disclosure Letter or the ChoiceOne Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been Known or had such event occurred prior to the date of this Plan of Merger, then such party will immediately give written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all reasonably pertinent documents, to the other party.

      5.9.4         Each of CBC, on the one hand, and ChoiceOne, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated August 27, 2018, between CBC and ChoiceOne ("Confidentiality Agreement"), which will remain in full force and effect in accordance with its terms. Each of CBC, on the one hand, and ChoiceOne, on the other, will not, and will cause its respective directors, officers and employees to not, discuss or disclose any information concerning the Merger, or the negotiations or board discussions, deliberations or decisions in any way related to the Merger, other than information to the extent set forth in the Joint Proxy Statement, with any Person other than the Representatives of either party and any Governmental Entity.

      5.10           Indemnification and Insurance.

      5.10.1      All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees or agents (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), as the case may be, of CBC or the CBC Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with CBC or any of the CBC Subsidiaries will survive the Merger, be honored and assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, to the fullest extent permitted by applicable Law, will maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers, directors, employees or agents than those set forth in the articles of incorporation and bylaws or similar organization documents of CBC and the CBC Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers, employees or agents of CBC or any of the CBC Subsidiaries. All rights to exculpation, indemnification or advancement of expenses in respect of any Action pending or asserted or

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      any claim made within such period will continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation will use Commercially Reasonable Efforts to cooperate with the Indemnified Party in the defense of the Action.

      5.10.2      CBC will purchase, prior to the Effective Time, at a cost not exceeding 300% of the last annual premium of each policy, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of bankers' blanket bond, directors' and officers' liability insurance and fiduciary liability insurance maintained by CBC and the CBC Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. The Surviving Corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

      5.10.3      The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of CBC or any of the CBC Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to CBC or the CBC Subsidiaries or otherwise. The provisions of this Section 5.10 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.

      5.10.4      In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.10.

      5.11           Takeover Laws. If any Takeover Law is or may become applicable to the Merger, the parties will use their respective Commercially Reasonable Efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

      5.12           Section 16 Matters. Prior to the Effective Time, CBC and ChoiceOne each will take all such steps as may be required to cause any acquisitions or dispositions of ChoiceOne Common Stock (including derivative securities with respect to ChoiceOne Common Stock) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ChoiceOne immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.13           Securityholder Litigation. Each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party will give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and will not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

      5.14           Tax-Free Reorganization Treatment.

      5.14.1      CBC and ChoiceOne intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each will not, and will not permit any of their respective Subsidiaries to, take any action, agree to take any action, or fail to take or agree to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. CBC and ChoiceOne intend that this Agreement constitute and hereby adopt this Agreement as a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and

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      applicable Michigan state income tax purposes and this Agreement will be interpreted consistent with that intent. CBC and ChoiceOne will use Commercially Reasonable Efforts, and will cause their respective Subsidiaries to use Commercially Reasonable Efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.5. If the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, then CBC and ChoiceOne agree to reasonably adjust the terms of this Agreement as needed in order for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Within 45 days following the Effective Time, the Surviving Corporation will comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

      5.14.2      Each of CBC and ChoiceOne will report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

      5.15           Pre-Merger Special Dividend. The ChoiceOne Board of Directors may, subject to applicable Law and the ChoiceOne articles of incorporation and bylaws, declare a special cash dividend in an amount equal to $0.60 per share of ChoiceOne Common Stock (subject to customary adjustments for any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar event following the date of this Plan of Merger) with a record date and payment date after the satisfaction of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which conditions would be satisfied (including the delivery of officers' certificates without qualifications or exceptions) if such date were the Closing Date) (any such dividend, the "Pre-Merger Special Dividend"), and set the record date and payment date for such Pre-Merger Special Dividend in its sole discretion. Notwithstanding anything in this Agreement to the contrary, the amount of the Pre-Merger Special Dividend will be adjusted if necessary to preserve the status of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

      5.16           Dividends. CBC and ChoiceOne will coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of CBC Common Stock and ChoiceOne Common Stock for the purpose of minimizing the risk that holders of shares of CBC Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of CBC Common Stock and shares of ChoiceOne Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of CBC Common Stock or shares of ChoiceOne Common Stock received as Merger Consideration.

      5.17           Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger will be paid by the party incurring such expenses, except that CBC and ChoiceOne will each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

      5.18           Fairness Opinion. CBC will deliver to ChoiceOne a copy of the written fairness opinion dated as of the date of this Plan of Merger and received from the CBC Investment Banker within five Business Days of the date of this Plan of Merger or the date the fairness opinion is received, whichever is later, together with the form of consent of the CBC Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as the CBC Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC. ChoiceOne will deliver to CBC a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the ChoiceOne Investment Banker within five Business Days of the date of this Plan of Merger or the date the fairness opinion is received, whichever is later, together with the form of consent of the ChoiceOne Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy

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      Statement, so long as the ChoiceOne Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Joint Proxy Statement in advance of its filing with the SEC.

      5.19           Employee Matters.

      5.19.1      Employment Continuation. All individuals employed by, or on authorized leave of absence from, CBC or any CBC Subsidiary immediately before the Effective Time will automatically become employees of ChoiceOne or a ChoiceOne Subsidiary as of the Effective Time.

      5.19.2      Benefit Continuation. ChoiceOne covenants and agrees to provide to each employee of CBC or any CBC Subsidiary who becomes employed by ChoiceOne or any of its Subsidiaries as a result of the Merger with the same employee benefits then provided to similarly situated employees at ChoiceOne.

      5.19.3      Severance/Employment Agreements. Simultaneously with execution and delivery of this Plan of Merger, ChoiceOne will enter into an agreement with each of the President and the Chief Executive Officer of CBC with respect to obligations under the existing employment agreements listed on the CBC Disclosure Letter.

      5.19.4      Retention Bonuses. ChoiceOne and CBC will cooperate in the other party's efforts to cause certain employees of such party and/or its Subsidiaries, as agreed by ChoiceOne and CBC, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by ChoiceOne, CBC, and the employee) prior to the Effective Time. All retention and stay bonuses, if any, to be paid are subject to the mutual agreement of CBC and ChoiceOne.

      5.19.5      Years of Service Credit. ChoiceOne covenants and agrees that all employees of CBC who are employed by ChoiceOne or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger will receive credit for all years of service credited, as of immediately before the Effective Time, to the employee by CBC or any CBC Subsidiary in the ordinary course of business consistent with past practice for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any ChoiceOne Benefit Plan (including, but not limited to, ChoiceOne's 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

      5.19.6      Annual Compensation Cycle. In connection with its annual compensation cycle, each of ChoiceOne and CBC will be permitted (a) to pay cash bonuses under its respective cash bonus plan, consistent with the terms of the bonus plan and past practice; (b)  to establish a 2019 cash bonus plan and issue incentive compensation in the form of equity awards under its existing stock incentive plan, in each case consistent with past practice and after consultation with the other party; and (c) to increase employee compensation in the ordinary course consistent with past practice, and in any event no more than 3.5% in the aggregate.

      5.19.7      Expense Reimbursement. Each of ChoiceOne and CBC will be permitted to reimburse employees for expenses in accordance with its applicable reimbursement policies and consistent with past practice.

      5.19.8      Termination of Qualified Retirement Plans.

      5.19.8.1       The CBC Board of Directors will, prior to the Effective Time, adopt resolutions terminating the CBC Retirement Plans effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the CBC Retirement Plans will become fully vested upon termination of the CBC Retirement Plans.  As soon as practicable following the Effective Time, all account balances in the CBC Retirement Plans will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, the CBC Board of Directors will (a) contribute to the account of each participant in the CBC 401(k) plan up to a 1% matching contribution for the period beginning January 1, 2019 and ending immediately prior to the Effective Time consistent with the formula used by CBC in past practice, and (b) contribute to the account of each participant in the Lakestone Bank Profit Sharing Plan a profit-sharing contribution in an amount that, based on after-

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      tax net profits earned from Lakestone Bank for the period beginning January 1, 2019 and ending immediately prior to the Effective Time, would provide a profit-sharing contribution equal to 10% of after-tax net profit if the Effective Time were to occur on January 1, 2020. By way of example,

If the Effective Time were to occur on	The profit-sharing contribution would be the following percentage of after-tax net profit earned through the Effective Time
October 1, 2019	13.33%
November 1, 2019	12.00%
December 1, 2019	10.90%
January 1, 2019	10.00%

      Notwithstanding anything to the contrary herein, the amount of the profit-sharing contribution will remain subject to the discretion of the CBC Board of Directors to contribute a lesser amount in accordance with the terms of the Lakestone Bank Profit Sharing Plan.

      5.19.8.2       Prior to the Effective Time, the ChoiceOne Board of Directors will adopt resolutions amending ChoiceOne's 401(k) plan effective as of the Effective Time to provide that participants in CBC's 401(k) plan immediately prior to termination of such plan shall be entitled to receive up to a 1% matching contribution for amounts deferred to ChoiceOne's 401(k) plan during 2019 consistent with the formula used by CBC in past practice.

      5.19.8.3       ChoiceOne agrees to permit participants in the CBC Retirement Plans who become employees of ChoiceOne to roll over their account balances in the CBC Retirement Plans to ChoiceOne's 401(k) plan. Until the Effective Time, CBC will be permitted to make profit-sharing and matching contributions to the CBC Retirement Plans based on participants' elective contributions to the CBC Retirement Plans, in the ordinary course consistent with past practice.

      5.19.9      Deferred Compensation Plans.

      5.19.9.1       Notwithstanding anything to the contrary herein, prior to the Effective Time, Lakestone Bank may pay to each active participant of the Lakestone Bank Director Retirement Plan up to $10,000 in lieu of a contribution/accrual for 2019. Pursuant to its terms, the Lakestone Bank Director Retirement Plan will terminate as of the Effective Time and the Surviving Corporation will cause the accounts thereunder to be paid on or within 30 days after the Effective Time.

      5.19.9.2       The Lakestone Bank Supplemental Executive Retirement Plan will continue in effect until and be terminated effective December 31, 2019 as provided for under Treasury Regulation §1.409A-3(j)(4)(ix)(B). The Surviving Corporation will cause the accounts thereunder to be paid on or within 30 days after December 31, 2019.

      5.19.10    Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, CBC and each CBC Subsidiary will, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans (other than the Lakestone Bank annual incentive bonus plan), and the accrued benefits as of the Effective Time will be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any applicable performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time. Lakestone Bank may continue the Lakestone Bank annual incentive bonus plan in effect until the later of (i) the date on which bonuses applicable to the 2019 calendar year performance are paid pursuant to that plan consistent with past practice, or (ii) December 31, 2019.  Lakestone Bank may pay bonuses pursuant to the Lakestone Bank annual incentive bonus plan after the Effective Time in individual amounts consistent with past practice that are distributed among individuals consistent with past practice, and in an aggregate amount generally consistent with the aggregate amount paid under such plan in 2018.

      5.20           Nasdaq Listing. ChoiceOne will use Commercially Reasonable Efforts to cause the shares of ChoiceOne Common Stock to be issued as Merger Consideration in accordance with this Plan of Merger to

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      be authorized for listing on The Nasdaq Capital Market, subject to official notice of issuance, within 180 days after the Effective Time but not later than April 30, 2020.

      5.21           Transaction Documents.

      5.21.1      The information supplied or to be supplied by CBC for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Joint Proxy Statement, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the ChoiceOne Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by CBC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ChoiceOne for inclusion or incorporation by reference in the Joint Proxy Statement. The information supplied or to be supplied by CBC for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

      5.21.2      The information supplied or to be supplied by ChoiceOne for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Joint Proxy Statement, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting. The Joint Proxy Statement (other than those portions relating solely to the CBC Shareholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the ChoiceOne Shareholders and the CBC Shareholders and at the time of the ChoiceOne Shareholder Meeting and the CBC Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ChoiceOne with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of CBC for inclusion or incorporation by reference in the Joint Proxy Statement. The information supplied or to be supplied by ChoiceOne for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

      5.22           Call Reports. All CBC Call Reports required to be filed between the date hereof and the Effective Time by CBC or any CBC Subsidiary and all ChoiceOne Call Reports required to be filed between the date hereof and the Effective Time by ChoiceOne or any ChoiceOne Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

      5.23           Section 280G Mitigation. CBC and ChoiceOne will cooperate in good faith to mitigate the impact of Section 280G of the Code on any "parachute payment" as that term is defined in Section 280G of the Code to an executive officer of CBC or ChoiceOne in connection with the Merger. If, after the parties have cooperated in good faith to mitigate the impact of Section 280G of the Code, any payment to an executive officer of CBC or ChoiceOne in connection with the Merger would constitute a parachute payment, the parties agree to reduce such parachute payment such that the present value of the total amounts and benefits received by the executive officer is equal to $1.00 less than three (3) times the executive officer's "base amount" as defined in Section 280G of the Code. For the avoidance of doubt, in no circumstance shall CBC or ChoiceOne pay any executive officer a "gross up" or similar payment to mitigate the impact of Section 280G of the Code.

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      5.24           Financial Statements.

      5.24.1      The unaudited consolidated financial statements of CBC as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of CBC as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in CBC's Financial Statements).

      5.24.2      The unaudited consolidated financial statements of ChoiceOne as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of ChoiceOne as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in ChoiceOne's Financial Statements).

      ARTICLE VI
      CLOSING CONDITIONS

      6.1             Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by CBC and ChoiceOne) at or prior to the Effective Time of the following conditions:

      6.1.1         The CBC Shareholder Approval and the ChoiceOne Shareholder Approval will have been obtained.

      6.1.2         CBC and ChoiceOne will have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods will have expired, and all such regulatory approvals will be in effect; provided, that no such regulatory approvals will contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger).

      6.1.3         No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger will be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

      6.1.4         Neither party will be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

      6.1.5         The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceedings for that purpose will have been commenced or threatened by the SEC and not withdrawn.

      6.2             Conditions to CBC's Obligation to Effect the Merger.

      The obligation of CBC to effect the Merger is subject to the fulfillment (or waiver by CBC) at or prior to the Effective Time of the following additional conditions:

      6.2.1         (a) The representations and warranties of ChoiceOne contained in Section 4.24 (Fairness Opinion) will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms

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      speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (b) the representations and warranties of ChoiceOne contained in Section 4.1.1 (Authorization of Plan of Merger), Section 4.2 (Organization and Good Standing), Section 4.3.1 (Subsidiaries – Ownership), Section 4.3.2 (Subsidiaries – Organization and Good Standing), Section 4.4 (Capital Stock) and Section 4.23 (Investment Bankers and Brokers) will be true and correct in all respects, other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact, as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (c) the representations and warranties of ChoiceOne contained in Section 4.1 (Authorization, No Conflicts, Etc.), other than the representations and warranties in Section 4.1.1 (Authorization of Plan of Merger), will be true and correct in all material respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); and (d) all other representations and warranties of ChoiceOne contained in Article IV will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier; and provided further that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a ChoiceOne Material Adverse Effect for the purpose of this Section 6.2.1.

      6.2.2         ChoiceOne will have performed all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date, except where the failure to perform such covenants has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided that, for purposes of this sentence only, those covenants containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier.

      6.2.3         ChoiceOne will have delivered to CBC a certificate, dated as of the Closing Date and signed on behalf of ChoiceOne by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

      6.2.4         Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a ChoiceOne Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a ChoiceOne Material Adverse Effect for purposes of this Section 6.2.4.

      6.2.5         CBC will have received the opinion of Hunton Andrews Kurth LLP or other independent legal counsel to CBC, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to ChoiceOne, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of CBC and ChoiceOne as to such matters as such counsel may reasonably request.

      6.3             Conditions to ChoiceOne's Obligation to Effect the Merger.

      The obligation of ChoiceOne to effect the Merger is subject to the fulfillment (or waiver by ChoiceOne) at or prior to the Effective Time of the following additional conditions:

      6.3.1         (a) The representations and warranties of CBC contained in Section 3.24 (Fairness Opinion) will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date);

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      (b) the representations and warranties of CBC contained in Section 3.1.1 (Authorization of Plan of Merger), Section 3.2 (Organization and Good Standing), Section 3.3.1 (Subsidiaries – Ownership), Section 3.3.2 (Subsidiaries – Organization and Good Standing), Section 3.4 (Capital Stock) and Section 3.23 (Investment Bankers and Brokers) will be true and correct in all respects, other than inaccuracies which, individually and in the aggregate, are de minimis in both amount and impact, as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); (c) the representations and warranties of CBC contained in Section 3.1 (Authorization, No Conflicts, Etc.), other than the representations and warranties in Section 3.1.1 (Authorization of Plan of Merger), will be true and correct in all material respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date); and (d) all other representations and warranties of CBC contained in Article III will be true and correct in all respects as of the date of this Plan of Merger and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Plan of Merger or another date will be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a CBC Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier; and provided further that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a CBC Material Adverse Effect for the purpose of this Section 6.3.1.

      6.3.2         CBC will have performed all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date, except where the failure to perform such covenants has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a CBC Material Adverse Effect; provided that, for purposes of this sentence only, those covenants containing or subject to a materiality or Material Adverse Effect qualifier will be read without, and will be deemed not to include or be subject to, any such qualifier.

      6.3.3         CBC will have delivered to ChoiceOne a certificate, dated as of the Closing Date and signed on behalf of CBC by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

      6.3.4         Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a CBC Material Adverse Effect for purposes of this Section 6.3.4.

      6.3.5         ChoiceOne will have received the opinion of Warner Norcross + Judd LLP or other independent legal counsel to ChoiceOne, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to CBC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of CBC and ChoiceOne as to such matters as such counsel may reasonably request.

      6.3.6         The number of Dissenting Shares will not exceed twenty percent (20%) of the shares of CBC Common Stock entitled to vote at the CBC Shareholders Meeting.

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      ARTICLE VII
      TERMINATION

      7.1             Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the CBC Shareholder Approval or the ChoiceOne Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

      7.1.1         by mutual written consent of CBC and ChoiceOne;

      7.1.2         by either CBC or ChoiceOne, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 will not be available to the party seeking to terminate if (a) the failure of CBC, in the case of a termination by CBC, or (b) the failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

      7.1.3         by either CBC or ChoiceOne, if the Merger does not occur on or before December 31, 2019 (the "End Date"); provided, however, that if the Merger has not occurred solely because approval to consummate the transactions contemplated by this Plan of Merger has not been received from a Governmental Entity, then such End Date may be extended by either party without the consent of the other party for a period not to exceed thirty (30) days; provided further, that such End Date or extension thereof may be further extended to such later date as mutually agreed upon by the parties hereto; provided further, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 will not be available to the party seeking to terminate if (a) the failure of CBC, in the case of a termination by CBC, or (b) the failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

      7.1.4         by either CBC or ChoiceOne (a) if the CBC Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the CBC Shareholder Approval will not have been obtained or (b) if the ChoiceOne Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the ChoiceOne Shareholder Approval will not have been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 will not be available to the party seeking to terminate if (i) the failure of CBC, in the case of a termination by CBC, or (ii) the failure of ChoiceOne, in the case of a termination by ChoiceOne, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the CBC Shareholder Meeting or the ChoiceOne Shareholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the CBC Shareholder Approval or the ChoiceOne Shareholder Approval, as applicable, not having been obtained;

      7.1.5         by CBC, if ChoiceOne will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30)  Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and CBC's intention to terminate this Plan of Merger if such breach or failure is not cured) from CBC of such breach or failure; provided, that CBC will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

      7.1.6         by ChoiceOne, if CBC will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the

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      End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30) Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and ChoiceOne's intention to terminate this Plan of Merger if such breach or failure is not cured) from ChoiceOne of such breach or failure; provided, that ChoiceOne will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

      7.1.7         by CBC prior to the receipt of the ChoiceOne Shareholder Approval if (a) the ChoiceOne Board of Directors will have effected a ChoiceOne Adverse Recommendation Change; (b) the ChoiceOne Board of Directors will have failed to reject a ChoiceOne Takeover Proposal and reaffirm the ChoiceOne Board Recommendation within five Business Days following the public announcement of such ChoiceOne Takeover Proposal and in any event at least two Business Days prior to the ChoiceOne Shareholder Meeting; (c) ChoiceOne enters into a ChoiceOne Acquisition Agreement; (d) ChoiceOne will have materially breached Section 5.4; (e) subject to ChoiceOne's rights to adjourn or postpone the ChoiceOne Shareholder Meeting as permitted by Section 5.5.3, ChoiceOne will have failed to call, give proper notice of, convene and hold the ChoiceOne Shareholder Meeting; or (f) ChoiceOne or the ChoiceOne Board of Directors will have publicly announced its intention to do any of the foregoing;

      7.1.8         by ChoiceOne prior to the receipt of the CBC Shareholder Approval if (a) the CBC Board of Directors will have effected a CBC Adverse Recommendation Change; (b) the CBC Board of Directors will have failed to reject a CBC Takeover Proposal and reaffirm the CBC Board Recommendation within five Business Days following the public announcement of such CBC Takeover Proposal and in any event at least two Business Days prior to the CBC Shareholder Meeting; (c) CBC enters into a CBC Acquisition Agreement; (d) CBC will have materially breached Section 5.3; (e) subject to CBC's rights to adjourn or postpone the CBC Shareholder Meeting as permitted by Section 5.5.2, CBC will have failed to call, give proper notice of, convene and hold the CBC Shareholder Meeting; or (f) CBC or the CBC Board of Directors will have publicly announced its intention to do any of the foregoing;

      7.1.9         by CBC prior to receipt of the CBC Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a CBC Superior Proposal; provided, however, that (a) CBC has complied with Section 5.3 in all material respects and (b) CBC pays (or causes to be paid) the CBC Termination Fee prior to or simultaneously with such termination;

      7.1.10      by ChoiceOne prior to receipt of the ChoiceOne Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a ChoiceOne Superior Proposal; provided, however, that (a) ChoiceOne has complied with Section 5.4 in all material respects and (b) ChoiceOne pays (or causes to be paid) the ChoiceOne Termination Fee prior to or simultaneously with such termination;

      7.1.11      by ChoiceOne, if, prior to the Closing, Lakestone Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory"; or

      7.1.12      by CBC, if, prior to the Closing, ChoiceOne Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory."

      7.2             Effect of Termination.

      7.2.1         In the event that:

      7.2.1.1          this Plan of Merger is terminated by CBC pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(b) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to $3,591,000 (the "ChoiceOne Termination Fee");

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      7.2.1.2          this Plan of Merger is terminated by CBC pursuant to Section 7.1.5 or by CBC or ChoiceOne pursuant to Section 7.1.4(b), and if (a) any Person will have made (whether or not subsequently withdrawn) a ChoiceOne Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.5 or (ii) the ChoiceOne Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(b), and (b) at any time prior to the date that is 12 months after the Termination Date, ChoiceOne or any of its Affiliates consummates a ChoiceOne Takeover Proposal or enters into any definitive agreement providing for a ChoiceOne Takeover Proposal and subsequently consummates such ChoiceOne Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "25%" in the definition of "ChoiceOne Takeover Proposal" will be deemed to be references to "50%"), then ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to the ChoiceOne Termination Fee;

      7.2.1.3          (a) this Plan of Merger is terminated by CBC pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a ChoiceOne Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, ChoiceOne or any of its Affiliates consummates a ChoiceOne Takeover Proposal or enters into any definitive agreement providing for a ChoiceOne Takeover Proposal and subsequently consummates such ChoiceOne Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "25%" in the definition of "ChoiceOne Takeover Proposal" will be deemed to be references to "50%"), then ChoiceOne will pay, or cause to be paid, to CBC cash in an amount equal to the ChoiceOne Termination Fee;

      7.2.1.4          this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.10, then ChoiceOne will pay, or cause to be paid, to CBC, prior to or contemporaneously with such termination, cash in an amount equal to the ChoiceOne Termination Fee (and any purported termination pursuant to Section 7.1.10 will be void and of no force or effect unless ChoiceOne will have made such payment);

      7.2.1.5          this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.8 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.8), CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to $3,591,000 (the "CBC Termination Fee");

      7.2.1.6          this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.6 or by CBC or ChoiceOne pursuant to Section 7.1.4(a); and if (a) any Person will have made (whether or not subsequently withdrawn) a CBC Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the CBC Shareholder Meeting in the case of a termination pursuant to Section 7.1.4(a), and (b) at any time prior to the date that is 12 months after the Termination Date, CBC or any of its Affiliates consummates a CBC Takeover Proposal or enters into any definitive agreement providing for a CBC Takeover Proposal and subsequently consummates such CBC Takeover Proposal (provided that, for purposes of this Section 7.2.1.6, the references to "25%" in the definition of "CBC Takeover Proposal" will be deemed to be references to "50%"), then CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to the CBC Termination Fee;

      7.2.1.7          (a) this Plan of Merger is terminated by ChoiceOne pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a CBC Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, CBC or any of its Affiliates consummates a CBC Takeover Proposal or enters into any definitive agreement providing for a CBC Takeover Proposal and subsequently consummates such CBC Takeover Proposal (provided that, for purposes of this Section 7.2.1.7, the references to "25%" in the definition of "CBC Takeover Proposal" will be deemed to be references to "50%"), and such ChoiceOne Takeover Proposal is subsequently consummated, then CBC will pay, or cause to be paid, to ChoiceOne cash in an amount equal to the CBC Termination Fee; or

      7.2.1.8          this Plan of Merger is terminated by CBC pursuant to Section 7.1.9, then CBC will pay, or cause to be paid, to ChoiceOne, prior to or contemporaneously with such termination, cash in an amount equal to the CBC Termination Fee (and any purported termination pursuant to Section 7.1.9 will be void and of no force or effect unless CBC will have made such payment).

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      7.2.2         Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, (a) if ChoiceOne fails to pay the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, CBC commences a suit that results in a judgment against ChoiceOne for the ChoiceOne Termination Fee, then ChoiceOne will pay CBC its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the ChoiceOne Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (b) if CBC fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, ChoiceOne commences a suit that results in a judgment against CBC for the CBC Termination Fee, then CBC will pay ChoiceOne its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the CBC Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

      7.2.3         On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger will terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.4, 5.13, 5.17, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there will be no other liability on the part of CBC or ChoiceOne to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

      7.2.4         The ChoiceOne Termination Fee will be paid in the aggregate to CBC by or at the direction of CBC in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

      7.2.5         The CBC Termination Fee will be paid in the aggregate to ChoiceOne by or at the direction of ChoiceOne in immediately available funds in the case of Section 7.2.1.5, 7.2.1.6 or 7.2.1.7, upon the occurrence of the event giving rise to the obligation to make such payment.

      7.2.6         For the avoidance of doubt, (a) in no event will ChoiceOne be required to pay the ChoiceOne Termination Fee on more than one occasion; and (b) in no event will CBC be required to pay the CBC Termination Fee on more than one occasion.

      ARTICLE VIII
      CERTAIN DEFINITIONS

      8.1       When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

      "Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

      "Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

      "Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder.

      "Book-Entry Shares" means shares of CBC Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

      "Business Day" means a day other than a Saturday, Sunday or other day on which the OTC Pink marketplace is closed.

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      "CBC Benefit Plan" means, other than any Multiemployer Plan, (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of CBC's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by CBC or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which CBC or any of its Subsidiaries has any Liability.

      "CBC Board of Directors" means the board of directors of CBC.

      "CBC Material Adverse Effect" means a Material Adverse Effect with respect to CBC.

      "CBC-Related Person" means any shareholder owning five percent or more of the issued and outstanding CBC Common Stock, any director or executive officer of CBC or any CBC Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

      "CBC Retirement Plans" means the Lakestone Bank 401(k) Plan and the Lakestone Bank Profit Sharing Plan.

      "CBC Shareholders" means holders of shares of CBC Common Stock.

      "CBC Site" means a Site with respect to CBC or any CBC Subsidiary.

      "Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of CBC Common Stock (other than Excluded Shares).

      "ChoiceOne Benefit Plan" means (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, (b) any ChoiceOne Stock Plan, and (c) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of ChoiceOne's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by ChoiceOne or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which ChoiceOne or any of its Subsidiaries has any Liability.

      "ChoiceOne Board of Directors" means the board of directors of ChoiceOne.

      "ChoiceOne Material Adverse Effect" means a Material Adverse Effect with respect to ChoiceOne.

      "ChoiceOne-Related Person" means any shareholder owning five percent or more of the issued and outstanding ChoiceOne Common Stock, any director or executive officer of ChoiceOne or any ChoiceOne Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

      "ChoiceOne Restricted Stock" means any award of ChoiceOne Common Stock that is subject to restrictions based on performance or continuing service and granted under any ChoiceOne Stock Plan.

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      "ChoiceOne Shareholders" means holders of shares of ChoiceOne Common Stock.

      "ChoiceOne Site" means a Site with respect to ChoiceOne or any ChoiceOne Subsidiary.

      "ChoiceOne Stock Option" means any grant of an option to purchase a share or shares of ChoiceOne Common Stock under any ChoiceOne Stock Plan.

      "ChoiceOne Stock Plans" means the ChoiceOne Financial Services, Inc. Stock Incentive Plan of 2012; the ChoiceOne Financial Services, Inc. Amended and Restated Employee Stock Purchase Plan; and the ChoiceOne Financial Services, Inc. Directors Stock Purchase Plan.

      "Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

      "Commercially Reasonable Efforts" means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys' fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Plan of Merger.

      "Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

      "DPC Shares" means shares of CBC Common Stock held by ChoiceOne or CBC or any of their respective Subsidiaries in respect of a debt previously contracted.

      "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

      "Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

      "Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

      "ERISA Affiliate" means, with respect to CBC or ChoiceOne, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, CBC or ChoiceOne, as applicable, or any Affiliate of CBC or ChoiceOne, as applicable, or any predecessor of any of the foregoing.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

      "FDI Act" means the Federal Deposit Insurance Act of 1950, as amended, and any rules or regulations promulgated thereunder.

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      "FDIC" means the Federal Deposit Insurance Corporation.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

      "FHLB" means the Federal Home Loan Bank of Indianapolis.

      "GAAP" means United States generally accepted accounting principles, consistently applied by the parties hereto.

      "Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

      "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

      "Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

      "Knowledge" or any similar phrase means (a) with respect to CBC, the actual knowledge of the Persons set forth in the CBC Disclosure Letter, and (b) with respect to ChoiceOne, the actual knowledge of the Persons set forth in the ChoiceOne Disclosure Letter, in addition to, in each case, any knowledge that a person holding such position would have after reasonable inquiry.

      "Lakestone Bank Supplemental Executive Retirement Plan" means the Supplemental Executive Retirement Plan entered into by Lakestone Bank with each of Bruce Cady and Michael J. Burke, Jr.

      "Law" means any foreign, federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

      "Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

      "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

      "Material Adverse Effect" means with respect to any Person, any event, occurrence, effect, circumstance, development, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, condition (financial or otherwise), assets, or liabilities of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to

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      consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect will not include events, occurrences, effects, circumstances, developments, facts, conditions or changes arising out of, relating to or resulting from (either alone or in combination): (i) changes in economic conditions, or changes in global, national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or other accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any failure by CBC or ChoiceOne, in and of itself, to meet any internal or published industry analyst projections, forecasts, or estimates of revenue, earnings, or other financial or operating metrics for any period (provided, however, that any event, occurrence, effect, circumstance, development, fact, condition or change that caused or contributed to any such failure will not be excluded unless otherwise specifically excluded by this definition); (viii) any decline in the market price, or change in trading volume, of CBC Common Stock or ChoiceOne Common Stock, as applicable (provided, however, that any event, occurrence, effect, circumstance, development, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of CBC Common Stock or ChoiceOne Common Stock, as applicable, will not be excluded unless otherwise specifically excluded by this definition); (ix) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger, including its effect on customers, vendors or employees; and (x) acts or omissions of (A) CBC prior to the Effective Time taken at the written request of ChoiceOne or with the prior written consent of ChoiceOne or (B) ChoiceOne prior to the Effective Time taken at the written request of CBC or with the prior written consent of CBC, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, effect, circumstance, development, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, effect, circumstance, development, fact, condition or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other community banking organizations in Michigan.

      "Michigan Banking Code" means the Michigan Banking Code of 1999, as amended, and any rules or regulations promulgated thereunder.

      "Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

      "NLRB" means the National Labor Relations Board.

      "Order" means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

      "Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

      "Permitted Liens" means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto securing liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (g) Liens set forth on the CBC Disclosure Letter or the ChoiceOne Disclosure Letter, and (h) with respect to real property, whether owned or

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      leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a CBC Material Adverse Effect or a ChoiceOne Material Adverse Effect, as applicable.

      "Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

      "Regulation O" means Regulation O of the Federal Reserve Board.

      "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

      "Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

      "Site" means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

      "Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

      "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

      "Transaction Documents" means (a) the Joint Proxy Statement, (b) the Registration Statement, (c) any other documents to be filed with the SEC, and (d) any amendment or supplement thereto.

      "Trust Account Shares" means shares of CBC Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of CBC Common Stock held in connection with the CBC Retirement Plans.

      "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

      8.2       For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will

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      include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" will be to U.S. dollars.

       8.3       The following terms are defined on the following pages of this Plan of Merger:

Acceptable CBC Confidentiality Agreement	A-43
Acceptable ChoiceOne Confidentiality Agreement	A-46
ALLL Policy Statement	A-19
CBC	A-1
CBC Acquisition Agreement	A-44
CBC Adverse Recommendation Change	A-44
CBC Board Recommendation	A-6
CBC Call Reports	A-8
CBC Common Stock	A-8
CBC Designees	A-50
CBC Disclosure Letter	A-6
CBC Investment Banker	A-17
CBC Material Contract	A-13
CBC Shareholder Approval	A-6
CBC Shareholder Meeting	A-48
CBC Subsidiaries	A-7
CBC Subsidiary	A-7
CBC Superior Proposal	A-45
CBC Takeover Proposal	A-45
CBC Termination Fee	A-62
CBC-Owned Intellectual Property	A-12
CBC's Financial Statements	A-8
Certificate of Merger	A-2
ChoiceOne	A-1
ChoiceOne Acquisition Agreement	A-46
ChoiceOne Adverse Recommendation Change	A-46
ChoiceOne Bank	A-50
ChoiceOne Board Recommendation	A-20
ChoiceOne Call Reports	A-23
ChoiceOne Common Stock	A-22
ChoiceOne Designees	A-50
ChoiceOne Disclosure Letter	A-20
ChoiceOne Investment Banker	A-32
ChoiceOne Material Contract	A-27
ChoiceOne Preferred Stock	A-22
ChoiceOne SEC Reports	A-34
ChoiceOne Share-Based Awards	A-22
ChoiceOne Shareholder Approval	A-20
ChoiceOne Shareholder Meeting	A-48

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ChoiceOne Subsidiaries	A-20
ChoiceOne Subsidiary	A-20
ChoiceOne Superior Proposal	A-47
ChoiceOne Takeover Proposal	A-47
ChoiceOne Termination Fee	A-62
ChoiceOne-Owned Intellectual Property	A-26
ChoiceOne's Financial Statements	A-22
Closing	A-2
Closing Date	A-2
Code	A-1
Confidentiality Agreement	A-52
Constituent Corporation	A-1
Designation Period	A-50
Dissenting Shares	A-6
Effective Time	A-2
End Date	A-60
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-3
Excluded Shares	A-3
Increase in Common Stock	A-1
Indemnified Party	A-52
Intended Tax Treatment	A-53
Joint Proxy Statement	A-48
Lakestone Bank	A-50
MBCA	A-1
Merger	A-1
Merger Consideration	A-3
Plan of Merger	A-1
Pre-Merger Special Dividend	A-53
Registration Statement	A-48
Regulatory Agreement	A-10
Surviving Corporation	A-1
Takeover Laws	A-19
Termination Date	A-60

      ARTICLE IX
      MISCELLANEOUS

      9.1             No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which will be for the benefit of the holders of CBC Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).

      9.2             Specific Performance.

      9.2.1         The parties agree that irreparable damage to CBC or ChoiceOne, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) CBC will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by ChoiceOne or to enforce specifically the terms and provisions of this Plan of Merger and (b) ChoiceOne will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by CBC or to enforce specifically the terms and provisions of this Plan of Merger.

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      9.2.2         The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by CBC or ChoiceOne, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of CBC and ChoiceOne, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

      9.2.3         Neither CBC nor ChoiceOne, as applicable, will be required to provide any bond or other security in connection with seeking an injunction, specific performance or other equitable relief, all in accordance with the terms of this Section 9.2.

      9.3             Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

      9.4             Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by CBC, ChoiceOne, and, in the case of assignment by ChoiceOne, CBC.

      9.5             Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

      9.6             Exclusive Jurisdiction; Venue. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding will be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court. Venue for any cause of action between the parties to this Plan of Merger will lie in any court with jurisdiction pursuant to this Section 9.6 located in Lansing, Michigan.

      9.7             Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

      9.8             Notices. All notices, requests, demands, and other communications under this Plan of Merger will be in writing and will be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to CBC: County Bank Corp. Attention: Bruce J. Cady P.O. Box 250 Lapeer, MI 48446 Facsimile: (810) 538-3500 Telephone: (810) 245-2901 Email: BCady@lakestonebank.com	With a copy to: Hunton Andrews Kurth LLP Attention: Peter Weinstock 1445 Ross Avenue, Suite 3700 Dallas, TX 75202 Facsimile: (214) 880-0011 Telephone: (214) 468-3395 Email: pweinstock@HuntonAK.com

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      If to ChoiceOne:
      ChoiceOne Financial Services, Inc.
      Attention: Kelly J. Potes
      109 East Division Street
      Sparta, Michigan 49345

      Facsimile: (616) 887-7990
      Telephone: (616) 887-6837
Email: kpotes@choiceone.com	With a copy to:
      Warner Norcross + Judd LLP
      Attention:  Jeffrey A. Ott
      900 Fifth Third Center
      111 Lyon Street, N.W.
      Grand Rapids, MI  49503-2487

      Facsimile:  (616) 222-2170
      Telephone:  (616) 752-2170
Email: jott@wnj.com

      9.9             Governing Law. This Plan of Merger will be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

      9.10           Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together will constitute one and the same instrument. Executed counterparts of this Plan of Merger will be deemed to have been fully delivered and will become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

      9.11           Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and will not affect in any way the meaning or interpretation of this Plan of Merger.

      9.12           Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger will be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger will be deemed to end at 5 p.m. on the last day of the specified period. The time of day will be determined with reference to the then-current local time in Grand Rapids, Michigan.

      9.13           Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger will remain in full force and effect, and will in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

      9.14           Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including but not limited to those contained in Section 5.10, Section 5.20 and this Article IX.

      9.15           Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of CBC, by the CBC Board of Directors and, in the case of ChoiceOne, by the ChoiceOne Board of Directors at any time before or after the receipt of the CBC Shareholder Approval or the ChoiceOne Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the CBC Shareholders or the ChoiceOne Shareholders, as applicable, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of CBC and ChoiceOne.

      [Signature page follows.]

A-72

      IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

COUNTY BANK CORP.

/s/ Bruce J. Cady

By:	Bruce J. Cady
Its:	Chairman and Chief Executive Officer

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes

By:	Kelly J. Potes
Its:	Chief Executive Officer

      ANNEX B

      The first paragraph of Article III of ChoiceOne Financial Corporation's Restated Articles of Incorporation, as amended, is deleted in its entirety and replaced with the following:

      The total authorized capital stock of the corporation is Twelve Million One Hundred Thousand (12,100,000) shares of stock divided into two classes, as follows:

A.	Twelve Million (12,000,000) shares of common stock, which shall be called "Common Stock."
B.	One Hundred Thousand (100,000) shares of preferred stock, which shall be called "Preferred Stock."

B-1

      ANNEX C

      Article VII of ChoiceOne Financial Corporation's Restated Articles of Incorporation, as amended, is hereby amended as follows:

      ARTICLE VII

      DIRECTORS

      A.       Number and Term of Directors. ~~The corporation shall be managed by a Board of Directors who will initially be elected in accordance with this Section. The number of directors shall not be less than nine (9) nor more than fifteen (15). Initially there shall be eleven (11) directors. The exact number of directors may be increased or decreased from time to time by the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors. Effective on January 1, 1987, the members of the Board must be shareholders of the corporation. The Board of Directors shall be divided into three (3) classes, with the term of office of one class expiring each year. At the annual meeting of shareholders in 1986, four (4) directors of Class I shall be elected to hold office for a term expiring at the 1987 annual meeting, four (4) directors of Class II shall be elected to hold office for a term expiring at the 1988 annual meeting and three (3) directors of Class III shall be elected to hold office for a term expiring at the 1989 annual meeting. Beginning with the annual meeting of shareholders in 1987, each class of directors whose term shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors.~~ The Board of Directors shall be divided into three classes, each as nearly equal in number as possible. A number of directors equal to the number whose term expires at the time of the meeting shall be elected at each annual shareholder meeting, except directors may be elected for shorter terms so that approximately one-third of the directors are elected each year. Each director shall hold office until the third annual shareholder meeting following election of such director and until a successor is elected and qualified.

      B.       Nominations of Director Candidates.

      1.       Nominations of candidates for election as directors of the corporation at any meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by any shareholder entitled to vote at such Election Meeting.

      2.       Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than thirty (30) days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the corporation as of the date made. At the request of the Secretary of the corporation, each proposed nominee shall provide the corporation with such information concerning himself as is required under the rules of the Securities and Exchange Commission to be included in the corporation's proxy statement soliciting proxies for such person's election as a director.

      3.       Any shareholder who intends to make a nomination at an Election Meeting shall deliver, not less than one hundred twenty (120) days prior to the date of notice of the Election Meeting in the case of an annual meeting, and not more than seven (7) days following the date of notice of the meeting in the case of a special meeting, a notice to the Secretary of the corporation setting forth: (a) the name, age, business address and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of capital stock of the corporation which are beneficially owned by each such nominee; (d) a statement that each such nominee is willing to be nominated and serve; and (e) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

      4.       If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

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      C.       Vacancies. All vacancies in the membership of the Board shall be filled by appointment made by ~~a majority vote of~~ the remaining directors as set forth in the Bylaws. ~~Any vacancy resulting from the removal of a director for cause shall be filled solely by appointment made by a majority of the Continuing Directors as defined in Article IX. Each person so appointed to fill a vacancy shall remain a director until the next election of the class for which that director shall have been chosen and until that director's successor shall be elected by the shareholders.~~

      D.       Removal of Directors. A director may be removed before the end of a term only for cause, except that the Bylaws may provide for mandatory retirement from the Board of Directors at seventy (70) years of age or older. At any annual meeting of the shareholders, or at a meeting of shareholders called expressly for the purpose, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of a majority of the shares then entitled to vote at an election of directors, present in person or by proxy, may remove such director or directors for cause. If the holders of the shares of any class are entitled to elect one (1) or more directors by the provisions of these Restated Articles of Incorporation the provisions of this Section shall apply only to the vote of the holders of that class of outstanding shares.

      Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of such person's duty to the corporation in a matter of substantial importance to the corporation and such adjudication is no longer subject to a direct appeal; (3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects such person's ability as a director of the corporation; or (4) the director's actions or failure to act have been in derogation of the director's duties, as provided in the Bylaws of the corporation or otherwise provided by law. Any proposal for removal pursuant to (3) or (4) of this paragraph which is initiated by the Board of Directors for submission to the shareholders shall require the affirmative vote of at least sixty-six and 2/3 percent (66-2/3%) of the total number of directors then in office, exclusive of the director who is the subject of the removal action and who shall not be entitled to vote thereon.

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      ANNEX D

      Michigan Dissenters' Rights Statute

      450.1761 Definitions.

      Sec. 761. As used in sections 762 to 774:

      (a)    "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

      (b)    "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

      (c)    "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

      (d)    "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (e)    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

      (f)     "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

      (g)    "Shareholder" means the record or beneficial shareholder.

      450.1762 Right of shareholder to dissent and obtain payment for shares.

      Sec. 762. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his, her, or its shares in the event of, any of the following corporate actions:

      (a)    Consummation of a plan of merger to which the corporation is a party if any of the following are met:

      (i)     Shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger.

      (ii)   Shareholder approval would be required if section 703a(3) did not apply and the shareholder is a shareholder on the date of the offer under section 703a(3).

      (iii)  The corporation is a subsidiary that is merged with its parent under section 711.

      (b)    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if either of the following are met:

      (i)     The shareholder is entitled to vote on the plan.

      (ii)   The shareholder would be entitled to vote on the plan if section 703a(3) did not apply and the shareholder is a shareholder on the date of the offer under section 703a(3).

      (c)    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

      (d)    Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan. However, any rights provided under this section are not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the conversion.

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      (e)    An amendment of the articles of incorporation that creates a right to dissent under section 621.

      (f)     A transaction that creates a right to dissent under section 754.

      (g)    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2)       Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

      (a)    Any corporate action set forth in subsection (1)(a) to (f) as to shares that are listed on a national securities exchange on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713. For purposes of this subdivision, "national securities exchange" includes the NASDAQ Global Select Market and the NASDAQ Global Market, but does not include the NASDAQ Capital Market, formerly known as the NASDAQ SmallCap Market.

      (b)    A transaction described in subsection (1)(a) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the merger, or any combination of cash and those shares.

      (c)    A transaction described in subsection (1)(b) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange, or any combination of cash and those shares.

      (d)    A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution that provides for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash, shares that satisfy the requirements of subdivision (a) on the date of closing, or any combination of cash and those shares.

      (e)    A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.

      (3)    A shareholder that is entitled to dissent and obtain payment for shares under subsection (1)(a) to (f) may not challenge the corporate action that creates that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (4)    A shareholder that exercises a right to dissent and seek payment for shares under subsection (1)(g) may not challenge the corporate action that creates that entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      450.1763 Rights of partial dissenter; assertion of dissenters' rights by beneficial shareholder.

      Sec. 763. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      (2)       A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

      (a)    He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

      (b)    He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

      450.1764 Corporate action creating dissenters' rights; vote of shareholders; notice.

      Sec. 764. (1) If a proposed corporate action that creates dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and be accompanied by a copy of sections 761 to 774.

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      (2)    Except as provided in subsection (3), if a corporate action that creates dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders that are entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder that consents to the corporate action is not entitled to assert dissenters' rights.

      (3)    If a corporate action creates dissenters' rights under section 762(1)(a)(ii) or (b)(ii), an offer made under section 703a(3) must state that shareholders are or may be entitled to assert dissenters' rights under this act and be accompanied by a copy of sections 761 to 774 and the dissenters' notice described in section 766.

      450.1765 Notice of intent to demand payment for shares.

      Sec. 765. (1) If a proposed corporate action that creates dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder that wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his, her, or its intent to demand payment for his, her, or its shares if the proposed action is effectuated and must not vote his, her, or its shares in favor of the proposed action.

      (2)    If a corporate action creates dissenters' rights under section 762(1)(a)(ii) or (b)(ii), a shareholder that wishes to assert dissenters' rights must deliver to the corporation before the shares are purchased pursuant to the offer written notice of his, her, or its intent to demand payment for his, her, or its shares if the proposed action is taken and must not tender, or cause or permit to be tendered, any shares in response to the offer.

      (3)    A shareholder that does not satisfy the requirements of subsection (1) or (2), as applicable, is not entitled to payment for his, her, or its shares under this act.

      450.1766 Dissenters' notice; delivery to shareholders; contents.

      Sec. 766. (1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

      (2)       The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

      (a)    State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

      (b)    Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

      (c)    Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

      (d)    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

      450.1767 Duties of shareholder sent dissenter's notice; retention of rights; failure to demand payment or deposit share certificates.

      Sec. 767. (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

      (2)    The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3)    A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

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      450.1768 Restriction on transfer of shares without certificates; retention of rights.

      Sec. 768. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

      (2)       The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      450.1768a Repealed. 1989, Act 121, Eff. Oct. 1, 1989.

      450.1769 Payment by corporation to dissenter; accompanying documents.

      Sec. 769. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (2)       The payment must be accompanied by all of the following:

      (a)    The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

      (b)    A statement of the corporation's estimate of the fair value of the shares.

      (c)    An explanation of how the interest was calculated.

      (d)    A statement of the dissenter's right to demand payment under section 772.

      450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

      Sec. 770. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

      (2)       If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

      450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

      Sec. 771. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

      (2)       To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

      450.1772 Demand for payment of dissenter's estimate or rejection of corporation's offer and demand for payment of fair value and interest due; waiver.

      Sec. 772. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section

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      769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

      (a)    The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

      (b)    The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

      (c)    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

      (2)       A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

      450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

      Sec. 773. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2)    The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

      (3)    The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (4)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5)    Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

      450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

      Sec. 773a. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

      (a)    To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

      (b)    To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

      (c)    To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

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      (d)    To place witnesses under oath and to examine witnesses.

      (e)    To provide for the taking of testimony by deposition.

      (f)     To regulate the course of the proceeding.

      (g)    To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

      (2)       The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

      (3)       The referee shall do all of the following:

      (a)    Make a record and reporter's transcript of the proceeding.

      (b)    Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

      (c)    File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

      (4)       Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

      450.1774 Costs of appraisal proceeding.

      Sec. 774. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

      (2)       The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

      (a)    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

      (b)    Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

      (3)       If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

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      ANNEX E

      March 22, 2019

      Board of Directors

      ChoiceOne Financial Services, Inc.

      109 East Division St.

      Sparta, Michigan 49345

      Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to ChoiceOne Financial Services, Inc. ("ChoiceOne") of the Merger Consideration (as defined below) to be paid to shareholders of County Bank Corp. ("County") pursuant to the Agreement and Plan of Merger dated as of March 22, 2019 (the "Agreement") by and between ChoiceOne and County. The Agreement provides for the merger of County with and into ChoiceOne, with ChoiceOne being the surviving company. Capitalized terms used herein without definition have the meanings given to such terms in the Agreement.

      The financial terms of the Agreement provide that County shareholders will be entitled to receive 2.0632 shares of ChoiceOne common stock in exchange for each County common share, (the "Merger Consideration"). The Agreement also allows for a special dividend of $0.60 per share to be paid to ChoiceOne common shareholders in advance of the Effective Time.

      ProBank Austin as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. ProBank Austin has acted as financial advisor to ChoiceOne and not as an advisor to, or agent of, any other person. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of March 22, 2019;
(ii)	certain publicly available financial statements and other historical financial information of County and ChoiceOne that we deemed relevant;
(iii)	the historical financial performance, current financial position, budgets and projections and general prospects of each of County and ChoiceOne;
(iv)	the pro forma financial impact of the Merger to ChoiceOne and County, based on assumptions and projections, including without limitation, the cost savings and related expenses expected to result or be derived from the Merger, which were reviewed with management of ChoiceOne and County, as well as, representatives of County;
(v)	publicly reported historical stock price and trading activity for ChoiceOne and County's common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to ChoiceOne and County;
(vi)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;
(vii)	the current market environment generally and the banking environment in particular; and,

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Board of Directors ChoiceOne Financial Services, Inc. March 22, 2019 Page 2

(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

      We discussed with certain members of senior management of County the business, financial condition, results of operations and prospects of County, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of ChoiceOne regarding the business, financial condition, results of operations and prospects of ChoiceOne.

      Management of County and ChoiceOne, respectively, have represented that there has been no material adverse change in their respective company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements. We have assumed in all respects material to our analysis that County and ChoiceOne will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

      ProBank Austin's opinion was given in reliance on information and representations made or given by County and ChoiceOne, and their respective officers, directors, auditors and other agents, and on filings, releases and other information issued by each of County and ChoiceOne, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin has assumed, based on discussions with County and ChoiceOne's managements, that all such information provides a reasonable basis upon which ProBank Austin could form its opinion and ProBank Austin expresses no view as to any such information or the assumptions or bases therefor. ProBank Austin has relied on all such information without independent verification or analysis and does not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

      As part of the due diligence process we made no independent verification as to the status and value of County's or ChoiceOne's assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to ChoiceOne and its shareholders.

      This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by ChoiceOne while considering the special dividend permitted to be paid to ChoiceOne shareholders. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has acted exclusively for the board of directors of ChoiceOne in rendering this opinion and will receive a fee from ChoiceOne for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the successful completion of the transaction. In addition, ChoiceOne has agreed to indemnify ProBank Austin against certain liabilities. In the past two years, ProBank Austin has not provided investment banking services to County. ProBank Austin

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Board of Directors ChoiceOne Financial Services, Inc. March 22, 2019 Page 3

      provides certain consulting services to County; however, fees generated from such services are not material to the overall revenue of ProBank Austin.

      ProBank Austin expresses no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction, including without limitations, the form or structure of the transaction, any consequences of the transaction to ChoiceOne, its shareholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction. ProBank Austin's opinion does not address the fairness of the amount or nature of any compensation to any of ChoiceOne's officers, directors or employees, or any class of persons, relative to any compensation to the holders of ChoiceOne common stock or relative to the Merger Consideration. This opinion has been approved by the fairness opinion committee of ProBank Austin.

      Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration to be paid to County, is fair, from a financial point of view, to ChoiceOne.

      Respectfully,

      ProBank Austin

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      ANNEX F

      March 22, 2019

      Board of Directors

      County Bank Corp

      83 West Nepessing Street

      Lapeer, MI 48446

      Dear Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to be received by the holders of shares of issued and outstanding common stock, (the "Company Common Shares"), of County Bank Corp, a Michigan corporation ("County"), in connection with the proposed merger ("Merger") of County with and into ChoiceOne Financial Services, Inc., a Michigan corporation ("Choice"), with Choice surviving the Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 22, 2019 (the "Merger Agreement"). As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive 2.0632 shares of Choice common stock, no par value (the "Exchange Ratio"). Additionally, Choice plans to pay a $0.60 special dividend to its shareholders prior to the close of the Merger.

      In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of County and Choice and reviewed certain internal financial analyses prepared by the respective management teams of County and Choice, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of County and Choice, (iv) studied and analyzed the consolidated financial and operating data of County and Choice, (v) reviewed the pro forma financial impact of the Merger on County and Choice, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of County and Choice, (vi) considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of County's and Choice's senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

      Our opinion is given in reliance on information and representations made or given by County and Choice, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of County and Choice, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning County or Choice nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of County and Choice as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have

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       Board of Directors

       County Bank Corp

       March 22, 2019

      not conducted any valuation or appraisal of any assets or liabilities of County or Choice, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Merger is, in all respects, lawful under applicable law.

      With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of County and Choice, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of County and Choice as to their most likely future performance. We have further relied on the assurances of the respective management teams of County and Choice that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of County and Choice is adequate to cover such losses; we have not reviewed any loans or credit files of County or Choice. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

      Our opinion is based upon information provided to us by the respective management teams of County and Choice, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger or the other business strategies or transactions that County's Board of Directors has considered or may be considering, nor does it address the underlying business decision of County's Board of Directors to proceed with the Merger. We are expressing no opinion as to the prices at which Choice's securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Choice has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of County's Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of County in connection with the Merger or a recommendation to any shareholder of County as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.'s part to any party or person. This opinion is directed solely to County's Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by Choice and/or County in respect to the Merger with the Securities and Exchange Commission; provided,

      4 Tower Bridge    ●    200 Barr Harbor Drive   ●   West Conshohocken    ●    PA  19428-2979

      phone (610) 832-1212   ●   fax (610) 832-5301   ●   www.boenninginc.com   ●   Member FINRA/SIPC

F-2

       Board of Directors

       County Bank Corp

       March 22, 2019

      however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. shall be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

      Boenning & Scattergood, Inc. ("Boenning"), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Choice, County, and their respective affiliates. In the ordinary course of business, we may also actively trade the securities of Choice for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

      We are acting as County's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the contingent fee. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. County has also agreed to indemnify us against certain liabilities that may arise out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

      Except for the arrangements between Boenning and County described in the preceding paragraph, Boenning has not had any material relationship with County or Choice during the past two years in which compensation was received or was intended to be received. Boenning may provide services to Choice in the future (and to County if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

      This opinion has been approved by Boenning's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Merger.

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely, Boenning & Scattergood, Inc.

      4 Tower Bridge    ●    200 Barr Harbor Drive   ●   West Conshohocken    ●    PA  19428-2979

      phone (610) 832-1212   ●   fax (610) 832-5301   ●   www.boenninginc.com   ●   Member FINRA/SIPC

F-3

      ANNEX G

      COUNTY BANK CORP CONSOLIDATED FINANCIAL STATEMENTS

      COUNTY BANK CORP

      Lapeer, Michigan

      UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      For the quarterly period ended March 31, 2019

G-1

      COUNTY BANK CORP

      Lapeer, Michigan

      UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      For the quarterly period ended March 31, 2019

      CONTENTS

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2019 AND DECEMBER 31, 2018	G-3

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	G-4

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	G-5

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	G-6

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018	G-7

NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	G-8

G-2

      COUNTY BANK CORP
      INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
      (UNAUDITED)
      (Dollars in Thousands except per Share Data)

	March 31, 2019	December 31, 2018

ASSETS

Cash and cash equivalents	$18,651	$20,830
Time deposits in other financial institutions	948	948

Available for sale investment securities	193,846	195,112
Restricted investment securities	2,799	2,799

Net loans	385,705	362,164

Premises and equipment, net	10,746	10,749
Bank owned life insurance	16,198	16,109
Core deposit intangible	1,123	1,199
Accrued interest receivable and other assets	6,796	6,654

Total assets	$636,812	$616,564

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits
Interest bearing	$445,546	$420,400
Non-interest bearing	116,154	122,053
Total deposits	561,700	542,453

Federal Home Loan Bank advances	1,000	11,000
Federal funds purchased	8,200	-

Accrued interest payable and other liabilities	1,855	2,754
Total liabilities	572,755	556,207

Stockholders' equity
Common stock, $5 par value, 3,000,000 shares authorized, 1,746,884 shares issued and outstanding at March 31, 2019 and December 31, 2018	8,734	8,734
Surplus	25,933	25,933
Retained earnings	31,929	30,860
Accumulated other comprehensive loss	(2,539)	(5,170)
Total stockholders’ equity	64,057	60,357

Total liabilities and stockholders' equity	$636,812	$616,564

      See accompanying notes to unaudited interim condensed consolidated financial statements.

G-3

      COUNTY BANK CORP
      INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
      (UNAUDITED)
      (Dollars in Thousands except per Share Data)

	For the three months ended
	March 31, 2019	March 31, 2018
Interest income
Loans (including fees)	$4,834	$4,350
Investment securities:
Taxable	795	612
Non-taxable	406	459
Other	100	131
Total interest income	6,135	5,552

Interest expense
Deposits	665	335
Borrowings	32	12
Total interest expense	697	347

Net interest income	5,438	5,205

Provision for loan losses	-	-

Net interest income after provision for loan losses	5,438	5,205

Noninterest income
Services charges on deposit accounts	442	450
Net gains on sales of loans	57	71
Earnings from bank owned life insurance	89	90
Trust income	156	154
Interchange income	373	371
Other	224	309
Total noninterest income	1,341	1,445

Noninterest expense
Salaries and employee benefits	2,458	2,615
Occupancy and equipment	514	561
Advertising	55	96
Professional fees	142	128
Data processing	479	427
Regulatory fees	24	71
Electronic banking fees	191	183
Directors’ fees	184	141
Core deposit intangible amortization	76	88
Telecommunications	99	91
Other	547	437
Total noninterest expense	4,769	4,838

Income before income tax expense	2,010	1,812
Income tax expense	294	268

Net income	$1,716	$1,544

Net income per basic share of common stock	$0.98	$0.88

      See accompanying notes to interim condensed unaudited consolidated financial statements.

G-4

      COUNTY BANK CORP
      INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
      (UNAUDITED)
      (Dollars in Thousands)

	For the three months ended
	March 31, 2019	March 31, 2018

Net income	$1,716	$1,544

Other comprehensive income (loss):
Available for sale investment securities:
Unrealized holding gains (losses) arising during the period	3,330	(3,611)
Reclassification adjustment for net realized (gains) losses included in net income	-	-

Other comprehensive income (loss) before income tax (expense) benefit	3,330	(3,611)

Income tax (expense) benefit related to other comprehensive income (loss)	(699)	758

Total other comprehensive income (loss)	2,631	(2,853)

Comprehensive income (loss)	$4,347	$(1,309)

      See accompanying notes to unaudited interim condensed consolidated financial statements.

G-5

      COUNTY BANK CORP
      INTERIM CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      (UNAUDITED)
      (Dollars in Thousands except per Share Data)

	Common Stock			Retained	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Surplus	Earnings	Loss	Equity

Balance, January 1, 2018	1,746,884	$8,734	$25,933	$27,436	$(2,846)	$59,257

Net income	-	-	-	1,544	-	1,544

Other comprehensive loss	-	-	-	-	(2,853)	(2,853)

Cash dividends paid ($0.33 per share)	-	-	-	(577)	-	(577)

Balance, March 31, 2018	1,746,884	$8,734	$25,933	$28,403	$(5,699)	$57,371

Balance, January 1, 2019	1,746,884	$8,734	$25,933	$30,860	$(5,170)	$60,357

Net income	-	-	-	1,716	-	1,716

Other comprehensive income	-	-	-	-	2,631	2,631

Cash dividends paid ($0.37 per share)	-	-	-	(647)	-	(647)

Balance, March 31, 2019	1,746,884	$8,734	$25,933	$31,929	$(2,539)	$64,057

      See accompanying notes to unaudited interim condensed consolidated financial statements.

G-6

      COUNTY BANK CORP
      INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
      (UNAUDITED)
      (Dollars in Thousands)

	For the three months ended
	March 31, 2019	March 31, 2018

Cash flows from operating activities
Net income	$1,716	$1,544
Adjustments to reconcile net income to net cash from operating activities:
Write-downs on other real estate owned	-	2
Depreciation and amortization	294	285
Net amortization on investment securities	250	402
Net gain on sales of loans	(57)	(71)
Net gain on sales of other real estate owned	-	(61)
Earnings from bank owned life insurance	(89)	(90)
Origination of loans held for sale	(2,242)	(2,825)
Proceeds from sales of loans held for sale	2,299	3,050
Net changes in operating assets and liabilities which provided cash:
Accrued interest receivable and other assets	(842)	(200)
Accrued interest payable and other liabilities	(899)	282
Net cash from operating activities	430	2,318

Cash flows for investing activities
Activity in available for sale investment securities:
Purchases	-	(40,109)
Maturities, prepayments, sales and calls	4,346	4,418
Loan principal originations and collections, net	(23,541)	(704)
Proceeds from sales of other real estate owned	-	139
Premises and equipment expenditures	(214)	(51)
Net cash for investing activities	(19,409)	(36,307)

Cash flows from financing activities
Acceptances and withdrawals of deposits, net	19,247	14,598
Repayment of FHLB advances	(10,000)	-
Proceeds (repayment) from/of fed funds purchased	8,200	-
Cash dividends paid	(647)	(577)
Net cash from financing activities	16,800	14,021

Net decrease in cash and cash equivalents	(2,179)	(19,968)

Cash and cash equivalents, beginning of year	20,830	40,313

Cash and cash equivalents, end of year	$18,651	$20,345

Supplemental cash flow information
Transfer of loans to other real estate owned	$-	$56
Cash paid for interest	711	341
Cash paid for income taxes	662	-

      See accompanying notes to unaudited interim condensed consolidated financial statements.

G-7

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business: The Corporation is independently owned and operates a community bank engaged in the business of retail and commercial banking services through its 13 full-service branches located in the counties of Lapeer, Macomb, and St. Clair in the state of Michigan. Active competition, principally from other commercial banks, savings banks and credit unions, exists in all of the Bank's primary markets. The Bank's results of operations can be significantly affected by changes in interest rates or changes in the automotive and other manufacturing industries which comprise a significant portion of the local economic environment.

      The Bank is a state-chartered bank and a member of the Federal Deposit Insurance Corporation ("FDIC") Bank Insurance Fund and the Federal Reserve System. The Bank is supervised and regulated by the Michigan Department of Insurance and Financial Services ("DIFS"), the Federal Reserve Board (“FRB”), and undergoes periodic examinations by these regulatory authorities. The Corporation is also subject to regulations of the Federal Reserve Board governing bank holding companies.

      While the Corporation monitors the revenue streams of various products and services, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

      Basis of Presentation:

      The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiary, Lakestone Bank & Trust (the "Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

      The consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, prevailing practices within the banking industry and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

      The accompanying consolidated financial statements reflect all adjustments ordinary in nature which are, in the opinion of management, necessary for a fair presentation of the Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018, the Consolidated Statements of Income for the three-month periods ended March 31, 2019 and March 31, 2018, the Consolidated Statements of Comprehensive Income (Loss) for the three-month periods ended March 31, 2019 and March 31, 2018, the Consolidated Statements of Stockholders' Equity for the three-month periods ended March 31, 2019 and March 31, 2018, and the Consolidated Statements of Cash Flows for the three-month periods ended March 31, 2019 and March 31, 2018. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019.

      The accompanying consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto for the year ended December 31, 2018.

      Use of Estimates:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, reported amounts of income and expenses, and disclosures concerning reported amounts of contingent assets and liabilities at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

      Subsequent Events:

      The Corporation has evaluated subsequent events for recognition, measurement, and disclosures.

       (Continued)

G-8

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Allowance for Loan Losses:

      The allowance for loan losses is maintained at a level believed adequate by management to absorb probable incurred losses inherent in the consolidated loan portfolio. Management's evaluation of the adequacy of the allowance is an estimate based on reviews of individual loans, assessments of the impact of current economic conditions on the portfolio and historical loss experience of seasoned loan portfolios. See Note 4 to the interim consolidated financial statements for additional information.

      Management believes the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because (1) the estimate is highly susceptible to change from period to period because of assumptions concerning the changes in the types and volumes of the portfolios and economic conditions and (2) the impact of recognizing an impairment or loan loss could have a material effect on the Corporation's assets reported on the consolidated balance sheets as well as its consolidated net income.

      Recent Accounting Pronouncements:

      The FASB issued ASU 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Implementation of the new standard did not have an impact on the Corporation's consolidated financial statements.

      The FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date by replacing the incurred loss impairment methodology in current generally accepted accounting principles (GAAP) with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The new guidance attempts to reflect an entity's current estimate of all expected credit losses and broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually to include forecasted information, as well as past events and current conditions. There is no specified method for measuring expected credit losses, and an entity may apply methods that reasonably reflect its expectations of the credit loss estimate. Although an entity may still use its current systems and methods for recording the allowance for credit losses, under the new rules, the inputs used to record the allowance for credit losses generally will need to change to appropriately reflect an estimate of all expected credit losses and the use of reasonable and supportable forecasts. Additionally, credit losses on available-for-sale debt securities will have to be presented as an allowance rather than as a write-down. This ASU is effective for fiscal years beginning after December 15, 2020, and for interim periods within those years. Management is currently evaluating the impact of this new ASU on its consolidated financial statements.

      NOTE 2 - FAIR VALUE MEASUREMENTS

      Fair value refers to the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants in the market in which the reporting entity transacts such sales or transfers based on the assumptions market participants would use when pricing an asset or liability. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data, such as the reporting entity's own data (Level 3).

      A description of each category in the fair value hierarchy is as follows:

      Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

       (Continued)

G-9

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

      Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

      Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the estimates of assumptions that market participants would use in pricing the asset or liability. The following is a description of the valuation methodologies and key inputs used by the Corporation to measure financial assets recorded at fair value on a recurring or non-recurring basis:

      Available for sale investment securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss and liquidity assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 fair value measurement is based upon quoted prices for like securities, if available. Level 2 securities include securities from government-sponsored enterprises, state and municipal bonds, corporate debt securities, mortgage-backed securities, and trust preferred securities. The Corporation did not hold any investment securities designated as Level 3 as of March 31, 2019 and December 31, 2018, respectively.

      The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available and, further, adjustments to appraised values are made by management in response to market conditions and other factors. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

      Upon transfer from the loan portfolio, other real estate owned is recorded at fair value less estimated costs to sell and is subsequently carried at the lower of the initial value or current fair value less estimated costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation classifies the other real estate owned as nonrecurring Level 2. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation classifies the other real estate owned as nonrecurring Level 3.

      Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Corporation. Management reviews the assumptions and approaches utilized in the appraisal. Management periodically evaluates the appraised values and will discount a property's appraised value to account for a number of factors including but not limited to the cost of liquidating the collateral, the age of the appraisal, observable deterioration since the appraisal, or other factors unique to the property.

       (Continued)

G-10

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

      The fair value of servicing rights is determined based on market prices for comparable mortgage servicing contracts (Level 2), when available, or alternatively based on a valuation model that calculates the present value of estimated future servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income and that can be validated against available market date (Level 2).

      Assets Measured at Fair Value on a Recurring Basis:

      The following table sets forth by level, within the fair value hierarchy, the recorded amount of assets measured at fair value on a recurring basis as of:

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
March 31, 2019
Available for sale investment securities:
Government-sponsored enterprises	$-	$13,969	$-	$13,969
States and municipal	-	80,394	-	80,394
Corporate	-	6,510	-	6,510
Mortgage-backed securities: residential	-	90,640	-	90,640
Mortgage-backed securities: commercial	-	2,008	-	2,008
Trust preferred securities	-	325	-	325
Servicing rights	-	843	-	843

Total assets at fair value	$-	$194,689	$-	$194,689

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
December 31, 2018
Available for sale investment securities:
Government-sponsored enterprises	$-	$13,856	$-	$13,856
States and municipal	-	78,453	-	78,453
Corporate	-	6,358	-	6,358
Mortgage-backed securities: residential	-	93,938	-	93,938
Mortgage-backed securities: commercial	-	2,182	-	2,182
Trust preferred securities	-	325	-	325
Servicing rights	-	879	-	879

Total assets at fair value	$-	$195,991	$-	$195,991

      Assets Measured at Fair Value on a Non-Recurring Basis:

      The following table sets forth by level, within the fair value hierarchy, the recorded amount of assets measured at fair value on a nonrecurring basis as of:

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
March 31, 2019
Other real estate owned
Commercial and industrial	$-	$-	$508	$508

December 31, 2018
Other real estate owned
Commercial and industrial	$-	$-	$508	$508

       (Continued)

G-11

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

      There were no impaired loans measured at fair value on a non-recurring basis as of March 31, 2019 or December 31, 2018.

      Other real estate owned as of March 31, 2019 and December 31, 2018 carried at fair value was $754 before a valuation allowance of $246, resulting in charges of $0 for both periods then ended.

      As discussed previously, the fair values of other real estate owned carried at fair value is determined by third party appraisals. Management makes adjustments to these appraised values based on the age of the appraisal and the type of the property. The following table presents quantitative information about level 3 fair value measurements for the larger classes of financial instruments measured at fair value on a non-recurring basis as of March 31, 2019 and December 31, 2018, respectively:

March 31, 2019	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Other real estate owned - Commercial and industrial	$508	Sales comparison approach	Management discount for property type and recent market volatility	41% (41%)

December 31, 2018

Other real estate owned - Commercial and industrial	$508	Sales comparison approach	Management discount for property type and recent market volatility	41% (41%)

      Fair Value of Financial Instruments:

      The carrying amount and estimated fair value of financial instruments, not recorded at fair value in their entirety on a recurring basis, were as follows as of:

Assets at Fair Value
	Carrying Amount	Estimated Fair Value	Fair Value Level
March 31, 2019
Assets:
Cash and cash equivalents	$18,651	$18,651	Level 1
Time deposits in other financial institutions	948	942	Level 2
Restricted investment securities	2,799	N/A	-
Net loans	385,705	373,407	Level 3
Accrued interest receivable	2,397	2,397	Level 2

Liabilities:
Non-maturing deposits	393,169	393,169	Level 2
Maturing interest bearing deposits	52,377	51,959	Level 2
Non-interest bearing deposits	116,154	116,154	Level 2
FHLBI advances	1,000	999	Level 2
Federal funds purchased	8,200	8,200	Level 2
Accrued interest payable	67	67	Level 2

      (Continued)

G-12

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

Assets at Fair Value
	Carrying Amount	Estimated Fair Value	Fair Value Level
December 31, 2018
Assets:
Cash and cash equivalents	$20,830	$20,830	Level 1
Time deposits in other financial institutions	948	950	Level 2
Restricted investment securities	2,799	N/A	-
Net loans	362,164	359,530	Level 3
Accrued interest receivable	2,315	2,315	Level 2

Liabilities:
Non-maturing deposits	367,214	367,214	Level 2
Maturing interest bearing deposits	53,186	52,703	Level 2
Non-interest bearing deposits	122,053	122,053	Level 2
FHLBI advances	11,000	11,007	Level 2
Accrued interest payable	81	81	Level 2

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES

      The amortized cost and fair value of available for sale investment securities, including gross unrealized gains and losses, were as follows as of:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2019

Available for sale:
Government-sponsored enterprises	$14,219	$-	$(250)	$13,969
States and municipal	81,102	391	(1,099)	80,394
Corporate	6,639	-	(129)	6,510
Mortgage-backed securities: commercial	2,088	-	(80)	2,008
Mortgage-backed securities: residential	92,690	19	(2,069)	90,640
Trust preferred securities	325	-	-	325

Total	$197,063	$410	$(3,627)	$193,846

December 31, 2018

Available for sale:
Government-sponsored enterprises	$14,232	$-	$(376)	$13,856
States and municipal	81,223	83	(2,853)	78,453
Corporate	6,648	-	(290)	6,358
Mortgage-backed securities: commercial	2,299	-	(117)	2,182
Mortgage-backed securities: residential	96,932	6	(3,000)	93,938
Trust preferred securities	325	-	-	325

Total	$201,659	$89	$(6,636)	$195,112

      Available for sale investment securities with fair values of $44,702 and $43,641 as of March 31, 2019 and December 31, 2018, respectively, were pledged to secure public deposits or for other purposes as permitted or required by law.

       (Continued)

G-13

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES (Continued)

      The amortized cost and fair value of available for sale investment securities grouped by contractual maturity, were as follows:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Over Ten Years	Securities With Variable Monthly Payments	Total
March 31, 2019

Available for sale:
Government-sponsored enterprises	$4,016	$10,203	$-	$-	$-	$14,219
States and municipal	272	10,275	36,226	34,329	-	81,102
Corporate	-	4,618	2,021	-	-	6,639
Mortgage-backed securities: residential	-	-	-	-	92,690	92,690
Mortgage-backed securities: commercial	-	-	-	-	2,088	2,088
Trust preferred securities	-	-	-	325	-	325

Total amortized	$4,288	$25,096	$38,247	$34,654	$94,778	$197,063

Total fair value	$4,241	$24,788	$37,937	$34,232	$92,648	$193,846

      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

      Due to their variable monthly payments, both residential and commercial mortgage-backed investment securities are not reported by a specific maturity group.

      There were no sales of available for sale investment securities during the three-month period ended March 31, 2019 or 2018.

       (Continued)

G-14

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES (Continued)

      Information pertaining to unrealized losses on available for sale investment securities aggregated by investment category and the length of time that individual securities have been in a continuous loss position is as follows:

	Less than 12 Months		Over 12 Months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Losses
March 31, 2019

Available for sale:
Government-sponsored enterprises	$-	$-	$13,969	$(250)	$13,969	$(250)
States and municipal	-	-	52,435	(1,099)	52,435	(1,099)
Corporate	1,975	(46)	4,535	(83)	6,510	(129)
Mortgage-backed securities: residential	12,479	(107)	72,019	(1,962)	84,498	(2,069)
Mortgage-backed securities: commercial	-	-	2,008	(80)	2,008	(80)

Total available for sale investment securities	$14,454	$(153)	$144,966	$(3,474)	$159,420	$(3,627)

December 31, 2018

Available for sale:
Government-sponsored enterprises	$-	$-	$13,856	$(376)	$13,856	$(376)
States and municipal	18,467	(418)	51,791	(2,435)	70,258	(2,853)
Corporate	1,934	(88)	4,424	(202)	6,358	(290)
Mortgage-backed securities: residential	34,813	(533)	56,317	(2,467)	91,130	(3,000)
Mortgage-backed securities: commercial	-	-	2,182	(117)	2,182	(117)

Total available for sale investment securities	$55,214	$(1,039)	$128,570	$(5,597)	$183,784	$(6,636)

      As of March 31, 2019, the Corporation's investment securities portfolio consisted of 363 securities, 251 of which were in an unrealized loss position.

      The Corporation reviews its securities portfolio on a quarterly basis to determine whether unrealized losses are considered to be temporary or other-than-temporary. No other-than-temporary impairment charges were recorded in the first quarter of 2019 or 2018. Because the decline in the market value is attributable to changes in interest rates and illiquidity, and not credit quality and because the Corporation does not have the intent to sell these available for sale investment securities and it is likely that it will not be required to sell these available for sale investment securities before their anticipated recovery, the Corporation does not consider these available for sale investment securities to be other than temporary impaired at March 31, 2019.

       (Continued)

G-15

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

      Net loans were as follows at:

	March 31, 2019	December 31, 2018

Commercial and industrial	$87,057	$77,108
Commercial real estate	145,619	136,951
Real estate construction	14,665	10,640
Residential real estate	105,622	104,611
Consumer and other	34,432	34,551
Total loans	387,395	363,861
Less allowance for loan losses	1,690	1,697

Net loans	$385,705	$362,164

       (Continued)

G-16

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following tables present activity in the allowance for loan losses and the recorded investment in loans, by portfolio segment and based on impairment method, for the period-ending:

	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Residential Real Estate	Consumer and Other	Unallocated	Total
March 31, 2019
Allowance for loan losses
Balance at beginning of period	$182	$433	$124	$237	$237	$484	$1,697
Provision for loan losses	(9)	4	37	(11)	(21)	-	-
Loans charged-off	-	-	-	-	(42)	-	(42)
Recoveries	14	-	1	1	19	-	35

Balance at end of period	$187	$437	$162	$227	$193	$484	$1,690

Ending balance:
Individually evaluated for impairment	$-	$48	$-	$-	$-	$-	$48
Collectively evaluated for impairment	187	389	162	227	193	484	1,642

Total allowance for loan losses	$187	$437	$162	$227	$193	$484	$1,690

Loans
Ending balance:
Individually evaluated for impairment	$534	$578	$324	$695	$-		$2,131
Collectively evaluated for impairment	86,523	144,984	14,341	104,021	34,432		384,301
Loans acquired with deteriorated credit quality	-	57	-	906	-		963
Total loans	87,057	145,619	14,665	105,622	34,432		387,395
Accrued interest receivable	186	655	290	58	99		1,288
Total recorded investment	$87,243	$146,274	$14,955	$105,680	$34,531		$388,683

       (Continued)

G-17

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Residential Real Estate	Consumer and Other	Unallocated	Total
December 31, 2018
Allowance for loan losses
Ending balance:
Individually evaluated for impairment	$-	$51	$-	$-	$-	$-	$51
Collectively evaluated for impairment	182	382	124	237	237	484	1,646

Total allowance for loan losses	$182	$433	$124	$237	$237	$484	$1,697

Loans:
Ending balance:
Individually evaluated for impairment	$537	$581	$324	$695	$-		$2,137
Collectively evaluated for impairment	76,571	136,370	10,316	102,978	34,551		360,786
Loans acquired with deteriorated credit quality	-	-	-	938	-		938
Total loans	77,108	136,951	10,640	104,611	34,551		363,861
Accrued interest receivable	178	655	290	58	99		1,280

Total recorded investment	$77,286	$137,606	$10,930	$104,669	$34,650		$365,141

March 31, 2018
Allowance for loan losses:
Balance at beginning of period	$168	$428	$14	$293	$269	$469	$1,641
Provision for loan losses	30	1	38	(71)	(15)	17	-
Loans charged-off	-	-	-	-	(73)	-	(73)
Recoveries	1	1	-	29	102	-	133

Balance at end of period	$199	$430	$52	$251	$283	$486	$1,701

Ending balance:
Individually evaluated for impairment	$-	$-	$14	$-	$-	$-	$14
Collectively evaluated for impairment	199	430	38	251	283	486	1,687

Total allowance for loan losses	$199	$430	$52	$251	$283	$486	$1,701

       (Continued)

G-18

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The Bank's portfolio segments include commercial and industrial, commercial real estate, real estate construction, residential real estate, and consumer and other with risk characteristics described as follows:

      Commercial and Industrial: Commercial and industrial loans generally possess a lower inherent risk of loss than real estate based portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

      Commercial Real Estate: Commercial real estate loans generally possess a higher inherent risk of loss than other real estate based portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

      Real Estate Construction: Real estate construction loans generally possess a higher inherent risk of loss than other real estate based portfolio segments. A major risk arises from the necessity to complete projects within a specified cost and time line. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

      Residential Real Estate: The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate based portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

      Consumer and Other: The consumer and other loan portfolio is usually comprised of a large number of small loans, including automobile, personal loans, credit cards, etc. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers' capacity to repay their obligations may be deteriorating.

      The Bank assigns a risk rating to all loans except pools of homogeneous loans (residential real estate and consumer and other loans) and on a quarterly basis performs detailed internal reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. These risk ratings are also subject to examination by the Bank's regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

      Pass: A pass loan is a credit with no existing or known potential weaknesses deserving of management's close attention.

       (Continued)

G-19

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      Special Mention (or Watch): Loans classified as special mention (watch) have a potential weakness that deserves management's close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of the Bank's credit position at some future date. Special mention (watch) loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

      Substandard: Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well defined weaknesses include a borrower's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. Substandard loan are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

      Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

      Loss: Loans classified as loss are considered uncollectible and are charged off immediately.

      The majority of the Bank's homogeneous loans (residential real estate and consumer and other loans) are comprised of secured loans that are evaluated at origination on a centralized basis against standardized underwriting criteria. The ongoing measurement of credit quality of these loan portfolios is largely done on an exception basis. If payments are made on schedule, as agreed, then no further monitoring is performed. However, if delinquency occurs, the delinquent loans are turned over to the Bank's collection department for resolution, which generally occurs fairly rapidly and often through repossession and foreclosure. Credit quality for the entire residential real estate and consumer and other loan portfolios is measured by the periodic delinquency rate, nonaccrual amounts and actual losses incurred.

      The following table shows the loans allocated by management's internal risk ratings as of period-end:

	Commercial Credit Risk Profile by Risk Rating
	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Total
March 31, 2019
Risk Rating:
Pass	$86,004	$144,588	$13,706	$244,298
Special mention (watch)	857	637	324	1,818
Substandard	196	394	635	1,225

Total	$87,057	$145,619	$14,665	$247,341

December 31, 2018
Risk Rating:
Pass	$76,218	$135,737	$9,992	$221,947
Special mention (watch)	873	691	324	1,888
Substandard	17	523	324	864

Total	$77,108	$136,951	$10,640	$224,699

       (Continued)

G-20

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table shows the homogeneous loans allocated by payment status as of period-end:

	Consumer Credit Risk Profile by Payment Status
	Residential Real Estate	Consumer and Other	Total
March 31, 2019
Payment activity:
Performing	$104,344	$34,249	$138,593
Non-performing	1,278	183	1,461

Total	$105,622	$34,432	$140,054

December 31, 2018
Payment activity:
Performing	$103,327	$34,366	$137,693
Non-performing	1,284	185	1,469

Total	$104,611	$34,551	$139,162

      The following table shows an aging analysis of the loan portfolio by portfolio segment and days past due as of period-end:

	Current (Accruing)	30-89 Days Past Due (Accruing)	More Than 89 Days Past Due (Accruing)	More Than 89 Days Past Due (Nonaccrual)	Total Loans
March 31, 2019
Commercial and industrial	$86,944	$78	$35	$-	$87,057
Commercial real estate	145,455	164	-	-	145,619
Real estate construction	14,665	-	-	-	14,665
Residential real estate	103,967	377	-	1,278	105,622
Consumer and other	34,231	18	-	183	34,432

Total	$385,262	$637	$35	$1,461	$387,395

December 31, 2018
Commercial and industrial	$76,968	$75	$-	$65	$77,108
Commercial real estate	136,895	56	-	-	136,951
Real estate construction	10,568	72	-	-	10,640
Residential real estate	103,048	279	-	1,284	104,611
Consumer and other	34,345	21	-	185	34,551

Total	$361,824	$503	$-	$1,534	$363,861

       (Continued)

G-21

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table presents information related to impaired loans by portfolio segment as of period-end:

	Unpaid Principal Balance	Recorded Investment	Related Allowance for Loan Losses
March 31, 2019
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$534	$534	$-
Commercial real estate	99	99	-
Real estate construction	324	324	-
Residential real estate	695	695	-
Consumer and other	-	-	-
	1,652	1,652	-
Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-	-
Commercial real estate	479	479	48
Real estate construction	-	-	-
Residential real estate	-	-	-
Consumer and other	-	-	-
	479	479	48

Total	$2,131	$2,131	$48

December 31, 2018
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$537	$537	$-
Commercial real estate	100	100	-
Real estate construction	324	324	-
Residential real estate	695	695	-
Consumer and other	-	-	-
	1,656	1,656	-
Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-	-
Commercial real estate	481	481	51
Real estate construction	-	-	-
Residential real estate	-	-	-
Consumer and other	-	-	-
	481	481	51

Total	$2,137	$2,137	$51

       (Continued)

G-22

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table presents information regarding average balances of impaired loans and interest recognized on impaired loans for the three months ended March 31, 2019 and 2018:

	Average Recorded Investment	Interest Income Recognized
March 31, 2019
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$535	$8
Commercial real estate	100	2
Real estate construction	324	6
Residential real estate	695	10
Consumer and other	-	-
	1,654	26
Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-
Commercial real estate	481	7
Real estate construction	-	-
Residential real estate	-	-
Consumer and other	-	-
	481	7

Total	$2,135	$33

March 31, 2018
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$1,610	$23
Commercial real estate	2,410	35
Real estate construction	317	4
Residential real estate	846	12
Consumer and other	-	-
	5,183	74
Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-
Commercial real estate	481	7
Real estate construction	-	-
Residential real estate	-	-
Consumer and other	-	-
	481	7

Total	$5,664	$81

      The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs and the interest income recognized approximates the cash basis interest recognized.

      The Bank does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings or whose loans are on nonaccrual.

      There were no loans that were modified in troubled debt restructurings during the three-month period ended March 31, 2019 or 2018. Additionally, there were no troubled debt restructurings for which there was a payment default, whereby the borrower was past due with respect to principal and/or interest for 90 days or more, during the 3-month period ended March 31, 2019 or 2018, that had been modified during the 12-month period prior to the default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

       (Continued)

G-23

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      Purchased Credit Impaired (PCI) Loans:

      The Corporation purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

      The contractual unpaid principal balance and carrying amount of those loans is as follows as of:

	March 31, 2019	December 31, 2018
Contractual Unpaid Principal Balance
Commercial and industrial	$-	$-
Commercial real estate	132	143
Real estate construction	-	21
Residential real estate	1,117	1,134

Total	$1,249	$1,298

Carrying amount, net of discounts and
allowance for loan losses of $0 and $0	$963	$938

      During the three-month period ended March 31, 2019 and 2018, $73 and $138, respectively, of discount on purchased credit impaired loans was accreted into interest income-loans in the consolidated statements of income due to the payoff of certain purchase credit impaired loans during the year.

      NOTE 5 – EARNINGS PER SHARE

      Earnings per share ("EPS") are based on the weighted average number of shares outstanding during the period. For the three months ended March 31, 2019 and 2018, the Corporation did not have any dilutive securities. This results in the dilutive EPS being equivalent to the basic EPS. A computation of basic earnings per share follows:

	March 31, 2019	March 31, 2018

Net income available to common stockholders	$1,716	$1,544
Weighted average common shares outstanding - basic and diluted	1,746,884	1,746,884
Basic and diluted earnings per share	$0.98	$0.88

      NOTE 6 – BUSINESS COMBINATION

      ChoiceOne Financial Services, the parent company of ChoiceOne Bank, and County Bank Corp, the parent company of Lakestone Bank & Trust, jointly announced on March 25, 2019 the signing of a definitive merger agreement pursuant to which County Bank Corp will combine with ChoiceOne Financial Services in a strategic merger of equals. The agreement was approved by the boards of directors of both companies.

      Under the terms of the merger agreement, each share of County Bank Corp common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 2.0632 shares of ChoiceOne Financial Services common stock. The transaction is valued at approximately $50.96 per share of County Bank Corp common stock, or approximately $89.0 million in the aggregate, based on the closing price of ChoiceOne Financial Service's common stock of $24.70 on March 22, 2019.

       (Continued)

G-24

      COUNTY BANK CORP

      NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

      (Dollars in Thousands Except per Share Data)

      NOTE 6 – BUSINESS COMBINATION (Continued)

      Consummation of the proposed merger will require regulatory and shareholder approval and the merger is currently expected to be completed in late 2019.

       (Continued)

G-25

      COUNTY BANK CORP

      Lapeer, Michigan

      CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

G-26

      COUNTY BANK CORP

      Lapeer, Michigan

      CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

G-27

      INDEPENDENT AUDITOR'S REPORT

      Stockholders and Board of Directors

      County Bank Corp

      Lapeer, Michigan

      Report on the Financial Statements

      We have audited the accompanying consolidated financial statements of County Bank Corp, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to consolidated financial statements.

      Management's Responsibility for the Financial Statements

      Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

      Auditor's Responsibility

      Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

      An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

      We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

G-28

      Opinion

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of County Bank Corp as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

       Crowe LLP

      Grand Rapids, Michigan

      June 17, 2019

G-29

      COUNTY BANK CORP
      CONSOLIDATED BALANCE SHEETS
      December 31, 2018 and 2017
      (Dollars in Thousands except per Share Data)

	2018	2017
ASSETS

Cash and cash equivalents	$20,830	$40,313
Time deposits in other financial institutions	948	950

Available for sale investment securities	195,112	181,589
Restricted investment securities	2,799	2,799

Net loans	362,164	342,898

Premises and equipment, net	10,749	10,458
Bank owned life insurance	16,109	15,741
Core deposit intangible	1,199	1,551
Accrued interest receivable and other assets	6,654	5,734

Total assets	$616,564	$602,033

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits
Interest bearing	$420,400	$415,157
Non-interest bearing	122,053	124,356
Total deposits	542,453	539,513

Federal Home Loan Bank advances	11,000	1,521
Federal funds purchased	-	-

Accrued interest payable and other liabilities	2,754	1,742
Total liabilities	556,207	542,776

Stockholders' equity
Common stock, $5 par value, 3,000,000 shares authorized, 1,746,884 and 1,746,884 shares issued and outstanding at December 31, 2018 and 2017, respectively	8,734	8,734
Surplus	25,933	25,933
Retained earnings	30,860	27,436
Accumulated other comprehensive loss	(5,170)	(2,846)
Total stockholders' equity	60,357	59,257

Total liabilities and stockholders' equity	$616,564	$602,033

      See accompanying notes to consolidated financial statements.

G-30

      COUNTY BANK CORP
      CONSOLIDATED STATEMENTS OF INCOME
      Years ended December 31, 2018 and 2017
      (Dollars in Thousands except per Share Data)

	2018	2017
Interest income
Loans (including fees)	$17,956	$16,836
Investment securities:
Taxable	2,807	2,567
Non-taxable	1,913	1,461
Other	238	170
Total interest income	22,914	21,034

Interest expense
Deposits	1,763	909
Borrowings	206	25
Total interest expense	1,969	934

Net interest income	20,945	20,100

Provision for loan losses	-	-

Net interest income after provision for loan losses	20,945	20,100

Noninterest income
Services charges on deposit accounts	1,874	1,936
Net gain (loss) on sales or calls of investment securities	(382)	(347)
Net gain on sales of loans	164	338
Net gain on sales of other real estate owned	79	261
Earnings from bank owned life insurance	368	381
Trust income	629	604
Interchange income	1,560	1,487
Other	939	893
Total noninterest income	5,231	5,553

Noninterest expense
Salaries and employee benefits	9,588	9,616
Occupancy and equipment	1,964	1,813
Advertising	304	221
Professional fees	415	566
Data processing	1,803	1,654
Regulatory fees	252	302
Electronic banking fees	809	753
Directors' fees	579	445
Telecommunications expense	385	492
Core deposit intangible amortization	352	385
Other	1,589	1,780
Total noninterest expense	18,040	18,027

Income before income tax expense	8,136	7,626

Income tax expense	1,218	2,281

Net income	$6,918	$5,345

Net income per basic share of common stock	$3.96	$3.06

      See accompanying notes to consolidated financial statements.

G-31

      COUNTY BANK CORP
      CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
      Years ended December 31, 2018 and 2017
      (Dollars in Thousands)

	2018	2017

Net income	$6,918	$5,345

Other comprehensive income (loss):
Available for sale investment securities:
Unrealized holding gains (losses) arising during the year	(3,326)	2,398
Reclassification adjustment for net realized (gains) losses included in net income (presented in net gain (loss) on sales or calls of investment securities)	382	347

Other comprehensive income (loss) before income tax benefit (expense)	(2,944)	2,745

Income tax benefit (expense) related to other comprehensive income (loss) (includes ($80) and ($118) of income tax (benefit) expense related to reclassification adjustments presented in income tax expense)	620	(932)

Total other comprehensive income (loss)	(2,324)	1,813

Comprehensive income (loss)	$4,594	$7,158

      See accompanying notes to consolidated financial statements.

G-32

      COUNTY BANK CORP
      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      Years ended December 31, 2018 and 2017
      (Dollars in Thousands except per Share Data)

	Common Stock			Retained	Accumulated Other Comprehensive	Total Stockholders'
	Shares	Amount	Surplus	Earnings	Loss	Equity

Balance, January 1, 2017	1,748,592	$8,743	$25,992	$24,455	$(4,190)	$55,000

Net income	-	-	-	5,345	-	5,345

Other comprehensive income	-	-	-	-	1,813	1,813

Repurchase of common stock	(1,708)	(9)	(59)	-	-	(68)

Stranded tax effect reclassification	-	-	-	469	(469)	-

Cash dividends paid ($1.62 per share)	-	-	-	(2,833)	-	(2,833)

Balance, December 31, 2017	1,746,884	$8,734	$25,933	$27,436	$(2,846)	$59,257

Net income	-	-	-	6,918	-	6,918

Other comprehensive loss	-	-	-	-	(2,324)	(2,324)

Cash dividends paid ($2.00 per share)	-	-	-	(3,494)	-	(3,494)

Balance, December 31, 2018	1,746,884	$8,734	$25,933	$30,860	$(5,170)	$60,357

      See accompanying notes to consolidated financial statements.

G-33

      COUNTY BANK CORP
      CONSOLIDATED STATEMENTS OF CASH FLOWS
      Years ended December 31, 2018 and 2017
      (Dollars in Thousands)

	2018	2017
Cash flows from operating activities
Net income	$6,918	$5,345
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	-	-
Write-downs on other real estate owned	-	-
Depreciation and amortization	1,138	1,082
Net amortization on investment securities	1,593	1,942
Net (gain) loss on sales or calls of investment securities	382	347
Net gain on sales of loans	(164)	(338)
Net gain on sales of other real estate owned	(79)	(261)
Earnings from bank owned life insurance	(368)	(381)
Origination of loans held for sale	(5,694)	(14,241)
Proceeds from sales of loans held for sale	6,400	14,531
Net changes in operating assets and liabilities which provided cash:
Accrued interest receivable and other assets	(385)	1,694
Accrued interest payable and other liabilities	1,012	(1,143)
Net cash from operating activities	10,751	8,577

Cash flows for investing activities
Proceeds from redemption of time deposits in other financial institutions	-	-
Activity in available for sale investment securities:
Purchases	(59,245)	(31,942)
Maturities, prepayments, sales and calls	40,805	59,367
Purchase of restricted investment securities	-	(292)
Purchase of bank owned life insurance	-	-
Loan principal originations and collections, net	(20,016)	(29,403)
Proceeds from sales of other real estate owned	371	824
Premises and equipment expenditures	(1,323)	(1,143)
Proceeds from sale of bank branch facility	226	-
Net cash for investing activities	(39,182)	(2,589)

Cash flows from financing activities
Acceptances and withdrawals of deposits, net	2,940	19,197
Proceeds from FHLBI overdraft line	10,000	-
Repayment of FHLB advances	(500)	(1,000)
Proceeds (repayment) from/of fed funds purchased	-	(3,000)
Repurchase of common stock	-	(68)
Cash dividends paid	(3,494)	(2,833)
Net cash from financing activities	8,946	12,296

Net change in cash and cash equivalents	(19,483)	18,284

Cash and cash equivalents, beginning of year	40,313	22,029

Cash and cash equivalents, end of year	$20,830	$40,313

Supplemental cash flow information
Transfer of loans to other real estate owned	$208	$187
Loans to facilitate sales of other real estate owned	-	-
Cash paid for interest	1,943	988
Cash paid for income taxes	484	1,206

      See accompanying notes to consolidated financial statements.

G-34

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of Business and Principles of Consolidation: County Bank Corp (the Corporation) is independently owned and through its wholly owned subsidiary, Lakestone Bank & Trust (the Bank) is engaged in the business of retail and commercial banking services through its 13 full-service branches located in the counties of Lapeer, Macomb, and St. Clair in the state of Michigan. All intercompany balances and transactions have been eliminated in consolidation.

      Active competition, principally from other commercial banks, savings banks and credit unions, exists in all of the Bank's primary markets. The Bank's results of operations can be significantly affected by changes in interest rates or changes in the automotive and other manufacturing industries which comprise a significant portion of the local economic environment.

      Concentration Risks: The Bank's primary deposit products are interest and noninterest-bearing checking accounts, savings accounts and time deposits and its primary lending products are residential real estate loans, commercial loans of various types and consumer loans. The Bank does not have significant concentrations with respect to any one industry, borrower, or depositor.

      Regulatory Governance: The Bank is a state chartered bank and a member of the Federal Deposit Insurance Corporation (“FDIC”) Bank Insurance Fund and the Federal Reserve System. The Bank is supervised and regulated by the Michigan Department of Insurance and Financial Services ("DIFS"), the Federal Reserve Board ("FRB"), and undergoes periodic examinations by these regulatory authorities. The Corporation is also subject to regulations of the Federal Reserve Board governing bank holding companies.

      Subsequent Events: The Corporation has evaluated subsequent events for recognition and disclosures through June 17, 2019, which is the date the consolidated financial statements were available to be issued.

      Use of Estimates: To prepare consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided, and actual results could differ.

      Cash and Cash Equivalents: For the purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from other financial institutions and federal funds sold. Generally, federal funds are sold for a one-day period. The Bank maintains noninterest-bearing and interest-bearing deposit accounts in various financial institutions which generally exceed the FDIC insured limits or are not insured. Management does not believe the Corporation is exposed to any significant interest, credit or other financial risk as a result of these deposits. The Corporation reports net cash flows for customer loan and deposit transactions and short-term borrowings such as federal funds purchased.

      Time Deposits in Other Financial Institutions: Time deposits in other financial institutions consist of $948 of FDIC insured certificates of deposit with contractual maturities in 2020 ($948).

      (Continued)

G-35

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Available for Sale Investment Securities: Investment securities are classified as available for sale when they might be sold before maturity and are recorded at fair value, with unrealized gains and losses, net of income tax benefit (expense), recorded in other comprehensive income (loss). Purchase premiums and discounts are amortized or accreted into interest income investment securities on the level-yield method without anticipating prepayments except for mortgage-backed securities where prepayments are anticipated. Realized gains or losses on the sale of investment securities are recorded in noninterest income on the trade date and are determined using the specific identification method.

      Management evaluates available for sale investment securities for other-than-temporary impairment ("OTTI") on at least an annual basis, and more frequently when economic or market conditions warrant such an evaluation. For available for sale investment securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment in the consolidated statements of income. For available for sale investment securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the consolidated statements of income and 2) OTTI related to other factors, which is recognized in other comprehensive income (loss). The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized in the consolidated statements of income.

      Restricted Investment Securities: The Bank is a member of the Federal Reserve Bank ("FRB") and the Federal Home Loan Bank System of Indianapolis ("FHLBI") and is required to invest in capital stock of the FRB and the FHLBI. The amount of the required investment in the FRB is determined by the FRB and is carried at cost based on the Bank's capital and surplus. The amount of required investment in the FHLBI is based upon the available balance of the Bank's outstanding residential real estate loans or advances from the FHLBI and is carried at cost plus the value assigned to stock dividends. These restricted investment securities are periodically evaluated for impairment based upon the expected recovery of par value. Both cash and stock dividends on restricted investments securities are recorded in interest income-investments securities taxable in the consolidated statements of income.

      Loans Held For Sale: Loans originated and held for sale in the secondary market are carried at the lower of cost or fair value in the aggregate as defined by outstanding commitments from investors. Net unrealized losses, if any, are recognized through a valuation allowance of which the provision is accounted for in the consolidated statements of income. As of December 31, 2018 and 2017, loans held for sale were $- and $542, respectively, which were included in net loans in the consolidated balance sheets.

      Loans: Loans that management has the positive intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, purchase discounts, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the related loan yield using the level-yield method.

      (Continued)

G-36

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The accrual of interest on commercial and industrial, commercial real estate, real estate construction and residential real estate loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer and other loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal and interest is considered doubtful.

      All interest accrued in the current year but not collected for loans that are placed on nonaccrual or are charged off, is reversed against interest income while interest accrued but not collected in prior years is reversed against the allowance for loan losses. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual status. Under the cash basis, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. For impaired loans not classified as nonaccrual, interest income is recognized daily as it is earned according to the terms of the loan agreement.

      Nonperforming loans of the loan portfolio are comprised of those loans accounted for on a nonaccrual basis, accruing loans contractually past due 90 days or more as to interest or principal payments (120 days or more past due on residential real estate loans) and loans modified under troubled debt restructurings.

      Purchased Credit Impaired Loans (PCI): Certain loans acquired in the 2016 acquisition showed evidence of credit deterioration since origination. These purchased credit impaired loans are recorded at fair value at acquisition in a business combination as there is no carryover of the seller's allowance for loan losses. After acquisition, further losses are recognized by an increase in the allowance for loan losses.

      Such purchased credit impaired loans are accounted for individually. The Corporation estimates the amount and timing of expected cash flows for each purchased loan, and the expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan (accretable yield). The excess of the loan's contractual principal and interest over the expected cash flows is not recorded (nonaccretable difference).

      Over the life of the loan, expected cash flows continue to be estimated. If the present value of expected cash flows is less than the carrying amount, a loss is recorded as provision for loan losses in the consolidated statements of income. If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

      Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance for loan losses balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance for loan losses may be made for specific loans, but the entire allowance for loan losses is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance for loan losses when management believes the uncollectibility of a loan balance is confirmed.

      (Continued)

G-37

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      The allowance for loan losses consists of two primary components, specific reserves and general reserves. The specific component relates to loans that are individually classified as impaired. The general component covers all other loans and is based on historical losses adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent two years. The Bank places more emphasis, or weight, on the more current quarters in the loss history period. This actual loss experience is adjusted for economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. These factors are inherently subjective and are driven by the repayment risk associated with each portfolio segment.

      The Bank maintains a separate allowance for loan losses reserve for each portfolio segment. These portfolio segments include commercial and industrial, commercial real estate, real estate construction, residential real estate, and consumer and other with risk characteristics described as follows:

      Commercial and Industrial: Commercial and industrial loans generally possess a lower inherent risk of loss than real estate based portfolio segments because these loans are generally underwritten to existing cash flows of operating businesses. Debt coverage is provided by business cash flows and economic trends influenced by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans.

      Commercial Real Estate: Commercial real estate loans generally possess a higher inherent risk of loss than other real estate based portfolio segments. Adverse economic developments or an overbuilt market impact commercial real estate projects and may result in troubled loans. Trends in vacancy rates of commercial properties impact the credit quality of these loans. High vacancy rates reduce operating revenues and the ability for the properties to produce sufficient cash flow to service debt obligations.

      Real Estate Construction: Real estate construction loans generally possess a higher inherent risk of loss than other real estate based portfolio segments. A major risk arises from the necessity to complete projects within a specified cost and time line. Trends in the construction industry significantly impact the credit quality of these loans, as demand drives construction activity. In addition, trends in real estate values significantly impact the credit quality of these loans, as property values determine the economic viability of construction projects.

      Residential Real Estate: The degree of risk in residential mortgage lending depends primarily on the loan amount in relation to collateral value, the interest rate and the borrower's ability to repay in an orderly fashion. These loans generally possess a lower inherent risk of loss than other real estate based portfolio segments. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate that the borrowers' capacity to repay their obligations may be deteriorating.

      (Continued)

G-38

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Consumer and Other: The consumer and other loan portfolio is usually comprised of a large number of small loans, including automobile, personal loans, credit cards, etc. Most loans are made directly for consumer purchases. Economic trends determined by unemployment rates and other key economic indicators are closely correlated to the credit quality of these loans. Weak economic trends indicate the borrowers' capacity to repay their obligations may be deteriorating.

      There are no classes of loans identified within the above mentioned portfolio segments.

      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and industrial, commercial real estate and real estate construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loans obtained market price, or the fair value of the collateral, less estimated costs to sell, if the loan is collateral dependent. A loan is collateral dependent if its repayment is expected to be provided solely by the underlying collateral.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential real estate and consumer and other loans for impairment disclosures unless such loans are the subject of a troubled debt restructuring agreement.

      The Bank evaluates the credit quality of loans in the residential real estate and consumer and other loan portfolio segments, based primarily on the aging status of the loan and payment activity. Accordingly, nonaccrual loans, loans past due as to principal or interest 90 days or more and loans modified under troubled debt restructurings past due in accordance with the loans’ original contractual terms, are considered in a nonperforming status for purposes of credit quality evaluation.

      Under certain circumstances, the Bank will provide borrowers relief through loan restructurings. A loan restructuring constitutes a troubled debt restructuring ("TDR"), if for economic or legal reasons related to the borrower's financial difficulties, the Bank grants a concession to the borrower that it would not otherwise consider. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses on loans individually identified as impaired.

      The Bank assigns a risk rating to all loans except pools of homogeneous loans (residential real estate and consumer and other loans) and on a quarterly basis performs detailed internal reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio.

      (Continued)

G-39

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      These risk ratings are also subject to examination by the Bank's regulators. During the internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which the borrowers operate and the fair values of collateral securing the loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows:

      Pass: A pass loan is a credit with no existing or known potential weaknesses deserving of management's close attention.

      Special Mention (or Watch): Loans classified as special mention (watch) have a potential weakness that deserves management's close attention. If left uncorrected, this potential weakness may result in deterioration of the repayment prospects for the loan or of the Bank's credit position at some future date. Special mention (watch) loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

      Substandard: Loans classified as substandard are not adequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the repayment of the debt. Well defined weaknesses include a borrower's lack of marketability, inadequate cash flow or collateral support, failure to complete construction on time, or the failure to fulfill economic expectations. Substandard loan are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

      Doubtful: Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or repayment in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

      Loss: Loans classified as loss are considered uncollectible and are charged off immediately.

      The majority of the Bank's homogeneous loans (residential real estate and consumer and other loans) are comprised of secured loans that are evaluated at origination on a centralized basis against standardized underwriting criteria. The ongoing measurement of credit quality of these loan portfolios is largely done on an exception basis. If payments are made on schedule, as agreed, then no further monitoring is performed. However, if delinquency occurs, the delinquent loans are turned over to the Bank's collection department for resolution. Credit quality for the entire residential real estate and consumer and other loan portfolios is measured by the periodic delinquency rate, nonaccrual amounts and actual losses incurred.

      Although management believes the allowance for loan losses to be appropriate, realized losses may vary from its estimates. At least quarterly, the Board of Directors reviews the appropriateness of the allowance for loan losses, including consideration of the relevant risks in the portfolio, current economic conditions and other factors. If the Board of Directors and management determine that changes are warranted based on those reviews, the allowance for loan losses is adjusted. In addition, the Bank's primary regulators review the appropriateness of the allowance for loan losses. The regulatory agencies may require changes to the allowance for loan losses based on their judgment about information available at the time of their examination.

      (Continued)

G-40

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Transfers of Financial Assets: Transfers of financial assets, including loans held for sale, as described above, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been legally isolated from the Bank, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. Other than servicing, as disclosed in Note 6, the Bank has no continuing involvement related to these loans that are sold. The Bank sold residential real estate loans to unrelated third parties with proceeds of $6,400 and $14,531 during 2018 and 2017, respectively, which resulted in net gain on sales of loans of $164 and $338 in 2018 and 2017, respectively.

      Servicing Rights: When residential real estate loans are sold with servicing retained, servicing rights are initially recorded at fair value at origination.

      Under the fair value measurement method, the Corporation measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing rights in the consolidated statements of income in the period in which the changes occur, and are included in noninterest income-other in the consolidated statements of income. The fair values of servicing rights are subject to fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

      Servicing fee income is included in noninterest income-other in the consolidated statements of income and is recorded for fees earned for servicing loans for others. The fees are based on a contractual percentage of the outstanding principal, or a fixed amount per loan and are recorded as income when earned. Servicing fee income earned on such loans was $240 and $262 during 2018 and 2017, respectively. Late fees and ancillary fees related to servicing are not material.

      Other Real Estate Owned: Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, on the date of transfer, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the other real estate owned properties are carried at the lower of the carrying amount or fair value less estimated costs to sell. Gains and losses on sales of other real estate owned and changes in the valuation allowance are included in noninterest income in the consolidated statements of income. Other real estate owned of $508 and $592 is included in accrued interest receivable and other assets in the consolidated balance sheets at December 31, 2018 and 2017, respectively. Other real estate owned as of both year-end dates is presented net of a valuation allowance of $246. Expenses related to other real estate owned amounted to $13 and $51 in 2018 and 2017, respectively, and are included in noninterest expense in the accompanying consolidated statements of income. At December 31, 2018, real estate loans with a carrying value of approximately $863 were in the process of foreclosure.

      Premises and Equipment: Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method based upon the estimated useful lives of the related assets, which range from 3 to 40 years. Major improvements are capitalized and appropriately amortized based upon the useful lives of the related assets or the expected terms of the leases, if shorter, using the straight-line method. Maintenance, repairs and minor alterations are charged to noninterest expense-occupancy and equipment in the consolidated statements of income as expenditures occur. Management annually reviews these assets to determine whether carrying values have been impaired.

      (Continued)

G-41

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

      Core Deposit Intangible: Core deposit intangibles arising from whole bank acquisition in 2016 were initially measured at fair value and are being amortized on an accelerated method over their estimated useful life of 9 years.

      Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

      Comprehensive Income (Loss): Comprehensive income (loss) consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on available for sale investment securities which is also recognized as a separate component of stockholders' equity.

      Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions as discussed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

      Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

      Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

      A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

      The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense in the consolidated statements of income.

      Operating Segments: While the Corporation monitors the revenue streams of various products and services, operations and financial performance are evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated into one reportable operating segment.

      (Continued)

G-42

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Advertising Costs: The cost of advertising and promotions are expensed as incurred. The Corporation incurred $304 and $221 in advertising costs in 2018 and 2017, respectively.

      Net Income per Basic Share of Common Stock: Net income per basic share of common stock represents net income divided by the weighted average number of common shares outstanding during the year, which was 1,746,884 for 2018 and 1,748,531 for 2017. The Corporation has no common stock equivalents.

      Reclassifications: Certain amounts presented in prior year consolidated financial statements have been reclassified to conform to the 2018 presentation. These reclassifications had no impact on reported net income or stockholders' equity.

      Adoption of New Accounting Standards: In February 2018, the FASB issued ASU 2018-02, "Income Statement – Reporting Comprehensive Income (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income." This new ASU allows a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. As a result, this amended guidance eliminates the stranded tax effects due to the Tax Cuts and Job Act. This amended guidance is effective for the Corporation on January 1, 2019, with early adoption permitted in any period for which financial statements have not yet been issued. We elected to adopt this amended guidance during 2017 and it resulted in a $469 reclassification between accumulated other comprehensive loss and retained earnings.

      Adoption of New Accounting Standards: Effective January 1, 2018, the Corporation adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, "ASC 606"), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as OREO. ASC 606 was adopted using the modified retrospective method and there was no cumulative effect of adoption on January 1, 2018. The majority of the Corporation's revenues come from interest income and other sources, including loans, leases and securities, that are outside of the scope of ASC 606. The Corporation's services that fall within the scope of ASC 606 are presented within Non-Interest Income and are recognized as revenue as the Corporation satisfies its obligation to the customer. Services within the Scope of ASC 606 include service charges on deposits, interchange income, wealth management fees, investment brokerage fees, and the sale of OREO.

      Adoption of New Accounting Standards: Effective January 1, 2018, the Corporation adopted ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities, and related Updates (collectively, ASU 2016-01). ASU 2016-01 makes revisions to several elements of Subtopic 825-10, which include: (1) equity investments with readily determinable fair values are to be measured at fair value with changes in fair value recognized in net income, (2) the impairment assessment of equity investments without readily determinable fair values is simplified, and (3) public business entities are required to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. Adoption of this standard had no impact on the Corporation's financial condition or results of operations. The requirement to utilize the exit price notion affected the Corporation's fair value disclosures which are presented in Note 2

      Recent Accounting Pronouncements Not Yet Effective: The FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU provides financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date by replacing the incurred loss impairment methodology in current generally accepted accounting principles (GAAP) with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information

      (Continued)

G-43

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 1 – BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      to inform credit loss estimates. The new guidance attempts to reflect an entity's current estimate of all expected credit losses and broadens the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually to include forecasted information, as well as past events and current conditions. There is no specified method for measuring expected credit losses, and an entity may apply methods that reasonably reflect its expectations of the credit loss estimate. Although an entity may still use its current systems and methods for recording the allowance for credit losses, under the new rules, the inputs used to record the allowance for credit losses generally will need to change to appropriately reflect an estimate of all expected credit losses and the use of reasonable and supportable forecasts. Additionally, credit losses on available-for-sale debt securities will have to be presented as an allowance rather than as a write-down. This ASU is effective for fiscal years beginning after December 15, 2020, and for interim periods within those years. Management is currently evaluating the impact of this new ASU on its consolidated financial statements.

      NOTE 2 - FAIR VALUE MEASUREMENTS

      Fair value refers to the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants in the market in which the reporting entity transacts such sales or transfers based on the assumptions market participants would use when pricing an asset or liability. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data, such as the reporting entity's own data (Level 3).

      A description of each category in the fair value hierarchy is as follows:

      Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

      Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

      Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect the estimates of assumptions that market participants would use in pricing the asset or liability. The following is a description of the valuation methodologies and key inputs used by the Corporation to measure financial assets recorded at fair value on a recurring or non-recurring basis:

      Available for sale investment securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security's credit rating, prepayment assumptions and other factors such as credit loss and liquidity assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 fair value measurement is based upon quoted prices for like securities, if available. Level 2 securities include securities from government-sponsored enterprises, state and municipal bonds, corporate debt securities, mortgage-backed securities, and trust preferred securities. The Corporation did not hold any investment securities designated as Level 3 as of December 31, 2018 or 2017, respectively.

      (Continued)

G-44

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

      The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available and, further, adjustments to appraised values are made by management in response to market conditions and other factors. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

      Upon transfer from the loan portfolio, other real estate owned is recorded at fair value less estimated costs to sell and is subsequently carried at the lower of the initial value or current fair value less estimated costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation classifies the other real estate owned as nonrecurring Level 2. When a current appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation classifies the other real estate owned as nonrecurring Level 3.

      Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Corporation. Management reviews the assumptions and approaches utilized in the appraisal. Management periodically evaluates the appraised values and will discount a property's appraised value to account for a number of factors including but not limited to the cost of liquidating the collateral, the age of the appraisal, observable deterioration since the appraisal, or other factors unique to the property.

      The fair value of servicing rights is determined based on market prices for comparable mortgage servicing contracts (Level 2), when available, or alternatively based on a valuation model that calculates the present value of estimated future servicing income. The valuation model utilizes interest rate, prepayment speed, and default rate assumptions that market participants would use in estimating future net servicing income and that can be validated against available market date (Level 2).

      Assets Measured at Fair Value on a Recurring Basis

      The following table sets forth by level, within the fair value hierarchy, the recorded amount of assets measured at fair value on a recurring basis as of December 31:

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
2018
Available for sale investment securities:
Government-sponsored enterprises	$-	$13,856	$-	$13,856
States and municipal	-	78,453	-	78,453
Corporate	-	6,358	-	6,358
Mortgage-backed securities: residential	-	93,938	-	93,938
Mortgage-backed securities: commercial	-	2,182	-	2,182
Trust preferred securities	-	325	-	325
Servicing rights	-	879	-	879

Total assets at fair value	$-	$195,991	$-	$195,991

      (Continued)

G-45

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
2017
Available for sale investment securities:
Government-sponsored enterprises	$-	$15,177	$-	$15,177
States and municipal	-	83,184	-	83,184
Corporate	-	4,594	-	4,594
Mortgage-backed securities: residential	-	75,640	-	75,640
Mortgage-backed securities: commercial	-	2,669	-	2,669
Trust preferred securities	-	325	-	325
Servicing rights	-	878	-	878

Total assets at fair value	$-	$182,467	$-	$182,467

      Assets Measured at Fair Value on a Non-Recurring Basis

      The following table sets forth by level, within the fair value hierarchy, the recorded amount of assets measured at fair value on a nonrecurring basis as of December 31:

	Assets at Fair Value
	Level 1	Level 2	Level 3	Total
2018
Other real estate owned
Commercial and industrial	$-	$-	$508	$508

2017
Other real estate owned
Commercial and industrial	$-	$-	$512	$512

      There were no impaired loans measured at fair value on a non-recurring basis as of December 31, 2018 or 2017.

      Other real estate owned as of December 31, 2018 and 2017 carried at fair value was $754 and $758 before a valuation allowance of $246 and $246, respectively, resulting in charges of $0 for both years then ended.

      As discussed previously, the fair values of other real estate owned carried at fair value is determined by third party appraisals. Management makes adjustments to these appraised values based on the age of the appraisal and the type of the property. The following table presents quantitative information about level 3 fair value measurements for the larger classes of financial instruments measured at fair value on a non-recurring basis at December 31, 2018 and 2017, respectively:

2018	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Other real estate owned - Commercial and industrial	$508	Sales comparison approach	Management discount for property type and recent market volatility	41% (41%)

      (Continued)

G-46

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

2017	Fair Value	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Other real estate owned - Commercial and industrial	$512	Sales comparison approach	Management discount for property type and recent market volatility	41% (41%)

      Fair Value of Financial Instruments

      The carrying amount and estimated fair value of financial instruments, not recorded at fair value in their entirety on a recurring basis, were as follows at December 31 year-end:

Assets at Fair Value
	Carrying Amount	Estimated Fair Value	Fair Value Level
2018
Assets:
Cash and cash equivalents	$20,830	$20,830	Level 1
Time deposits in other financial institutions	948	950	Level 2
Restricted investment securities	2,799	N/A	-
Net loans	362,164	359,530	Level 3
Accrued interest receivable	2,315	2,315	Level 2

Liabilities:
Non-maturing interest bearing deposits	367,214	367,214	Level 2
Maturing interest bearing deposits	53,186	52,703	Level 2
Non-interest bearing deposits	122,053	122,053	Level 2
FHLBI advances	11,000	11,007	Level 2
Accrued interest payable	81	81	Level 2

Assets at Fair Value
	Carrying Amount	Estimated Fair Value	Fair Value Level
2017
Assets:
Cash and cash equivalents	$40,313	$40,313	Level 1
Time deposits in other financial institutions	950	950	Level 2
Restricted investment securities	2,799	N/A	-
Net loans	342,898	344,834	Level 3
Accrued interest receivable	2,005	2,005	Level 2

Liabilities:
Non-maturing interest bearing deposits	350,055	350,055	Level 2
Maturing interest bearing deposits	65,102	65,311	Level 2
Non-interest bearing deposits	124,356	124,356	Level 2
FHLBI advances	1,521	1,542	Level 2
Accrued interest payable	55	55	Level 2

      (Continued)

G-47

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 2 - FAIR VALUE MEASUREMENTS (Continued)

      The following methods and assumptions were used to estimate fair value for financial instruments:

      Cash and Cash Equivalents

      The carrying amounts of cash, balances due from other financial institutions and federal funds sold approximate fair values (Level 1).

      Time Deposits in Other Financial Institutions

      The carrying amount of time deposits in other financial institutions is based on current rates for similar certificates of deposits (Level 2).

      Restricted Investment Securities

      It is not practicable to determine the fair value of Federal Reserve Bank Stock and Federal Home Loan Bank Stock due to restrictions placed on their transferability (N/A).

      Net Loans

      The estimated fair value for loans in 2017 was based on the rates charged at December 31 for new loans with similar maturities applied until the loan is assumed to reprice of be paid. The estimated fair value for loans in 2018 follows the guidance in ASU 2016-1 which prescribes an "exit price" approach, which incorporates discounts for credit, liquidity and marketability. The allowance for loan losses is considered to be a reasonable estimate of discount for credit quality concerns (Level 3).

      Accrued Interest Receivable

      The carrying amounts reported in the consolidated balance sheets for interest receivable approximate their fair values (Level 2)

      Interest and Noninterest-Bearing Deposits

      The fair values of demand deposit accounts, such as interest and noninterest-bearing checking, savings and money market accounts are equal to the amounts payable on demand. The estimated fair value of deposits is based on comparing the average rate paid on deposits compared to the market rate the Bank anticipates paying based on conditions in the market and surveys of competitor rates. (Level 2).

      FHLB Advances

      The fair value of FHLB advances are based on the discounted value of contractual cash flows using a current market interest rate for advances with similar maturities (Level 2).

      Federal Funds Purchased

      The carrying amounts reported in the consolidated balance sheets for federal funds purchased approximate their fair values given the short-term duration of the borrowings (Level 1).

      Accrued Interest Payable

      The carrying amounts reported in the consolidated balance sheets for interest payable approximate their fair values (Level 2).

      Commitments to Extend Credit, Standby Letters of Credit, and Undisbursed Loans

      The Corporation's unused loan commitments, standby letters of credit and undisbursed loans have no carrying amount and have been estimated to have no realizable fair value. Historically, a majority of the unused loan commitments have not been drawn upon and, generally, the Corporation does not receive fees in connection with these commitments (Level 3).

      (Continued)

G-48

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES

      The amortized cost and fair value of available for sale investment securities, including gross unrealized gains and losses, were as follows as of December 31:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2018

Available for sale:
Government-sponsored enterprises	$14,232	$-	$(376)	$13,856
States and municipal	81,223	83	(2,853)	78,453
Corporate	6,648	-	(290)	6,358
Mortgage-backed securities: commercial	2,299	-	(117)	2,182
Mortgage-backed securities: residential	96,932	6	(3,000)	93,938
Trust preferred securities	325	-	-	325

Total	$201,659	$89	$(6,636)	$195,112

2017

Available for sale:
Government-sponsored enterprises	$15,503	$-	$(326)	$15,177
States and municipal	84,742	237	(1,795)	83,184
Corporate	4,664	11	(81)	4,594
Mortgage-backed securities: commercial	2,774	-	(105)	2,669
Mortgage-backed securities: residential	77,184	6	(1,550)	75,640
Trust preferred securities	325	-	-	325

Total	$185,192	$254	$(3,857)	$181,589

      Other than government-sponsored enterprises and mortgage-backed securities: residential, which are issued and guaranteed by US government agencies, we have no investments in any discrete obligor that exceeds 10% of stockholders’ equity.

      Available for sale investment securities with fair values of $43,641 and $58,724 at December 31, 2018 and 2017, respectively, were pledged to secure public deposits or for other purposes as permitted or required by law.

      (Continued)

G-49

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES (Continued)

      The amortized cost and fair value of available for sale investment securities grouped by contractual maturity at December 31, were as follows:

	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years Through Ten Years	Over Ten Years	Securities With Variable Monthly Payments	Total
2018

Available for sale:
Government-sponsored enterprises	$2,003	$12,229	$-	$-	$-	$14,232
States and municipal	273	9,972	34,861	36,117	-	81,223
Corporate	-	4,626	2,022	-	-	6,648
Mortgage-backed securities: residential	-	-	-	-	96,932	96,932
Mortgage-backed securities: commercial	-	-	-	-	2,299	2,299
Trust preferred securities	-	-	-	325	-	325

Total amortized cost	$2,276	$26,827	$36,883	$36,442	$99,231	$201,659

Total fair value	$2,245	$26,156	$35,758	$34,832	$96,121	$195,112

2017

Available for sale:
Government-sponsored enterprises	$-	$12,753	$2,750	$-	$-	$15,503
States and municipal	661	9,450	42,604	32,027	-	84,742
Corporate	-	2,558	2,076	-	-	4,664
Mortgage-backed securities: residential	-	-	-	-	77,184	77,184
Mortgage-backed securities: commercial	-	-	-	-	2,774	2,774
Trust preferred securities	-	-	-	325	-	325

Total amortized cost	$661	$24,791	$47,430	$32,352	$79,958	$185,192

Total fair value	$663	$24,450	$46,778	$31,389	$78,309	$181,589

      Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

      (Continued)

G-50

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES (Continued)

      Due to their variable monthly payments, both residential and commercial mortgage-backed investment securities are not reported by a specific maturity group.

      During 2018 and 2017, proceeds from sales of available for sale investment securities amounted to approximately $20,132 and $37,062, respectively. Gross realized gains amounted to $6 and $29 during 2018 and 2017, respectively and gross realized losses amounted to $388 and $376 during 2018 and 2017, respectively.

      Information pertaining to unrealized losses on available for sale investment securities aggregated by investment category and the length of time that individual securities have been in a continuous loss position at December 31 is as follows:

	Less than 12 Months		Over 12 Months		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Losses
2018

Available for sale:
Government-sponsored enterprises	$-	$-	$13,856	$(376)	$13,856	$(376)
States and municipal	18,467	(418)	51,791	(2,435)	70,258	(2,853)
Corporate	1,934	(88)	4,424	(202)	6,358	(290)
Mortgage-backed securities: residential	34,813	(533)	56,317	(2,467)	91,130	(3,000)
Mortgage-backed securities: commercial	-	-	2,182	(117)	2,182	(117)

Total available for sale investment securities	$55,214	$(1,039)	$128,570	$(5,597)	$183,784	$(6,636)

2017

Available for sale:
Government-sponsored enterprises	$-	$-	$15,177	$(326)	$15,177	$(326)
States and municipal	24,417	(261)	38,379	(1,534)	62,796	(1,795)
Corporate	505	(10)	4,070	(71)	4,575	(81)
Mortgage-backed securities: residential	14,375	(204)	59,460	(1,346)	73,835	(1,550)
Mortgage-backed securities: commercial	-	-	2,669	(105)	2,669	(105)

Total available for sale investment securities	$39,297	$(475)	$119,755	$(3,382)	$159,052	$(3,857)

      (Continued)

G-51

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 3 – AVAILABLE FOR SALE INVESTMENT SECURITIES (Continued)

      As of December 31, 2018, the Corporation's investment securities portfolio consisted of 418 securities, 305 of which were in an unrealized loss position.

      At December 31, 2018, the Corporation held 87 mortgage-backed securities in an unrealized loss position of which 84 were issued by Ginnie Mae, Fannie Mae or Freddie Mac which are U.S. government-sponsored agencies that the government has affirmed its commitment to support. The remaining 3 mortgage-backed securities were issued by the Small Business Administration and are collateralized by commercial loans as opposed to residential mortgage loans which collateralize the Ginnie Mae, Fannie Mae and Freddie Mac mortgage-backed securities. Additionally, the Corporation held 7 government-sponsored enterprise securities, 10 corporate bonds, and 201 state and municipal securities in an unrealized loss position. Because the decline in the market value is attributable to changes in interest rates and illiquidity, and not credit quality and because the Corporation does not have the intent to sell these available for sale investment securities and it is likely that it will not be required to sell these available for sale investment securities before their anticipated recovery, the Corporation does not consider these available for sale investment securities to be other than temporary impaired at December 31, 2018.

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

      Net loans were as follows at December 31:

	2018	2017

Commercial and industrial	$77,108	$64,973
Commercial real estate	136,951	137,409
Real estate construction	10,640	5,131
Residential real estate	104,611	103,312
Consumer and other	34,551	33,714
Total loans	363,861	344,539
Less allowance for loan losses	1,697	1,641

Net loans	$362,164	$342,898

      (Continued)

G-52

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following tables present activity in the allowance for loan losses and the recorded investment in loans, by portfolio segment and based on impairment method, for the year-ending and at December 31:

	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Residential Real Estate	Consumer and Other	Unallocated	Total
2018
Allowance for loan losses
Balance at beginning of year	$168	$428	$14	$293	$269	$469	$1,641
Provision for loan losses	25	29	38	(64)	(43)	15	-
Loans charged-off	(12)	(25)	-	(24)	(151)	-	(212)
Recoveries	1	1	72	32	162	-	268

Balance at end of year	$182	$433	$124	$237	$237	$484	$1,697

Ending balance:
Individually evaluated for impairment	$-	$51	$-	$-	$-	$-	$51
Collectively evaluated for impairment	182	382	124	237	237	484	1,646
Acquired with deteriorated credit quality	-	-	-	-	-	-	-

Total allowance for loan losses	$182	$433	$124	$237	$237	$484	$1,697

Loans:
Ending balance:
Individually evaluated for impairment	$537	$581	$324	$695	$-		$2,137
Collectively evaluated for impairment	76,571	136,370	10,316	102,978	34,551		360,786
Loans acquired with deteriorated credit quality	-	-	-	938	-		938
Total loans	77,108	136,951	10,640	104,611	34,551		363,861

Accrued interest receivable	178	655	290	58	99		1,280

Total recorded investment	$77,286	$137,606	$10,930	$104,669	$34,650		$365,141

      (Continued)

G-53

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Residential Real Estate	Consumer and Other	Unallocated	Total
2017
Allowance for loan losses
Balance at beginning of year	$102	$621	$51	$181	$248	$481	$1,684
Provision for loan losses	(42)	(204)	(53)	151	160	(12)	-
Loans charged-off	(11)	(157)	-	(42)	(252)	-	(462)
Recoveries	119	168	16	3	113	-	419

Balance at end of year	$168	$428	$14	$293	$269	$469	$1,641

Ending balance:
Individually evaluated for impairment	$-	$18	$-	$-	$-	$-	$18
Collectively evaluated for impairment	168	410	14	293	269	469	1,623
Acquired with deteriorated credit quality	-	-	-	-	-	-	-

Total allowance for loan losses	$168	$428	$14	$293	$269	$469	$1,641

Loans:
Ending balance:
Individually evaluated for impairment	$1,422	$2,989	$320	$712	$-		$5,443
Collectively evaluated for impairment	63,551	133,895	4,811	101,609	33,714		337,580
Loans acquired with deteriorated credit quality	-	525	-	991	-		1,516
Total loans	64,973	137,409	5,131	103,312	33,714		344,539

Accrued interest receivable	159	518	20	200	99		996

Total recorded investment	$65,132	$137,927	$5,151	$103,512	$33,813		$345,535

      (Continued)

G-54

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table shows the loans allocated by management's internal risk ratings as of December 31 year-end:

	Commercial Credit Risk Profile by Risk Rating
	Commercial and Industrial	Commercial Real Estate	Real Estate Construction	Total
2018
Risk Rating:
Pass	$76,218	$135,737	$9,992	$221,947
Special mention (watch)	873	691	324	1,888
Substandard	17	523	324	864

Total	$77,108	$136,951	$10,640	$224,699

2017
Risk Rating:
Pass	$62,973	$132,783	$4,811	$200,567
Special mention (watch)	1,970	3,709	171	5,850
Substandard	30	917	149	1,096

Total	$64,973	$137,409	$5,131	$207,513

      The following table shows the homogeneous loans allocated by payment status as of December 31 year-end:

	Consumer Credit Risk Profile by Payment Status
	Residential Real Estate	Consumer and Other	Total
2018
Payment activity:
Performing	$103,327	$34,366	$137,693
Non-performing	1,284	185	1,469

Total	$104,611	$34,551	$139,162

2017
Payment activity:
Performing	$102,747	$33,682	$136,429
Non-performing	565	32	597

Total	$103,312	$33,714	$137,026

      (Continued)

G-55

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table shows an aging analysis of the loan portfolio by portfolio segment and days past due as of December 31 year-end:

	Current (Accruing)	30-89 Days Past Due (Accruing)	More Than 89 Days Past Due (Accruing)	More Than 89 Days Past Due (Nonaccrual)	Total Loans
2018
Commercial and industrial	$76,968	$75	$-	$65	$77,108
Commercial real estate	136,895	56	-	-	136,951
Real estate construction	10,568	72	-	-	10,640
Residential real estate	103,048	279	-	1,284	104,611
Consumer and other	34,345	21	-	185	34,551

Total	$361,824	$503	$-	$1,534	$363,861

2017
Commercial and industrial	$64,912	$-	$-	$61	$64,973
Commercial real estate	137,409	-	-	-	137,409
Real estate construction	5,049	82	-	-	5,131
Residential real estate	102,706	41	-	565	103,312
Consumer and other	33,515	167	-	32	33,714

Total	$343,591	$290	$-	$658	$344,539

      (Continued)

G-56

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table presents information related to impaired loans by portfolio segment as of December 31 year-end:

	Unpaid Principal Balance	Recorded Investment	Related Allowance for Loan Losses	Average Recorded Investment	Interest Income Recognized
2018
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$537	$537	$-	$543	$30
Commercial real estate	100	100	-	102	8
Real estate construction	324	324	-	213	21
Residential real estate	695	695	-	704	30
Consumer and other	-	-	-	-	-
	1,656	1,656	-	1,562	89

Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-	-	-	-
Commercial real estate	481	481	51	463	25
Real estate construction	-	-	-	-	-
Residential real estate	-	-	-	-	-
Consumer and other	-	-	-	-	-
	481	481	51	463	25

Total	$2,137	$2,137	$51	$2,025	$114

      (Continued)

G-57

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

	Unpaid Principal Balance	Recorded Investment	Related Allowance for Loan Losses	Average Recorded Investment	Interest Income Recognized
2017
Loans with no related allowance for loan losses recorded:
Commercial and industrial	$1,422	$1,422	$-	$1,452	$83
Commercial real estate	2,176	2,176	-	2,275	136
Real estate construction	320	320	-	336	20
Residential real estate	712	712	-	634	27
Consumer and other	-	-	-	-	-
	4,630	4,630	-	4,697	266

Loans with an allowance for loan losses recorded:
Commercial and industrial	-	-	-	-	-
Commercial real estate	813	813	18	834	48
Real estate construction	-	-	-	-	-
Residential real estate	-	-	-	-	-
Consumer and other	-	-	-	-	-
	813	813	18	834	48

Total	$5,443	$5,443	$18	$5,531	$314

      The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality. For purposes of this disclosure, the unpaid principal balance is not reduced for partial charge-offs and the interest income recognized approximates the cash basis interest recognized.

      (Continued)

G-58

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The Bank does not have material commitments to lend additional funds to borrowers with loans whose terms have been modified in troubled debt restructurings or whose loans are on nonaccrual.

      A summary of loans that were modified in troubled debt restructurings during 2018 and 2017 is as follows:

	Number of Loans	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
2018
Residential real estate	1	$705	$705

2017
Residential real estate	1	$644	$644

      (Continued)

G-59

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The following table details the number of loans and the recorded investment in loans considered to be troubled debt restructurings by type of modification made during 2018 and 2017:

	Total Modifications
	Principal Deferrals		Interest Rate Reductions		Principal Forgiveness
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment	Total Modifications
2018
Residential real estate	1	$705	-	$-	-	$-	$705

2017
Residential real estate	1	$644	-	$-	-	$-	$644

      Modifications involving a deferral of principal were for periods ranging from 12 months to 5 years. The troubled debt restructurings described above did not increase the allowance for loan losses or result in any charge-offs during the years-ending December 31, 2018 and 2017.

      During 2018 one loan was in a default status. There was not a charge off during 2018 with respect to the loan, however the loan was placed in a non-accrual status. During 2017, there were no troubled debt restructurings for which there was a payment default, whereby the borrower was past due with respect to principal and/or interest for 90 days or more, during the 12-months ended December 31, 2017 , that had been modified during the 12-month period prior to the default. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

      Purchased Credit Impaired (PCI) Loans:

      The Corporation purchased loans, for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

      (Continued)

G-60

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

      The contractual unpaid principal balance and carrying amount of those loans is as follows as of December 31, 2018 and 2017:

Contractual Unpaid Principal Balance	2018	2017
Commercial and industrial	$-	$-
Commercial real estate	143	811
Real estate construction	21	21
Residential real estate	1,134	1,182

Total	$1,298	$2,014

Carrying amount, net of discounts and allowance for loan losses of $0 and $0	$938	$1,516

      During 2018 and 2017, $138 and $481 of discount on purchased credit impaired loans was accreted into interest income-loans in the consolidated statements of income due to the payoff of certain purchase credit impaired loans during the year.

      NOTE 5 - SERVICING

      The Corporation services loans for others which generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and taxing authorities, and processing foreclosures. Loans serviced as of December 31, 2018 and 2017, approximated $88,888 and $99,650, respectively, of which such loans are not included in the consolidated balance sheets.

      Activity for servicing rights during the years ended December 31:

	2018	2017
Servicing rights:
Beginning of year	$878	$898
Change in fair value	1	(20)

End of year	$879	$878

      Fair value at year-end 2018 and 2017 was $879 and $878, respectively. Fair value at year-end 2018 was determined using discount rates ranging from 9.85% to 10.75%, prepayment speeds ranging from 5.90% to 16.30%, depending on the stratification of the specific right, and a weighted average default rate of 0.80%. . Fair value at year-end 2017 was determined using discount rates ranging from 9.25% to 11.00%, prepayment speeds ranging from 5.71% to 17.95%, depending on the stratification of the specific right, and a weighted average default rate of 0.70%.

      (Continued)

G-61

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 6 - PREMISES AND EQUIPMENT

      Premises and equipment, net of accumulated depreciation, consists of the following amounts at December 31:

	2018	2017

Land and improvements	$2,544	$2,608
Buildings and improvements	8,935	9,026
Furniture and equipment	8,413	7,880
Construction in process	777	58
Total	20,669	19,572
Less accumulated depreciation	9,920	9,114

Premises and equipment, net	$10,749	$10,458

      Depreciation expense was $807 and $752 for 2018 and 2017, respectively.

      At December 31, 2018 and 2017, there were no significant construction projects included in construction in process.

      NOTE 7 – CORE DEPOSIT INTANGIBLE

      Intangible assets consist of a core deposit intangible with an acquisition date fair value of $2,063. Accumulated amortization at year end 2018 is $864. The amortization expense was $352 and $385 for 2018 and 2017, respectively.

      Estimated amortization expense for each of the next five years:

2019	$306
2020	261
2021	215
2022	169
2023	124

      NOTE 8 - DEPOSITS

      The following is a summary of the distribution of deposits at December 31:

	2018	2017

Money market and NOW accounts	$224,322	$206,668
Savings	142,892	143,387
Time, $250 and over	7,604	8,924
Time, less than $250	42,890	52,458
CDARS*	2,692	3,720
Total interest-bearing	420,400	415,157
Noninterest-bearing	122,053	124,356

Total deposits	$542,453	$539,513

(*)	The Certificate of Deposit Account Registry Service

      (Continued)

G-62

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 8 - DEPOSITS (Continued)

      Interest expense on time deposits including time deposits issued in denominations of $250 or more, less than $250, and CDARS was $368 in 2018 and $311 in 2017.

      Scheduled maturities of time deposits, including CDARS, for each of the five years subsequent to December 31, 2018, are summarized as follows:

Year	Amount

2019	$34,512
2020	9,290
2021	3,560
2022	3,779
2023	2,045

Total	$53,186

      NOTE 9 – BORROWINGS

      The Bank established lines of credit for the purchase of federal funds with Comerica and Bank of Montreal each in the amount of $15,000. These are not committed facilities and Comerica Bank and Bank of Montreal have the right to cancel the lines at any time at their discretion. The amount outstanding on the line of credit at December 31, 2018 and 2017 was $0 and $0, respectively. The Bank has an established overdraft line of credit with the FHLB in the amount of $10,000. At December 31, 2018 the bank had drawn the line $10,000 at a rate of 2.87%.

      The Bank also had advances from the FHLB at year end 2018 and 2017. The advances at year-end 2018 and 2017 were as follows:

	2018	2017

Maturities through September 2019, fixed rate at 3.46%	$1,000	$-

Maturities from September 2018 through September 2019, fixed rate at rates from 2.67% to 3.46%, weighted average of 3.20%	$-	$1,500

      The outstanding balance of FHLB advance as of December 31, 2017 includes $21 of purchase discount that will be accreted against interest expense during the remaining contractual terms of the outstanding FHLB advances as of year-end 2018.

      Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by residential real estate loans of $101,324 and $100,738 under a blanket lien arrangement at year-end 2018 and 2017, respectively. Based on this collateral and the Bank's holdings of FHLB stock, the Bank is eligible to borrow up to approximately $59,569 at year-end 2018.

      Payment Information: Required payments based on contractual maturities for FHLB advances:

2019	$1,000

Total	$1,000

      (Continued)

G-63

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 10 - INCOME TAXES

      On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) was signed into law. The law permanently reduced the corporate tax rate from 34% to 21% effective for tax years beginning after December 31, 2017. Accounting Standards Codification (ASC) 740, requires the Corporation to account for the effects of this change in the period when the legislation becomes law and recognize the amount as a component of income tax expense from continuing operations in the period of enactment. The Corporation recorded $296 in additional income tax expense in 2017 to reflect the impact on the value of the deferred tax asset using the new corporate rate. The net deferred tax asset reported in the consolidated balance sheet for 2018 and 2017 is based on the new corporate tax rate of 21%

      The income tax expense consists of the following components for the years ended December 31:

	2018	2017

Current tax expense	$1,204	$1,368
Deferred tax expense	14	617
Expense – tax reform	-	296

Income tax expense	$1,218	$2,281

      A reconciliation between income tax expense reported and the amount computed by applying the statutory income tax rates of 21% and 34% in 2018 and 2017 to income before income tax expense is as follows for the years ended December 31:

	2018	2017

Income tax expense at statutory	$1,708	$2,593
Effect of tax-exempt interest income	(401)	(508)
Bank owned life insurance	(77)	(130)
Expense related to tax reform	-	296
Other – net	(12)	30

Income tax expense	$1,218	$2,281

      The net deferred income tax asset presented in the accompanying consolidated balance sheets is comprised of the following amounts as of December 31:

	2018	2017
Deferred tax assets
Non-accrual interest	$10	$4
Deferred compensation	273	228
Net unrealized losses on available for sale investment securities	1,374	756
Other liabilities	145	116
Business combination adjustments	-	18
Alternative minimum tax credit carryforwards	346	408
Other	91	78
Total deferred tax assets	2,239	1,608

      (Continued)

G-64

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 10 - INCOME TAXES (Continued)

	2018	2017
Deferred tax liabilities
Servicing rights	$185	$184
Depreciation	259	143
Accretion	71	61
Prepaid expenses	30	28
Allowance for loan losses	138	292
Business combination adjustments	52	-
Other	15	15
Total deferred tax liabilities	750	723

Net deferred tax asset	$1,489	$885

      A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefits related to such assets will not be realized. The Corporation believes it is more likely than not that all of its deferred tax assets as of December 31, 2018 will be realized.

      The Corporation has evaluated the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes. The evaluation was performed for the years 2015 through 2018, the years which remain subject to examination by major tax jurisdictions as of December 31, 2018. The Corporation concluded that there are no significant uncertain tax positions requiring recognition in the Corporation's consolidated financial statements. The Corporation does not expect the total amount of unrecognized tax benefits ("UTB") (e.g. tax deductions, exclusions, or credits claimed or expected to be claimed) to significantly change in the next 12 months. The Corporation does not have any amounts accrued for interest and penalties related to UTBs at December 31, 2018 or 2017, and it is not aware of any claims for such amounts by federal or state income tax authorities. The Corporation and its subsidiary are subject to U.S. federal income tax. The Corporation is no longer subject to examination by taxing authorities for years before 2015.

      NOTE 11 - RELATED PARTY TRANSACTIONS

      Loans

      In the ordinary course of business, the Corporation grants loans to certain directors, executive officers and their affiliates. Such loans aggregated to approximately $14,786 and $11,698 as of December 31, 2018 and 2017, respectively.

      NOTE 12 - OFF-BALANCE SHEET ACTIVITIES

      The Corporation is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policy in making commitments, including requirements for collateral, as it does for on-balance-sheet instruments. No significant losses are anticipated as a result of these commitments.

      (Continued)

G-65

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 12 - OFF-BALANCE SHEET ACTIVITIES (Continued)

      At December 31, 2018 and 2017, the following financial instruments were outstanding whose contract amounts represent potential credit risk:

	Contract Amount
	2018	2017

Unfunded commitments under lines of credit	$96,561	$55,217
Commitments to grant loans	17,530	12,828
Commercial and standby letters of credit	72	82

      Unfunded commitments under commercial lines of credit, revolving home equity lines of credit and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These commitments for lines of credit may expire without being drawn upon. $27,517,218 of commitments outstanding at year end 2018 were commitments to make loans at fixed rates. The fixed rate loan commitments have interest rate ranging from 4.25% to 7.00% and maturities ranging from one year to 30 years.

      Commitments to grant loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to grant loans are generally made for periods of 180 days or less. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

      Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation considers standby letters of credit to be guarantees; however, as the amount of the liability related to such guarantees on the commitment date is not significant, a liability related to such guarantees is not recorded at December 31, 2018 or 2017.

      NOTE 13 - REGULATORY REQUIREMENTS

      Capital Requirements

      The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.00% in 2015 to 2.50% by 2019. The capital conservation buffer for 2018 is 1.875%. The net unrealized gain or loss on available for sale investment securities is not included in computing regulatory capital. Management believes as of December 31, 2018, the Bank meets all capital adequacy requirements to which they are subject.

      (Continued)

G-66

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 13 - REGULATORY REQUIREMENTS (Continued)

      Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to present the overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2018 and 2017, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

      Actual and required capital amounts, excluding the required capital buffer, and ratios are presented below at December 31 year end.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2018
Total capital to risk weighted assets:
Bank	$65,607	16.1%	$32,579	8.0%	$40,723	10.0%
Tier 1 capital to risk weighted assets:
Bank	63,910	15.7	24,434	6.0	32,579	8.0
Common equity Tier 1 to risk weighted assets:
Bank	63,910	15.7	18,325	4.5	26,470	6.5
Tier 1 capital to average assets:
Bank	63,910	10.3	24,850	4.0	31,063	5.0

2017
Total capital to risk weighted assets:
Bank	$61,783	16.6%	$29,810	8.0%	$37,263	10.0%
Tier 1 capital to risk weighted assets:
Bank	60,142	16.1	22,358	6.0	29,810	8.0
Common equity Tier 1 to risk weighted assets:
Bank	60,142	16.1	16,768	4.5	24,221	6.5
Tier 1 capital to average assets:
Bank	60,142	10.2	23,597	4.0	29,496	5.0

      Restrictions on Cash and Cash Equivalents

      The Bank is required by regulatory agencies to maintain legal cash reserves based on the level of certain customer deposits. The required reserve balances were $6,897 and $7,470 at December 31, 2018 and 2017, respectively.

      Restrictions on Dividends, Loans and Advances

      Federal and state banking regulations place certain restrictions on the amount of loans or advances that can be extended to the Corporation by the Bank and dividends that can be paid to the Corporation by the Bank. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's common stock and surplus on a secured basis. In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

      (Continued)

G-67

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 14 - EMPLOYEE BENEFIT PLANS

      401(k) Plan

      The Corporation sponsors a defined contribution savings plan qualified under Section 401(k) of the Internal Revenue Code. Substantially all employees of the Corporation are covered under the plan. The Corporation contributes up to 20% of employees pre-tax contributions, up to 5% of compensation. The cost of the plan amounted to $55 and $34 in 2018 and 2017, respectively.

      Profit-sharing Plan

      The Corporation maintains a defined contribution profit-sharing plan in which all qualified employees participate. Contributions to the plan are made at the discretion of the Board of Directors. Contributions to the plan were $696 and $552 in 2018 and 2017, respectively.

      NOTE 15 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

      Condensed financial information of County Bank Corp follows:

      CONDENSED BALANCE SHEETS
      December 31

	2018	2017
ASSETS
Cash and cash equivalents	$40	$60
Investment in banking subsidiary	59,939	58,947
Other assets	397	250

Total assets	$60,376	$59,257

LIABILITIES AND EQUITY
Accrued expense and other liabilities	$19	$-
Shareholders' equity	60,357	59,257

Total liabilities and shareholders' equity	$60,376	$59,257

      CONDENSED STATEMENTS OF INCOME
      Years ended December 31

	2018	2017

Dividends from subsidiary	$3,644	$2,968
Other income	150	3
Other expense	(203)	(86)

Income before income tax and undistributed subsidiary income	3,591	2,885
Income tax expense (benefit)	(11)	83
Equity in undistributed subsidiary income	3,316	2,543

Net income	$6,918	$5,345

      (Continued)

G-68

      COUNTY BANK CORP

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      December 31, 2018 and 2017

      (Dollars in Thousands Except per Share Data)

      NOTE 15 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

      CONDENSED STATEMENTS OF CASH FLOWS
      Years ended December 31

	2018	2017
Cash flows from operating activities
Net income	$6,918	$5,345
Adjustments
Equity in undistributed subsidiary income	(3,316)	(2,543)
Change in other assets	(147)	125
Change in other liabilities	19	-
Net cash from operating activities	3,474	2,927

Cash flows from financing activities
Purchase of common stock	-	(68)
Dividends paid	(3,494)	(2,833)
Net cash for financing activities	(3,494)	(2,901)

Net change in cash and cash equivalents	(20)	26

Beginning cash and cash equivalents	60	34

Ending cash and cash equivalents	$40	$60

      NOTE 16 – SUBSEQUENT EVENTS

      ChoiceOne Financial Services, the parent company of ChoiceOne Bank, and County Bank Corp, the parent company of Lakestone Bank & Trust, jointly announced on March 25, 2019 the signing of a definitive merger agreement pursuant to which County Bank Corp will combine with ChoiceOne Financial Services in a strategic merger of equals. The agreement was approved by the boards of directors of both companies.

      Under the terms of the merger agreement, each share of County Bank Corp common stock outstanding immediately prior to completion of the merger will be converted into the right to receive 2.0632 shares of ChoiceOne Financial Services common stock. The transaction is valued at approximately $50.96 per share of County Bank Corp common stock, or approximately $89,000 in the aggregate, based on the closing price of ChoiceOne Financial Service's common stock of $24.70 per share on March 22, 2019.

      Consummation of the proposed merger will require regulatory and shareholder approval and the merger is currently expected to be completed in late 2019.

G-69

      ANNEX H

      RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

      Reconciliation of Comparative Per Share Data

	ChoiceOne Historical	County Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of County
	(Amounts in thousands, except per share data)

Three Months ended March 31, 2019
Total shareholders' equity	$82,702	$64,057	$173,209
Less goodwill and intangibles	13,728	1,966	48,170
Tangible book value	$68,974	$62,091	$125,039

Number of common shares outstanding	3,619,510	1,746,884	7,223,681

Book value per share	$22.85	$36.67	$23.98	$49.47
Tangible book value per share	$19.06	$35.54	$17.31	$35.71

Year ended December 31, 2018
Total shareholders' equity	$80,477	$60,357	$167,214
Less goodwill and intangibles	13,728	2,078	48,486
Tangible book value	$66,749	$58,279	$118,728

Number of common shares outstanding	3,616,483	1,746,884	7,220,654

Book value per share	$22.25	$34.55	$23.16	$47.78
Tangible book value per share	$18.46	$33.36	$16.44	$33.92

H-1

      ChoiceOne Reconciliation of Non-GAAP Financial Measures

	As of and for the three months ended March 31,		As of and for the years ended December 31,
	2019	2018	2018	2017
($ in thousands, except per share data)
Net interest margin on a fully taxable basis:
Net interest margin (GAAP)
Net interest income	$5,496	$5,307	$22,064	$20,563
Average interest-earning assets	608,482	572,516	582,459	575,199
Net interest margin	3.61%	3.71%	3.79%	3.57%

Net interest income	$5,496	$5,307	$22,064	$20,563
Plus impact of fully tax equivalent adjustment	102	98	398	548
Net interest income on a fully tax equivalent basis	5,598	5,405	22,462	21,111
Net interest margin on a fully tax equivalent basis (Non-GAAP)	3.68%	3.78%	3.86%	3.67%

Tangible common equity ratio:
Common shareholders' equity	$82,702	$75,614	$80,477	$76,550
Less intangible assets	13,728	13,728	13,728	13,728
Tangible common equity	68,974	61,886	66,749	62,822

Total assets	$670,420	$622,742	$670,544	$646,544
Less intangible assets	13,728	13,728	13,728	13,728
Tangible assets	656,692	609,014	656,816	632,816

Common equity ratio	12.34%	12.14%	12.00%	11.84%
Tangible common equity ratio	10.50%	10.16%	10.16%	9.93%

Tangible common equity per share of common stock:
Common shareholders' equity	$82,702	$75,614	$80,477	$76,550
Tangible common equity	68,974	61,886	66,749	62,822
Common stock shares outstanding (1)	3,619,510	3,611,829	3,616,483	3,620,997

Common equity per share of common stock	$22.85	$20.94	$22.25	$21.14
Tangible common equity per share of common stock	$19.06	$17.13	$18.46	$17.35

(1)	Shares outstanding for the three months ended March 31, 2018 and the year ended December 31, 2017 have been adjusted for the 5% stock dividend paid in May 2018.

H-2

      County Reconciliation of Non-GAAP Financial Measures

	As of and for the three months ended March 31,		As of and for the years ended December 31,
($ in thousands, except per share data)	2019	2018	2018	2017
Net interest margin on a fully taxable basis:
Net interest margin (GAAP)
Net interest income	$5,438	$5,205	$20,945	$20,100
Average interest earning assets	578,363	565,200	569,333	546,979
Net interest margin	3.76%	3.68%	3.68%	3.66%

Net interest income	$5,438	$5,205	$20,945	$20,100
Plus: impact of fully tax equivalent adjustment	113	126	506	729
Net interest income on a fully tax equivalent basis	5,551	5,331	21,451	20,829
Net interest margin on a fully tax equivalent basis (Non-GAAP)	3.84%	3.77%	3.77%	3.81%

Tangible common equity ratio:
Common shareholders’ equity	$64,057	$57,371	$60,357	$59,257
Less: intangible assets	1,966	2,341	2,078	2,429
Tangible common equity	62,091	55,030	58,279	56,828

Total assets	$636,812	$614,843	$616,564	$602,033
Less: intangible assets	1,966	2,341	2,078	2,429
Tangible assets	634,846	612,502	614,486	599,604
Common equity ratio	10.06%	9.33%	9.79%	9.84%
Tangible common equity ratio	9.78%	8.98%	9.48%	9.48%

Tangible common equity per share of common stock:
Common shareholders’ equity	$64,057	$57,371	$60,357	$59,257
Tangible common equity	62,091	55,030	58,279	56,828
Shares of common stock	1,746,884	1,746,884	1,746,884	1,746,884

Common equity per share of common stock	$36.67	$32.84	$34.55	$33.92
Tangible common equity per share of common stock	$35.54	$31.50	$33.36	$32.53

Adjusted efficiency ratio:
Net interest income	$5,438	$5,205	$20,945	$20,100
Non interest income	1,341	1,445	5,231	5,553
Add back: net losses on sales of securities	0	0	382	347
Less: net gains on sale of assets	0	(61)	(105)	(261)
Adjusted non interest income	1,341	1,384	5,508	5,639
Non interest expense	4,769	4,838	18,040	18,027
Efficiency ratio	70.35%	72.75%	68.92%	70.27%
Adjusted efficiency ratio	70.35%	73.43%	68.20%	70.04%

H-3